As filed with the Securities and Exchange Commission on July 27, 2004
Registration No. 333-116153

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OrthoLogic Corp.

(Exact name of Registrant as specified in its charter)

Delaware	3841	86-0585310
(State or other Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OrthoLogic Corp.

1275 West Washington Street
Tempe, Arizona 85281
(602) 286-5520
(Address, including ZIP Code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas R. Trotter

Chief Executive Officer
1275 West Washington Street
Tempe, Arizona 85281
(602) 286-5520
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to: Steven P. Emerick Quarles & Brady Streich Lang LLP Two North Central Avenue Phoenix, Arizona 85004 (602) 229-5200	Copies to: Jeffrey R. Harder Winstead Sechrest & Minick P.C. 600 Town Center One 1450 Lake Robbins Drive The Woodlands, Texas 77380 (281) 681-5900

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the completion of the transactions described herein.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Share	Offering Price	Registration Fee

Common Stock, par value $.0005 per share	3,708,649(1)	$8.10(2)	$30,040,049	$3,806.08

Common Stock, par value $.0005 per share	—	—	$ 7,000,000(3)	$ 886.90

(1)	Maximum number of shares to be issued at the time of the closing of the transaction described in this registration statement.

(2)	Calculated solely for the purpose of computing the registration fee under Rule 457(c) on the basis of the average of the high and low sale prices of OrthoLogic common stock as reported on the NASDAQ National Market on May 28, 2004.

(3)	Represents the maximum aggregate offering price of such shares to be issued in the future based on the then market price of such shares, in accordance with Rule 457(o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Chrysalis Letterhead]

Dear Stockholder of Chrysalis Biotechnology, Inc.:

      On behalf of the Board of Directors of Chrysalis, I am pleased to inform you that the Board of Directors has approved the sale of substantially all of Chrysalis’ assets (except cash, but including all intellectual property) to OrthoLogic Corp., Chrysalis’ long-time strategic partner, pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between Chrysalis and OrthoLogic dated April 28, 2004 as amended (the “Asset Purchase Agreement”) and attached as Annex A. Through this consent solicitation/prospectus, Chrysalis is seeking your written consent as a Chrysalis stockholder to (i) the Asset Purchase Agreement and the transfer of Chrysalis’ assets in connection with the Asset Purchase Agreement, and (ii) its plan of complete liquidation and dissolution, which is attached as Annex B. Chrysalis is required to obtain written consents from holders of at least a majority of the outstanding shares of Chrysalis’ common stock, on an as-converted basis, to approve both of the proposals described above. Chrysalis intends to consummate the asset sale on or about 10 business days following the date of this consent solicitation/prospectus, assuming Chrysalis receives written consents from holders of the requisite number of shares of its voting stock. Chrysalis, however, reserves the right to close the asset sale as soon as it receives a sufficient number of consents.

      This consent solicitation/prospectus and the registration statement on Form S-4 in which it is contained is also intended to register under the Securities Act of 1933, as amended, the shares of OrthoLogic’s common stock to be issued pursuant to the Asset Purchase Agreement.

      Pursuant to the Asset Purchase Agreement, at closing Chrysalis will receive cash of $2.5 million and a number of shares of OrthoLogic common stock that is equal to $25.0 million as of closing based on the 10-day average closing price of OrthoLogic common stock ending immediately prior to closing (the “Closing Date Stock Price”) if the Closing Date Stock Price is no greater than $8.239 and no less than $6.741 per share. In the event that the Closing Date Stock Price is greater than $8.239, Chrysalis will receive 3,034,349 shares of OrthoLogic common stock and in the event that the Closing Date Stock Price is less than $6.741, Chrysalis will receive 3,708,649 shares of OrthoLogic common stock. This means that Chrysalis could receive a number of shares of OrthoLogic common stock worth more or less than $25.0 million at closing. For example, the closing price of OrthoLogic common stock as of July 1, 2004 was $8.25. Assuming this is the Closing Date Stock Price, Chrysalis would receive $25,033,379 worth of OrthoLogic common stock (based on multiplying $8.25 per share and 3,034,349 shares).

      Pursuant to the Asset Purchase Agreement and an escrow agreement among Chrysalis, OrthoLogic and the escrow agent, attached as Annex C, 15% of the shares that Chrysalis receives at the closing of the Asset Purchase Agreement (the “General Escrow Shares”) will be placed in escrow for 18 months from the closing date to cover indemnification of OrthoLogic by Chrysalis for the representations and warranties made by Chrysalis in the Asset Purchase Agreement. Because of my role as Chrysalis’ founder, I have agreed to the placement of an additional number of shares (equal to approximately 3% of the shares Chrysalis receives at the closing) allocable to me individually in escrow to be available for indemnification after and in the event the General Escrow Shares are fully used. As a result, the escrow account will contain approximately 18% of the stock portion of the purchase price. Holders of 5% or more of Chrysalis common stock on an as-converted basis will be subject to a 60-day lockup agreement.

      In addition, Chrysalis may receive an additional number of shares of OrthoLogic common stock valued at $7.0 million (but not in excess of the number of shares issued at closing) upon the occurrence of certain trigger events, which include the sale or other disposition of OrthoLogic or the acceptance by the U.S. Food and Drug Administration of a new drug application for a product based on Chrysalin, if either such trigger event occurs within five years of closing. A portion of the $7.0 million payment may be paid in cash under certain limited circumstances.

      Chrysalis intends to distribute the shares of OrthoLogic common stock received at closing to its stockholders pursuant to its plan of complete liquidation and dissolution as soon as practicable following the closing of the Asset Purchase Agreement. Chrysalis also intends to distribute any of the $2.5 million in cash consideration remaining after the payment of or retention for expenses associated with this transaction, winding down and dissolution, including the payment of a finder’s fee incurred in connection with this transaction. Chrysalis expects substantially all of the $2.5 million cash portion of the purchase price will be allocated toward these expenses. Any cash distribution will occur following completion of the transition services agreement between Chrysalis and OrthoLogic pursuant to which Chrysalis agreed to retain its employees and conduct certain operations for a 90-day period following closing of the asset sale. A copy of the transition services agreement is attached as Annex D.

      Chrysalis urges you to read the consent solicitation/prospectus in its entirety and all of the Annexes as well. Chrysalis asks that you consent to both the Asset Purchase Agreement and related asset sale and the plan of complete liquidation and dissolution by signing the written consent of stockholders attached as Annex E and returning it in the enclosed self-addressed envelope as soon as possible. As I stated earlier, the parties intend to close on the asset sale on or before the 10th business day following the date of this consent solicitation/prospectus assuming Chrysalis has received written consents representing a sufficient number of votes to approve the transaction. Please feel free to call me or Dennis McWilliams, Chrysalis’ Chief Operating Officer, at (409) 750-9251 if you have any questions.

Very truly yours,

Darrell H. Carney, Ph.D.
President and Chief Executive Officer

Galveston, Texas

                    , 2004

This consent solicitation/prospectus and the information contained herein is subject to completion or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the consent solicitation/prospectus. Any representation to the contrary is a criminal offense. This consent solicitation/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION

Dated July      , 2004

CONSENT SOLICITATION/ PROSPECTUS

[Chrysalis Logo/ Ortho Logo]

             This consent solicitation/prospectus relates to the issuance of shares of OrthoLogic Corp. (“OrthoLogic”) common stock to Chrysalis Biotechnology, Inc. (“Chrysalis”) in connection with the purchase of substantially all of Chrysalis’ assets. On April 28, 2004, OrthoLogic and Chrysalis signed an Asset Purchase Agreement and Plan of Reorganization, as later amended, (the “Asset Purchase Agreement”) pursuant to which OrthoLogic agreed to purchase substantially all the assets of Chrysalis in exchange for the payment described below:

•	$2.5 million in cash, payable at the closing:

•	$25.0 million in OrthoLogic common stock, payable at the closing. Chrysalis will receive that number of shares of OrthoLogic common stock with a value of $25.0 million as of closing, based on the 10-day average closing price of OrthoLogic common stock ending immediately prior to closing (the “Closing Date Stock Price”) if the Closing Date Stock Price is no greater than $8.239 and no less than $6.741 per share. In the event that the Closing Date Stock Price is greater than $8.239, Chrysalis will receive 3,034,349 shares of OrthoLogic common stock and in the event that the Closing Date Stock Price is less than $6.741, Chrysalis will receive 3,708,649 shares of OrthoLogic common stock. This means that Chrysalis could receive a number of shares of OrthoLogic common stock worth more or less than $25.0 million at closing. For example, the closing price of OrthoLogic common stock as of July 1, 2004 was $8.25. Assuming this is the Closing Date Stock Price, Chrysalis would receive $25,033,379 worth of OrthoLogic common stock (based on multiplying $8.25 per share and 3,034,349 shares).

•	$7.0 million in OrthoLogic common stock, payable if either of the following trigger events occurs before the fifth anniversary of the closing: (1) a sale of substantially all OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic’s stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing. The number of shares of OrthoLogic common stock issued will be calculated by using a per share price equal to the average closing price for the 10 trading days preceding the triggering event; in no event shall such number of shares exceed the number issued at closing. In the event that the aggregate number of shares issuable at closing and upon the successful accomplishment of the trigger event equals or exceeds 20% of OrthoLogic’s outstanding capital stock at closing, the number of shares issuable upon the trigger event shall be reduced so the amount is less than 20% of its outstanding shares, with the difference paid in cash based on the same OrthoLogic average closing price for the 10 trading days preceding the triggering event.

      In connection with the transaction, OrthoLogic is registering for sale all the shares of its common stock that may be issued to Chrysalis and distributed to the Chrysalis stockholders upon Chrysalis’ liquidation. OrthoLogic’s common stock is currently traded on the Nasdaq National Market under the symbol “OLGC.”

      This consent solicitation/prospectus is dated                     , 2004 and is first being mailed to Chrysalis stockholders on or about                     , 2004. Chrysalis’ offices are located at 2200 Market, Suite 600, Galveston, Texas 77550. Chrysalis’ website address is www.chrysalisbio.com. Chrysalis can be reached by telephone at 409-750-9251. You should carefully read the discussion in the section entitled “Risk Factors” beginning on page 13.

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QUESTIONS AND ANSWERS

What am I being asked to do as a stockholder of Chrysalis?

      You are being asked to provide your written consent to approve (i) the sale of substantially all of the Chrysalis assets (except cash) to OrthoLogic pursuant to the Asset Purchase Agreement and Plan of Reorganization and the related transactions described in that agreement, and (ii) the plan of complete liquidation and dissolution pursuant to which Chrysalis will wind down its operations and dissolve. To consummate such proposals, Chrysalis is soliciting written consent from holders of at least a majority of its outstanding common stock on an as-converted basis.

      On an as-converted basis as of July 1, 2004, Chrysalis had 2,048,310 shares of Chrysalis common stock eligible to vote on the asset sale and on the plan of liquidation and dissolution. As of such date, Chrysalis had 1,201,940 shares of common stock outstanding, 89,850 Series A preferred shares convertible into 205,371 shares of common stock, Series B preferred shares convertible into 346,467 shares of common stock, Series C preferred shares convertible into 190,476 shares of common stock and convertible notes, which, upon the closing of this transaction, convert into 104,056 shares of Series D preferred stock, which are convertible into 104,056 shares of common stock (assuming a July 1, 2004 conversion date). Because the convertible notes continue to accrue interest until their conversion and the principal and interest on the notes are convertible into Series D preferred stock, which are convertible into a like number of shares of common stock, the convertible notes will convert into 104,723 shares of common stock assuming a July 31, 2004 conversion date.

      Chrysalis is asking you to execute and return the written consent attached as Annex E to this consent solicitation to Chrysalis’ Secretary as soon as possible by returning the executed written consent in the enclosed self-addressed stamped envelope. If you do not respond and Chrysalis receives the requisite number of consents voting in favor of the asset purchase, you will receive a written notice from the Chrysalis Board of Directors of the approval of the consent promptly thereafter.

If I change my mind after I have submitted an executed consent, can I revoke my consent?

      If you submit your written consent to us and subsequently wish to revoke your consent, please call Dennis McWilliams at (409) 750-9251 and notify him of your decision, and Chrysalis will disregard your signed consent provided that Chrysalis has not already received and accepted consents from shareholders representing a majority of the Chrysalis shares eligible to be voted to approve the asset sale and plan of liquidation.

Why has Chrysalis Board of Directors decided to sell Chrysalis’ assets?

      Chrysalis’ Board of Directors considered a number of factors in determining that the asset sale is in the best interests of Chrysalis and its stockholders, including but not limited to the following:

•	The expected increased value from having all Chrysalin patent license rights owned by a single entity rather than having multiple owners of rights for different indications;

•	Chrysalis’ Board’s assessment of OrthoLogic’s commitment to the future growth and commercialization of the Chrysalin technology, and OrthoLogic management’s ability to achieve these goals; and

•	OrthoLogic’s cash position and ability to fund the future development of Chrysalin drug products compared to Chrysalis’ current ability.

      The Board also considered a number of factors that might have a negative impact on Chrysalis and its stockholders. Please see “Reasons for Engaging in Asset Sale” on page 31 for a complete list of the positive and negative factors that were considered by the Board.

What was the process by which Chrysalis chose to sell its assets to OrthoLogic?

      Since inception, Chrysalis has sought ways to increase stockholder value through a variety of financing and corporate partnering activity. More recently, since the termination of the Abbott license agreement,

Chrysalis has been exploring opportunities through venture capital sources and strategic partnering in order to fund the development of Chrysalin-based products that had not already been exclusively licensed to OrthoLogic. In the fall of 2003, OrthoLogic and Chrysalis began discussing the potential advantages of combining the efforts of the two companies. Chrysalis’ Board then began considering the benefits of a sale to OrthoLogic in relation to the other strategic options available to Chrysalis at the time. Based on this assessment, Chrysalis’ Board felt that for the right valuation, the sale to OrthoLogic provided the most strategic benefit to Chrysalis’ stockholders while providing an improved commercialization environment for the Chrysalin technology. To evaluate the proposed negotiated value, Chrysalis considered the proposed price in the context of the other strategic options available to it, including raising additional capital through the venture capital market, or licensing other applications of Chrysalin to other strategic partners for additional cash. This included using industry standard financial models to consider the impact on stockholder value of the different options. After weighing all the information gathered during this process, the Board concluded that the offer made by OrthoLogic represented the best option for Chrysalis’ stockholders, and authorized Chrysalis’ management to execute the Asset Purchase Agreement as well as recommend approval of the sale to the Chrysalis stockholders.

What will the Chrysalis stockholders receive if the asset sale closes?

      Chrysalis’ stockholders will not immediately receive anything upon the consummation of the sale. However, assuming all of the $2.5 million cash portion of the purchase price is used to pay expenses related to the asset sale and Chrysalis’ liquidation; assuming Chrysalis receives $25.0 million of OrthoLogic stock when the asset sale closes; assuming there are no claims made against the stock in the escrow account; assuming the convertible notes convert as of July 31, 2004 and all the option holders exercise their options, but the warrant holders do not; then Chrysalis expects each of Chrysalis’ common stockholders to receive approximately $7.84 in OrthoLogic common stock for every share of Chrysalis common stock owned after all preferred preferences are paid. The ratio of OrthoLogic common stock Chrysalis shareholders will receive for each share of Chrysalis common stock will vary depending on the market price of OrthoLogic common stock on the distribution date. Using the high and low ranges of the Closing Date Stock Price collar (of $6.741 and $8.239) as the range of market prices on the date of distribution and the $7.84 distribution amount per Chrysalis common share derived above, Chrysalis common stockholders would receive between 0.95 and 1.16 shares of OrthoLogic common stock per share of Chrysalis common stock as of July 31, 2004.

      The Chrysalis Board of Directors plans to pay all Chrysalis’ creditors (including those to whom Chrysalis owes payment for services related to the sale of the assets), fulfill its post-sale obligations under the transition services agreement and then liquidate as soon as practicable and, in doing so, distribute the remaining cash and shares of OrthoLogic common stock to Chrysalis stockholders. Chrysalis expects to use all or nearly all of the $2.5 million cash portion of the purchase price to pay expenses related to the sale and its liquidation. Chrysalis will pay all preferred stock liquidation preferences in the liquidation. Chrysalis currently has common stock and three series of preferred stock outstanding, Series A, B and C. Additionally, Chrysalis expects to have a Series D preferred stock outstanding (through the conversion of notes) by the closing. Chrysalis preferred stockholders have certain liquidation preferences as well as participation rights in the distributions. The holders of the Chrysalis preferred stock are entitled to liquidation preferences totaling approximately $5.9 million in the aggregate, divided among the series of preferred stockholders approximately as follows:

Series A	$899,000;

Series B	$1,905,000;

Series C	$2,000,000;	and

Series D	$1,050,000	(not including accrued interest in connection with the convertible notes).

      Assuming Chrysalis holds $25.0 million worth of OrthoLogic common stock at the time of the distribution, Chrysalis will have approximately $19.1 million of OrthoLogic common stock after Chrysalis pays the preferred stock liquidation preferences. In addition, all such series of preferred stock participate with the common stockholders on an as converted to common stock basis in the distributions of all remaining assets. Assuming all of Chrysalis’ outstanding options are exercised prior to closing, and that no warrants are exercised, Chrysalis will have 2,336,154 shares of common stock outstanding to share in the remaining assets, prior to conversion of the convertible notes. Assuming that closing of this transaction occurs on July 31, 2004, an additional 104,723 shares of common stock will be issuable as a result of the conversion of such notes. Please see “Plan of Liquidation” on page 47.

      A 15% portion of each stockholder’s distributions (and a larger percentage of Darrell Carney’s distributions) will be placed into an escrow account for an 18 month period following the closing which will be used to fund indemnification claims made by OrthoLogic.

Do I have to retain the OrthoLogic stock distributed to me to be eligible to receive my per share portion of the $7.0 million contingent payment?

      No. Each holder of Chrysalis stock at the time of Chrysalis’ liquidation will receive his pro rata portion of the $7.0 million contingent portion of the purchase price, if it is earned, regardless of whether the Chrysalis stockholder has retained or sold his OrthoLogic common stock. Assuming that Chrysalis has already paid all of its preferred shares’ liquidation preferences, the $7.0 million contingent portion of the purchase price will be paid to holders of Chrysalis’ capital stock on a pro rata basis with holders of preferred stock participating on an as converted to common stock basis.

What will the Chrysalis option holders and warrant holders receive if the asset sale closes?

      If the option holders exercise their options, which are currently exercisable at prices ranging from $0.55 to $1.05 per share, they will receive the same distribution per share as the holders of common stock. Such options must be exercised as of the closing to be valid. There are currently outstanding options exercisable for a total of 391,900 shares.

      The warrant holders must exercise their warrants prior to or within 30 days after the closing of the asset sale. They would also receive the same distribution per share as the holders of common stock. Because the exercise price of Chrysalis’ outstanding warrants is $10.50 per share and the expected value of the OrthoLogic common stock distributable to Chrysalis’ common stockholders is less than $10.50 per share, Chrysalis believes it is unlikely that any of the warrants will be exercised.

What will happen to Chrysalis after the sale is consummated?

      The Chrysalis Board of Directors plans to liquidate Chrysalis, distributing all Chrysalis’ then remaining assets, after all creditors have been paid, to Chrysalis stockholders, and dissolve Chrysalis as soon as practicable after the closing. Chrysalis has agreed to continue employing all of Chrysalis’ employees who are not hired by OrthoLogic and to make them available to OrthoLogic for up to 90 days following the closing pursuant to a transition services agreement. Consequently, Chrysalis will not commence formal liquidation of the company until after the end of the transition services agreement.

When will I be able to sell my shares of OrthoLogic?

      You will be able to sell shares in the public market as soon the shares of OrthoLogic common stock are distributed to you, unless you are entering into a lockup agreement with OrthoLogic. In addition, you may be subject to volume, time, manner of sale and other restrictions of Rule 145 under the Securities Act of 1933, as amended if you are considered an affiliate of Chrysalis or OrthoLogic. See “The Asset Purchase Agreement and Plan of Reorganization — Other Related Material Contracts” for more information about the lockup agreements.

What are the federal tax consequences of the asset sale and liquidation to Chrysalis and its Stockholders?

      Chrysalis has obtained the opinion of Winstead Sechrest & Minick P.C., counsel to Chrysalis, which is included as an Exhibit to the Registration Statement of which this consent solicitation/prospectus is a part (the “Tax Opinion”), that the asset sale and liquidation will constitute a “Reorganization” within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the accuracy of certain representations made by Chrysalis. The Tax Opinion is not binding on the Internal Revenue Service (the “IRS”) and does not preclude the IRS from adopting a contrary position. If this transaction qualifies as a tax-free reorganization, Chrysalis will not recognize gain or loss as a result of the asset sale and Chrysalis’ stockholders will not recognize gain or loss on the shares of OrthoLogic common stock received or deemed received by them except to the extent of (a) OrthoLogic common stock issuable as the contingent portion of the purchase price that are recharacterized as interest income under the imputed interest rules of federal income tax law; (b) cash received in lieu of fractional shares of OrthoLogic common stock; (c) cash or other non-stock property received or deemed received in exchange for Chrysalis capital stock; and (d) cash issuable as the contingent portion of the purchase price. Certain option holders may also recognize income upon the exercise of their options to acquire Chrysalis capital stock in anticipation of the asset sale and liquidation. The federal income tax consequences described may not apply to all stockholders of Chrysalis. Your tax consequences will depend on your own situation. You are urged to consult your tax advisor so as to fully understand the tax consequences of the sale and liquidation to you. See “Material Federal Income Tax Consequences to Chrysalis Stockholders” on page 38 for more information.

Are there any conditions to the closing of the sale?

      Chrysalis and OrthoLogic are not obligated to consummate the asset sale until specific conditions are satisfied or waived. Some of the conditions are as follows:

•	The president of Chrysalis must enter into an employment agreement with OrthoLogic;

•	No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of preventing the consummation of the sale and plan of reorganization;

•	Opinions of legal counsel of OrthoLogic, Chrysalis and the University of Texas, as licensor of Chrysalin, must have been obtained;

•	All representations and warranties must be complete, true and correct; and

•	All approvals and consents necessary or desirable, if any, in connection with the transfer to OrthoLogic of Chrysalis’ assets must have been obtained.

Am I entitled to appraisal or dissenter’s rights?

      No. Chrysalis’ stockholders are not entitled to any dissenter’s or appraisal rights with respect to the sale of Chrysalis’ assets under Delaware law or Chrysalis’ Certificate of Incorporation.

Can Chrysalis decide not to proceed with the sale to OrthoLogic?

      Chrysalis’ Board of Directors may terminate the asset sale to OrthoLogic under certain circumstances. However, the termination may make Chrysalis responsible to pay OrthoLogic certain breakup fees or reimburse OrthoLogic for its out-of-pocket expenses incurred in pursuing the Chrysalis sale of assets. See “The Asset Purchase Agreement and Plan of Reorganization — Termination and Breakup Fees.”

What are the interests of Chrysalis’ directors, officers and affiliates in the asset sale?

      In connection with the closing of the asset sale, Chrysalis’ management team and directors will receive consideration in the form of stockholder distributions upon Chrysalis’ liquidation and, in some cases, severance

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payments, bonuses and employment contracts with OrthoLogic which may make their interests different from those of Chrysalis’ stockholders.

•	Philip Hunke, a Chrysalis director, will receive a $50,000 preference distribution on his 5,000 shares of Series A Preferred Stock.

•	Chrysalis’ director and president, Darrell Carney will receive a consulting contract with OrthoLogic.

•	Chrysalis’ Chief Operating Officer Dennis McWilliams will receive a severance payment.

•	All of Chrysalis management and directors, along with all other option holders, will be eligible to have the payment of their exercise prices waived by Chrysalis.

      Please see “Interests of Certain Chrysalis Related Persons in the Asset Sale” for a more complete description of the Chrysalis managements’ and directors’ interests in the asset sale.

      In addition, two of Chrysalis’ affiliates are holders of Chrysalis preferred stock and will receive a preference distribution. OrthoLogic will receive approximately $750,000 in a preference distribution on its 136,364 shares of Series B preferred stock and Abbott Corporation will receive approximately $2.0 million in a preference payment on its 190,476 shares of Series C preferred stock.

Who is paying the expenses related to the asset sale?

      Both Chrysalis and OrthoLogic have agreed to each pay their own out-of-pocket expenses incurred in pursuing the asset sale. However, if OrthoLogic or Chrysalis elects to terminate the sale because the Chrysalis stockholders do not approve the asset sale, Chrysalis must reimburse OrthoLogic for its out-of-pocket expenses incurred in connection with the proposed transaction. Assuming the asset sale closes, it is anticipated that most or all of the $2.5 million cash portion of the purchase price will be allocated toward transaction and liquidation related expenses incurred by Chrysalis. The estimated expenses, which total $2,425,000, are as follows:

•	$1,375,000 for the finder’s fee payable in cash to HC Technologies, Inc.;

•	$400,000 for legal and accounting expenses;

•	$400,000 for employee related expenses, including deferred compensation, severance and bonus payments; and

•	$250,000 for a reserve for residual operations.

How is this transaction expected to be treated for accounting purposes?

      The asset sale is expected to be treated as an acquisition of net assets by OrthoLogic for financial accounting purposes.

Where can I find more information about OrthoLogic?

      Information about OrthoLogic can be obtained in reading the Annexes F-J included herein. Additionally, you can get more information about OrthoLogic by inspecting its annual, quarterly and other reports, which it files with the U.S. Securities and Exchange Commission, by copying them at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the SEC at 1-800-SEC-0330 (the “SEC”). You can obtain these reports from the SEC website at www.sec.gov through the EDGAR system or by contacting OrthoLogic directly at the address and telephone number below.

OrthoLogic Corp.

Attn: Investor Relations
1275 West Washington
Tempe, Arizona 85281
(602) 286-5220

SUMMARY

      This summary highlights information more fully described elsewhere in this consent solicitation/prospectus and may not contain all of the information that may be important to you. You should read the entire consent solicitation/prospectus, including the consolidated financial statements and related notes and other financial data included in this consent solicitation/prospectus and its Annexes. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary. You should also carefully consider the information set forth under “Risk Factors” beginning on page 13.

      OrthoLogic has supplied all information contained in this consent solicitation/prospectus relating to OrthoLogic and Chrysalis has supplied all information contained in this consent solicitation/prospectus relating to Chrysalis.

      Unless the context suggests otherwise, references to “Chrysalis” refer to Chrysalis Biotechnology, Inc. and references to “OrthoLogic” refer to OrthoLogic Corp. and its subsidiaries.

The Companies

•	OrthoLogic Corp.

      OrthoLogic Corp. is a Nasdaq listed public company which has been a minority stockholder of Chrysalis since 1997. It is a Delaware corporation involved in the research and development of biopharmaceutical solutions for hard and soft tissue repair. Its research program is focused exclusively on the development of Chrysalin, a patented peptide licensed to it by Chrysalis. Its primary offices are located at 1275 West Washington, Tempe, Arizona 85281 and its telephone number is (602) 286-5520. OrthoLogic’s website is www.orthologic.com.

•	Chrysalis Biotechnology, Inc.

      Chrysalis is a privately held biopharmaceutical company developing synthetic peptide compounds targeted at tissue repair and regeneration. Chrysalis has operated as a development stage company since its inception. Its primary offices are located at 2200 Market, Suite 600, Galveston, Texas 77550 and its telephone number is (409) 750-9251. Chrysalis’ website is www.chrysalisbio.com.

      Please see Annexes F-J for more information about OrthoLogic’s business and page 24, for more information about Chrysalis’ business.

The Asset Purchase Agreement and Plan of Reorganization (p. 27)

      OrthoLogic has agreed to purchase and Chrysalis has agreed to sell substantially all of Chrysalis’ assets (except cash), including Chrysalis’ tangible assets, license rights to Chrysalin and all other intellectual property, in exchange for approximately $27.5 million in cash and shares of OrthoLogic common stock and an additional $7.0 million in OrthoLogic common stock if certain triggers are met. OrthoLogic owns approximately 7.0% of the outstanding capital stock of Chrysalis and as a result, OrthoLogic will receive a portion of the purchase price as a stockholder. The purchase price will be paid to Chrysalis, or, following Chrysalis’ liquidation, to Chrysalis stockholders as follows:

•	$2.5 million in cash, payable at the closing;

•	$25.0 million in OrthoLogic common stock, payable at the closing. At closing, Chrysalis will receive that number of shares of OrthoLogic common stock with a value of $25.0 million as of closing, based on the 10-day average closing price of OrthoLogic common stock ending immediately prior to closing (the “Closing Date Stock Price”) if the Closing Date Stock Price is no greater than $8.239 and no less than $6.741 per share. In the event that the Closing Date Stock Price is greater than $8.239, Chrysalis will receive 3,034,349 shares of OrthoLogic common stock and in the event that the Closing Date Stock Price is less than $6.741, Chrysalis will receive 3,708,649 shares of OrthoLogic common stock. This means that Chrysalis could receive a number of shares of OrthoLogic common stock worth more or less than $25.0 million at closing. For example, the closing price of OrthoLogic common stock as of July 1, 2004 was $8.25. Assuming this is the Closing Date Stock Price, Chrysalis would receive $25,033,379 worth of OrthoLogic common stock (based on multiplying $8.25 per share and 3,034,349 shares); and

•	$7.0 million in OrthoLogic common stock, payable if either of the following trigger events occurs before the fifth year anniversary of the closing: (1) a sale of substantially all OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic’s stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing. The number of shares of OrthoLogic common stock issued will be calculated by using a per share price equal to the average closing price for the 10 trading days preceding the triggering event; in no event shall such number of shares exceed the number issued at closing. In the event that the aggregate number of shares issuable at closing and upon the successful accomplishment of the trigger event equals or exceeds 20% of OrthoLogic’s outstanding capital stock at closing, the number of shares issuable upon the trigger event shall be reduced so the amount is less than 20% of its outstanding shares, with the difference paid in cash based on the same OrthoLogic average closing price for the 10 trading days preceding the triggering event.

      Chrysalis has agreed to place approximately 18% of the shares issued at closing (15% allocable to all stockholders and approximately 3% additionally allocable to Darrell Carney) of OrthoLogic common stock into an escrow account to pay for indemnification claims made by OrthoLogic within the 18 months following the closing. Except for shares for which OrthoLogic has made an unresolved claim within the 18 months following the closing, all remaining shares in the escrow account will be released to Chrysalis or its stockholders 18 months following the closing.

      Chrysalis has agreed to continue to employ all its current employees not immediately hired by OrthoLogic for a period of up to 90 days following the closing. Pursuant to a transition services agreement, Chrysalis has agreed to make these employees available to OrthoLogic for a fee during the 90-day transition period.

      Chrysalis has agreed not to engage in discussions regarding a business combination or other similar transaction with another party while the asset sale with OrthoLogic is pending and to notify OrthoLogic of any inquiries or proposals it receives. The Chrysalis Board of Directors will provide the identity of the other party and a summary of the material terms of the competing offer to OrthoLogic and provide OrthoLogic the opportunity to amend the Asset Purchase Agreement and Plan of Reorganization so that the competing proposal is no longer more favorable to Chrysalis. If Chrysalis’ Board of Directors still believes in good faith that it is in the best interests of Chrysalis to terminate the asset sale to OrthoLogic, it may do so with the payment of certain termination fees described below.

      Chrysalis may terminate the Asset Purchase Agreement and Plan of Reorganization in some circumstances without a penalty. However, Chrysalis is required to pay OrthoLogic termination fees if Chrysalis terminates the asset sale under the following circumstances. If Chrysalis terminates this agreement because Chrysalis’ Board of Directors has concluded in good faith that the Board of Directors believes it must terminate the asset sale in order to fulfill its fiduciary duties to Chrysalis and its stockholders, Chrysalis must pay OrthoLogic a termination fee of $1.5 million in cash. OrthoLogic may terminate the sale and receive the $1.5 million termination fee from Chrysalis if the Chrysalis Board of Directors changes its recommendation that the Chrysalis stockholders approve the sale. Finally, if the stockholders of Chrysalis do not approve the sale, Chrysalis will be obligated to pay OrthoLogic a sum equal to all of OrthoLogic’s out-of-pocket expenses related to the proposed asset sale.

      Chrysalis’ plan of liquidation provides for the liquidation, winding up and dissolution of Chrysalis. Following closing of the asset sale and fulfillment of its post closing obligations, including the transition services agreement, Chrysalis will wind up its business, pay any remaining creditors and distribute its remaining assets to its stockholders. The actual amounts of, timing of, and record dates for, any distributions to Chrysalis stockholders are not known at this time. These matters will be determined in the sole discretion of the Chrysalis Board of Directors.

      OrthoLogic has registered the issuance of its stock to Chrysalis with the U.S. Securities and Exchange Commission (“SEC”) on a Form S-4. Thus, upon Chrysalis’ distribution of the OrthoLogic common stock to the Chrysalis stockholders, Chrysalis’ non-affiliate stockholders who are not subject to a lockup agreement will have freely tradeable OrthoLogic common stock. Chrysalis will require all stockholders who own 5 percent or more of the outstanding stock of Chrysalis to agree to a 60-day lockup agreement that prohibits them for a period of 60 days from the closing from selling, on any single day during such 60-day period, more than 5 percent of their portion of the OrthoLogic common stock distributed to them. OrthoLogic common stock is listed on the Nasdaq National Market under the symbol “OLGC.” You are encouraged to obtain current market quotations of OrthoLogic common stock.

      There is attached to and provided as part of this consent solicitation/prospectus as Annex A a copy of the Asset Purchase Agreement and Plan of Reorganization and as Annex B a copy of the Plan of Complete Liquidation and Dissolution. Please read the Asset Purchase Agreement and Plan of Reorganization, the Plan of Complete Liquidation and Dissolution and also the related Escrow Agreement attached as Annex C and the Transition Services Agreement attached as Annex D because these are the legal documents that govern the asset sale and the subsequent liquidation and dissolution.

      Attached as Annex E is the written consent of stockholders, which Chrysalis is requesting that you sign and return to Chrysalis’ Secretary as soon as possible by sending it back in the enclosed self-addressed stamped envelope. Under Delaware law, Chrysalis is required to obtain stockholder approval to consummate the asset sale and to liquidate and dissolve. Chrysalis does not intend to hold a stockholder meeting to approve this transaction; you are encouraged to contact Chrysalis’ management if you have any questions or comments.

Reasons for the Purchase and Sale of Chrysalis’ Assets (p. 31)

OrthoLogic’s Reasons

      OrthoLogic’s Board of Directors believed the acquisition of exclusive rights to Chrysalin for all indications would be a key strategic acquisition for OrthoLogic as it continued its research into orthopedic indications for Chrysalin. The Board of Directors weighed the benefits of the acquisition against the costs of the acquisition and ultimately decided it was in the best interests of OrthoLogic to obtain the full licensed rights to Chrysalin which would broadened the scope of OrthoLogic’s potential Chrysalin Product Platform significantly.

Chrysalis’ Reasons

      Chrysalis’ Board of Directors considered a number of factors in determining that the asset sale is in the best interests of Chrysalis and its stockholders, including but not limited to the following three primary factors:

•	The favorable contractual terms of the asset purchase and related transaction documents, including the favorable valuation of Chrysalis in this transaction as compared to other offers considered in the past by Chrysalis’ Board.

•	The opportunity presented by the asset sale to achieve liquidity for Chrysalis’ existing stockholders, who currently do not have a public market for their shares; and

•	The fact that OrthoLogic is in a much better cash position than Chrysalis, and as a result, OrthoLogic’s ability to fund development of Chrysalin drug products is much stronger than Chrysalis’ current ability.

      The Board also considered a number of factors that might have a negative impact on Chrysalis and its stockholders. Please see “Reasons for Engaging in Asset Sale” on page 31 for a description of the positive and negative factors that were considered by the Chrysalis Board.

Conditions to Consummation of the Sale (p. 28)

      Chrysalis and OrthoLogic are not obligated to consummate the sale until specific conditions are satisfied or waived. Some of the conditions are as follows:

•	The president of Chrysalis must enter into an employment agreement with OrthoLogic;

•	No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of preventing the consummation of the sale and plan of reorganization;

•	Opinions of legal counsel of OrthoLogic, Chrysalis and the University of Texas, as licensor of Chrysalin, must have been obtained;

•	All representations and warranties must be complete, true and correct; and

•	All approvals and consents necessary or desirable, if any, in connection with the transfer of Chrysalis’ assets to OrthoLogic must have been obtained.

Chrysalis’ Stockholders Approval (p. 36)

      To consummate the asset sale and liquidate, Chrysalis is required to obtain the approval of the holders of at least a majority of the outstanding shares entitled to vote on the transaction and the plan of liquidation. Chrysalis does not intend to hold a stockholder meeting to obtain such approval but is soliciting such approval by written consent as permitted by its certificate of incorporation. While a closing could be held as soon as enough consents are received from Chrysalis’ stockholders, Chrysalis anticipates that a closing will be held on or before 10 business days following the date of this consent solicitation/prospectus.

No Regulatory Approval Required (p. 31)

      No regulatory approval is required in order to consummate the transaction.

Tax Treatment of the Asset Sale and Liquidation (p. 38)

      Chrysalis has obtained the Tax Opinion of Winstead Sechrest & Minick P.C., counsel to Chrysalis, which is included as an exhibit to the registration statement of which this consent solicitation/prospectus is a part, that the asset sale and liquidation will constitute a “Reorganization” within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the accuracy of certain representations made by Chrysalis. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position. If this asset sale and liquidation qualifies as a tax-free reorganization, Chrysalis will not recognize gain or loss as a result of the asset sale and Chrysalis’ stockholders will not recognize gain or loss upon their receipt or deemed receipt (including as a consequence of receiving a beneficial interest in the liquidating trust or the escrowed shares) of OrthoLogic common stock in exchange for Chrysalis capital stock upon the liquidation except to the extent of (i) OrthoLogic common stock issuable as the contingent portion of the purchase price that are recharacterized as interest income under the imputed interest rules of federal tax law; (ii) cash received in lieu of fractional shares of OrthoLogic common stock; (iii) cash or other non-stock property received in exchange for Chrysalis capital stock; and (iv) cash issuable as the contingent portion of the purchase price. In addition, the fair market value of shares of Chrysalis capital stock received upon the exercise of certain options held by holders of non-qualified stock options in excess of the option exercise price, which will be taxable upon exercise thereof. In general, the tax basis of the OrthoLogic common stock received by Chrysalis’ stockholders in the asset sale and liquidation, other than the Deferred Interest Shares (as defined under “Material Federal Income Tax Consequences to Chrysalis Stockholders”), including OrthoLogic common stock that is deemed to be received by Chrysalis stockholders as a result of receiving a beneficial interest in the liquidating trust or the escrowed shares, should be the same as the aggregate tax basis of the Chrysalis capital stock surrendered in exchange, increased by any gain recognized in the exchange and decreased by the amount of cash (or any other property) other than OrthoLogic common stock received or deemed received as a result of the receipt of a beneficial interest in the Liquidating Trust or the escrow shares. The federal income tax consequences described above may not apply to all stockholders of Chrysalis. Your tax consequences will depend on your own situation. You are urged to consult your tax advisor so as to fully understand the tax consequences of the sale and liquidation to you. Please see “Material Federal Income Tax Consequences to Chrysalis Stockholders” on page 38 for more information.

Accounting Treatment of the Sale (p. 31)

      The asset sale is expected to be treated as an acquisition of net assets by OrthoLogic for financial accounting purposes.

Appraisal Rights (p. 36)

      Chrysalis stockholders are not entitled to any dissenter’s or appraisal rights with respect to the sale of Chrysalis’ assets under Delaware law or Chrysalis’ Certificate of Incorporation.

Expenses Incurred in the Sale (p. 29)

      Both Chrysalis and OrthoLogic have agreed to each pay their own out-of-pocket expenses incurred in pursuing the asset sale. However, if OrthoLogic or Chrysalis elects to terminate the sale because the Chrysalis stockholders do not approve the asset sale, Chrysalis must reimburse OrthoLogic for its out-of-pocket expenses incurred in connection with the proposed transaction. Assuming the asset sale closes, it is anticipated that most or all of the $2.5 million cash portion of the purchase price will be allocated toward transaction and liquidation related expenses incurred by Chrysalis. The estimated expenses, which total $2,425,000, are as follows:

•	$1,375,000 for the finder’s fee payable in cash to HC Technologies, Inc.;

•	$400,000 for legal and accounting expenses;

•	$400,000 for employee related expenses, including deferred compensation, severance and bonus payments; and

•	$250,000 for a reserve for residual operations.

Interests of Certain Chrysalis Related Persons in the Asset Sale (p. 36)

      In connection with the closing of the Asset Purchase Agreement, Chrysalis’ management team and directors will receive severance payments, bonuses or employment contracts, which may make their interests different from those of Chrysalis’ stockholders. Please see “Interests of Certain Chrysalis Related Persons in the Asset Sale” on page 36 for a complete description of such interests.

Interest of Chrysalis in OrthoLogic after the Asset Sale

      On the closing of the asset sale and subject to the escrow, Chrysalis will receive between 3,034,349 and 3,708,649 shares of OrthoLogic common stock, based on the Closing Date Stock Price. This is equal to approximately 8.1% to 9.7% of the outstanding stock of OrthoLogic as of June 30, 2004. However, as a preferred stockholder in Chrysalis, OrthoLogic will receive a portion of the shares back as shareholder distributions. OrthoLogic conservatively estimates it will receive about $1.5 million of consideration back in shareholder distributions, or between approximately 180,000 to 223,000 shares of OrthoLogic common stock (subject to the requirement that 15% of such amount be held in escrow for indemnification claims). Assuming the number of shares of OrthoLogic common stock is equal to the number of shares outstanding as of June 30, 2004, assuming Chrysalis makes the distribution to shareholders immediately after the closing and assuming OrthoLogic cancels the shares received by it, then Chrysalis stockholders will own between 7.6% and 9.2% of OrthoLogic’s outstanding common stock. The following chart shows the percentage of OrthoLogic shares outstanding that will be owned by affiliates and non-affiliates of Chrysalis after the consummation of the asset sale and liquidation of Chrysalis and applying the assumptions described above:

	Percentage of	Percentage of
	Outstanding OrthoLogic	Outstanding OrthoLogic
	Common Stock Owned	Common Stock Owned
	If 3,034,349 Shares	If 3,708,649 Shares
	Are Issued to Chrysalis	Are Issued to Chrysalis

By affiliates of Chrysalis	3.9%	4.7%

By non-affiliates of Chrysalis	3.7%	4.5%

Trading Market (p. 45)

      OrthoLogic’s common stock trades on the Nasdaq National Market under the symbol “OLGC.” See “Market Data” on page 45 for more information. Chrysalis is not listed on any trading market and there is no market for its shares.

Risk Factors (p. 13)

      You should consider carefully all of the information set forth in or attached to this consent solicitation/prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” on page 13 for an explanation of certain risks of any investment decision.

ORTHOLOGIC CORP.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The selected historical consolidated financial data should be read together with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein in Annex F and G to this consent solicitation/prospectus. The selected historical consolidated financial data presented below for each of the years in the three year period ended December 31, 2003 and the December 31 balance sheet data for 2003 and 2002 is derived from OrthoLogic Corp.’s audited financial statements included elsewhere herein in Annex F to this consent solicitation/prospectus. The statements of operations data for 2000 and 1999 and the 2001, 2000 and 1999 balance sheet data is derived from audited financial statements not included in this filing. The selected historical consolidated financial data for the three month periods ended March 31, 2004 and 2003 is derived from OrthoLogic Corp.’s unaudited financial statements included elsewhere herein in Annex G to this consent solicitation/prospectus and, in OrthoLogic’s management’s opinion, reflect all adjustments that are necessary to present fairly the financial results for such periods.

ORTHOLOGIC CORP.

STATEMENTS OF OPERATIONS DATA

	Three Months
	Ended March 31,		Years Ended December 31,

	2004	2003	2003(1)	2002(2)	2001(3)	2000(4)	1999

	(In thousands, except per share amounts)

Total net revenues	$—	$—	$—	$2,230	$31,879	$69,570	$71,159

Total cost of revenues	—	—	—	—	5,811	14,103	15,947

Gross profit	—	—	—	—	26,068	55,467	55,212

Operating expenses

Selling, general and administrative	555	1,289	4,331	4,576	29,274	55,872	48,973

Research and development	3,371	1,390	9,008	3,488	3,460	4,112	2,191

Restructuring and other charges	—		—	—	—	—	(216)

Legal settlement	—		—	—	—	4,499	—

Write-off of goodwill	—		—	—	—	23,348	—

Net gain from discontinuation of co- promotion agreement	—		—	—	—	(844)	—

CPM divestiture and related gains	(111)		(743)	(1,047)	14,327	—	—

Total operating expenses	3,815	2,679	12,596	7,017	47,061	86,987	50,948

Operating (loss) income	(3,815)	(2,679)	(12,596)	(4,787)	(20,993)	(31,520)	4,264

Other income	306	132	568	706	682	451	225

(Loss) income from continuing operations before taxes	(3,509)	(2,547)	(12,028)	(4,081)	(20,311)	(31,069)	4,489

Income taxes (benefit)	(294)	(981)	(4,414)	(1,571)	(2,778)	42	1,614

Net (loss) income from continuing operations	(3,215)	(1,566)	(7,614)	(2,510)	(17,533)	(31,111)	2,875

Net gain on the sale of the Bone Device Business, net of taxes $5,205	—		72,692	—	—	—	—

Income (loss) from the operations of the Bone Device Business net of taxes $0, $994, $4,414, $1,577, $2,790, ($54), ($1,672) respectively	—	1,708	7,358	8,119	4,438	(79)	(2,637)

Net income (loss) from discontinued operations	—	1,708	80,050	8,119	4,438	(79)	(2,637)

Accretion of non-cash preferred stock dividend	—		—	—	—	—	(824)

Net income (loss) applicable to common stockholders	$(3,215)	$142	$72,436	$5,609	$(13,095)	$(31,190)	$(586)

	Three Months
	Ended March 31,		Years Ended December 31,

	2004	2003	2003(1)	2002(2)	2001(3)	2000(4)	1999

	(In thousands, except per share amounts)
Net (loss) income from continuing operations

Basic	$(0.09)	$(0.05)	$(0.23)	$(0.08)	$(0.56)	$(1.04)	$0.11

Diluted	$(0.09)	$(0.05)	$(0.23)	$(0.08)	$(0.56)	$(1.04)	$0.11

Net income (loss) from discontinued operations

Basic	$(0.00)	$0.05	$2.43	$0.25	$0.14	$(0.00)	$(0.10)

Diluted	$(0.00)	$0.05	$2.38	$0.24	$0.14	$(0.00)	$(0.10)

Net income (loss)

Basic	$(0.09)	$(0.00)	$2.20	$0.17	$(0.42)	$(1.04)	$(0.02)

Diluted	$(0.09)	$(0.00)	$2.16	$0.17	$(0.42)	$(1.04)	$(0.02)

Basic shares outstanding	34,310	32,809	32,970	32,642	31,464	29,855	26,078

Equivalent shares	—	219	613	731	—	—	—

Diluted shares outstanding	34,310	33,028	33,583	33,373	31,464	29,855	26,078

(1)	On November 26, 2003, OrthoLogic completed the sale of all the assets and related liabilities of its bone growth stimulation device business (which OrthoLogic also calls its “Bone Device Business”). The Bone Device Business comprised all OrthoLogic’s revenue generating operations. OrthoLogic’s consolidated financial statements for the year ended December 31, 2003 include the results of operations prior to the divestiture and the related gain on the sale as discontinued operations.

Total operating expenses in 2003 were reduced by $743,000 as a result of settlement payments received against the contingent payment due from the buyer of the continuous passive motion (“CPM”) business and additional collections of the accounts receivable balances which are fully reserved.

(2)	Total operating expenses in 2002 were reduced by $1.0 million as a result of better than anticipated collection of CPM accounts receivable than had been originally estimated when the CPM business was sold in July 2001. Also, during 2002, OrthoLogic paid a $500,000 milestone payment to Chrysalis that was recorded as a research and development expense.

(3)	The net loss in 2001 includes $14.3 million of CPM divestiture and related charges, and a $1.0 million payment to Chrysalis recorded as research and development expense for a license extension for Chrysalin.

(4)	The net loss in 2000 includes charges of $4.5 million for the class action legal settlement and other legal settlements; $27.8 million of additional expenses related to the CPM business composed of the write-off of impaired goodwill, adjustments to accounts receivable, and other legal settlements; and $2.0 million of research and development expense paid to Chrysalis to obtain additional Chrysalin rights. Also, during 2000, OrthoLogic recorded an $844,000 net gain from the discontinuation of the Co-Promotion Agreement for Hyalgan.

ORTHOLOGIC CORP.

BALANCE SHEET DATA

	March 31,	December 31,

	2004	2003	2002	2001	2000	1999

	(In thousands)

Working capital	$112,701	$112,679	$39,585	$40,039	$43,056	$40,865

Total assets	128,906	130,106	53,420	49,442	65,035	92,203

Long term liabilities, less current maturities	190	280	352	287	88	209

Stockholders’ equity	$124,502	$123,975	$48,233	$41,896	$51,910	$73,054

CHRYSALIS BIOTECHNOLOGY, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The selected historical consolidated financial data should be read together with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this consent solicitation/prospectus. The selected historical consolidated financial data presented below as of and for each of the years in the two year period ended December 31, 2003 and the December 31, 2002 balance sheet data is derived from Chrysalis Biotechnology, Inc. audited consolidated financial statements included elsewhere in this consent solicitation/prospectus. The selected historical consolidated financial data for the three month periods ended March 31, 2004 and 2003 is derived from Chrysalis Biotechnology’s unaudited consolidated financial statements included elsewhere in this consent solicitation/prospectus. The selected historical consolidated financial data for the years ended December 31, 2001, 2000 and 1999 are derived from Chrysalis Biotechnology’s unaudited consolidated financial statements not included in this filing. In Chrysalis Biotechnology’s management’s opinion, the unaudited financial statements reflect all adjustments that are necessary to present fairly the financial results for such periods.

CHRYSALIS BIOTECHNOLOGY, INC.

STATEMENTS OF OPERATIONS DATA

	Three Months
	Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands)

Revenues	$530	$457	$2,574	$1,581	$1,851	$1,472	$1,039

Research and development	795	468	2,215	2,274	2,203	1,192	1,190

General and administrative	381	314	1,357	1,082	1,749	1,234	469

Total expenses	1,176	782	3,572	3,356	3,952	2,426	1,659

Minority interest	—	—	—	(72)	(14)	—	—

Net loss	$(646)	$(325)	$(998)	$(1,703)	$(2,087)	$(954)	$(620)

Net loss per share	$(0.54)	$(0.27)	$(0.83)	$(1.43)	$(1.75)	$(0.80)	$(0.52)

Basic and diluted shares outstanding	1,202	1,194	1,196	1,194	1,194	1,194	1,194

CHRYSALIS BIOTECHNOLOGY, INC

BALANCE SHEET DATA

		December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(In thousands)

Working capital	$(135)	$230	$639	$2,668	$4,682	$868

Total assets	1,047	1,462	1,280	3,221	5,419	1,314

Long term liabilities, less current maturities	3,900	3,636	3,119	3,430	3,801	710

Stockholders’ equity (deficit)	$(3,903)	$(3,257)	$(2,268)	$(565)	$1,522	$476

ORTHOLOGIC CORP.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The selected unaudited proforma consolidated financial data presented below is derived from unaudited proforma consolidated financial statements included elsewhere herein in the “F” pages to this consent solicitation/ prospectus. The summary selected unaudited proforma consolidated financial data are based on the historical consolidated financial statements of OrthoLogic Corp. and subsidiaries included elsewhere herein, adjusted to give effect to the acquisition of substantially all of Chrysalis’ net assets excluding non-recurring expenses pursuant to the Asset Purchase Agreement by and between Chrysalis and OrthoLogic dated April 28, 2004.

      The unaudited pro forma consolidated balance sheet data gives effect to the proposed transaction as if it occurred on the date of the balance sheet. The unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2004 and the year ended December 31, 2003 give effect to the transaction as if it had occurred as of January 1, 2003.

      The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of our future operating results or financial position. The selected unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements for OrthoLogic and the audited financial statements of Chrysalis included elsewhere in this filing.

ORTHOLOGIC CORP.

SELECTED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2004	2003

	(In thousands)

	(Unaudited)
REVENUES

Grant Revenue	$—	$131

Sponsored research	—	—

Licensing fees	—	—

Total revenues	—	131

OPERATING EXPENSES

General and administrative	$963	$5,868

Research and development	3,501	8,590

CPM divestiture and related gains	(111)	(743)

Total operating expenses	4,353	13,715

OPERATING LOSS	(4,353)	(13,584)
OTHER INCOME

Interest income, net	287	564

Loss from continuing operations before taxes	(4,066)	(13,020)

Income tax benefit	(294)	(4,796)

Net loss from continuing operations	$(3,772)	$(8,224)

Net loss from continuing operations

Basic and diluted	$(0.10)	$(0.22)

Basic and diluted shares outstanding	37,795	36,678

PRO FORMA BALANCE SHEET DATA

March 31,
2004

(In thousands)
(Unaudited)

Working capital	$108,413

Total assets	126,652

Long term liabilities, less current maturities	190

Stockholders’ equity	$121,783

RISK FACTORS

Risks of OrthoLogic’s Business

OrthoLogic is a biopharmaceutical company with no revenue generating operations and high investment costs. OrthoLogic expects to incur losses for a number of years as it expands its research and development projects. There is no assurance that OrthoLogic’s current level of funds will be sufficient to support all research expenses to achieve commercialization.

      With the November 2003 sale of its bone growth stimulation business, OrthoLogic currently has no revenue generating operations. With the acquisition of Chrysalis, OrthoLogic will be a pure research and development company. As of the end of the 2003 fiscal year, OrthoLogic’s cash and investments were approximately $121.0 million and were approximately $116.0 million at the end of the second quarter of 2004. OrthoLogic estimates that its 2004 net cash expenditures, including the cash associated with the CBI acquisition, will be approximately $20.0 million. OrthoLogic anticipates evaluating CBI’s research projects after the closing of the asset purchase transaction to determine future cash flow requirements. Based on current research and development plans, OrthoLogic expects its 2005 cash expenditures to be approximately $25.0-$30.0 million. Assuming cash expenditures continue at approximately the same level, OrthoLogic expects its cash reserves to support its research and development for the next three and a half years.

      OrthoLogic cautions that its future cash expenditure levels are difficult to forecast because the forecast is based on assumptions about the number of research projects OrthoLogic pursues, the pace at which it pursues them, the quality of the data collected and the requests of the FDA to expand, narrow or conduct again clinical trials and analyze data. Changes in any of these assumptions can change significantly OrthoLogic’s estimated cash expenditure levels. However, absent any unforeseen changes to OrthoLogic’s current business plans, OrthoLogic intends to maintain annual expenditure levels within the $25.0-$30.0 million range.

OrthoLogic’s product candidates are in various stages of development and may not be successfully developed or commercialized. If it fails to commercialize its product candidates, it will not be able to generate revenue:

      OrthoLogic currently does not sell any products. OrthoLogic’s product candidates are at the following stages of development:

•	Acceleration of Fracture Repair — Phase 3 human clinical trials

•	Spine Fusion — Phase 1/2 human clinical trials

•	Cartilage Defect Repair — Late stage pre-clinical trials

•	Tendon and Ligament Repair — Early stage pre-clinical trials

      Consequently, OrthoLogic is subject to the risk that:

•	the FDA finds some or all of OrthoLogic’s product candidates ineffective or unsafe;

•	OrthoLogic does not receive necessary regulatory approvals;

•	OrthoLogic is unable to get some or all of its product candidates to market in a timely manner;

•	OrthoLogic is not able to produce its product candidates in commercial quantities at reasonable costs;

•	OrthoLogic’s products undergo post-market evaluations resulting in marketing restrictions or withdrawal of OrthoLogic’s products; or

•	the patient and physician community does not accept OrthoLogic’s products.

      In addition, OrthoLogic’s product development programs may be curtailed, redirected or eliminated at any time for many reasons, including:

•	adverse or ambiguous results;

•	undesirable side effects which delay or extend the clinical trials;

•	inability to locate, recruit, qualify and retain a sufficient number of patients for clinical trials;

•	regulatory delays or other regulatory actions;

•	difficulties in obtaining sufficient quantities of the particular product candidate or any other components needed for OrthoLogic’s preclinical testing or clinical trials;

•	change in the focus of OrthoLogic’s development efforts; and

•	re-evaluation of OrthoLogic’s clinical development strategy.

      OrthoLogic cannot predict whether it will successfully develop and commercialize any of its product candidates. If it fails to do so, it will not be able to generate revenue.

OrthoLogic’s product candidates are all based on the same chemical peptide, Chrysalin. If one of OrthoLogic’s product candidates reveals safety or fundamental inefficacy issues in clinical trials, it could impact the development path for all OrthoLogic’s other current product candidates.

      The development of each of OrthoLogic’s product candidates in the Chrysalin product platform is based on OrthoLogic’s knowledge and understanding of how the human thrombin molecule contributes to the repair of soft tissue and bone. While there are important differences in each of the product candidates in terms of their purpose (fracture repair, spine fusion, cartilage repair, etc.), each product candidate is focused on accelerating the repair of soft tissue and bone and is based on the ability of Chrysalin to mimic specific attributes of the human thrombin molecule to stimulate the body’s natural healing processes.

      Since OrthoLogic is developing the product candidates in the Chrysalin product platform in parallel, OrthoLogic expects to learn from the results of each trial and apply some of OrthoLogic’s findings to the development of the other product candidates in the platform. If one of the product candidates has negative clinical trial results or is shown to be ineffective, it could impact the development path or future development of the other product candidates in the platform. If OrthoLogic finds that one of the biopharmaceutical product candidates is unsafe, it could impact the development of OrthoLogic’s other product candidates in clinical trials.

OrthoLogic’s rights to Chrysalin are licensed from the University of Texas and if the license is invalid or unenforceable, OrthoLogic may lose its rights to use the Chrysalin technology, which would ultimately prevent OrthoLogic from commercializing and selling any Chrysalin-based products.

      OrthoLogic’s rights to the development, use and marketing of all of its therapeutic products within the Chrysalin product platform are currently governed by a series of sub-licensing agreements from Chrysalis. Upon the consummation of the asset sale, the license agreements with Chrysalis will be replaced by a direct license agreement with the University of Texas, which OrthoLogic and Chrysalis negotiated in conjunction with the asset sale. Under this direct license, OrthoLogic will expand its current license for Chrysalin from a license for only orthopedic “soft tissue” indications to a license for any and all indications. In return, OrthoLogic must pay the University of Texas continuing royalties, sublicense fees and various other fees in connection with filing and maintaining patents. The license agreement will expire upon the expiration of all licensed patents, and is not subject to termination by the University of Texas, except for fraud by OrthoLogic or a payment default following assignment of the license by OrthoLogic. If OrthoLogic loses its rights to Chrysalin under the license agreement, OrthoLogic would be unable to continue its product development programs and its business and prospects would be materially harmed.

If OrthoLogic cannot protect the Chrysalin patent or its intellectual property generally, OrthoLogic’s ability to develop and commercialize its products will be severely limited.

      OrthoLogic’s success will depend in part on the University of Texas’ and OrthoLogic’s ability to maintain and enforce patent protection for Chrysalin and each product resulting from Chrysalin. Without patent protection, other companies could offer substantially identical products for sale without incurring the sizable discovery, development and licensing costs that OrthoLogic has incurred. OrthoLogic’s ability to recover these expenditures and realize profits upon the sale of products would then be diminished.

      Chrysalin is patented and there have been no successful challenges to the Chrysalin patent. However, if there were to be a challenge to the patent or any of the patents for product candidates, a court may determine that the patents are invalid or unenforceable. Even if the validity or enforceability of a patent is upheld by a court, a court may not prevent alleged infringement on the grounds that such activity is not covered by the patent claims. Any litigation, whether to enforce OrthoLogic’s rights to use its or its licensors’ patents or to defend against allegations that OrthoLogic infringes third party rights, will be costly, time consuming, and may distract management from other important tasks.

      As is commonplace in the biotechnology and pharmaceutical industry, OrthoLogic employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including OrthoLogic’s competitors or potential competitors. To the extent OrthoLogic’s employees are involved in research areas which are similar to those areas in which they were involved at their former employers, OrthoLogic may be subject to claims that such employees and/or OrthoLogic have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on OrthoLogic, even if it is successful in defending such claims.

      OrthoLogic also relies on its business on trade secrets, know-how and other proprietary information. OrthoLogic seeks to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, OrthoLogic cannot assure you that those agreements will provide adequate protection for its trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technical information independently developed by them or by others to OrthoLogic’s proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in OrthoLogic’s favor. The breach by other parties of confidentiality agreements with OrthoLogic, or OrthoLogic’s trade secrets becoming known or independently discovered by competitors, could adversely affect OrthoLogic by enabling its competitors, who may have greater experience and financial resources, to copy or use its trade secrets and other proprietary information in the advancement of their products, methods or technologies.

Some of OrthoLogic’s product candidates are in early stages of development and may never be commercialized.

      Research, development and pre-clinical testing are long, expensive and uncertain processes. Other than indications for fracture repair and spine fusions, none of OrthoLogic’s other Chrysalin product candidates have reached clinical trial testing. OrthoLogic’s development of Chrysalin for the repair of cartilage defects, ligaments and tendons is currently in pre-clinical testing or the research stage. OrthoLogic’s future success depends, in part, on its ability to complete pre-clinical development of these and other product candidates and advance them through the clinical trial process.

      If OrthoLogic is unsuccessful in advancing its early stage product candidates into and through clinical testing for any reason, its business prospects will be harmed.

The loss of OrthoLogic’s key scientific personnel may hinder its ability to execute its business plan.

      As a small company with 34 employees, OrthoLogic’s success depends on the continuing contributions of OrthoLogic’s scientific personnel, and maintaining relationships with the network of medical and academic centers in the United States that conduct its clinical trials. OrthoLogic is most highly dependent on the services of Dr. James Ryaby, its Senior Vice-President and Chief Technology Officer, whom OrthoLogic considers its key scientific employee. A long time employee of OrthoLogic, Dr. Ryaby oversees all of OrthoLogic’s clinical trials, is a well respected orthopedic scientist and is OrthoLogic’s primary contact with the medical community. Like all companies in its field, OrthoLogic faces intense competition in its hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and it may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more members of OrthoLogic’s current management team or any of its scientific personnel, could delay OrthoLogic’s business plan. The loss of Dr. Ryaby, depending on what stage of development OrthoLogic’s research is at upon Dr. Ryaby’s departure, could cause a substantial delay in implementing OrthoLogic’s business plan. Not only could the nationwide search for a similarly qualified candidate be lengthy, but Dr. Ryaby’s replacement would need time to become familiar with OrthoLogic’s Chrysalin product platform. OrthoLogic does not maintain key man insurance on Dr. Ryaby. However, OrthoLogic maintains renewable one-year employment contracts with its senior management, including Dr. Ryaby. OrthoLogic does not believe resignation or retirement of other senior management is a current risk that would materially negatively affect the company’s business prospects.

OrthoLogic faces an inherent risk of liability in the event that the use or misuse of its products results in personal injury or death.

      The use of OrthoLogic’s product candidates in clinical trials, and the sale of any approved products, may expose OrthoLogic to product liability claims, which could result in financial losses. OrthoLogic’s clinical liability insurance coverage may not be sufficient to cover claims that may be made against it. In addition, OrthoLogic may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect it against losses. Any claims against OrthoLogic, regardless of their merit, could severely harm OrthoLogic’s financial condition, strain its management and other resources and adversely impact or eliminate the prospects for commercialization of the product which is the subject of any such claim.

OrthoLogic’s stock price is volatile and fluctuates due to a variety of factors.

      OrthoLogic’s stock price has varied significantly in the past (from a low of $3.22 to a high of $8.96 since January 1, 2002) and may vary in the future due to a number of factors, including:

•	fluctuations in OrthoLogic’s operating results;

•	developments in litigation to which OrthoLogic or a competitor is subject;

•	announcements and timing of potential acquisitions, divestitures, and conversions of preferred stock;

•	announcements of technological innovations or new products by OrthoLogic or its competitors;

•	FDA and international regulatory actions;

•	actions with respect to reimbursement matters;

•	developments with respect to OrthoLogic or its competitors’ patents or proprietary rights;

•	public concern as to the safety of products developed by OrthoLogic or others;

•	changes in health care policy in the United States;

•	changes in stock market analyst recommendations regarding OrthoLogic, other drug development companies or the pharmaceutical industry generally; and

•	general market conditions.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of OrthoLogic’s stock.

Risks of OrthoLogic’s Industry

OrthoLogic is in a highly regulated field with high investment costs and high risks.

      OrthoLogic’s Chrysalin product platform is currently in the human testing phase for two potential products and earlier preclinical testing phases for two other potential products. The U.S. Food and Drug Administration (“FDA”) and comparable agencies in many foreign countries impose substantial limitations on the introduction of new pharmaceuticals through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Chrysalin, as a new drug, is subject to the most stringent level of FDA review.

      There can be no guarantee that the FDA will grant approval of Chrysalin for the indicated uses or that it will do so in a timely manner.

      If OrthoLogic successfully brings one or more products to market, there is no assurance that it will be able to successfully manufacture or market the products or that potential customers will buy them if, for example, a competitive product has greater efficacy or is deemed more cost effective. In addition, the market in which OrthoLogic will sell any such products is dominated by a number of large corporations that have vastly greater resources than OrthoLogic has, which may impact OrthoLogic’s ability to successfully market its products or maintain any technological advantage OrthoLogic might develop. OrthoLogic also would be subject to changes in regulations governing the manufacture and marketing of its products, which could increase its costs, reduce any competitive advantage it may have and/or adversely affect its marketing effectiveness.

The results of OrthoLogic’s late stage clinical trials may be insufficient to obtain FDA approval which could result in a substantial delay in OrthoLogic’s ability to generate revenue.

      Positive results from preclinical studies and early clinical trials do not ensure positive results in more advanced clinical trials. If OrthoLogic is unable to demonstrate that a product candidate will be safe and effective in advanced clinical trials involving larger numbers of patients, OrthoLogic will be unable to submit the new drug application necessary to receive approval from the FDA to commercialize that product.

      OrthoLogic is currently conducting a Phase 3 human clinical trial on Chrysalin for fracture repair indications. OrthoLogic expects to have enrollment for the trial completed by the end of 2004. If it fails to achieve the clinical benefits sought in this Phase 3 clinical trial or the results are ambiguous, OrthoLogic will have to determine whether to redesign its Chrysalin fracture repair product candidate and its protocols and continue with additional testing, or cease activities in this area. Redesigning the product could be extremely costly and time-consuming. A substantial delay in obtaining FDA approval or termination of the Chrysalin fracture repair product candidate could result in a delay in OrthoLogic’s ability to generate revenue.

Patients may discontinue their participation in OrthoLogic’s clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of OrthoLogic’s development programs.

      As with all clinical trials, OrthoLogic is subject to the risk that patients enrolled in its clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including, withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to its product candidates under evaluation. OrthoLogic is subject to the risk that if a large number of patients in any one of its studies discontinue their participation in the study, the results from that study may not be positive or may not support an NDA for regulatory approval of OrthoLogic’s product candidates.

      In addition, the time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	the nature of the clinical protocol requirements;

•	the diversion of patients to other trials or marketed therapies;

•	OrthoLogic’s ability to recruit and manage clinical centers and associated trials;

•	the proximity of patients to clinical sites; and

•	the patient eligibility criteria for the study.

Even if OrthoLogic obtains marketing approval, its products will be subject to ongoing regulatory oversight, which may affect OrthoLogic’s ability to successfully commercialize any products it may develop.

      Even if OrthoLogic receives regulatory approval of a product candidate, the approval may be subject to limitations on the indicated uses for which the product is marketed or require costly post-marketing follow-up studies. After OrthoLogic obtains marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies. The subsequent discovery of previously unknown problems with the product, or with the manufacturer or facility, may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

      If OrthoLogic fails to comply with applicable regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

OrthoLogic’s product candidates may not gain market acceptance among physicians, patients and the medical community. If OrthoLogic’s product candidates fail to achieve market acceptance, its ability to generate revenue will be limited.

      Even if OrthoLogic obtains regulatory approval for its products, market acceptance will depend on its ability to demonstrate to physicians and patients the benefits of its products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness. In addition, OrthoLogic believes market acceptance depends on the effectiveness of its marketing strategy, the pricing of its products and the reimbursement policies of government and third-party payors. Physicians may not prescribe OrthoLogic’s products, and patients may determine, for any reason, that OrthoLogic’s product is not useful to them. If OrthoLogic’s product candidates fail to achieve market acceptance, its ability to generate revenue will be limited.

OrthoLogic’s success also depends on its ability to operate and commercialize products without infringing on the patents or proprietary rights of others.

      Third parties may claim that OrthoLogic or its licensors or suppliers are infringing their patents or are misappropriating their proprietary information. In the event of a successful claim against OrthoLogic or its licensors or suppliers for infringement of the patents or proprietary rights of others, OrthoLogic may be required to, among other things:

•	pay substantial damages;

•	stop using certain OrthoLogic technologies;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; and

•	obtain one or more licenses from third parties.

      A license required under any such patents or proprietary rights may not be available to us, or may not be available on acceptable terms. If OrthoLogic or its licensors or suppliers are sued for infringement, OrthoLogic could encounter substantial delays in, or be prohibited from, developing, manufacturing and commercializing OrthoLogic’s product candidates.

The pharmaceutical industry is subject to stringent regulation, and failure to obtain regulatory approval from the United States Food and Drug Administration will prevent commercialization of OrthoLogic’s products.

      OrthoLogic’s research, development, preclinical and clinical trial activities and the manufacture and marketing of any products that it may successfully develop are subject to an extensive regulatory approval process by the FDA. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any such regulatory approvals may entail limitations on the indicated usage of a drug, which may reduce the drug’s market potential.

      In order to obtain FDA approval to commercialize any product candidate, an NDA must be submitted to the FDA demonstrating, among other things, that the product candidate is safe and effective for use in humans for each target indication. OrthoLogic’s regulatory submissions may be delayed, or OrthoLogic may cancel plans to make submissions for product candidates for a number of reasons, including:

•	negative or ambiguous preclinical or clinical trial results;

•	changes in regulations or the adoption of new regulations;

•	unexpected technological developments; and

•	developments by OrthoLogic’s competitors that are more effective than OrthoLogic’s product candidates.

      Consequently, OrthoLogic cannot assure you that it will make its submissions to the FDA in the timeframe that OrthoLogic has planned, or at all, or that its submissions will be approved by the FDA. Even if regulatory clearance is obtained, post-market evaluation of OrthoLogic’s products, if required, could result in restrictions on a product’s marketing or withdrawal of a product from the market as well as possible civil and criminal sanctions.

      Clinical trials are subject to oversight by institutional review boards and the FDA to ensure compliance with the FDA’s good clinical practice regulations, as well as other requirements for good clinical practices. OrthoLogic depends, in part, on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for its products and other third-party organizations, usually universities, to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. If any such standards are not complied with in OrthoLogic’s clinical trials, the FDA may suspend or terminate such trials, which would severely delay OrthoLogic’s development of, and possibly end the development of, a product candidate.

      OrthoLogic also currently depends and in the future will depend upon third party manufacturers of its products, which are and will be required to comply with the applicable FDA Good Manufacturing Practices regulations. OrthoLogic cannot be certain that its present or future manufacturers and suppliers will comply with these regulations. The failure to comply with these regulations may result in restrictions on the sale of, or withdrawal of the products from the market. Compliance by third parties with these standards and practices are outside of OrthoLogic’s direct control.

If OrthoLogic’s competitors develop and market products that are more effective than OrthoLogic’s, or obtain marketing approval before OrthoLogic does, OrthoLogic’s commercial opportunities will be reduced or eliminated.

      Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. Several biotechnology and pharmaceutical companies, as well as academic laboratories, universities and other research institutions, are involved in research and/or product development for various treatments for or involving fracture repair, spine fusion surgery, cartilage defect repair and ligament and tendon repair. Many of OrthoLogic’s competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than OrthoLogic has. OrthoLogic is currently aware of the following development efforts by its competitors:

•	Acceleration of Fracture Repair: While there is currently no product approved by the FDA for acceleration of fracture repair, at least one large pharmaceutical company, Pfizer, Inc., appears to have received FDA clearance to begin human clinical trials in the United States for this indication.

•	Spine Fusion: Although there are already many products approved by the FDA for use in spinal fusion, only one, InFuse from Medtronic, a bone morphogenic protein (“BMP”), includes a bioactive component. OrthoLogic believes others are in the development stage, but none are yet in human clinical trials in the United States.

•	Cartilage Defect Repair: Several products with bioactive components are in the development stage for this indication, including BMPs. However, OrthoLogic believes no company has yet received FDA authorization to begin human clinical trials in the United States for this indication.

      OrthoLogic’s competitors may succeed in developing products that are more effective than the ones OrthoLogic has under development or that render OrthoLogic’s proposed products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization before OrthoLogic does. If any of OrthoLogic’s competitors develops a product that is more effective than one OrthoLogic is developing or plans to develop, or is able to obtain FDA approval for commercialization before OrthoLogic does, OrthoLogic may not be able to achieve significant market acceptance for certain of its products, which would have a material adverse effect on OrthoLogic’s business.

Healthcare reform and restrictions on reimbursements may limit OrthoLogic’s financial returns.

      OrthoLogic’s ability to successfully commercialize its products may depend in part on the extent to which government health administration authorities, private health insurers and other third party payors will reimburse consumers for the cost of these products. Third party payors are increasingly challenging both the need for, and the price of, novel therapeutic drugs and uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for OrthoLogic’s drug products to enable OrthoLogic to maintain price levels sufficient to realize an appropriate return on OrthoLogic’s investments in research and product development, which could restrict OrthoLogic’s ability to commercialize a particular drug candidate.

Risks Related to the Asset Sale

Even if Chrysalis obtains stockholder approval, the asset sale may not close. In that case, Chrysalis will need to raise additional bridge financing while it pursues other strategic options.

      There are a number of conditions the parties must meet or waive before the asset sale can close. Obtaining Chrysalis’ stockholder approval is just one of the closing conditions. Some of the conditions require the co-operation of third parties and current Chrysalis employees. If the parties do not meet all the closing conditions and those closing conditions that the parties do not achieve are not waived, the asset sale will not be consummated. In the event that the asset sale does not close, Chrysalis will be required to raise additional bridge financing to cover corporate operations while the company pursues other strategic options for the company. These strategic options would include a potential financing by venture capital, and/or licensing the rights to Chrysalin for wound healing, dental/bone, or cardiovascular applications, for which the company has already received some interest. The funds from these additional partnerships or venture financings would be used to pursue product applications of Chrysalin retained by Chrysalis. Currently, Chrysalis is not in negotiations with any venture capital groups or other strategic corporate collaborators and is prevented by the terms of the Asset Purchase Agreement from soliciting any other potential bidders or buyers. There is no assurance that such resources will become available on a timely basis or on terms Chrysalis finds favorable.

If the asset sale is terminated under certain circumstances, Chrysalis would be required to pay OrthoLogic a termination fee of $1.5 million or reimburse OrthoLogic for its out-of-pocket fees incurred in pursuing the asset sale which would require funds it currently does not have.

      If the asset sale is terminated because Chrysalis’ Board of Directors changes its recommendation from an approval of the asset sale to a recommendation against the proposed asset sale, or because Chrysalis’ Board of Directors believes in good faith that its fiduciary responsibilities to Chrysalis require it to terminate the Asset Purchase Agreement and Plan of Reorganization, Chrysalis will be required to pay OrthoLogic a termination fee of $1.5 million in cash. If the asset sale is terminated because the Chrysalis stockholders do not approve of the transaction, Chrysalis will be required to pay OrthoLogic a sum equal to OrthoLogic’s out of pocket expenses incurred in pursuing the asset sale. While Chrysalis does not have enough cash to pay these fees, it is anticipated that if the fees arise because of the appearance of a superior competing offer by another company, the acquiring company in such transaction would pay these fees. There is no assurance that Chrysalis will receive a superior competing offer. Chrysalis is prevented from entering into such discussions at this time pursuant to the Asset Purchase Agreement and Plan of Reorganization.

If the asset sale and reorganization do not qualify as a tax-free reorganization, Chrysalis will recognize income on the sale of the assets and stockholders will recognize income from the distribution of the sale proceeds to them as ordinary income.

      Chrysalis and OrthoLogic believe the asset sale will qualify as a tax-free reorganization. However, certain pre-closing and post-closing conditions must be met to qualify as a tax-free reorganization. Some of those conditions include (1) OrthoLogic must intend to continue at least one significant historic business line of Chrysalis’ or use a significant portion of Chrysalis’ assets in OrthoLogic’s ongoing business; (2) Chrysalis cannot be an investment company as defined under the Internal Revenue Code; and (3) the portion of the purchase price that is paid in OrthoLogic common stock must equal at least 80 percent of the Total Consideration, as that term is defined in the Asset Purchase Agreement and Plan of Reorganization. If the asset sale does not qualify as a tax-free reorganization, Chrysalis will recognize a significant gain on the sale of its assets and will owe income tax on such gain. Further, in the liquidation, the Chrysalis stockholders will recognize the distribution of the remainder of the purchase price as ordinary income.

Chrysalis may never receive the $7.0 million contingent portion of the purchase price.

      Even if the asset sale closes, payment of $7.0 million of the purchase price is contingent upon the occurrence of certain trigger events within five years of the closing. Those trigger events are: (1) a sale of substantially all of OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing. Both trigger events are beyond the control of Chrysalis and its stockholders and may not occur within the five-year deadline or ever. If the trigger events do not occur within the five-year deadline, Chrysalis (or, if Chrysalis no longer exists, its shareholders) will not receive the $7.0 million contingent portion of the purchase price.

Risks Related to the Liquidation of Chrysalis

Chrysalis cannot determine at this time the amount of distributions to its stockholders because there are a variety of factors that will affect that amount.

      Chrysalis cannot determine at this time the amount of its distributions to its stockholders upon a liquidation and distribution of the company because that determination depends on a variety of factors, including but not limited to the following:

•	Value of OrthoLogic shares received by Chrysalis at the closing. As a result of the ceiling and floor on the number of shares of OrthoLogic’s common stock being issued upon closing, the value of the shares that Chrysalis may receive at closing could be higher or lower than $25.0 million and is unknown at this time.

•	Transaction costs and expenses. Although Chrysalis expects substantially all of the $2.5 million cash portion of the purchase price will likely be used to cover the costs related to the asset sale and liquidation expenses, Chrysalis is unable to determine at this time the actual amount of such expenses and thus cannot determine how much of the cash, if any, will be distributed to Chrysalis stockholders. As of the date of this filing, Chrysalis estimates that its transaction related expenses will equal approximately $2,425,000.

•	Escrow shares. Approximately 18% of the shares issued at closing are to be placed in escrow to cover indemnification claims made by OrthoLogic against Chrysalis. It is impossible to ascertain at this time whether any or all of these shares will be available as part of the distribution to Chrysalis stockholders or will be paid to OrthoLogic on its claims for indemnification. In addition, shares not paid to OrthoLogic will not be distributed until the end of the 18-month term of the escrow. The market value of the OrthoLogic shares released to Chrysalis stockholders at the end of the escrow period is unknown.

•	Contingent payment. There is the potential of additional shares being issued as a result of the $7.0 million contingent portion of the purchase price. These shares are to be issued only upon the happening of certain trigger events that may or may not occur after the closing. Because of the uncertainty relating to the occurrence of any trigger event, it is impossible to ascertain at this time whether any or all of these shares will be available for issuance to Chrysalis’ stockholders in the future.

The timing of the dissolution of Chrysalis is not known and therefore Chrysalis cannot determine the timing of any distributions to its stockholders.

      Several factors affect the timing of Chrysalis’ ability to dissolve, including the timing of the completion of the asset sale and Chrysalis’ ability to determine the amount of its known and unknown debts and liabilities. The Asset Purchase Agreement and Plan of Reorganization provides the parties with termination rights if the closing does not occur before September 26, 2004; however, Chrysalis cannot guarantee that the closing of the asset sale will occur by that date, or at all. Any delay in the dissolution of Chrysalis will result in a delay in making distributions and a decline in the value of OrthoLogic common stock during such delay would negatively affect the value of OrthoLogic common stock ultimately received by Chrysalis stockholders.

The Chrysalis stockholders’ percentage ownership interest and voting power in OrthoLogic will be a fraction of their ownership and voting power in Chrysalis.

      In the asset sale, Chrysalis will receive between 3,034,349 and 3,708,649 shares of OrthoLogic common stock, based on the Closing Date Stock Price. This is equal to only approximately 8.1% to 9.7% of the outstanding stock of OrthoLogic as of June 30, 2004. Therefore, as a group and individually, the Chrysalis stockholders will not exert the same degree of voting power with respect to OrthoLogic that the group or each individual had in Chrysalis. As a result of this diminution in voting, Chrysalis stockholders are not likely to have sufficient voting power to be able to direct the management and policies of OrthoLogic as they once may have been able to do as shareholders in Chrysalis.

      The foregoing list of important factors is not exhaustive and will not be updated.

FORWARD LOOKING STATEMENTS

      OrthoLogic and Chrysalis may from time to time make written or oral forward-looking statements. The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of that Act.

      This consent solicitation/prospectus and its related Annexes contain forward-looking statements made pursuant to that safe harbor. These forward-looking statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the control of OrthoLogic and Chrysalis and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations, which are described in more detail in the section titled “Risks Factors,” include, but are not limited to:

•	unfavorable results of product candidate development efforts;

•	unfavorable results of preclinical or clinical testing;

•	delays in obtaining, or failure to obtain FDA approvals;

•	increased regulation by the FDA and other agencies;

•	the introduction of competitive products;

•	impairment of license, patent or other proprietary rights;

•	failure to achieve market acceptance of products;

•	the impact of present and future collaborative agreements; and

•	failure to successfully implement OrthoLogic’s or Chrysalis’ drug development strategy, or plans for obtaining further financing.

      If one or more of these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may vary significantly from what was projected. Any forward-looking statement you read in this consent solicitation/prospectus reflects OrthoLogic’s and/or Chrysalis’ current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to each companies’ operations, results of operations, business strategy and liquidity. Neither OrthoLogic nor Chrysalis assumes any obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

THE COMPANIES

OrthoLogic Corp.

      OrthoLogic is a drug-development company focused on the healing of musculoskeletal tissue through biopharmaceutical approaches. OrthoLogic’s research is focused exclusively on the potential commercialization of its Chrysalin® Product Platform. Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. OrthoLogic licenses Chrysalin for orthopedic uses from Chrysalis Biotechnology, Inc. OrthoLogic is currently enrolling patients in a Phase 3 Chrysalin product human clinical trial for fracture indications, has completed the enrollment of patients in a Phase 1/2 Chrysalin product clinical trial for spine fusion indications, has a potential Chrysalin product in late-stage pre-clinical development for cartilage defect repair, and is planning the development for two additional areas of research.

      Please see Annexes F-J for more information about OrthoLogic its business, management and financial condition.

Strategic Activities

      OrthoLogic, as part of its ongoing analysis of the most effective way to maximize the value to stockholders of its Chrysalin product platform in light of the inherent uncertainties associated with the development of drug candidates, is actively considering appropriate strategic alternatives for its business. These alternatives include joint ventures, sublicensing, partnerships and other similar arrangements that mitigate risk and provide value for OrthoLogic’s stockholders, sale of the company and continuation of the current approach of independent development of Chrysalin. In connection with this, OrthoLogic is considering the long-term funding that might be required to fully develop independently the orthopedic and other indications of the Chrysalin product platform. This funding may include new debt, equity or other arrangements. OrthoLogic has not entered into any definitive agreements in regard to any of the foregoing, and there is no assurance that these strategic alternatives or additional funding arrangements would be available on terms acceptable to OrthoLogic or at all. If OrthoLogic does not enter into arrangements for sharing the development cost of the Chrysalin product platform or for additional debt or equity funding, OrthoLogic may need to reduce the rate at which it is developing drug candidates or the number of candidates being supported during the next few years in order to conserve funds for use in pursuing its initial NDA filing and until such arrangements or funds are available on acceptable terms or a drug candidate is successfully commercialized.

Chrysalis Biotechnology, Inc.

      Chrysalis is a privately held biopharmaceutical company founded in 1995 to commercialize the Chrysalin peptide technology invented by Dr. Darrell Carney at the University of Texas Medical Branch — Galveston (“UTMB”). Since inception, Chrysalis has operated as a development stage company and has focused its efforts on developing synthetic peptide compounds targeted at tissue repair and regeneration. Chrysalis is currently in Phase 2 testing for chronic diabetic ulcers and has completed a Phase 1/2 60-patient study for this indication. Through its collaboration with OrthoLogic, Chrysalis’ lead compound, Chrysalin®, is currently in Phase 3 clinical testing for bone fracture healing and Phase 1/2 testing for spine fusion.

      Chrysalis is initially targeting the following market applications for its technology: dermal wound healing, orthopedic (through its license agreement with OrthoLogic), dental bone repair and cardiovascular.

      Dermal Wound Healing Applications. Chrysalin has shown significant effects on dermal wound healing. Preclinical animal studies in normal and impaired healing models showed that the peptide could increase the rate of healing by 40-100% compared with controls.

      In 2001, Chrysalis completed a multi-center Phase 1/2 randomized, double-blinded, placebo controlled, three-armed human trial in chronic diabetic ulcers that involved 60 patients. The results of the study showed the following:

•	No drug related adverse events or patient sensitivity to the drug.

•	In the per-protocol population (patients meeting all inclusion/exclusion criteria), 57% of patients treated at the 10 microgram treatment level experienced full wound closure versus 45% in the 1 microgram treatment group and 33% in the saline control group.

•	Subgroup analysis of neuropathic foot ulcers, post unblinding, showed significant effects with complete closure occurring in 70% of Chrysalin-treated ulcers relative to 33% in placebo controls.

      Orthopedic Applications. Chrysalis has licensed all orthopedic applications of Chrysalin to OrthoLogic, which is in preclinical and human clinical trials for varying uses.

      Dental Bone Repair Applications. Chrysalin has an active preclinical program in dental bone repair focused on improving dental implants and repairing jaw or maxillo-facial defects following surgical removal of bone. This project is based on positive preclinical results seen in bone gap filling and fracture healing experiments conducted by both Chrysalis and OrthoLogic. Preclinical research at Louisiana State University has shown that addition of Chrysalin to a commercially accepted bone graft substitute resulted in a four-fold increase in new bone formation between graft segments by two weeks post implant and a three-fold increase over that seen with bone graft material alone at five weeks.

      Cardiovascular Applications. The angiogenic and tissue regenerative properties of Chrysalin may also be directly applicable to treatment of myocardial and vascular disease, and is the focus of additional preclinical research by Chrysalis.

•	Preclinical research in chronic ischemia conducted at Texas A&M University shows that Chrysalin injection into porcine ischemic heart tissue stimulates revascularization, improving perfusion and heart function.

•	Preclinical data collected as part of a National Institute of Health sponsored grant to Chrysalis showed that Chrysalin injection into rabbit ischemic heart tissue increases the formation of new blood capillaries.

•	Additional preclinical studies are planned to evaluate dosing regimens and modes of therapeutic delivery.

      Additional Technologies. In addition to Chrysalin, Chrysalis has proprietary rights to two new classes of peptide compounds that are in the early stage of development:

•	Neutrophil Targeting Peptide, or NTP. NTP recruits neutrophils which are important infection fighting cells naturally occurring in the human body, to the site of damaged tissue. Chrysalis envisions that this peptide may be used in a topical drug formulation for infected wounds to enhance the body’s natural infection fighting capabilities as an adjunct or primary therapy for drug-resistant bacterial infections.

•	Antagonists for Non-Proteolytically Activated thrombin Receptors, or aNPAR peptides. These peptides block the binding of molecules to certain thrombin receptors, may have the potential to inhibit surgical adhesions and may block specific cellular events that contribute to cancer metastasis.

      Chrysalis Patents. Chrysalis maintains an intellectual property portfolio that covers the Chrysalin technology and related formulations. Patents for Chrysalin are issued in North America, the major European PCT countries, and Japan. Patents are filed and pending for additional uses and formulations of Chrysalin, as well as for the NTP and aNPAR peptides.

      Chrysalis’ product portfolio is protected by several United States and international patents, which include the following:

THROMBIN DERIVED POLYPEPTIDES:
COMPOSITIONS AND METHODS FOR USE	06/925,201 10/31/86	U.S.	Darrell H. Carney, et al.	5,352,664 10/04/94	Issued

THROMBIN DERIVED POLYPEPTIDES:
COMPOSITIONS AND METHODS FOR USE	08/007,173 01/21/93	U.S.	Darrell H. Carney, et al.	5,500,412 03/19/96	Issued
SYNTHETIC PEPTIDE NEUTROPHIL CELL CHEMOTACTIC AGENTS	08/330,594 10/28/94	U.S.	Darrell H. Carney, et al.	6,184,342 02/06/01	Granted

      All TP508 patents, the basis of Chrysalin, are licensed to Chrysalis from the University of Texas pursuant to that certain Exclusive License Agreement dated November 10, 1995, which agreement has been amended and restated in its entirety in connection with this transaction. (See “Amended and Restated Patent License Agreement” starting on page 30 for a full description of such amended and restated license.) Chrysalis has received registered domestic trademark status for the Chrysalin mark, which is being planned for use as the product name of its lead compound. Chrysalis has an application pending for the Chrysalis company name trademark, which is currently in publication at the U.S. Patent and Trademark Office.

      Chrysalis’ Partnership with OrthoLogic. In December 1997, Chrysalis signed a licensing agreement with OrthoLogic for the orthopedic applications of Chrysalin, including bone and cartilage regeneration. The OrthoLogic partnership began with a $750,000 equity investment in Chrysalis in 1997, and has been maintained by continued milestone and option payments over the past five years totaling over $5.0 million. In 2001, OrthoLogic completed a Phase 2 pilot clinical study of Chrysalin in the treatment of bone fractures. Data from this trial were positive and OrthoLogic began a Phase 3 study in the fourth quarter of 2002. In addition, OrthoLogic subcontracts research and development work back to Chrysalis in the areas of formulation, toxicology, bioassay development, and some preclinical work.

      Chrysalis Intellectual Property Relationship with The University of Texas. Chrysalis has a worldwide, exclusive licensing agreement with The University of Texas System (the “University”) relating to the intellectual property surrounding Chrysalin. As part of this agreement, Chrysalis reimburses the University for all Chrysalin-related patent expenses and is required to make royalty payments based on net sales and milestone/license payments. As part of this agreement, any inventions related to thrombin peptides and tissue repair made by Dr. Carney are automatically added to the licensing agreement. The initial agreement was built around two patents covering the composition and use of TP508. Additional patents have been added to the agreement for new uses of the peptide in cardiovascular, orthopedics, and chronic wounds. This licensing agreement has been amended subject to consummation of the asset purchase agreement. The terms of the amended license agreement are described under “Amended and Restated Patent License Agreement” starting on page 30.

      Chrysalis Facilities. Chrysalis’ corporate offices are located at 2200 Market, Suite 600, Galveston Texas with approximately 2,000 sq. ft. for offices, equipment and a conference room. Chrysalis occupies approximately 4,000 square feet of laboratory space in the same building, and has analytical chemistry equipment, refrigerated monitored storage, and capacity for tissue culture, microbiology, and bioactivity assay development.

      Dr. Darrell Carney and other UTMB staff conduct research for Chrysalis utilizing laboratory facilities at the UTMB Human Biological Chemistry and Genetics Department and Dr. Carney’s Thrombin Receptor Research Lab. This space includes laboratories assigned to Dr. Carney and others for biochemistry, peptide synthesis and purification, tissue culture, molecular biology, and microscopy and shared UTMB resource core laboratories, and facilities for animal surgery and housing, computation analysis, and histology analysis.

      Chrysalis Employees. Chrysalis currently employs 13 employees. All of Chrysalis’ employees are expected to remain as Chrysalis employees during the 90-day transition services period. Darrell Carney is expected to enter into a two year consulting agreement with OrthoLogic prior to closing. In the event OrthoLogic does not hire Chrysalis’ employees following the transition services period, Chrysalis will pay them severance equal to three months’ salary unless any such employee is entitled to receive a greater amount payable pursuant to a written consent.

      Chrysalis Legal Proceedings. Chrysalis is not a party to any material legal proceedings.

THE ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

Description of the Asset Sale

      On April 28, 2004, Chrysalis and OrthoLogic announced that they had entered into an Asset Purchase Agreement and Plan of Reorganization to sell substantially all of Chrysalis’ assets (except cash but including intellectual property) to OrthoLogic. The Asset Purchase Agreement and Plan of Reorganization is available as Annex A to this prospectus and is incorporated by reference into this prospectus.

      Consideration to be Received in the Asset Sale. In exchange for Chrysalis’ assets, OrthoLogic will pay Chrysalis:

•	$2.5 million in cash, payable at the closing:

•	$25.0 million in OrthoLogic common stock, payable at the closing. Chrysalis will receive that number of shares of OrthoLogic common stock with a value of $25.0 million as of closing, based on the 10-day average closing price of OrthoLogic common stock ending immediately prior to closing (the “Closing Date Stock Price”) if the Closing Date Stock Price is no greater than $8.239 and no less than $6.741 per share. In the event that the Closing Date Stock Price is greater than $8.239, Chrysalis will receive 3,034,349 shares of OrthoLogic common stock and in the event that the Closing Date Stock Price is less than $6.741, Chrysalis will receive 3,708,649 shares of OrthoLogic common stock. This means that Chrysalis could receive a number of shares of OrthoLogic common stock worth more or less than $25.0 million at closing. For example, the closing price of OrthoLogic common stock as of July 1, 2004 was $8.25. Assuming this is the Closing Date Stock Price, Chrysalis would receive $25,033,379 worth of OrthoLogic common stock (based on multiplying $8.25 per share and 3,034,349 shares).

•	$7.0 million in OrthoLogic common stock, payable if either of the following trigger events occurs before the fifth anniversary of the closing: (1) a sale of substantially all OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic’s stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing. The number of shares of OrthoLogic common stock issued will be calculated by using a per share price equal to the average closing price for the 10 trading days preceding the triggering event; in no event shall such number of shares exceed the number issued at closing. In the event that the aggregate number of shares issuable at closing and upon the successful accomplishment of the trigger event equals or exceeds 20% of OrthoLogic’s outstanding capital stock at closing, the number of shares issuable upon the trigger event shall be reduced so the amount is less than 20% of its outstanding shares, with the difference paid in cash based on the same OrthoLogic average closing price for the 10 trading days preceding the triggering event.

      Chrysalis has agreed to place approximately 18% of the shares issued at closing (15% allocable to all stockholders and an approximately 3% additionally allocable to Darrell Carney) of OrthoLogic common stock into an escrow account to pay for indemnification claims made by OrthoLogic within the 18 months following the closing. Except for shares for which OrthoLogic has made a claim within the 18 months following the closing and which claims have not yet been resolved, all remaining shares in the escrow account will be released to Chrysalis or its assigns 18 months following the closing.

      Assets Transferred and Liabilities Assumed. Chrysalis is selling and transferring substantially all of the assets of its business (other than cash), which includes substantially all of its equipment, licenses and rights to intellectual property, inventory and certain contracts. OrthoLogic will assume Chrysalis’ obligations under the category of contracts called “assumed contracts,” which includes the University of Texas patent license, the real property lease on the Galveston building (other than an $18,000 termination fee for which Chrysalis will remain liable), lab equipment and office equipment leases and certain service provider leases. However, any obligation not expressly assumed by OrthoLogic pursuant to the Asset Purchase Agreement and Plan of Reorganization will remain Chrysalis’ responsibility, which will include obligations related to any employee salary deferrals, severance payments, change-in-control severance payments, bonus payments, worker’s compensation claims, stock options, taxes, liabilities related to excluded assets and undisclosed or contingent liabilities, if any.

Other Material Terms of the Asset Purchase Agreement

      Representations and Warranties. The Asset Purchase Agreement and Plan of Reorganization contains customary representations and warranties from Chrysalis to OrthoLogic relating to, among other things:

•	due organization and good standing;

•	corporate authority to enter into the Asset Purchase Agreement and Plan of Reorganization;

•	the accuracy of financial statements;

•	ownership of Chrysalis’ assets;

•	absence of certain liabilities;

•	compliance with laws, including environmental and safety laws;

•	absence of material changes or events;

•	tax matters;

•	absence of liabilities related to employee benefit plans;

•	absence of litigation;

•	matters related to intellectual property and other intangible assets; and

•	matters related to contracts and commitments.

      OrthoLogic has made representations and warranties to Chrysalis regarding OrthoLogic’s legal capacity and authority to enter into and perform its obligations under the Asset Purchase Agreement and Plan of Reorganization, the accuracy of its filings with the Securities and Exchange Commission and the lack of required consents or approvals.

      All of Chrysalis’ representations and warranties terminate 18 months after the closing.

      Conditions to the Closing. The closing of the sale will be held promptly after approval by Chrysalis’ stockholders and the satisfaction of all other conditions to closing. The obligation of OrthoLogic to purchase Chrysalis’ assets is subject to various conditions, which must be satisfied prior to September 25, 2004, including the following:

•	Chrysalis’ representations and warranties must be true and correct on the closing date;

•	Chrysalis’ business shall not have suffered a material adverse change (as defined in the Asset Purchase Agreement and Plan of Reorganization), such as an event that is reasonably likely to adversely affect the likelihood of successful commercialization of one or more Chrysalin-based products due to efficacy or safety or other factors outside the control of Chrysalis or OrthoLogic.

•	the parties shall have entered into a transition services agreement, attached as Annex D, governing the provision of certain transition services and an escrow agreement governing the escrow of approximately percent of the shares issued at closing;

•	receipt of all necessary government approvals and the consent of all parties necessary to transfer and assign the assumed contracts;

•	certain employees and consultants shall have entered into new contracts with OrthoLogic; and

•	approval by Chrysalis stockholders of the sale of the Chrysalis assets.

      Indemnification and Escrow Arrangements. Chrysalis has agreed to indemnify OrthoLogic for any losses and claims against it arising from:

•	Chrysalis’ breach of any covenants or any representations or warranties in the Asset Purchase Agreement and Plan of Reorganization;

•	any liabilities Chrysalis has agreed to retain;

•	claims arising out of conduct that occurred prior to the closing, including Chrysalis’ past clinical trials; and

•	taxes.

      Of the $25.0 million purchase price being paid at the closing in OrthoLogic common stock, approximately 18% of the shares issued at closing will be deposited in an escrow fund to pay for such eligible indemnity claims, if any, that are brought within 18 months of the closing. The eligible indemnity claims are, in the aggregate, monetarily capped at the value of the stock in the escrow account as of the closing. The stock in the escrow account will be held in two separate accounts, one equal to 15% of the shares of stock issued at the closing (the “General Escrow Shares”) and the other equal to approximately 3% of the shares of stock issued at closing (the “Carney Escrow Shares”). Claims made against the escrow account will be paid out first from the General Escrow Shares and, when that account is depleted, then from the Carney Escrow Shares. Disbursements of the Carney Escrow Shares to OrthoLogic represent a reduction on a share-for-share basis from the number of shares that will be allocated to Chrysalis’ president, Darrell Carney, in the liquidation of Chrysalis. Please refer to Annex C for the complete text of the Escrow Agreement relating to these escrow shares.

      OrthoLogic has agreed to indemnify Chrysalis for any of Chrysalis’ losses resulting from any inaccuracy in or breach or nonperformance of any of OrthoLogic’s representations, warranties, covenants or agreements, its conduct and operation of the purchased assets after the closing and its failure to pay, perform or otherwise discharge the liabilities it agreed to assume as part of its purchase of the Chrysalis assets.

      Termination and Breakup Fees. Chrysalis must pay a termination fee to OrthoLogic if the Asset Purchase Agreement and Plan of Reorganization is terminated under specified circumstances as follows:

•	Chrysalis must reimburse OrthoLogic for all its out-of-pocket expenses incurred in pursuit of the asset sale if the Chrysalis stockholders do not approve the Asset Purchase Agreement and Plan of Reorganization;

•	Chrysalis must pay OrthoLogic $1.5 million if Chrysalis’ Board of Directors decides in good faith that its fiduciary responsibilities to Chrysalis require it to terminate the Asset Purchase Agreement and Plan of Reorganization; and

•	Chrysalis must pay OrthoLogic $1.5 million if OrthoLogic terminates the Asset Purchase Agreement and Plan of Reorganization following the Chrysalis’ Board of Directors’ change in its recommendation to the Chrysalis stockholders such that it does not unanimously recommend that stockholders approve the proposed asset sale.

Other Related Material Contracts

      Transition Services Agreement. At the closing, Chrysalis and OrthoLogic will enter into a transition services agreement pursuant to which Chrysalis will retain all of its employees not already hired by OrthoLogic for a period of up to 90 days following the closing. Chrysalis will make each employee available to work on OrthoLogic designated projects during the 90-day period for a fee that is approximately equal to Chrysalis’ cost of retaining each such employee. Chrysalis will be responsible for any severance or other bonuses related to each employee’s termination, except that OrthoLogic will reimburse Chrysalis for up to $125,000 of severance paid to Chrysalis’ chief operating officer upon termination.

      Lockup Agreement. As a condition of closing, Chrysalis must cause all of its stockholders who are beneficial owners of 5% or more of the outstanding common stock of Chrysalis on a fully diluted basis as of April 28, 2004 to enter into a lockup agreement with OrthoLogic by which the stockholder agrees not to dispose of more than 5% of its allocation of the shares of OrthoLogic received by it as part of the purchase price on any given day in the first 60 days following the closing, unless the transaction is a permitted transfer. Permitted transfers are limited to transfers by gift, intestacy, to a family trust or an immediate family member.

Amended and Restated Patent License Agreement

      Prior to this transaction, Chrysalis held an exclusive worldwide license from the University of Texas in the patents underlying Chrysalin and OrthoLogic held an exclusive sublicense from Chrysalis in respect of such patents for all orthopedic indications worldwide. Under this sublicense, OrthoLogic was required to pay various milestone payments and future royalties to Chrysalis. In connection with the proposed asset sale, Chrysalis and the University of Texas entered into an amended and restated Patent License Agreement (the “Patent License Agreement”) which will become effective and be assumed by OrthoLogic upon consummation of the asset sale. Some of the licensed patents are co-owned by the University of Texas and Monsanto Company. As to these patents, the University of Texas holds a worldwide, exclusive license to make, use and sell products covered by the patents and to sublicense its rights.

      The Patent License Agreement includes the following key provisions:

•	Grant of License. The Patent License Agreement grants to OrthoLogic an exclusive, worldwide, royalty-bearing license to the patents underlying Chrysalin and related inventions and discoveries conceived or reduced to practice by the University of Texas during the two year period following the effective date of the Patent License Agreement, subject to the retention by the University of Texas of the right to use the licensed technology for various educational and other non-commercial purposes. OrthoLogic has the right to grant sublicenses under the Patent License Agreement.

•	Royalty Rates. The Patent License Agreement provides for the payment of royalties to the University of Texas on all sales of products by OrthoLogic or any sublicensee which are covered by the licensed patents. The royalty rate will be between 2.5% and 3.3%. In addition, OrthoLogic will be required to pay sublicensing fees to the University of Texas in connection with any sublicensing.

•	Milestone Payments. The Patent License Agreement eliminates the existing requirement to pay milestone payments upon the occurrence of product development events.

•	Assignment Incentive. The Patent License Agreement includes incentives for the University of Texas to assign its ownership rights in the underlying patents and to cause the co-owner of such rights also to assign its rights in the underlying patents to OrthoLogic. These incentives include special bonus payments and an increase in the running royalty rates. If both co-owners assign their rights, the running royalty rates will increase to 3.3%.

•	Enforcement. Under the Patent License Agreement, OrthoLogic has the right to enforce for its own account the licensed patent rights against infringement.

•	Expiration. The Patent License Agreement will terminate upon the last to expire of the licensed patents or, if earlier, when the last of the patents is found to be invalid or unenforceable.

Finder’s Fee

      Pursuant to the consulting agreement between Chrysalis and HC Technologies, Inc. dated May 15, 2003, Chrysalis is required upon closing to pay a finder’s fee equal to 5% of the total consideration paid for Chrysalis’ assets in the asset sale. This finder’s fee is for strategic business development assistance and advisory services performed pursuant to a 1997 consulting contract between Chrysalis and HC Technologies, Inc. Prior to this asset sale, Dallas Anderson, on behalf of HC Technologies, Inc., provided consulting services to Chrysalis, which included assisting Chrysalis in identifying potential strategic partners to license the orthopedic indications of Chrysalin. Mr. Anderson initially contacted OrthoLogic, and played a key role in the negotiations of the original licensing agreement between the companies. In addition, Mr. Anderson assisted Chrysalis’ management team in the licensing expansions and amendments that were negotiated from 1997 to 2003. HC Technologies, Inc. has not been materially involved in the negotiation of the asset sale.

      Pursuant to the consulting agreement, Chrysalis is also required to use best efforts to pay such finder’s fee in cash. As a result, at closing HC Technologies, Inc. is entitled to a payment of $1,375,000 based on a total value at closing of $27.5 million. HC Technologies, Inc. and Chrysalis have agreed that HC Technologies, Inc. will receive 85% of this amount in cash, or $1,168,750, and the remainder in shares of OrthoLogic common stock. All of the shares HC Technologies, Inc. receives at closing will be placed in escrow pursuant to the escrow agreement previously described so that HC Technologies, Inc. will have the same percentage of its payment subject to the escrow agreement as Chrysalis’ stockholders. HC Technologies, Inc. will not be paid any fee on the contingent $7.0 million payment unless the related trigger event occurs and OrthoLogic issues the shares. If OrthoLogic issues such shares upon a trigger event, HC Technologies, Inc. will receive the 5% it is owed in such OrthoLogic common stock; in the event that any portion of the $7.0 million is paid in cash, HC Technologies, Inc. will receive 5% of such amount in cash and a reduced number of shares equal to the amount it received in cash.

Governmental Approvals

      No regulatory approval is required in order to consummate the transaction.

Accounting Treatment

      The transaction will be accounted for as an acquisition of net assets for financial accounting purposes. The purchase price will be allocated based upon the fair value of the assets acquired and liabilities assumed.

REASONS FOR ENGAGING IN THE ASSET SALE

OrthoLogic Corp.

      OrthoLogic’s Board of Directors believed the acquisition of exclusive rights to Chrysalin for all indications would be a key strategic acquisition for OrthoLogic as it continued its research into orthopedic indications for Chrysalin. The Board of Directors weighed the benefits of the acquisition against the costs of the acquisition and ultimately decided it was in the best interests of OrthoLogic to obtain the full licensed rights to Chrysalin which would broaden the scope of OrthoLogic’s potential Chrysalin Product Platform significantly.

      Arranged by order of significance to the OrthoLogic Board, the positive considerations the Board of Directors discussed were:

•	The purchase of the license grants OrthoLogic exclusive control of all potential sub-licensing and potential corporate partnership agreements related to Chrysalin. Having this control provides OrthoLogic with numerous options to expand or accelerate individual programs and potentially provides additional financial resources to OrthoLogic.

This was deemed by the OrthoLogic Board to be the most critical consideration, one which could provide major long term positive benefits to OrthoLogic, both financial and strategic.

•	The purchase of the license gives OrthoLogic control of the manufacturing process and would provide OrthoLogic all of the potential product margin. This could amount to significant cost savings over the potential lifetime of the various Chrsyalin based products.

•	The royalty rate OrthoLogic would be obligated to pay to Chrysalis for Chrysalin products (and which it would pay to the University of Texas if the asset sale is consummated) would be reduced.

•	The purchase of the license would eliminate potential future milestone payments that would be required to be made to Chrysalis on orthopedic indications OrthoLogic has under investigation. These potential future milestone payments included:

•	$1.2 million in total payments if Investigational New Drug (“IND”) applications were authorized by the FDA for cartilage defect repair, tendon repair and ligament repair.

•	$2.5 million in total payments if New Drug Applications (“NDAs”) were accepted for filing on the five orthopedic indications currently in development.

•	$7.0 million in additional payments for NDA approvals for fracture repair and spinal fusion.

•	$6.0 million in additional payments for NDA approvals for the other three orthopedic indications (cartilage, ligament and tendon).

•	$6.0 million in additional payments for approvals to sell orthopedic products outside the United States.

•	OrthoLogic would gain important scientific, research, chemistry, manufacturing and product-development expertise, including Dr. Darrell Carney, founder of Chrysalis and Professor at University of Texas Medical Branch in Galveston, and several members of Chrysalis’s technical development team if the asset sale is consummated.

      The negative considerations the Board of Directors discussed were the following:

•	The dilutive impact the purchase would have on the current shareholders. OrthoLogic currently has approximately 34.5 million shares outstanding. The Chrysalis asset purchase calls for an additional minimum of 3.0 million shares to a maximum of 3.7 million shares (depending upon the average of OrthoLogic’s closing stock price for the 10 trading days prior to the close of the transaction) to be issued to Chrysalis shareholders at closing. This amounts to approximately 7.6% to 9.2% dilution for OrthoLogic’s shareholders after OrthoLogic cancels the shares received by it as a preferred stockholder of Chrysalis. An additional contingent payment of $7.0 million worth of OrthoLogic stock would also be required depending upon the occurrence of certain future events.

•	Whether the purchase is the best use of funds in light of OrthoLogic’s lack of revenue generating operations and the ongoing need to fund research and development. Because the transaction was structured using OrthoLogic stock as the primary consideration OrthoLogic’s Board estimated the actual cash cost of the transaction is less than $3.5 million, $2.5 million of which will be paid as part of the purchase price and approximately $1.0 million in expenses related to the transaction. The Board believed the $3.5 million cash expenditure does not represent a significant drain on the OrthoLogic cash reserves.

Chrysalis Biotechnology, Inc.

      Chrysalis’ Board of Directors considered a number of factors in reaching its decision to approve the asset sale, including other strategic alternatives to increase stockholder value. These considerations included the following, listed by order of significance to the Chrysalis Board:

•	The most significant factor to the Chrysalis Board was the favorable contractual terms of the asset purchase and related transaction documents, including the favorable valuation of Chrysalis in this transaction as compared to other offers considered in the past by Chrysalis’ Board;

•	The opportunity presented by the asset sale to achieve liquidity for Chrysalis’ existing stockholders, who currently do not have a public market for their shares;

•	OrthoLogic is in a much better cash position than Chrysalis, and as a result, OrthoLogic’s ability to fund development of Chrysalin drug products is much stronger than Chrysalis’ current ability;

•	The synergies achieved through the combination of the two companies by allowing the reduction of the amount of administrative officers and employees employed by the combined company as compared to each individual company, permitting the combination of both companies’ product development programs and eliminating the need for as much overhead;

•	The intent for the acquisition to qualify as a tax-free reorganization to Chrysalis’ stockholders who receive shares of OrthoLogic common stock in exchange for their Chrysalis stock pursuant to the acquisition, except to the extent they receive any cash distribution;

•	The expected increased value derived from the efficiency of having all Chrysalin patent license rights owned by a single entity rather than having multiple owners of rights for different indications;

•	Chrysalis’ Board’s assessment of OrthoLogic’s commitment of the future growth and commercialization of the Chrysalin technology, and OrthoLogic’s management’s ability to achieve these goals;

•	More capital and a better infrastructure give OrthoLogic an improved ability to achieve its strategic goals related to additional fundraising and corporate partnering as compared with Chrysalis, which has far less resources than OrthoLogic does currently;

•	The ability to negotiate a better license with the University of Texas for the Chrysalin technology in the context of the proposed asset sale as a result of the incentive given to the University of Texas to see the combination occur so that the development of Chrysalin has access to more resources;

•	The dilutive effect of a potential venture capital financing and whether such venture funding is available to Chrysalis; and

•	The impact that future licensing of Chrysalin rights would have on a potential liquidity event for Chrysalis’ stockholders.

      In addition, Chrysalis’ Board also identified and considered the following potentially negative factors that could result from the acquisition:

•	The risk that OrthoLogic may have to raise additional cash in the future and the potential negative impact this could have on the OrthoLogic common stock price;

•	The risk that OrthoLogic, in its business interest, may not choose to pursue other potential indications of Chrysalin;

•	The risks that the integration of the businesses and personnel of the two companies will not be successfully implemented and may require a significant amount of management time and resources;

•	The risk that the asset sale may not be completed;

•	The negative effect of the public announcement of the acquisition on the retention of Chrysalis’ employees; and

•	The costs associated in seeking to complete the acquisition.

      Chrysalis’ Board took into account all of these factors, including the potential benefit to members of Chrysalis’ management, in approving the Asset Purchase Agreement. Chrysalis also considered other strategic alternatives. First, Chrysalis’ Board considered the possibility of conducting an additional debt or equity financing. Chrysalis had just completed an offering for debt, which included warrant coverage, for just over $1.0 million. In addition, Chrysalis’ Board considered the potential of a corporate partnering or licensing transaction. The Board felt that its cash position put it in a position of weakness in negotiations. Also, such transactions typically take a substantial amount of time longer than a financing, and as a result, Chrysalis may have run out of cash before negotiations were completed. The Board determined that the opportunity presented by a combination with OrthoLogic to provide Chrysalis’ stockholders with cash and freely tradable securities at a substantial premium over their investment cost, and the difficulty in securing additional capital on favorable terms or at all at this time was sufficient to warrant the decision to approve the transaction. Any stockholders desiring to liquidate their investment and receive a favorable return thereon will be able to do so, while those electing to continue to remain stockholders and support the Chrysalin product platform will still be able to do so, as OrthoLogic stockholders.

BACKGROUND, PAST CONTACTS, AND NEGOTIATIONS

      OrthoLogic and Chrysalis have a long historical business relationship. Since 1997, OrthoLogic has held a minority stockholder interest in Chrysalis and holds the license to Chrysalis for orthopedic indications. The license agreement with Chrysalis requires OrthoLogic to pay certain other milestone payments and royalties, based upon OrthoLogic’s development of Chrysalin and achievement of commercial success. Most recently in 2003, OrthoLogic made a milestone pre-payment of $250,000 required for a potential IND using Chrysalin for a cartilage defect repair indication. Chrysalis and OrthoLogic’s management began discussing a potential asset sale in the fall of 2003.

      October 19, 2003 — OrthoLogic’s Chairman of the Board of Directors and Chief Executive Officer met Chrysalis’ President for dinner in Boston, Massachusetts to review the status of various research and development projects. The parties discussed briefly a potential acquisition of Chrysalis by OrthoLogic, but tabled the topic with an agreement to revisit the issue some time in the future.

      December 5, 2003 — At an OrthoLogic Board of Directors’ conference call, the Chairman of the Board John Holliman, III, and Board members Stuart Altman, Fredric Feldman, Augustus White, III and Elwood Howse, Jr. discussed, among other things, the idea of exploring the feasibility and business reasons for pursuing a transaction with Chrysalis.

      December 6-18, 2003 — OrthoLogic’s Chief Executive Officer and Chrysalis’ President had several telephone calls to discuss the idea of a potential acquisition of Chrysalis by OrthoLogic. The parties agreed that OrthoLogic should prepare a written expression of its interest by the end of the year for Chrysalis’ Board of Directors to consider.

      December 19, 2003 — OrthoLogic’s Board of Directors (with John Holliman, III, Stuart Altman, Augustus White, III, Elwood Howse, Jr. and Thomas Trotter attending) and its counsel held a meeting to review and discuss a draft nonbinding expression of interest (an “EIP”) for the acquisition of Chrysalis. The OrthoLogic Board of Directors unanimously approved a finalized EIP and authorized the OrthoLogic Chief Executive Officer to deliver it to Chrysalis. The EIP was delivered to Chrysalis’ President that same day.

      January 6, 2004 — Chrysalis held a Board meeting by teleconference (at which all Board members, Chrysalis’ Chief Operating Officer Dennis McWilliams and Chrysalis’ legal counsel Jeffrey Harder were present) at which it was decided that while the combination of the companies made strategic sense, the valuation of Chrysalis as proposed by OrthoLogic, in the Board’s belief, was too low, and instructed Chrysalis’ President to provide a written response to OrthoLogic relaying this.

      January 7, 2004 — Chrysalis sent OrthoLogic a written response to the EIP. While conceptually agreeing that a combination of the two companies made good strategic sense, there was considerable disagreement regarding the valuation of Chrysalis and other deal terms such as the standstill agreement, the liquidity of securities to be received as consideration and employment of existing Chrysalis employees.

      January 8, 2004 — OrthoLogic sent a written response back to Chrysalis explaining its view of the transaction terms.

      January 13, 2004 — Chrysalis’ President emailed OrthoLogic’s Chief Executive Officer a response to the January 8, 2004 letter from OrthoLogic, which acknowledged a difference of opinion, but agreed that additional discussion was warranted.

      January 14, 2004 — OrthoLogic’s Chief Executive Officer and Chrysalis’ President attended a technology conference in San Francisco. Over the course of the three day conference, the parties met several times to discuss the differences in the parties’ view of the potential transaction.

      January 24, 2004 — At the regularly scheduled OrthoLogic Board of Directors’ meeting at which all members were present, the Board approved modified terms for the potential transaction and authorized the Chairman of the Board and the Chief Executive Officer to reopen negotiations with Chrysalis.

      February 2, 2004 — OrthoLogic sent a revised EIP to Chrysalis that proposed a valuation of up to $34.5 million and other terms.

      February 3-8, 2004 — OrthoLogic’s Chief Executive Officer and Chrysalis’ President had a number of telephone conversations over several days to negotiate terms of the EIP.

      February 9, 2004 — Chrysalis held a Board meeting (at which all Board members, Chrysalis’ Chief Operating Officer Dennis McWilliams and Chrysalis’ legal counsel Jeffrey Harder were present) to review the EIP proposed by OrthoLogic, and approved the terms of the EIP. OrthoLogic and Chrysalis signed a non-binding EIP that described the basic terms of a proposed asset transaction as well as conditions necessary to effectuate the negotiation and signing of a definitive agreement. An initial 30-day due diligence period began on February 10, 2004. OrthoLogic paid $100,000 in connection with the signing of the EIP as payment for exclusivity with Chrysalis for a 30-day period.

      February 10-17, 2004 — OrthoLogic sent several representatives to Chrysalis’ facilities in Galveston, Texas to begin conducting due diligence on Chrysalis. During due diligence, OrthoLogic concluded that the current license which Chrysalis held from the University of Texas for Chrysalin was too restrictive and would need to be modified in order for the transaction to move forward. OrthoLogic was concerned about the following provisions under the license, all of which were eliminated in the new license agreement negotiated in connection with the terms of the transaction:

•	licensor’s right to terminate the license in respect of any jurisdiction as to which licensee could not demonstrate that it was actively attempting to commercialize a licensed invention;

•	licensor’s demand and piggyback registration rights for its shares of licensee’s stock;

•	licensor’s right to terminate the license upon an uncured default and licensee’s insolvency;

•	licensee’s obligation to enforce the licensed patents against all infringement;

•	licensee’s inability to assign the license;

•	lack of indemnification of licensee by licensor;

•	licensor’s right of consent with respect to any proposed patent filing; and

•	licensor’s right to representation on licensee’s board of directors or to have a representative attend all of licensee’s board meetings as an observer.

      February 17-March 10, 2004 — The balance of the initial 30-day due diligence period was spent in negotiations between Chrysalis, OrthoLogic and the University of Texas, attempting to come to agreement on a new license for Chrysalin which would be acceptable to all parties.

      March 10-12, 2004 — OrthoLogic’s Chief Executive Officer met several times with Chrysalis’ President at a conference in San Francisco to discuss the on-going negotiations with the University of Texas. The parties agreed to continue due diligence for another 30 days and continue to negotiate with the University of Texas.

      March 16-April 26, 2004 — OrthoLogic and Chrysalis, through their counsel, engaged in extensive negotiations with the University of Texas on the new license for Chrysalin that would take effect upon a closing of a deal with Chrysalis.

      April 27, 2004 — Chrysalis and the University of Texas entered into a new license, effective upon the closing of the asset sale to OrthoLogic.

      April 28, 2004 — OrthoLogic and Chrysalis entered into a definitive Asset Purchase Agreement and Plan of Reorganization.

      June 1, 2004 — OrthoLogic and Chrysalis executed the First Amendment to the Asset Purchase Agreement and Plan of Reorganization, relating to the maximum number of shares issuable to avoid issuing 20% or more of the number of OrthoLogic shares outstanding at closing.

STOCKHOLDER APPROVAL

      Chrysalis is seeking written consents to approve (i) the sale of substantially all of the Chrysalis assets (except cash) to OrthoLogic pursuant to the Asset Purchase Agreement and Plan of Reorganization and the related transactions described in that agreement, and (ii) the plan of complete liquidation and dissolution pursuant to which Chrysalis will wind down its operations and dissolve. To consummate such proposed actions, Chrysalis is required to obtain written consent from holders of at least a majority of its outstanding common stock on an as-converted basis.

      Chrysalis is asking stockholders to execute and return the written consent attached as Annex E to this consent solicitation to Chrysalis’ Secretary as soon as possible by returning the executed written consent in the enclosed self-addressed stamped envelope. If a stockholder does not respond and Chrysalis receives the requisite number of consents voting in favor of the asset purchase, such stockholder will receive a written notice from the Chrysalis Board of Directors of the approval of the consent promptly thereafter. If a stockholder does respond and subsequently wishes to revoke their consent, such stockholder may call Dennis McWilliams at (409) 750-9251, and Chrysalis will disregard such stockholder’s signed consent, provided that Chrysalis has not yet received and accepted consents from shareholders representing a majority of the Chrysalis shares eligible to be voted to approve the asset sale and plan of liquidation.

DISSENTER’S OR APPRAISAL RIGHTS

      Chrysalis’ stockholders are not entitled to any dissenter’s or appraisal rights with respect to the sale of the Chrysalis assets under Delaware law or Chrysalis’ Certificate of Incorporation.

INTERESTS OF CERTAIN CHRYSALIS RELATED PERSONS IN THE ASSET SALE

      Certain of the members of Chrysalis’ Board and its management team have interests in the asset sale, which could be adverse to those of Chrysalis’ stockholders. The interests described in detail below may have been factored into the decision of members of the Board of Directors to approve the asset purchase agreement with OrthoLogic.

•	Darrell H. Carney, Chrysalis’ President and Chief Executive Officer

      Dr. Carney will receive shares of registered OrthoLogic common stock (in the same form and manner as Chrysalis’ other holders of common stock), in return for the 548,446 shares of Chrysalis common stock beneficially owned by Dr. Carney and his wife and family partnerships (excluding shares held by certain of Dr. Carney’s relatives of which he disclaims beneficial ownership). However, pursuant to the Asset Purchase Agreement and Plan of Reorganization, Dr. Carney is required to place an additional number of shares in escrow equal to ten percent of the amount he is entitled to receive. Dr. Carney currently owns non-qualified stock options exercisable for 50,000 shares of Chrysalis common stock. Additional non-qualified stock options to purchase 20,000 shares of Chrysalis common stock will immediately vest upon consummation of the asset sale. Dr. Carney is entitled to have the payment of his exercise price waived if he exercises his options in connection with the asset sale. In addition, Dr. Carney will receive a consulting agreement with OrthoLogic which will pay him an annual consulting fee of $200,000 for at least two years. He is also entitled to receive $37,733 in deferred compensation (accrued through June 30, 2004) from Chrysalis. Dr. Carney waived his rights to receive a change of control payment pursuant to his employment agreement, in the amount of one and a half year’s salary (approximately $300,000), in exchange for a “completion” bonus payable upon final distribution of any remaining Chrysalis assets under the plan of liquidation. Chrysalis’ Board of Directors has approved the payment of a “completion” bonus to Dr. Carney to incentivize him to assist the liquidating trustee following the liquidation of Chrysalis. Dr. Carney will be paid $75,000 cash on or before the final liquidating distribution to Chrysalis’ stockholders.

•	Dennis L. McWilliams, Chrysalis’ Executive Vice President and Chief Operating Officer

      Mr. McWilliams will receive shares of registered OrthoLogic common stock (in the same form and manner as Chrysalis’ other holders of common stock), in return for the 14,000 shares of Chrysalis common stock beneficially owned by Mr. McWilliams. Mr. McWilliams currently owns incentive stock options exercisable for 48,000 shares of Chrysalis common stock. Additional incentive stock options to purchase 33,000 shares of Chrysalis common stock will immediately vest upon consummation of the asset sale. Mr. McWilliams is entitled to have the payment of his exercise price waived if he exercises his options in connection with the asset sale. In addition, Mr. McWilliams will receive a severance payment of approximately $165,000, equal to his annual base salary and health benefits for twelve months (of which $125,000 shall be paid by OrthoLogic). Mr. McWilliams will also be entitled to receive $68,500 in deferred compensation (accrued through June 30, 2004) from Chrysalis. Further, Chrysalis’ Board of Directors has approved the payment of a “completion” bonus to Mr. McWilliams to incentivize him to assist the liquidating trustee following the liquidation of Chrysalis. Mr. McWilliams will be paid $75,000 cash on or before the final liquidating distribution to Chrysalis’ stockholders.

•	David Hobson, Vice President, Research and Development

      Dr. Hobson currently owns incentive stock options exercisable for 19,000 shares of Chrysalis common stock. Additional incentive stock options to purchase 23,000 shares of Chrysalis common stock will immediately vest upon consummation of the asset sale. Dr. Hobson is entitled to have the payment of his exercise price waived if he exercises his options in connection with the asset sale. In addition, he shall be entitled to receive one year of his Chrysalis salary of $145,000 as severance. Dr. Hobson is also be entitled to receive $25,000 in deferred compensation (accrued through June 30, 2004) from Chrysalis.

•	Edwin Lamm, Director

      Mr. Lamm will receive registered shares of OrthoLogic common stock (in the same form and manner as Chrysalis’ other holders of common stock), in return for his 34,286 shares of Chrysalis common stock and for any exercised stock options out of the 22,500 he was granted as part of his service on Chrysalis’ Board. Mr. Lamm is entitled to have the payment of his exercise price waived if he exercises his options in connection with the asset sale. All of Mr. Lamm’s options are vested.

•	Philip Hunke, Director

      Dr. Hunke will receive registered shares of OrthoLogic common stock (in the same form and manner as Chrysalis’ other holders of common stock), in return for his 8,915 shares of Chrysalis common stock and for any exercised stock options out of the 22,500 he was granted as part of his service on Chrysalis’ Board. Dr. Hunke is entitled to have the payment of his exercise price waived if he exercises his options in connection with the asset sale. All of Dr. Hunke’s options are vested. In addition, Dr. Hunke will receive registered shares of OrthoLogic common stock in return for the 5,000 shares of Chrysalis Series A preferred stock he owns in the same form, relative amount, and manner as Chrysalis’ other Series A stockholders.

•	All Option Holders

      Chrysalis’ Board of Directors has approved the payment of a cash bonus to all holders of options to purchase shares of Chrysalis’ common stock in order to help facilitate the exercise of all outstanding options. However, Chrysalis will not pay any cash out-of-pocket to pay for such bonuses. Instead, optionees will be able to exercise any options that they currently own and Chrysalis will waive the requirement to pay the exercise price if such optionees exercise their respective options in connection with the asset sale. The value of the exercise price waiver, calculated by aggregating the exercise price for all outstanding options, is $380,100, with $230,850 of such value applicable to the 237,000 shares held by Chrysalis affiliates and $149,250 applicable to the 154,500 shares held by non-affiliates. The value of the exercise price waiver for the affiliates’ holdings individually is as follows:

•	The value of the waiver with respect to Darrell H. Carney’s 70,000 option shares is $73,500;

•	The value of the waiver with respect to Dennis L. McWilliams’s 81,000 option shares is $78,050;

•	The value of the waiver with respect to David Hobson’s 42,000 option shares is $44,100;

•	The value of the waiver with respect to Philip Hunke’s 22,000 option shares is $17,600; and

•	The value of the waiver with respect to Edwin Lamm’s 22,000 option shares is $17,600.

Optionees who avail themselves of this bonus will recognize income as a result of such bonus. Chrysalis urges any optionee who utilizes this bonus payment to consult with their own tax advisers to determine the tax consequences of such bonus payment.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO CHRYSALIS STOCKHOLDERS

      The following discussion summarizes the material federal income tax considerations of the asset sale and liquidation relevant to holders of shares of Chrysalis capital stock who are holders of record on the closing date and receive shares of OrthoLogic common stock pursuant to the plan of liquidation. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), existing and proposed Treasury Department regulations thereunder and current administrative rulings and court decisions, each as in effect as of the date of this consent solicitation/prospectus and all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Chrysalis or the Chrysalis stockholders.

      Chrysalis stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to certain stockholders of Chrysalis in light of their particular circumstances, such as stockholders who are preferred stockholders, who are financial institutions, insurance companies, tax-exempt organizations, dealers in securities, or foreign persons, who do not hold their shares of Chrysalis capital stock as capital assets, or who acquired their shares in connection with stock option plans or otherwise as compensation. In addition, the following discussion does not address the tax consequences of the asset sale and the liquidation under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the asset sale and the liquidation (whether or not such transactions are in connection with such transactions), including, without limitation, transactions in which Chrysalis capital stock is acquired or OrthoLogic common stock is disposed of. ACCORDINGLY, CHRYSALIS STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT/ PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

      Chrysalis has not requested a ruling from the IRS with regard to any of the federal income tax consequences of the asset sale and the liquidation. Chrysalis has obtained the Tax Opinion of Winstead Sechrest & Minick P.C., counsel to Chrysalis, which is included as an Exhibit to the Registration Statement of which this consent solicitation/prospectus is a part, that the asset sale and liquidation will constitute a “Reorganization” within the meaning of section 368(a)(1)(C) of the Code. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the accuracy of certain representations made by Chrysalis. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position.

      Subject to the limitations and qualifications referred to herein, in the event the asset sale and liquidation does receive the intended treatment under tax laws, the material federal income tax consequences are as follows:

(i) Holders of Chrysalis capital stock will not recognize gain or loss upon their receipt or deemed receipt (including as a consequence of receiving a beneficial interest in the Liquidating Trust or the escrowed shares) of OrthoLogic common stock in exchange for Chrysalis capital stock in the asset sale and the liquidation except to the extent of (a) OrthoLogic common stock issuable as the contingent portion of the purchase price (the “Deferred Shares”) that are recharacterized as interest income under the imputed interest rules of the Code (we refer to the Deferred Shares that are recharacterized as interest income as the Deferred Interest Shares); (b) cash received in lieu of fractional shares of OrthoLogic common stock; (c) cash or other non-stock property received in exchange for Chrysalis capital stock; and (d) cash issuable as the contingent portion of the purchase price.

(ii) Chrysalis stockholders receiving cash or other non-stock property in addition to OrthoLogic common stock in the liquidation will recognize gain equal to the lesser of the amount of cash received or the gain realized as a result of the liquidation (i.e., the fair market value of the OrthoLogic common stock and all other property received by the stockholder less the stockholder’s tax basis in the Chrysalis capital stock surrendered). The gain recognized is treated as capital gain or dividend income depending on whether the non-stock consideration has the effect of a dividend distribution and whether Chrysalis has adequate earnings and profits; provided, however, under the imputed interest rules of the Code, if cash is paid more than one year following the asset sale and liquidation as part of the contingent purchase price, a portion of such gain will be recharacterized for federal income tax purposes as interest income.

(iii) In general, the tax basis of the OrthoLogic common stock received by Chrysalis stockholders in the asset sale and liquidation (other than the Deferred Interest Shares), including OrthoLogic common stock that is deemed to be received by Chrysalis stockholders as a result of receiving a beneficial interest in the liquidating trust or the escrow shares, should be the same as the aggregate tax basis of the Chrysalis capital stock surrendered in exchange increased by any gain recognized in the exchange and decreased by the amount of cash (or any other property) other than OrthoLogic common stock received, or deemed received as a result of the receipt of a beneficial interest in the liquidating trust or the escrow shares. Prior to the final determination of the amount and timing of all Deferred Shares and escrow shares to be issued to Chrysalis stockholders, the interim basis of the shares of OrthoLogic common stock received or deemed received by Chrysalis stockholders will be determined as though the escrow shares and the maximum number of Deferred Shares (not including Deferred Interest Shares) were actually received by Chrysalis stockholders. After final determination of the amount and timing of all Deferred Shares and escrow shares to be issued to Chrysalis stockholders, the final basis of the shares of OrthoLogic common stock received by Chrysalis stockholders will be recalculated to take into account the actual number of shares received.

(iv) The holding period of the OrthoLogic common stock received by the Chrysalis stockholders in the liquidation will include the holding period of the Chrysalis capital stock surrendered in the exchange.

(v) Chrysalis stockholders receiving cash in lieu of a fractional interest in shares of OrthoLogic common stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by OrthoLogic, resulting in the cash such holder receives in lieu of such fractional share interest being treated as having been received as full payment in exchange for common stock redeemed as provided in section 302(a) of the Code. Such holder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of Chrysalis capital stock allocable to such fractional share interest.

      For federal income tax purposes, holders of Chrysalis capital stock should be treated as having received the General Escrow Shares upon the consummation of the asset sale and liquidation. Because the number of escrow shares to be returned to OrthoLogic or any other beneficiary is based upon the value of the OrthoLogic common stock at the time of the asset sale, Chrysalis stockholders should not recognize gain or loss upon the return of escrow shares to OrthoLogic or any other beneficiary. The basis of such returned shares should be added to the adjusted basis of the remaining shares of OrthoLogic common stock received in the asset sale and liquidation by the Chrysalis stockholders. No gain or loss should be recognized and no amount should be included in the income of the Chrysalis stockholders by reason of any release of escrow shares to the Chrysalis stockholders.

      Under the imputed interest rules of the Code, because Chrysalis common stockholders could receive Deferred Shares more than one year following the asset sale and liquidation, a portion of those contingent shares (i.e., the Deferred Interest Shares) will be recharacterized for federal income tax purposes as interest income and will be taxable to Chrysalis stockholders as ordinary interest income when received. In general, the portion of any Deferred Shares constituting Deferred Interest Shares will be equal to the excess of the fair market value of the Deferred Shares when received over the present value of that fair market value as of the date of the asset sale (determined using a discount rate equal to the appropriate “applicable federal rate” for the month of the asset sale). A Chrysalis stockholder’s tax basis for Deferred Interest Shares will equal their fair market value when received and the holding period for Deferred Interest Shares will commence the day following their receipt.

      Although Chrysalis stockholders who acquired their Chrysalis capital stock upon exercise of employee stock options or otherwise as compensation will generally recognize no gain or loss upon receipt of OrthoLogic common stock (other than Deferred Interest Shares) in the asset sale and liquidation, special rules may also apply. For example, if a Chrysalis stockholder acquired Chrysalis capital stock upon exercise of a non-qualified stock option in anticipation of the asset sale and liquidation, the fair market value of shares of Chrysalis capital stock received in excess of the option exercise price would be treated as ordinary, compensation income subject to withholding. In addition, if a Chrysalis stockholder acquired Chrysalis capital stock upon exercise of an “incentive stock option” less than one year prior to the asset sale, cash received in the asset sale and liquidation would be treated as ordinary, compensation income rather than capital gain because the deemed redemption of the fractional interest in OrthoLogic common shares would constitute a “disqualifying disposition.” The application of additional special rules may depend upon whether the Chrysalis capital stock acquired upon exercise of an employee stock option was subject to a “substantial risk of forfeiture” when acquired and, if so, whether the Chrysalis stockholder made a valid and timely election under Section 83(b) of the Code. CHRYSALIS STOCKHOLDERS WHO ACQUIRED THEIR CHRYSALIS CAPITAL STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

      For the asset sale and liquidation of Chrysalis to qualify as a “Reorganization,” the “continuity of interest” requirement must be satisfied. To satisfy the continuity of interest requirement, the Chrysalis stockholders must receive a meaningful ownership interest in OrthoLogic as a result of the asset sale and liquidation. In general, this requirement will be considered satisfied if the fair market value of the OrthoLogic stock to be received by Chrysalis stockholders in the asset sale and liquidation constitutes a substantial part of the total consideration received by the Chrysalis stockholders in the asset sale and liquidation. For advance ruling purposes, the IRS has provided that the continuity of interest requirement will be satisfied if the Chrysalis stockholders exchange their Chrysalis stock for OrthoLogic stock that has a fair market value, as of the closing date, that equals or exceeds 50% of the total consideration received by such Chrysalis stockholders. This safe harbor merely indicates the level of continuity required by the IRS for the issuance of an advance ruling and does not necessarily represent the degree of continuity that is required to qualify as a “Reorganization.” Courts have held the continuity of interest requirement to be satisfied where the stockholders of the acquired corporation receive a lower percentage (e.g., 40%) of acquiring corporation stock. No assurance can be given that the “continuity of interest” requirement will be satisfied. If such requirement is not satisfied, the asset sale and the liquidation would not be treated as a “Reorganization” under the Code.

      In addition, (1) OrthoLogic must continue at least one significant historic business line of Chrysalis or use a significant portion of Chrysalis’ assets in OrthoLogic’s ongoing business; (2) Chrysalis must not be an investment company as that term is defined under the Code; and (3) the portion of the purchase price paid in

OrthoLogic common stock must be equal to at least 80% or more of the fair market value of the assets of Chrysalis being purchased by OrthoLogic pursuant to the asset sale. These requirements are set forth in the Asset Purchase Agreement as either pre-closing or post-closing conditions. If any of these requirements are not met, then the asset sale and liquidation would not be treated as a “Reorganization” under the Code.

      In accordance with the Chrysalis plan of liquidation, Chrysalis will be liquidated. Some amount of cash held by Chrysalis and some amount of OrthoLogic common stock received by Chrysalis upon sale of its assets may be placed into a liquidating trust upon liquidation of Chrysalis. The beneficial interests in the liquidating trust will be distributed to the stockholders of Chrysalis pursuant to the plan of liquidation. For U.S. federal income tax purposes, a share of the assets of the liquidating trust (both common stock and cash) should be deemed to have been distributed to each Chrysalis stockholder in proportion to their interests in the liquidating trust and thereafter contributed by such stockholder to the liquidating trust. Accordingly, a distribution of cash to the liquidating trust by Chrysalis would be taxable as if transferred directly to the stockholders as more fully discussed above.

      In general, a liquidating trust is not itself subject to U.S. federal income tax rather, each holder of a beneficial interest in the liquidating trust will be treated as owning a pro rata share of the assets of the liquidating trust and is required to take into account his proportionate share of each of the liquidating trust’s items of income or deduction. Because the completion of the asset sale and liquidation should constitute a Reorganization within the meaning of section 368(a)(1)(C) of the Code, as described above, Chrysalis stockholders should not recognize any gain or loss that they would not otherwise recognize if the liquidating trust were not utilized.

      If the liquidating trust disposes of any of its OrthoLogic common stock, other than in a distribution to Chrysalis stockholders, each Chrysalis stockholder will recognize gain or loss equal to the difference between the stockholder’s pro rata share of the amount realized by the liquidating trust on the disposition of such shares, and the stockholder’s tax basis in such shares. If the liquidating trust makes any payments in satisfaction of liabilities of Chrysalis that were contingent as of the inception of the liquidating trust, a holder of a beneficial interest in the liquidating trust will generally be entitled to increase the stockholder’s basis (or claim a capital loss) in the OrthoLogic common stock acquired in the liquidation (including such holder’s pro rata share of any OrthoLogic common stock held in the liquidating trust) by an amount equal to such holder’s pro rata share of such payment. Moreover, if the liquidating trust earns any income, such as interest or dividends, such income will be taxable to a holder of a beneficial interest in the liquidating trust in accordance with the holder’s method of accounting in the year in which received by the trust without regard to whether any distribution was made.

      A successful IRS challenge to the “Reorganization” status of the asset sale and liquidation (as a result of the failure of the “continuity of interest” requirement or otherwise) would result in several significant adverse tax consequences. First, a Chrysalis stockholder would recognize additional gain or loss with respect to each share of Chrysalis capital stock surrendered in the liquidation equal to the difference between the stockholder’s basis in such share and the fair market values of the OrthoLogic common stock received in the liquidation and the contingent right to receive escrow shares and Deferred Shares in the future. In such event, a stockholder’s aggregate basis in the OrthoLogic common stock so received would equal its fair market value and the stockholder’s tax holding period for such stock would begin the day after the date of the liquidation. Second, the transfer of Chrysalis’ assets to OrthoLogic would be treated as a taxable sale of such assets. The corporate level gain Chrysalis would recognize upon such a taxable sale of assets would be equal to the difference between Chrysalis’s adjusted tax basis in such assets and the fair market value of all of the consideration received from OrthoLogic in the asset sale (including, but not limited to, all of the OrthoLogic common stock issued by OrthoLogic, cash and all of the liabilities assumed by OrthoLogic). Chrysalis’ tax liability associated with any such recognized gain, after taking into account the effect of any relevant and available Chrysalis tax attributes (e.g., current and carryover net operating losses and tax credits), is a liability that is not assumed by OrthoLogic in accordance with the Asset Purchase Agreement. It is anticipated that any such tax liability would be material and would reduce the amounts of cash and OrthoLogic common stock otherwise distributable in the liquidation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

OrthoLogic.

      Please see the OrthoLogic “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Annexes F and G.

Chrysalis.

Overview

      Chrysalis has operated as a development stage company since its inception and is a research and development organization focused on products based on the synthetic peptide Chrysalin. Chrysalin, or “TP-508,” is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. Chrysalis’ lead drug is currently in Phase 3 clinical trials for bone fractures and Phase 1/2 testing for spine fusion through its collaboration with OrthoLogic, and is in Phase 2 clinical testing for diabetic ulcers. Chrysalis also has active preclinical programs in dental bone repair and cardiovascular applications.

      Chyrsalis principally focuses its corporate resources on the development of products based on the Chrysalin platform. Chrysalis currently has four active research categories focusing on Chrysalin: orthopedic tissue repair, dermal wound healing, dental bone repair, and cardiovascular research. The orthopedic program has been funded since 1998 through partnership with OrthoLogic, while the other programs are funded directly by Chrysalis through a combination of corporate, equity-based, and grant funding. In April 2004, OrthoLogic and Chrysalis agreed that OrthoLogic would acquire all the assets of Chrysalis.

Results of Operations Comparing Quarters Ended March 31, 2004 to 2003

Revenues, Cost of Revenues, and Gross Profits

      During the first quarter of 2004 compared with the same period in 2003, Chrysalis saw an increase in revenue of approximately $73,000 as a result of increased sponsored research activity offset by a reduction in grant revenue. Sponsored projects from OrthoLogic increased from approximately $350,000 in 2003 to approximately $475,000 in 2004 related to greater manufacturing activity.

Research and Development Expense

      Research and development expenses in the first quarter of 2004 increased by approximately $327,000 to approximately $795,000 compared with the same quarter in 2003. This was primarily caused by the increased chemistry activity for OrthoLogic.

General and Administrative (G&A) Expenses

      G&A costs increased by approximately $67,000 in the first quarter of 2004 compared with the same quarter of 2003, primarily due to an increase of approximately $100,000 in patenting expenses in the first quarter of 2004. Other legal expenses also increased approximately $25,000 in the first quarter of 2004 as compared to 2003 due to activities relating to the acquisition agreement negotiations with OrthoLogic. These were offset primarily by a $50,000 decrease in professional services.

Results of Operations Comparing Years Ended December 31, 2003 to 2002

Overview

      During 2003, Chrysalis began to realize an increase in sponsored research projects from OrthoLogic in support of OrthoLogic’s Phase 3 clinical program for Chrysalin in bone fractures. In addition, Chrysalis was engaged in discussions for additional strategic partnerships and venture investments to fund Chyrsalin programs not licensed to OrthoLogic.

Revenues, Cost of Revenues, and Gross Profits

      Total revenues in 2003 increased by approximately $1.0 million due to a significant increase in OrthoLogic sponsored research projects. Grant revenues decreased approximately $205,000 due to the completion of Chrysalis’ grant in 2002 for cartilage repair.

Research and Development (“R&D”) Expense

      Research and development expenses in 2003 remained at approximately $2.2 million, which was consistent with R&D expenditures in 2002. R&D salary costs decreased by $130,000 in 2003 compared with 2002 due to a reduction in staff in 2003 to reduce costs in non-sponsored research areas. The salary cost decrease was offset by an increase in third party subcontract expenses related primarily to manufacturing for OrthoLogic.

General and Administrative Expenses

      General and administrative costs increased by approximately $275,000 to $1.4 million in 2003 compared with 2002, due to normal increases in salaries of approximately $100,000 and consulting fees of approximately $50,000 paid in 2003, as well as an increase in professional services of $45,000 due primarily to higher legal fees related to Chrysalis’ efforts to raise financing in 2003. Insurance costs also increased in 2003 by approximately $20,000 due to higher director’s insurance costs.

Liquidity and Capital Resources

      Chrysalis has historically financed its operations through receipt of payments from third parties primarily for licensing and strategic partnering services and through the issuance of $4.8 million of preferred stock. In 2003, cash increased by approximately $217,000 due to the influx of $750,000 received from the sale of convertible bridge notes. These notes, supplemented by an additional $300,000 raised in January of 2004, are promissory notes earning an interest rate of 8% per annum, and are convertible into equity securities upon the completion of a financing for a minimum of $4.0 million, or upon the sale or merger of Chrysalis. Cash decreased to approximately $630,000 at March 31, 2004 due to continued research in the first quarter.

      In April 2004, Chrysalis entered into a definitive agreement with OrthoLogic for the acquisition of substantially all of the assets of Chrysalis. In the event that Chrysalis does not complete the sale with OrthoLogic, Chrysalis will need to raise additional cash prior to the end of the year to finance ongoing operations, and to offset the expenses incurred to date related to the Asset Purchase Agreement. There can be no assurance Chrysalis will be successful in its efforts to generate capital.

      The following table sets forth all known commitments as of March 31, 2004 and the year in which these commitments become due or are expected to be settled (in thousands):

	Convertible	Operating	Capital	Accounts Payable and
Year	Notes Payable	Leases	Leases	Accrued Liabilities	Total

2004	$—	$76	$12	$707	$795

2005	$—	76	—	—	$76

2006	$—	—	—	—	$—

2007	$—	—	—	—	$—

2008	$1,073	$—	—	—	$1,073

Total	$1,073	$152	$12	$707	$1,944

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      OrthoLogic. Please see OrthoLogic’s disclosure on “Quantitative and Qualitative Disclosures About Market Risk” in Annexes F and G.

      Chrysalis. Chrysalis does not have significant exposure to market risk due to the fixed nature of the interest rates on the notes payable.

PER SHARE DATA

      The information below reflects the historical net income and the book value per share of OrthoLogic’s and Chrysalis’ common stock, and equivalent pro forma and book value per share of Chrysalis’ common stock, as well as the unaudited OrthoLogic pro forma combined net income per share and the OrthoLogic pro forma combined book value per share after giving effect to the acquisition. You should read the following tables in conjunction with the unaudited pro forma condensed consolidated financial statements of OrthoLogic, the historical consolidated financial statements and related notes of OrthoLogic included elsewhere herein and the historical consolidated financial statements of Chrysalis and related notes which are included in the “F” pages in this document.

OrthoLogic Corp. Share Data

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Historical per common share data:

Net loss from continuing operations per share — basic and diluted	$(0.23)	$(0.09)

Book value per share(1)	$3.70	$3.61

Unaudited OrthoLogic Corp. Pro Forma Combined Per Share Data

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Pro forma combined per share data:

Net loss from continuing operations per share — basic and diluted	$(0.22)	$(0.10)

Pro forma combined book value per share(2)		$3.20

Chrysalis Biotechnology, Inc. Share Data

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Historical per common share data:

Net loss from continuing operations per share — basic and diluted	$(0.83)	$(0.54)

Book value per share(1)	$(2.71)	$(3.25)

Pro forma equivalent per common share data:

Net loss from continuing operations per share — basic and diluted	$(0.34)	$(0.15)

Book value per share(1)(3)		$4.94

(1)	The historical book value per share is computed by dividing stockholders’ equity (deficit) by the number of common shares outstanding at the end of each period presented.

(2)	The pro forma combined book value per share is computed by dividing pro forma stockholders’ equity of $121,783,000 by the pro forma number of shares outstanding at the end of the period of 38,010,069.

(3)	The equivalent pro forma per share information is computed assuming the issuance of 3,708,649 shares of OrthoLogic common stock, which equates to an exchange ratio of 1.54 shares of OrthoLogic stock per common share of Chrysalis.

MARKET PRICE AND DIVIDEND DATA

      OrthoLogic’s common stock is listed on the Nasdaq National Market under the symbol “OLGC.” The following table sets forth the range of high and low per-share closing sales prices for OrthoLogic common stock as reported on the Nasdaq National Market for the periods indicated.

	2004		2003		2002

	High	Low	High	Low	High	Low

First Quarter	$8.70	$6.65	$4.05	$3.28	$5.74	$4.47

Second Quarter	$8.96	$7.24	$4.53	$3.30	$5.95	$4.51

Third Quarter	—	—	$6.07	$4.63	$5.50	$3.69

Fourth Quarter	—	—	$7.85	$5.45	$4.25	$3.22

      As of July 1, 2004, 34,527,152 shares of OrthoLogic’s common stock were outstanding and held by approximately 1,086 stockholders of record. As of April 27, 2004, the date preceding the public announcement of the asset sale, OrthoLogic’s common stock’s closing price was $7.70.

      Dividends. OrthoLogic has never paid a cash dividend on its common stock. Its Board of Directors currently anticipates that all of its earnings, if any, will be retained for use in its business and does not intend to pay any cash dividends on its common stock in the foreseeable future.

      Chrysalis Biotechnology, Inc.’s equity is not traded on any public market. It has never paid a cash dividend on any of its stock. It intends to make distributions to stockholders pursuant to its plan of liquidation. There are, as of July 1, 2004, 143 Chrysalis common stockholders of record.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      OrthoLogic has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the full extent permitted by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      OrthoLogic. Please see Annex H for beneficial ownership information for OrthoLogic.

      Chrysalis. On an as-converted-to-common stock basis (including the conversion of the notes) as of July 1, 2004, 2,048,310 shares of Chrysalis common stock were eligible to vote on the asset sale and on the plan of liquidation and dissolution. As of such date, Chrysalis had 1,201,940 shares of common stock outstanding, 89,850 shares of Series A preferred shares convertible into 205,371 shares of common stock, Series B preferred shares convertible into 346,467 shares of common stock, Series C preferred shares convertible into 190,476 shares of common stock and Series D preferred shares convertible into 104,056 shares of common stock outstanding, (assuming a July 1, 2004 conversion date). The following table sets forth information regarding the beneficial ownership of Chrysalis’ equity on an as-converted-to-common stock basis as the date of this consent solicitation as though the convertible notes had been converted into 104,056 shares of Chrysalis common stock with respect to (i) each person known to Chrysalis to own beneficially more than five percent of the outstanding shares of its voting stock; (ii) each of Chrysalis’ directors, (iii) each of Chrysalis’ executive officers and (iv) all of Chrysalis’ directors and executive officers as a group.

	Chrysalis Shares Beneficially Owned on an
	As-Converted to Common Stock Basis

			Percentage of
Beneficial Owners	Number of Shares		Total Shares(1)

5% Stockholders

University of Texas Board of Regents	200,000		9.8%

Abbott Corporation	190,476	(2)	9.3%

OrthoLogic Corp.	136,364	(3)	6.7%

Directors and Executive Officers

Darrell Carney	618,446	(4)	29.2%

David Hobson	42,000	(5)	2.0%

Dennis McWilliams	95,000	(6)	4.5%

Phil Hunke	42,843	(7)	2.1%

Edwin Lamm	56,786	(8)	2.8%

Directors and executive officers as a group (5 persons)	855,075	(4)-(8)	37.4%

*	Less than one percent.

(1)	The percentages above were calculated based on the assumption that the Series D Preferred Stock will be issued and all option holders will exercise their options on closing. For purposes of this table, it is assumed the closing occurred on July 1, 2004 and it has been estimated that there were 104,056 shares of Series D Preferred Stock issued upon conversion of Chrysalis’ convertible notes, which shares would be convertible into a like number of shares of Chrysalis’ common stock.

(2)	Includes 190,476 shares of Chrysalis’ Series C Preferred Stock, which are convertible into a like number of shares of Chrysalis’ common stock.

(3)	Includes 136,364 shares of Chrysalis’ Series B Preferred Stock, which are convertible into a like number of shares of Chrysalis’ common stock.

(4)	Includes 548,446 shares of Chrysalis’ common stock and non-qualified options exercisable for 70,000 shares of Chrysalis’ common stock, including non-qualified options to purchase 20,000 shares of Chrysalis’ common stock which accelerate upon closing of the asset sale.

(5)	Includes incentive stock options exercisable for 42,000 shares of Chrysalis’ common stock, including incentive stock options to purchase 23,000 shares of Chrysalis’ common stock which accelerate upon closing of the asset sale.

(6)	Includes incentive stock options exercisable for 81,000 shares of Chrysalis’ common stock, including incentive stock options to purchase 33,000 shares of Chrysalis’ common stock which accelerate upon closing of the asset sale.

(7)	Includes 8,915 shares of Chrysalis’ common stock, non-qualified options exercisable for 22,500 shares of Chrysalis’ common stock and 5,000 shares of Chrysalis’ Series A Preferred Stock, which are convertible into 11,428 shares of Chrysalis’ common stock.

(8)	Includes 34,286 shares of Chrysalis’ common stock and non-qualified options exercisable for 22,500 shares of Chrysalis’ common stock.

      Please also see Annex H for information about OrthoLogic’s directors and officers and executive compensation.

DESCRIPTION OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Dissolution under Delaware Law

      Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the Board of Directors of the corporation followed by a majority vote of its stockholders (which may be effected either through a vote at a special meeting of stockholders or by written consent of such stockholders who hold an amount of shares sufficient to approve the proposal at a special meeting); or (b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	the prosecution and defense of lawsuits, if any;

•	the settling and closing of any business;

•	the disposition and conveyance of any property;

•	the discharge of any liabilities; and

•	the distribution of any remaining assets to the stockholders of the corporation.

      If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

The Plan of Liquidation

      The following is a brief summary of the plan of liquidation. It is qualified in its entirety by reference to the full text of the plan of liquidation attached as Annex B and incorporated herein by reference. You should read the plan of liquidation carefully.

      Effective Date. The plan of liquidation will become effective only if (1) the asset sale and plan of liquidation are approved by written consent by holders of a majority of Chrysalis’ capital stock, voting as a single class, with holders of Chrysalis’ preferred stock voting on an as-converted to common stock basis, and (2) the asset sale to OrthoLogic is consummated. Following the consummation of the asset sale, the Board of Directors will, in its discretion, determine a date on which the plan of liquidation will become effective and the most efficient means to liquidate. However, it is intended that the shares of OrthoLogic common stock that Chrysalis receives upon closing of the asset sale will be distributed to the stockholders as soon as practical after closing. It is anticipated that Chrysalis will retain all of the $2.5 million in cash it receives at closing for a period of at least 90 days during the transition services period under the transition services agreement. Following such period, Chrysalis intends to distribute its remaining cash, less any accrued expenses and any amount Chrysalis believes should be retained to cover any remaining contingent liabilities that may arise in the three-year period following dissolution. It should be noted that such amount of cash will have been depleted during the 90-day period to pay all transaction related expenses as well as any portion of the finder’s fee required to be paid in cash.

      Cessation of Business. If the asset sale and plan of liquidation are approved, Chrysalis will continue to operate its business until the asset sale is consummated. Following the consummation of the asset sale, Chrysalis will cease its business and will not engage in any business activities except for the purposes of collecting and distributing its assets, paying, satisfying and discharging any existing debts and obligations (or making provisions for payment thereof), and doing all other acts required to liquidate and wind up its business and affairs, except that Chrysalis will continue certain of its operations for at least 90 days pursuant to the transition services agreement.

      Certificate of Dissolution. After the plan of liquidation becomes effective, Chrysalis’ officers shall, at such time as the Board of Directors determines, obtain any certificates required by the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, will file with the Delaware secretary of state a certificate of dissolution. Chrysalis’ dissolution will become effective, in accordance with Delaware law, upon proper filing of such certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to Delaware law, Chrysalis will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against Chrysalis, and enabling Chrysalis gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets (including the possibility of additional shares (and cash, if applicable) related to the contingent $7.0 million payment), but not for the purpose of continuing the business for which Chrysalis was organized.

      Liquidation of other Assets. As soon as reasonably practical after the effective date of the plan of liquidation, all of Chrysalis’ assets, other than those sold to OrthoLogic and those not already converted to cash or cash equivalents, will, to the extent possible, be sold and converted to cash or cash equivalents. Sales of Chrysalis’ assets will be made on such terms as are approved by the Board of Directors and may be conducted by either competitive bidding, public sales or privately negotiated sales. Authorization and approval of the plan of liquidation will constitute approval of any such sales, and as such Chrysalis does not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by Chrysalis’ Board of Directors. The plan of liquidation permits Chrysalis to utilize a liquidating trustee, which Chrysalis anticipates engaging for the liquidation and distribution of Chrysalis’ assets, including the distribution of the escrow shares and the $7.0 million of contingent shares (and cash, if applicable), if earned.

      Payment of Liabilities and Obligations. Chrysalis will pay or make reasonable provision to pay all claims and obligations of the company, including all contingent, conditional or unmatured contractual claims known to Chrysalis, and all claims which are known to Chrysalis but for which the identity of the claimant is unknown. Chrysalis will pay all such claims and obligations in full and make any such provisions for payment if there are sufficient assets and funds available. If there are insufficient assets and funds available, Chrysalis will pay such claims and obligations according to their priority.

      Final Record Date and Restrictions on Transfer. Chrysalis will close its stock transfer books and discontinue recording transfers of shares of common stock and preferred stock on the earliest to occur of:

•	the close of business on the record date fixed by Chrysalis’ Board of Directors for the final liquidating distribution,

•	the close of business on the date on which Chrysalis’ remaining assets are transferred to a liquidating trust, or

•	the date fixed by Chrysalis’ Board of Directors for filing the certificate of dissolution,

and, thereafter, certificates representing shares of common stock and preferred stock will not be assignable or transferable on Chrysalis’ books except by will, intestate succession or operation of law. After the final record date, Chrysalis will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock or preferred stock must exercise such instruments or rights prior to the final record date.

      Contingent Liabilities, Contingency Reserve and Liquidating Trust. Under Delaware law, Chrysalis is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following the authorization and approval of the plan of liquidation by Chrysalis’ stockholders, Chrysalis will pay all expenses and fixed and other known liabilities to the extent of its available funds and assets.

      It is anticipated that the cash proceeds from the asset sale to OrthoLogic will be sufficient to fully pay all known liabilities and obligations. As a result, Chrysalis does not expect that there will be any remaining funds or assets available for distribution to its stockholders.

      The plan of liquidation authorizes Chrysalis’ Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause Chrysalis to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by its Board of Directors. Approval of the plan of liquidation by the stockholders will also constitute the approval by the stockholders of any such appointment and any liquidating trust agreement or agreements.

      The liquidating trust would be evidenced by a trust agreement between Chrysalis and the trustee(s). The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to Chrysalis’ stockholders. The transfer to the trust and distribution of interests therein to Chrysalis’ stockholders would enable Chrysalis to divest the trust property and permit its stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustee or trustees immediately following creation of the trust, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of capital stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of capital stock in order to receive the interests. It is further anticipated that pursuant to such trust agreement (i) approval of a majority of the trustees, if more than one, would be required to take any action; and (ii) the trust would be irrevocable and would terminate after the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

      Under Delaware law, in the event Chrysalis fails to create an adequate contingency reserve for payment of its expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata share of such excess, limited to amounts which are received by such stockholder from Chrysalis or from the liquidating trust or trusts.

      If Chrysalis was held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets, if any, to Chrysalis’ stockholders of the liquidating trust or trusts, a creditor of Chrysalis’ could seek an injunction against the making of distributions under the plan of liquidation on the ground that the amounts to be distributed were needed to provide for the payment of Chrysalis’ expenses and liabilities.

      Distributions to Stockholders. Chrysalis anticipates that the cash proceeds received at closing will be sufficient to cover all of its liquidation expenses, including the payment of a finder’s fee in cash to HC Technologies, Inc. in the amount of 5% of the value of the transaction, in connection with the company’s assistance and advisory services provided to Chrysalis prior to this transaction. See “Finder’s Fee” on page 31 for a more complete description of this payment. Consequently, Chrysalis will distribute all of the shares of OrthoLogic common stock it receives at closing to its stockholders under the plan of liquidation (subject to the requirement to put approximately 18% of the shares in escrow. The holders of the Chrysalis preferred stock are entitled to liquidation preferences totaling approximately $5.9 million in the aggregate, divided among the series of preferred stockholders approximately as follows:

Series A	$ 899,000

Series B	$1,905,000

Series C	$2,000,000

Series D or Notes	$1,050,000 (not including accrued interest in connection with the convertible notes)

      In addition, all such series of preferred stock participate with the common stockholders on an as converted to common stock basis in the distribution of the remaining assets. Assuming all of Chrysalis’

outstanding options are exercised prior to closing, and that no warrants are exercised, Chrysalis will have 2,336,153 shares of common stock outstanding to share in the remaining assets subject to additional shares being issued to pay accrued interest upon conversion of the convertible notes. Because the convertible notes continue to accrue interest until their conversion and the principal and interest on the notes are convertible into Series D preferred stock, which are convertible into a like number of shares of common stock, the convertible notes will convert into 104,723 shares of common stock assuming a July 31, 2004 conversion date. As a result of the ceiling and floor on the number of shares of OrthoLogic common stock being issued upon closing, the value of the shares that Chrysalis may receive at closing is unknown at this time. Also, there is the potential of additional shares being issued as a result of the contingent $7.0 million payment. Finally, a certain percentage of the shares being issued at closing are being placed in escrow to cover certain indemnities being given by Chrysalis to OrthoLogic. It is impossible to ascertain at this time whether any or all of these shares will be available for issuance to Chrysalis’ stockholders. Given these variables, it is difficult to ascertain with any certainty the exact value of the shares of OrthoLogic common stock that each stockholder will receive at closing and upon subsequent distributions under the plan of liquidation.

      Expenses of Liquidation and Dissolution. Chrysalis will bear all of its expenses incurred in carrying out the plan of liquidation, including, but not limited to, legal, accounting and administrative expenses, transaction costs and tax obligations.

Indemnification of Chrysalis’ Officers, Directors, Employees and Agents

      Following the adoption and approval of the plan of liquidation by Chrysalis’ stockholders, Chrysalis will continue to indemnify its officers, directors, employees and agents in accordance with its certificate of incorporation and bylaws, including for actions taken in connection with the plan of liquidation and the winding up of Chrysalis’ affairs.

Abandonment, Amendment

      Under the plan of liquidation, Chrysalis’ Board of Directors may modify, amend or abandon the plan of liquidation, notwithstanding stockholder authorization and approval, to the extent permitted by Delaware law. Chrysalis will not amend or modify the plan of liquidation under circumstances that would require additional stockholder approval under Delaware law without complying with Delaware law.

COMPARATIVE RIGHTS OF CHRYSALIS STOCKHOLDERS AND

ORTHOLOGIC STOCKHOLDERS

      OrthoLogic is a Delaware corporation governed by the Delaware General Corporation Law. Chrysalis is also a Delaware corporation governed by the Delaware General Corporation Law. The rights of OrthoLogic stockholders are governed by its Amended and Restated Certificate of Incorporation, Certificate of Designation of Series A Preferred Stock, Rights Agreement and Bylaws and the rights of Chrysalis stockholders are governed by Chrysalis’ Certificate of Incorporation, Certificate of Designations of Series A, B, and C, Certificate of Designations of Series D and Bylaws. The following is a summary of some of the rights of OrthoLogic and Chrysalis stockholders and certain charter and bylaw provisions of the companies. This summary is provided in light of the potential distribution to Chrysalis stockholders of shares of OrthoLogic common stock in connection with the liquidation and dissolution of Chrysalis. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law, as well as to OrthoLogic’s Amended and Restated Certificate of Incorporation, Certificate of Designation of Series A Preferred Stock, Rights Agreement and Bylaws and Chrysalis’ Certificate of Incorporation, Certificates of Designation and Bylaws.

The Capital Stock of OrthoLogic and Chrysalis

•	Authorized Capital Stock

      OrthoLogic. The authorized capital stock of OrthoLogic consists of 50,000,000 shares of common stock, par value $.0005 per share, and 2,000,000 shares of preferred stock, par value $.0005 per share, of which 500,000 shares are designated Series A Preferred Stock.

      Chrysalis. The authorized capital stock of Chrysalis consists of 20,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 89,850 shares are designated Series A Preferred Stock, 346,467 shares are designated Series B Preferred Stock, 190,476 shares are designated Series C Preferred Stock and 106,725 shares are designated Series D Preferred Stock. In connection with the sale of Chrysalis to OrthoLogic, the notes payable will convert to approximately 104,723 shares of Series D preferred stock (assuming a July 31, 2004 closing date).

•	Description of Common Stock

      OrthoLogic. Holders of OrthoLogic’s common stock are entitled to one vote per share for the election of directors and other corporate matters, but are not entitled to cumulative voting rights. The holders are entitled to dividends in such amounts and at such times as may be declared by OrthoLogic’s Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, holders of OrthoLogic common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any debts or obligations owed to OrthoLogic’s creditors. The shares of OrthoLogic common stock carry no preemptive rights.

      Chrysalis. Holders of Chrysalis’ common stock are entitled to one vote per share for the election of directors and other corporate matters, but are not entitled to cumulative voting rights. The holders are entitled to dividends in such amounts and at such times as may be declared by Chrysalis’ Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, holders of common stock, together with holders of preferred stock entitled to share pro rata with the holders of common stock, are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. The Chrysalis common stock carries no preemptive rights.

•	Description of Preferred Stock

      OrthoLogic. OrthoLogic currently has one designated series of preferred stock, the Series A Preferred Stock. No shares of OrthoLogic’s Series A Preferred Stock are outstanding at this time. For a discussion of the Rights Agreement pursuant to which such shares are issuable, see the item below labeled “Stockholder Rights Plan”.

      Chrysalis. Chrysalis currently has four designated series of preferred stock authorized: Series A, Series B, Series C and Series D. The following descriptions are equally applicable to all four series.

•	Dividends. Holders of Chrysalis preferred stock are not guaranteed any type of dividends; however, holders must be paid dividends in an amount equal to the amount paid to any junior stock if Chrysalis declares or pays a dividend on shares of common stock or any class of preferred stock subordinate to the applicable preferred stock with respect to dividend rights.

•	Liquidation Preference. In the event of a dissolution, liquidation, or winding up of Chrysalis, after payment or provision for payment of its debts, the holders of Chrysalis preferred stock are entitled to a liquidation preference in the amount of $10.00 per share of Series A Preferred Stock, $5.50 per share of Series B Preferred Stock, $10.50 per share of Series C Preferred Stock and $10.50 per share of Series D Preferred Stock. If the assets of Chrysalis are insufficient to permit payment in full of such liquidation preferences, the assets shall be distributed pro rata among the holders of the preferred stock. In the event of payment in full of such liquidation preference, the entire remaining assets of Chrysalis shall be distributed pro rata among stockholders of Chrysalis on an as-converted to common stock basis.

•	Conversion Rights. Holders of Chrysalis preferred stock have the option to convert such securities into shares of common stock at any time. Shares of preferred stock are automatically converted into shares of common stock upon: 1) the consummation of an underwritten public offering with an initial public offering price per share of at least $10.00 and resulting in net proceeds to Chrysalis of at least $10,000,000; or 2) the election of the holders of a majority of the issued and outstanding shares of preferred stock, voting together as a single class.

•	Voting. Except as otherwise required by law, holders of Chrysalis preferred stock are entitled to that number of votes per share on all matters equal to the number of shares of common stock into which such holder’s preferred stock could be converted. Except as otherwise required by law or in the case of certain instances referenced in Chrysalis’ Certificate of Designations, holders of Chrysalis preferred stock do not have a separate class or series vote; rather they vote together with the holders of Chrysalis common stock.

•	Stockholder Rights Plan

      OrthoLogic. OrthoLogic has adopted a stockholder rights plan that, among other things, discourages some types of transactions that may involve an actual or threatened change of control of OrthoLogic. Under the plan, holders of shares of OrthoLogic common stock issued and outstanding are entitled to purchase one one-hundredth of a share of Series A Preferred Stock. The purchase right is exercisable upon the earlier of: 1) 10 business days following a public announcement relating to the acquisition of beneficial ownership of 15% or more of OrthoLogic’s common stock; or 2) 15 business days following the commencement of a tender offer or exchange offer if, upon consummation thereof, beneficial ownership of 20% or more of OrthoLogic’s common stock would be obtained.

      Chrysalis. Chrysalis does not currently have a stockholder rights plan.

The Board of Directors of OrthoLogic and Chrysalis

•	Number of Directors

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation and Bylaws state that although the authorized number of directors shall be determined from time to time by the Board of Directors, the number of directors shall not be less than three nor more than nine. OrthoLogic’s Board of Directors currently consists of seven members.

      Chrysalis. Chrysalis’ Certificate of Incorporation and Bylaws state that although the authorized number of directors shall be determined from time to time by the Board of Directors, the number of directors shall not be less than one. Chrysalis’ Board of Directors currently consists of three members.

•	Qualifications of Directors

      OrthoLogic. OrthoLogic’s Bylaws state that directors need not be stockholders.

      Chrysalis. Chrysalis’ Bylaws have no specific qualifications for directors.

•	Classes of Directors

      OrthoLogic. Pursuant to OrthoLogic’s Amended and Restated Certificate of Incorporation, OrthoLogic’s Board of Directors is classified into three classes, with each class holding office for a three-year period. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

      Chrysalis. Chrysalis has no classes of directors.

•	Board Quorum and Vote Requirements

      OrthoLogic. Pursuant to OrthoLogic’s Bylaws and except as otherwise provided by law, a majority of the directors constitutes a quorum for the transaction of business at any meeting of OrthoLogic’s Board of

Directors and the act of a majority of the directors present at any meeting at which there is a quorum is deemed an act of the Board.

      Chrysalis. Pursuant to Chrysalis’ Bylaws and except as otherwise provided by law, a majority of the directors constitutes a quorum for the transaction of business at any meeting of Chrysalis’ Board and the act of a majority of the directors present at any meeting at which there is a quorum is deemed an act of the Board.

•	Action by Written Consent of Directors

      OrthoLogic. OrthoLogic’s Bylaws provide that any action required or permitted to be taken by OrthoLogic’s Board of Directors may be taken without a meeting if all members of the Board consent in writing.

      Chrysalis. Chrysalis’ Bylaws provide that any action required or permitted to be taken by Chrysalis’ Board of Directors may be taken without a meeting if all members of the Board consent in writing.

•	Election of Directors

      OrthoLogic. Because all members of the OrthoLogic Board of Directors serve on a staggered board that is divided into three classes, with each class serving a three-year term, only a portion of the Board is elected each year. Assuming a quorum is present, directors are elected at OrthoLogic’s Annual Meeting by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon.

      Chrysalis. Assuming a quorum is present, directors are elected at Chrysalis’ Annual Meeting by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon.

•	Vacancies on the Board of Directors

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation provides that any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In addition, any vacancy on OrthoLogic’s Board of Directors, however resulting (including, without limitation, newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

      Chrysalis. Chrysalis’ Certificate of Incorporation provides that any additional directors elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of that directorship, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In addition, any vacancy on Chrysalis’ Board of Directors, however resulting (including, without limitation, newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remainder of the term to which such director shall have been elected.

•	Removal of Directors

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock, any or all directors may be removed at any time, but only for cause and only by the affirmative vote of a majority of outstanding shares entitled to vote generally in the election of directors, with such shares being treated as one class.

      Chrysalis. Chrysalis’ Bylaws provide that, subject to the rights, if any, of the holders of shares of preferred stock, any or all directors may be removed at any time, but only for cause and only by the affirmative vote of a majority of outstanding shares entitled to vote generally in the election of directors, with such shares being treated as one class.

Special Matters Relating to OrthoLogic and Chrysalis Stockholders

•	Notice Requirement for Stockholder Meetings

      OrthoLogic. Pursuant to OrthoLogic’s Bylaws and except as otherwise provided by law, notice of any annual or special meeting of stockholders must be served upon or mailed to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

      Chrysalis. Pursuant to Chrysalis’ Bylaws and except as otherwise provided by law, notice of any annual or special meeting of stockholders must be served upon or mailed to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

•	Special Meeting of Stockholders

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called at any time for any purpose or purposes only by the president or the Board of Directors pursuant to a resolution approved by a majority of the whole board, or at the request in writing of stockholders owning at least 35% of the capital stock issued, outstanding and entitled to vote.

      Chrysalis. Chrysalis’ Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called at any time for any purpose or purposes only by the Board of Directors.

•	Stockholder Meeting Quorum Requirements

      OrthoLogic. OrthoLogic’s Bylaws provide that the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. The affirmative vote of the majority of such quorum shall be deemed the act of the stockholders. If the quorum requirement is not satisfied at a meeting of the stockholders, the presiding officer of that meeting may adjourn the meeting to another place, date or time, without notice other than announcement at that meeting, until a quorum is present or represented.

      Chrysalis. Chrysalis’ Bylaws provide that the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. The affirmative vote of the majority of such quorum shall be deemed the act of the stockholders. If the quorum requirement is not satisfied at a meeting of the stockholders, the holders of a majority of the shares of stock represented at such meeting may adjourn the meeting to another place, date or time, without notice other than announcement at that meeting, until a quorum is present or represented.

•	Action by Written Consent of Stockholders

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent.

      Chrysalis. Chrysalis’ Bylaws provide that any action required or permitted to be taken by stockholders may be effected by written consent signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

•	Special Voting Requirements

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of two-thirds of OrthoLogic’s outstanding stock entitled to vote is required for the approval of any significant corporate transaction involving OrthoLogic, e.g., a merger, substantial asset purchase or sale, or any other transaction requiring stockholder approval under the Delaware General Corporation Law, where an “Interested Person” is a party. An “Interested Person” is any person, entity or group thereof having beneficial ownership, directly or indirectly, of 5% or more of any class of OrthoLogic’s voting securities. The two-thirds approval requirement described above is not applicable to any transaction approved by resolution of OrthoLogic’s Board of Directors, so long as a majority of the directors voting for the approval are “Continuing Directors.” A “Continuing Director” is an OrthoLogic director that is not, and has no affiliation with, an “Interested Person” and: 1) was a member of the Board prior to the relevant Interested Person becoming such; or 2) whose initial election succeeds that of a “Continuing Director” or is a newly created directorship, and in either case, was recommended by a majority vote of the “Continuing Directors” then in office.

      Chrysalis. Chrysalis’ Certificate of Incorporation and Bylaws provide no special voting rights. Pursuant to Delaware General Corporation Law, holders of each of Chrysalis’ series of preferred stock have a right to vote as a separate class for a proposed amendment to Chrysalis’ Certificate of Incorporation if such amendment would: (1) increase or decrease the aggregate number of authorized shares of such class, (2) increase or decrease the per value of the shares of such class, or (3) alter or change the powers, preferences or special rights of such class so as to affect them adversely.

•	Stockholder Proposals

      OrthoLogic. OrthoLogic’s Bylaws provide that a stockholder who wishes to present to the Chairman of the Board or the President an item for consideration as an agenda item for a meeting of stockholders may do so if such stockholder complies with the procedures and deadlines set forth in the Bylaws.

      Chrysalis. Chrysalis’ Bylaws do not provide a mechanism for stockholder proposals.

•	Stockholder Nominations

      OrthoLogic. OrthoLogic’s Bylaws provide that nominations of persons for election to the Board of Directors at any meeting at which elections are held may be made by any stockholder who is a stockholder of record, who is entitled to vote at such meeting and who complies with the procedures and deadlines set forth in the Bylaws. OrthoLogic’s Bylaws also provide that nominations may be made by the Board of Directors or a committee appointed by the Board.

      Chrysalis. Chrysalis’ Bylaws do not provide a mechanism for nominations of persons for election to the Board of Directors.

Amendments to the Organizational Documents of OrthoLogic and Chrysalis

•	Amendments to the Certificate of Incorporation

      OrthoLogic. Subject to applicable law and the restrictions described in OrthoLogic’s Amended and Restated Certificate of Incorporation, OrthoLogic reserves the right to amend, alter, change or repeal any provision contained in such Certificate. OrthoLogic’s Amended and Restated Certificate of Incorporation provides that the approval of the holders of at least two-thirds of the voting power of the outstanding stock entitled to vote is required in order to alter, amend or adopt any provision inconsistent with, or repeal the provisions in the Amended and Restated Certificate of Incorporation relating to: 1) the procedure for a) electing directors, and b) nominating candidates for the Board of Directors; 2) the number and term, classification scheme, removal, vacancies and rights of preferred stockholders with respect to, directors; 3) action by consent of stockholders; 4) supermajority voting requirements; 5) the restrictions on calling special meetings of stockholders; 6) amendments to the Bylaws; and 7) amendments to the Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing two-thirds voting requirement, only a majority approval is required for amending the above provisions if the Continuing Directors (meaning those directors not affiliated with persons holding 5% or more of OrthoLogic’s voting securities) shall, by a majority vote, adopt a resolution approving the amendment or repeal proposal and determine to recommend it for approval by the holders of stock entitled to vote thereon.

      Chrysalis. Pursuant to the Delaware General Corporation Law, holders of a majority of the outstanding shares of capital stock entitled to vote thereon may amend the Certificate of Incorporation. See the description of “Special Voting Rights” above for a description of the voting rights of holders of preferred stock to amend the Certificate of Incorporation under Delaware General Corporation law.

•	Amendments to the Bylaws

      OrthoLogic. The Delaware General Corporation Law states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation. A corporation, in its certificate of incorporation, may also confer this power on the Board of Directors in addition to the stockholders. OrthoLogic’s Amended and Restated Certificate of Incorporation authorizes its Board of Directors, by majority vote thereof, to adopt, repeal, alter, amend or rescind its Bylaws. OrthoLogic’s Amended and Restated Certificate of Incorporation also provides that its Bylaws may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon; except that only a majority approval is required if the Continuing Directors (meaning those directors not affiliated with persons holding 5% or more of OrthoLogic’s voting securities) shall, by a majority vote, adopt a resolution approving the amendment or repeal proposal and determine to recommend it for approval by the holders of stock entitled to vote thereon.

      Chrysalis. The Delaware General Corporation Law states that stockholders entitled to vote have the power to adopt, amend or repeal the bylaws of a corporation. A corporation, in its certificate of incorporation, may also confer this power on the Board of Directors in addition to the stockholders. Chrysalis’ Certificate of Incorporation authorizes its Board of Directors, by majority vote thereof, to adopt, repeal, alter, amend or rescind its Bylaws. Chrysalis’ Bylaws also provide that they may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Limitation of Liability, Indemnification and Insurance by or for OrthoLogic and Chrysalis

•	Limitation of Liability

      OrthoLogic. OrthoLogic’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: 1) for breach of the duty of loyalty; 2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; 3) pursuant to Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption); or 4) for any transaction from which the director derived an improper personal benefit.

      Chrysalis. Chrysalis’ Certificate of Incorporation provides that no director shall be personally liable for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: 1) for breach of the duty of loyalty; 2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; 3) pursuant to Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption); or 4) for any transaction from which the director derived an improper personal benefit.

•	Indemnification and Insurance

      OrthoLogic. OrthoLogic’s Bylaws provides that, subject to certain specific limitations, OrthoLogic will indemnify, to the fullest extent permitted by applicable law, each person who is or was a director or officer, and may indemnify each employee and agent of OrthoLogic, against all expense, liability and loss arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities. In addition, OrthoLogic’s Bylaws provides that OrthoLogic may maintain insurance, at its expense, to protect against any expense, liability or loss, whether or not the power to indemnify is available under the specific circumstance.

      Chrysalis. Chrysalis’ Bylaws provide that, subject to certain specific limitations, Chrysalis will indemnify, to the fullest extent permitted by applicable law, each person who is or was a director or officer, and may indemnify each employee and agent of Chrysalis, against all expense, liability and loss arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities. In addition, Chrysalis’ Bylaws provide that Chrysalis may maintain insurance, at its expense, to protect against any expense, liability or loss, whether or not the power to indemnify is available under the specific circumstance.

LEGAL MATTERS

      Certain legal matters in connection with the OrthoLogic common stock offered hereby have been passed upon for OrthoLogic Corp. by Quarles & Brady Streich Lang, LLP of Phoenix, Arizona.

      Winstead Sechrest & Minick P.C., Houston, Texas, has passed upon the tax treatment of the asset purchase agreement for Chrysalis.

EXPERTS

      The consolidated financial statements of OrthoLogic Corp. and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the bone device business), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Chrysalis Biotechnology, Inc. (a development stage company) as of December 31, 2003 and 2002, and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Chrysalis Biotechnology, Inc.’s ability to continue as a going concern and the proposed acquisition of Chrysalis Biotechnology, Inc. by OrthoLogic Corp.), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      OrthoLogic has directors’ and officers’ insurance which provides for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. OrthoLogic has also entered into separate indemnification agreements with each of its directors and certain officers that may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors or officers to the maximum extent permitted under Delaware law.

      OrthoLogic’s amended and restated certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers. Reference is made to Item 22 for OrthoLogic’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      See the exhibit index for a list of exhibits filed as part of this registration statement.

      (b) Financial Statement Schedules. See the “F” pages included as part of this registration statement.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

(3) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(5) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(8) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on July 27, 2004.

ORTHOLOGIC CORP.

By	/s/ THOMAS R. TROTTER

Thomas R. Trotter
President and Chief Executive Officer

Date: July 27, 2004

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ THOMAS R. TROTTER Thomas R. Trotter		President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2004

* John M. Holliman III		Chairman of the Board of Directors and Director	July 27, 2004

* Fredric J. Feldman		Director	July 27, 2004

* Elwood D. Howse, Jr.		Director	July 27, 2004

* Stuart H. Altman, Ph.D.		Director	July 27, 2004

* Augustus A. White III, M.D.		Director	July 27, 2004

* Michael D. Casey		Director	July 27, 2004

/s/ SHERRY A. STURMAN Sherry A. Sturman		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2004

*By:	/s/ THOMAS R. TROTTER Thomas R. Trotter Attorney-in-Fact

FINANCIAL STATEMENTS

CHRYSALIS BIOTECHNOLOGY AUDITED FINANCIAL STATEMENTS

ORTHOLOGIC CORP. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

CHRYSALIS BIOTECHNOLOGY, INC.

(A Development Stage Company)

Consolidated Financial Statements for the Three Months Ended March 31, 2004 and 2003 and for the

Years Ended December 31, 2003 and 2002 and Independent Auditors’ Report

CHRYSALIS BIOTECHNOLOGY, INC.

(A Development Stage Company)

Page

INDEPENDENT AUDITORS’ REPORT	F-3

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of March 31, 2004 (Unaudited) and as of December 31, 2003 and 2002	F-4

Consolidated Statements of Operations for the three months ended March 31, 2004 and 2003 (Unaudited) and for the years ended December 31, 2003 and 2002 and from inception (March 25, 1995) to March 31, 2004 (Unaudited)
F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for quarter ended March 31, 2004 (Unaudited) and for the years ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995	F-6

Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003 (Unaudited) and for the years ended December 31, 2003 and 2002 and from inception (March 25, 1995) to March 31, 2004 (Unaudited)
F-7

Notes to Consolidated Financial Statements	F-8-15

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Chrysalis Biotechnology, Inc.
Galveston, Texas

      We have audited the accompanying consolidated balance sheets of Chrysalis Biotechnology, Inc. (a development stage company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations in the development stage and ability to fund its future operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As described in Note 1 to the financial statements, on April 28, 2004 the Company entered into a definitive agreement with OrthoLogic Corp. for the acquisition of substantially all of the intellectual property of the Company.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

June 1, 2004

CHRYSALIS BIOTECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

March 31, 2004 and December 31, 2003 and 2002

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$630,449	$1,165,815	$948,168

Receivables	240,509	123,423	45,883

Prepaid expenses and other current assets	44,182	23,387	73,196

Total current assets	915,140	1,312,625	1,067,247

EQUIPMENT AND FURNITURE — Net	132,124	149,097	212,639

TOTAL	$1,047,264	$1,461,722	$1,279,886

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:

Accounts payable	$565,321	$363,511	$257,853

Accrued expenses	141,874	161,290	39,505

Deferred revenue — current portion	331,000	541,000	103,000

Capital lease payable — current portion	11,757	16,599	27,870

Total current liabilities	1,049,952	1,082,400	428,228

Deferred revenue	2,827,074	2,882,235	3,102,882

Convertible notes payable including interest of $23,307, $4,044 and 0	1,073,307	754,044

Capital lease payable			16,599

Total liabilities	4,950,333	4,718,679	3,547,709

COMMITMENTS AND CONTINGENCIES (Notes 1, 3, 4 and 7)

STOCKHOLDERS’ DEFICIT:

Convertible Series A, B and C preferred stock, $.001 par value — 5,000,000 shares authorized, 626,793 shares issued and outstanding, reported at liquidation value	4,803,013	4,803,013	4,803,013

Common stock, $.001 par value — 20,000,000 shares authorized, 1,201,940, 1,201,940 and 1,193,840 shares issued and outstanding, respectively	1,202	1,202	1,194

Additional paid-in capital	21,679	21,679	13,182

Deficit accumulated during the development stage	(8,728,963)	(8,082,851)	(7,085,212)

Total stockholders’ deficit	(3,903,069)	(3,256,957)	(2,267,823)

TOTAL	$1,047,264	$1,461,722	$1,279,886

See notes to consolidated financial statements.

CHRYSALIS BIOTECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended				From Inception
	March 31,		Years Ended December 31,		(March 25, 1995)
					Through
	2004	2003	2003	2002	March 31, 2004

					(Unaudited)
	(Unaudited)

REVENUES:

Research and development grants	$—	$51,898	$130,658	$335,377	$2,897,039

Sponsored research	474,979	350,000	2,222,992	1,025,000	6,516,210

Licensing fees	55,162	55,162	220,647	220,647	761,926

Total revenues	530,141	457,060	2,574,297	1,581,024	10,175,175

EXPENSES:

Research and development:

General	45,875	96,018	303,280	626,949	7,099,258

Clinical	26,462	9,356	77,448	57,980	161,890

Preclinical	54,349	53,482	322,066	444,389	821,288

Chemistry	497,709	109,180	743,172	389,392	1,938,396

Biology	170,269	199,687	769,095	755,148	1,695,541

Total research and development	794,664	467,723	2,215,061	2,273,858	11,716,373

General and administrative	381,589	314,440	1,356,875	1,081,593	7,283,406

Total expenses	1,176,253	782,163	3,571,936	3,355,451	18,999,779

MINORITY INTEREST IN NET LOSS OF SUBSIDIARY				(71,593)	(95,641)

NET LOSS	$(646,112)	$(325,103)	$(997,639)	$(1,702,834)	$(8,728,963)

See notes to consolidated financial statements.

CHRYSALIS BIOTECHNOLOGY, INC

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Three Months Ended March 31, 2004 (Unaudited) and
Years Ended December 31, 2003, 2002, 2001, 2000, 1999, 1998, 1997, 1996 and 1995

	Preferred Stock		Common Stock			Deficit	Total
	Issued		Issued		Additional	During the	Stockholders’
					Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Issuance of Common Stock at Inception (March 25, 1995)	—	$—	411,000	$411	$11,194	$—	$11,605

Issuance of common stock			200,000	200	1,800		2,000

Net loss						(25,019)	(25,019)

BALANCE — December 31, 1995			611,000	611	12,994	(25,019)	(11,414)

Issuance of common stock			36,490	37	734		771

Issuance of Series A preferred stock	90,050	900,500					900,500

Net loss						(514,100)	(514,100)

BALANCE — December 31, 1996	90,050	900,500	647,490	648	13,728	(539,119)	375,757

Stock split 2.28571:1			546,350	546	(546)

Issuance of Series B preferred stock	222,378	1,222,554					1,222,554

Net loss						(704,415)	(704,415)

BALANCE — December 31, 1997	312,428	2,123,054	1,193,840	1,194	13,182	(1,243,534)	893,896

Issuance of Series B preferred stock	124,089	682,477					682,477

Repurchase Series A preferred stock	(200)	(2,518)					(2,518)

Net loss						(477,847)	(477,847)

BALANCE — December 31, 1998	436,317	2,803,013	1,193,840	1,194	13,182	(1,721,381)	1,096,008

Net loss						(620,252)	(620,252)

BALANCE — December 31, 1999	436,317	2,803,013	1,193,840	1,194	13,182	(2,341,633)	475,756

Issuance of Series C preferred stock	190,476	2,000,000					2,000,000

Net loss						(953,681)	(953,681)

BALANCE — December 31, 2000	626,793	4,803,013	1,193,840	1,194	13,182	(3,295,314)	1,522,075

Net loss						(2,087,064)	(2,087,064)

BALANCE — December 31, 2001	626,793	4,803,013	1,193,840	1,194	13,182	(5,382,378)	(564,989)

Net loss						(1,702,834)	(1,702,834)

BALANCE — December 31, 2002	626,793	4,803,013	1,193,840	1,194	13,182	(7,085,212)	(2,267,823)

Options exercised			8,100	8	8,497		8,505

Net loss						(997,639)	(997,639)

BALANCE — December 31, 2003	626,793	4,803,013	1,201,940	1,202	21,679	(8,082,851)	(3,256,957)

Net loss (Unaudited)						(646,112)	(646,112)

BALANCE — March 31, 2004 (Unaudited)	626,793	$4,803,013	1,201,940	$1,202	$21,679	$(8,728,963)	$(3,903,069)

See notes to consolidated financial statements.

CHRYSALIS BIOTECHNOLOGY, INC

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Years Ended		From Inception
	March 31,		December 31,		(March 25, 1995)
					through
	2004	2003	2003	2002	March 31, 2004

					(Unaudited)
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(646,112)	$(325,103)	$(997,639)	$(1,702,834)	$(8,728,963)

Adjustments to reconcile net loss to net cash used in operating activities:

Minority interest in net loss				(71,593)	(95,641)

Depreciation and amortization	16,973	16,835	63,663	72,203	367,376

Changes in operating assets and liabilities:

Accounts receivable	(117,086)	15,128	(77,540)	(13,847)	(240,509)

Prepaid expenses and other current assets	(20,795)	21,053	49,809	2,476	(44,182)

Accounts payable and accrued expenses	182,394	(48,064)	227,443	119,829	707,195

Interest payable	19,263		4,044		23,307

Deferred revenue	(265,161)	(55,162)	217,353	(220,647)	3,158,074

Net cash used in operating activities	(830,524)	(375,313)	(512,867)	(1,814,413)	(4,853,343)

CASH FLOWS FROM INVESTING ACTIVITIES —

Purchase of property and equipment		(905)	(121)	(50,306)	(312,819)

CASH FLOWS FROM FINANCING ACTIVITIES:

Principal payments on capital lease obligations	(4,842)	(10,178)	(27,870)	(36,124)	(174,925)

Contribution (distribution) from (to) minority interest				(29,359)	95,641

Proceeds from exercise of stock options		1,113	8,505		8,505

Proceeds from issuance of common stock					14,377

Proceeds from issuance of preferred stock					4,803,013

Proceeds from issuance of notes payable	300,000		750,000		1,050,000

Net cash provided by (used in) financing activities	295,158	(9,065)	730,635	(65,483)	5,796,611

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(535,366)	(385,283)	217,647	(1,930,202)	630,449

CASH AND CASH EQUIVALENTS — Beginning of period	1,165,815	948,168	948,168	2,878,370

CASH AND CASH EQUIVALENTS — End of period	$630,449	$562,885	$1,165,815	$948,168	$630,449

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION

Purchase of property and equipment by capital lease					$186,681

See notes to consolidated financial statements.

CHRYSALIS BIOTECHNOLOGY, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2004 and 2003 (Unaudited)
Years Ended December 31, 2003 and 2002

1.     Organization and Summary of Significant Accounting Policies

      Organization and Development Stage — Chrysalis Biotechnology, Inc. (the “Company”) was founded on March 25, 1995 as a biopharmaceutical company developing a new class of synthetic drugs for accelerating tissue repair. The Company’s core technology, Chrysalin®, is a synthetic peptide that accelerates the repair of a variety of tissue types. The Company’s first product is a topical drug for the treatment of chronic diabetic ulcers and is currently in clinical trials. The Company is also developing an injectable form of Chrysalin®, which is being clinically tested in accelerating fracture healing. Additional internal and collaborative efforts are focusing on new therapies to increase the strength of surgical incisions, fight infection, and repair damaged vasculature.

      A limited liability company was formed and development agreement with Medici Technologies was signed in 1999. This agreement covered the creation of a joint venture called Chrysalis Vascular Technologies I, L.L.C. (“CVT”). CVT was focused on the development of Chrysalin® based products for vascular/cardiovascular applications. The Company maintained control of the company and therefore, the joint venture has been consolidated into these financial statements. The joint venture was dissolved in August 2002.

      The Company has operated as a development stage company since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development and commercializing its products.

      Going Concern Considerations — The Company has experienced recurring losses and accumulated deficits since its inception. The Company has funded these losses through the issuance of preferred stock and the receipt of payments from third parties primarily for research grants, sponsored research and licensing fees. Additionally, in December 2003, the Company issued secured convertible promissory notes (the “Promissory Notes”) totaling $750,000 to individual investors. The Company issued an additional $300,000 in Promissory Notes in January 2004. Without additional funding, the Company may not be able to fund its future obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon the Company’s ability to obtain additional funding through equity infusions, issuance of debt or increased revenue sources or the consummation of the acquisition of the Company as described below.

      On April 28, 2004, the Company entered into a definitive agreement with OrthoLogic Corp. (“OrthoLogic”) for the acquisition of intellectual property of the Company. Under the terms of the agreement, OrthoLogic will pay the Company $2.5 million in cash and $25 million in OrthoLogic common stock at closing, and an additional $7.0 million in common stock upon the occurrence of one of the following trigger events before the five year anniversary of the closing: (1) a sale of substantially all of OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic’s stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin® has been accepted for filing. The number of shares of OrthoLogic common stock issued will be calculated by using a per share price equal to the average closing price for the 10 trading days preceding the triggering event; in no event shall such number of shares exceed the number issued at closing. In the event that the aggregate number of shares issuable at closing and upon the successful accomplishment of the trigger event exceeds 20% of OrthoLogic’s outstanding capital stock at closing, the number of shares issuable upon the trigger event shall be reduced to an amount that does not exceed 20% of its outstanding shares, with the difference paid in cash based on the same OrthoLogic average closing price for the 10 trading days preceding the triggering event. OrthoLogic

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently owns approximately 7.0% of the Company’s outstanding common stock through a prior equity investment in convertible preferred stock. The transaction is subject to approval of the Company’s stockholders, effectiveness of the registration statement to be filed by OrthoLogic with the Securities and Exchange Commission and other customary closing conditions. Closing is expected during the third quarter of 2004.

      Three Months Ended March 31, 2004 and 2003 — The unaudited financial statements for the three months ended March 31, 2004 and 2003 reflect all adjustments which management believes are necessary for the fair presentation of the Company’s financial position and results of operations for the periods presented. These adjustments are of a normal, recurring nature. Such interim financial information should be read in conjunction with the 2003 and 2002 financial statements and accompanying notes herein.

      Significant Accounting Policies — The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been properly eliminated. A summary of significant accounting policies is as follows:

      a. Cash and cash equivalents include all highly liquid investments purchased with a maturity date of three months or less.

      b. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the depreciable assets of five years. Additions or improvements that increase the value or extend the life of an asset are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. Disposals are removed from the accounts at cost less accumulated depreciation, and any gain or loss from disposition is reflected in operations.

      c. Revenue Recognition

Research and Development Grants — The Company applies for research and development grants from the federal government in the form of Small Business Innovative Research (“SBIR”) grants, typically from the National Institutes of Health. When the Company is awarded one of these grants, it is obligated to spend grant dollars on research activities based on a budget submitted with the grant application. The Company bills the federal government on a monthly basis as the costs are incurred. Revenues consist of reimbursement for direct budgeted expenses, indirect costs, and a “fixed fee” which is a pre-approved profit for the grant.

Sponsored Research Revenue is revenue received in return for tasks performed by the Company for partners. Sponsored research revenues are invoiced to the partners with the invoices based on actual expenses incurred (subcontract costs, direct personnel costs, etc.) and an indirect cost rate. A formal written contract does not exist. Specific research is identified on a project by project basis which is performed monthly. This revenue is recognized as the work is performed. Costs incurred under the sponsored research were approximately $475,000, $847,000, $2.0 million, $0, and $2.5 million for the three months ended March 31, 2004 and 2003 (unaudited), for the years ended December 31, 2003 and 2002 and the period from inception (March 25, 1995) through March 31, 2004 (unaudited), respectively.

Licensing Fees are related to the payment of fees to the Company in return for certain rights related to intellectual property owned by the Company. For licensing payments, at the time of the agreement relating to the license, the Company establishes its best estimate of the life of the agreement. Typically these agreements have a term equal to the expiration date of the last patent to expire that relates to the technology. As of March 31, 2004 (unaudited), the Company had deferred revenue in the amount of $3.2 million that will be recognized on a straight-line basis over the remaining performance period of this agreement, which is estimated to be the period ending June 30, 2017.

One customer, OrthoLogic, accounts for the majority of the sponsored research revenue and licensing fees. Total revenues from OrthoLogic were approximately $530,000, $405,000, $2,444,000,

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1,246,000 and $5,558,000 for the three months ended March 31, 2004 and 2003 (unaudited), for the years ended December 31, 2003 and 2002 and the period from inception (March 25, 1995) through March 31, 2004 (unaudited), respectively.

Deferred Revenue represents licensing fees that are being amortized over the patent life of the technology licensed and advance payments related to sponsored research revenue. All deferred revenue amounts relate to payments received from OrthoLogic.

      d. Research and Development Costs — Costs of research and development for government and Company-sponsored projects are expensed as incurred. These costs consist of direct costs associated with specific projects.

      e. Stock Based Compensation — The Company applies Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the 1997 and 2003 Plans (the “Plans”). Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for the Plans been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 123, as amended by SFAS No. 148, the Company’s net loss for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002 and for the period from inception (March 25, 1995) to March 31, 2004 (unaudited) would have increased by approximately $8,000, $9,000, $30,000, $3,000 and $62,000, respectively. The fair value of the options granted during the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002 is estimated as $9,000, $33,000, $66,000, $2,000, respectively, on the date of grant using an option pricing model with the following assumptions in fiscal years 2003 and 2002: dividend yield of 0% and volatility of 3.35%, average risk-free interest rate of approximately 2.3%, an assumed forfeiture rate of 0% and an average expected life of approximately 3.5 years for grants in 2003 and 3.8 years in 2002. The weighted average fair value of options granted during the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002 was $0.25, $0.28, $0.29 and $0.28, respectively.

      f. Recent Accounting Pronouncements — In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of SFAS No. 144 are to develop one accounting model based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, and to address significant implementation issues. The Company’s adoption of SFAS No. 144 on January 1, 2002 had no material impact on our financial position and results of operations.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including residual value guarantees issued in conjunction with operating lease agreements. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligation it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for the financial statements of interim or annual periods ending after December 15, 2002. The Company’s adoption of FIN No. 45 on January 1, 2003 had no material impact on our financial position, results of operations and cash flows.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires that unconsolidated variable interest entities be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses or residual benefits. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46-R”) to address certain FIN 46 implementation issues. The effective dates and impact of FIN 46 and FIN 46-R are as follows:

(i) Special-purpose entities (“SPEs”) created prior to February 1, 2003. The company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003.

(ii) Non-SPEs created prior to February 1, 2003. The company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

(iii) All entities regardless of whether an SPE, that were created subsequent to January 31, 2003.

      The provisions of FIN 46 were applicable for variable interests in entities obtained after January 31, 2003. The adoption of the provisions applicable to SPEs and all other variable interests obtained after January 31, 2003 is not expected to have a material impact on the company’s financial position, results of operations, or cash flows.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires certain financial instruments that embody obligations of the issuer, and which have characteristics of both liabilities and equity, to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The Company’s adoption of SFAS No. 150 did not have a material impact on its financial position, results of operations or cash flows.

      g. Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Property and Equipment

      Property and equipment consist of the following as of December 31:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)

Laboratory equipment	$373,254	$373,254	$377,940

Furniture and equipment	126,246	126,246	121,439

Total	499,500	499,500	499,379

Less accumulated depreciation and amortization	(367,376)	(350,403)	(286,740)

Property and equipment — net	$132,124	$149,097	$212,639

      Depreciation expense totaled $16,973 and $16,835 for the three months ended March 31, 2004 and 2003 (unaudited) and $63,663 and $72,203 for the years ended December 31, 2003 and 2002, respectively, and $367,376 for the period from inception (March 25, 1995) through March 31, 2004 (unaudited).

3.     Long-Term Debt

      In December 2003, the Company issued $750,000 in Promissory Notes at an annual interest rate of 8% with principal and interest due on June 30, 2008. The Company issued an additional $300,000 in Promissory Notes at an annual interest rate of 8% in January 2004. The Promissory Notes and any accrued interest are automatically converted into equity securities upon an equity infusion in an aggregate amount of at least $4,000,000 occurring on or before June 30, 2004 at a price per share paid by the investors in the equity infusion.

      In the event of (1) a merger, consolidation or similar transaction in which the Company’s stockholders immediately prior to such transaction own less than 50% of the outstanding shares after such transaction; (2) a transaction in which more than 50% of the Company’s outstanding voting power is transferred; or (3) a sale, lease or other disposition of all or substantially all of the Company’s assets, if conversion of the Promissory Notes has not already occurred, then the Promissory Notes will automatically convert into shares of a newly created series of preferred stock (the “New Preferred Stock”) of the Company with rights and privileges pari pasu to the Company’s Series C Preferred Stock at a purchase price of $10.50 per share. Based on the terms of the definitive agreement with OrthoLogic discussed in Note 1, the notes would convert upon closing to approximately 104,000 shares of newly created Series D preferred stock (assuming a June 30, 2004 closing date).

      In the event of an underwritten initial public offering with aggregate proceeds of $10 million or more and which results in the Company’s common stock being listed on a national stock exchange or the Nasdaq Stock Market, if conversion of the Promissory Notes has not already occurred, then the Promissory Notes will automatically convert into New Preferred Stock at a purchase price of $10.50 per share.

      If the equity infusion is not completed on or before June 30, 2004, each holder can elect to convert all or part of the principal amount owing on such holder’s Promissory Note (and accrued interest) into shares of the Company’s Series C Preferred Stock or New Preferred Stock, the type of stock to be determined in the sole discretion of the Company, at a purchase price of $10.50 per share, until June 30, 2004.

      If an equity infusion is completed any time after June 30, 2004 but prior to the due date of the Promissory Notes, then holders who did not already convert their Promissory Notes may elect to convert all of the principal amount owing on such holder’s Promissory Note (and accrued interest) into shares of equity securities sold by the Company in such equity infusion, at the same purchase price per share paid by the

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investors in the equity infusion. In the event that holders representing 51% or more of the principal amount of all outstanding Promissory Notes elect to convert, then all holders of outstanding Promissory Notes shall be required to convert their respective Promissory Notes.

      Each lender received warrants to purchase shares of Common Stock of the Company with a term of five years from the date of issuance. Each warrant shall be exercisable for that number of shares as is determined by multiplying .30 times the number of shares which would be acquired upon conversion of the Promissory Notes at the price paid per share in the equity infusion, or if the equity infusion does not occur on or prior to June 30, 2004, $10.50. The exercise price shall be either the price paid per share for the shares of capital stock sold in the equity infusion, or if the equity infusion does not occur on or prior to June 30, 2004, $10.50 per share. Management has determined that the fair value of the warrants was zero at the date of issuance.

4.     Leases

      The Company leases laboratory equipment under capital leases. The present value of the remaining lease payments as of March 31, 2004 (unaudited) is $11,757 through October 2004.

      The Company leases its facility in Galveston, Texas. The lease term is through December 2005. Future minimum lease payments under noncancelable operating leases having an initial term in excess of one year as of December 31, 2003, were as follows:

2004	$76,438

2005	76,438

Total	$152,876

      Lease expense totaled approximately $19,109 in the three months ended March 31, 2004 and 2003 (unaudited) and $76,438 in the years ended December 31, 2003 and 2002.

5.     Accrued Expenses

      Accrued Expenses consist of the following:

		December 31,
	March 31,
	2003	2003	2002

	(Unaudited)

Deferred officer compensation	$116,083	$137,933	—

Vacation	23,250	23,250	$25,824

Other	2,541	107	13,681

Total	$141,874	$161,290	$39,505

      The Company has employment agreements with its officers that contain change of control provisions. The definitive agreement with OrthoLogic (Note 1) will trigger the change of control provisions in the employment agreements upon closing.

6.     Federal Income Taxes

      As of March 31, 2004 and December 31, 2003, the Company has generated net operating loss (“NOL”) carryforwards of approximately $5.3 million and $4.6 million, respectively, which are available to reduce future income taxes. If not utilized, these carryforwards begin to expire in 2011. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company’s ability to utilize its carryforwards. The transaction with OrthoLogic (Note 1) will likely represent such a change in ownership.

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these losses for federal income tax purposes. The benefit for income taxes computed at the federal statutory rate for each reported period differs from the income tax benefit of zero reported as all such deferred tax benefits have been fully reserved.

      Under SFAS No. 109, Accounting for Income Taxes, an NOL results in the recognition of a deferred tax asset. Due to the uncertainty of future taxable income, a full valuation allowance has been provided on the Company’s deferred tax assets in the accompanying financial statements. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)

Deferred tax assets:

NOL carryforwards	$1,786,253	$1,566,575	$1,751,775

Nondeductible accruals	34,742	34,742	8,780

Deferred revenues	1,254,055	1,163,900	1,054,980

Other	144,273	144,273	156,285

Total	3,219,323	2,909,490	2,971,820

Valuation allowance	(3,219,323)	(2,909,490)	(2,971,820)

Net	$—	$—	$—

7.     Capital Stock

      Series A Preferred Stock — During 1996, the Company issued 89,850 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) for gross proceeds of approximately $900,500 in a private placement. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into 2.28571 shares of common stock (205,371 shares of common stock at December 31, 2003). As of December 31, 2003, no shares of Series A Preferred Stock had been converted into shares of common stock. The Series A Preferred Stock is recorded at its liquidation preference of $10.00 per share, or approximately $899,000.

      In 1998, the Company repurchased 200 shares of Series A Preferred Stock at fair value at that date due to potential conflicts of interest.

      Series B Preferred Stock — During 1997 and 1998, the Company issued 346,467 shares of Series B Preferred Stock for gross proceeds of approximately $1.9 million in private placements. Each share of Series B Preferred Stock is initially convertible at any time at the option of the holder into 1 share of Common Stock (346,467 shares of Common Stock at December 31, 2003). As of December 31, 2003, no shares of Series B Preferred Stock had been converted into shares of Common Stock. The Series B Preferred Stock is recorded at its liquidation preference of $5.50 per share, or approximately $1.9 million.

      Series C Preferred Stock — In 2000, the Company issued 190,476 shares of Series C Preferred Stock for gross proceeds of approximately $2.0 million in a private placement. Each share of Series C Preferred stock is convertible at any time at the option of the holder into 1 share of Common Stock (190,476 shares of Common Stock at December 31, 2003). As of December 31, 2003 no shares of Series C Preferred Stock had been converted in shares of Common Stock. The Series C Preferred Stock is recorded at its liquidation preference of $10.50 per share, or approximately $2.0 million.

CHRYSALIS BIOTECHNOLOGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional Rights — Series A, B and C Preferred Stock may bear dividends at rates determined by the board of directors. No such dividends have been determined by the board of directors. On all matters for which the Company’s stockholders are entitled to vote, each share of Series A, B and C Preferred Stock will entitle the holder to one vote for each share of Common Stock into which the share of Series A, B and C Preferred Stock is then convertible. Additionally, the holders of Series A, B and C Preferred Stock have the right to elect one director to the Board of Directors of the Company.

      Shares of preferred stock are automatically converted into shares of common stock upon: 1) the consummation of an underwritten public offering with an initial public offering price per share of at least $10.00 and resulting in net proceeds to Chrysalis of at least $10,000,000; or 2) the election of the holders of a majority of the issued and outstanding shares of preferred stock, voting together as a single class.

8.     Stock Options

      During 1997, the Company adopted the 1997 Stock Option Plan, (the “Plan”), that provides for the grant of options to purchase up to 140,000 shares of Common Stock. The 1997 Plan was subsequently amended in May 2000 and provides for an additional 100,000 options. Additionally, in January 2003, the Company adopted the 2003 Stock Option Plan, (the “2003 Plan”), that provides for the grant of options to purchase up to 160,000 shares of Common Stock. Granted options generally become exercisable over various periods. To the extent not exercised, options generally expire on the tenth anniversary of the date of grant. All options granted under the plan have exercise prices equal to the fair market value at the dates of grant.

      The following is a summary of the Company’s option activity:

		Weighted Average
	Options	Exercise Price

Outstanding, January 1, 2002	152,450	$0.85

Granted	62,400	1.05

Forfeited	(7,600)	1.05

Exercised	(600)	1.05

Outstanding, December 31, 2002	206,650	0.90

Granted	150,300	1.05

Forfeited	(10,800)	1.05

Exercised	(8,100)	1.05

Outstanding, December 31, 2003	338,050	0.98

Granted	34,800	1.05

Forfeited	(800)	1.05

Exercised	0	1.05

Outstanding, March 31, 2004 (Unaudited)	372,050	$0.99

      Since its inception, the Plans have granted stock options to purchase 400,350 shares of its common stock at a weighted average price of $.97. As of March 31, 2004 (unaudited) 212,342 options were exercisable. The weighted average remaining life is approximately eight years. At March 31, 2004 (unaudited), there were 27,950 options available for grant under the Plan.

      The definitive agreement signed with OrthoLogic Corp. on April 28, 2004 (Note 1) will trigger the acceleration of vesting of the options.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of OrthoLogic Corp. and subsidiaries included elsewhere herein, adjusted to give effect to the acquisition of substantially all of the net assets of Chrysalis Biotechnology, Inc (“Chrysalis”) (excluding cash, but including intellectual property), pursuant to the Asset Purchase Agreement and Plan of Reorganization by and between Chrysalis and OrthoLogic dated April 28, 2004 (the “Asset Purchase Agreement”).

      The unaudited pro forma consolidated balance sheet gives effect to the proposed transaction as if it occurred on the date of the balance sheet. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2004 and the year ended December 31, 2003 give effect to the transaction as if it had occurred on January 1, 2003.

      The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements for OrthoLogic included elsewhere herein and the financial statements of Chrysalis included elsewhere herein this filing.

ORTHOLOGIC CORP.

PRO FORMA CONSOLIDATED BALANCE SHEET

March 31, 2004
(In thousands)
(Unaudited)

			Chrysalis
			Assets/ Liabilities
			not Acquired or
	Historical	Historical	Eliminating		Allocation of		Pro Forma
	OrthoLogic	Chrysalis	Interco Items		Purchase Price		OrthoLogic

ASSETS

Cash and cash equivalents	$67,114	$630	$(630	)(1)	$(2,500	)(3)	$63,289
	—	—	—		(1,200	)(3)	—
					(125	)(3)

Short-term investments	48,364	—	—		—		48,364

Accounts receivable	348	241	(241	)(1)	—		348

Inventory	—	—	—		—		—

Prepaids and other current assets	1,089	44	(42	)(1)	—		1,091

Deferred income taxes	—	—	—		—		—

Total current assets	116,915	915	(913)		(3,825)		113,092

Furniture and equipment, net	528	132	—		17	(3)	677

Long-term investments	4,609	—	—		—		4,609

Escrow receivable, net	5,138	—	—		—		5,138

Deferred income taxes, non-current	770	—	—		—		770

Deposits and other assets	196	—	—		—		196

Intangible — Trademarks	—	—	—		2,170	(3)	2,170
	—	—	—				—

Investment in Chrysalis BioTechnology	750	—	—		(750	)(3)	—

Total Assets	$128,906	$1,047	$(913)		$(2,388)		$126,652

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities

Accounts payable	$665	$565	$(115	)(1)	$—		$1,115

Accrued compensation	200	142	(139	)(1)	—		203

Accrued taxes	1,146	—	—		—		1,146

Excess space reserve	209	—	—		—		209

Other accrued liabilities	1,994	—	—		—		1,994

Deferred revenue — current portion	—	331	(196	)(1)	—		—
			(135	)(2)

Capital lease — current portion	—	12	—		—		12

Accrued severance and other divestiture costs	—	—	—		—		—

Total current liabilities	4,214	1,050	(585)		—		4,679

Notes Payable	—	1,073	(1,073	)(1)	—		—

Deferred revenue	—	2,827	(2,827	)(1)	—		—

Deferred rent and capital lease obligation	190	—	—		—		190

Total liabilities	4,404	4,950	(4,485)		—		4,869

Stockholders’ Equity

Preferred stock	—	4,803	(4,803	)(1)	—		—

Common stock	17	1	(1	)(1)	4		21

Additional paid-in capital	145,933	22	(22	)(1)	24,996	(3)	170,929

Accumulated deficit	(21,448)	(8,729)	8,398	(1)	(25,888	)(3)	(47,667)

Treasury stock	—	—	—		(1,500	)(3)	(1,500)

Total stockholders’ equity	124,502	(3,903)	3,572		(2,388)		121,783

Total Liabilities and Stockholders’ Equity	$128,906	$1,047	$(913)		$(2,388)		$126,652

See notes to consolidated pro forma financial statements.

ORTHOLOGIC CORP.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2004
(In thousands)
(Unaudited)

			Eliminating
	Historical	Historical	Interco Items		Pro Forma	Pro Forma
	OrthoLogic	Chrysalis	with OrthoLogic		Adjustments	OrthoLogic

REVENUES
Grant Revenue

Sponsored research		$475	$(475	)(2)

Licensing fees		55	(55	)(2)

Total revenues		530	(530)
OPERATING EXPENSES

General and administrative	$555	362			46 (4)	$963

Research and development	3,371	795	(665	)(2)	—	3,501

CPM divestiture and related gains	(111)	—	—		—	(111)

Total operating expenses	3,815	1,157	(665)		46	4,353

OPERATING LOSS	(3,815)	(627)	135		(46)	(4,353)
OTHER INCOME

Interest income, net	306	(19)	—		—	287

Loss from continuing operations before taxes	(3,509)	(646)	135		(46)	(4,066)

Income tax benefit	(294)	—	—		—	(294)

Net loss from continuing operations	$(3,215)	$(646)	$135	(2)	$(46)	$(3,772)

Net loss per share from continuing operations

Basic and diluted	$(0.09)					$(0.10)

Basic and diluted shares outstanding	34,310				3,485	37,795

See notes to consolidated pro forma financial statements.

ORTHOLOGIC CORP.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003
(In thousands)
(Unaudited)

			Eliminating
			InterCo
	Historical	Historical	items with		Pro Forma		Pro Forma
	OrthoLogic	Chrysalis	OrthoLogic		Adjustments		OrthoLogic

REVENUES

Grant Revenue		$131					$131

Sponsored research		2,223	$(2,223	)(2)			—

Licensing fees		220	(220	)(2)			—

Total revenues		2,574	(2,443)				131
OPERATING EXPENSES

General and administrative	$4,331	1,353	—		$184	(4)	5,868

Research and development	9,008	2,215	(2,633	)(2)	—		8,590

CPM divestiture and related gains	(743)	—	—		—		(743)

Total operating expenses	12,596	3,568	(2,633)		184		13,715

OPERATING LOSS	(12,596)	(994)	190		(184)		13,584
OTHER INCOME

Interest income, net	568	(4)	—		—		564

Loss from continuing operations before taxes	(12,028)	(998)	190		(184)		(13,020)

Income tax benefit	(4,414)	0	—		(382	)(5)	(4,796)

Net loss from continuing operations	(7,614)	(998)	190		198		(8,224)

Net loss per share from continuing operations

Basic and diluted	$(0.23)						$(0.22)

Basic and diluted shares outstanding	32,970				3,485		36,678

See notes to consolidated pro forma financial statements.

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

      The following explanations describe the assumptions used in preparing the pro forma consolidated financial statements of OrthoLogic as of March 31, 2004 and for the year ended December 31, 2003 and the three months ended March 31, 2004.

Acquisition

      On April 28, 2004, OrthoLogic and Chrysalis signed an Asset Purchase Agreement and Plan of Reorganization pursuant to which OrthoLogic agreed to purchase substantially all the assets and intellectual property of Chrysalis in exchange for the payment described below:

•	$2.5 million in cash, payable at the closing;

•	$25.0 million in OrthoLogic common stock, payable at the closing. Chrysalis will receive the number of shares of OrthoLogic common stock, that is equal to $25.0 million as of closing if the 10-day average closing price of OrthoLogic common stock ending immediately prior to closing (the “Closing Date Stock Price”) is no greater than $8.239 and no less than $6.741 per share. In the event that the Closing Date Stock Price is greater than $8.239, Chrysalis will receive 3,034,349 shares of OrthoLogic common stock and in the event that the Closing Date Stock Price is less than $6.741, Chrysalis will receive 3,708,649 shares of OrthoLogic common stock. This means that Chrysalis could receive a number of shares of OrthoLogic common stock worth more or less than $25.0 million at closing. For purposes of the pro forma consolidated financial statements, the maximum number of shares that may possibly be issued, or 3,485,000 shares (3,708,000 shares less 223,000 reflecting the number of shares allocable to OrthoLogic as a shareholder of Chrysalis) have been reflected. If the Closing Date Stock Price exceeds $8.239, the pro forma fully diluted earnings per share would be ($0.10) and ($0.22) for the three months ended March 31, 2004 and the year ended December 31,2003, respectively.

•	$7.0 million in OrthoLogic common stock, payable if either of the following trigger events occurs before the fifth anniversary of the closing: (1) a sale of substantially all OrthoLogic’s assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which OrthoLogic’s stockholders immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction; or (2) OrthoLogic’s receipt of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing. The number of shares of OrthoLogic common stock issued as the $7.0 million will be calculated by using a per share price equal to the average closing price for the 10 trading days preceding the triggering event. These consolidated pro forma financial statements do not reflect this potential payment, as the triggering events have not been met. If the trigger is met, the additional $7.0 million will be added to the purchase price as goodwill.

      (1) To give effect to the acquisition of Chrysalis. Pursuant to the Asset Purchase Agreement, OrthoLogic will acquire only certain assets, principally intellectual property, and assume certain liabilities. It should be noted, OrthoLogic will not assume the Chrysalis position on grants of revenue previously recorded at $131,000 in fiscal year 2003. The contract is not transferable to OrthoLogic. The adjustment removes the related historical assets and liabilities that will not be acquired or assumed by OrthoLogic. As a result, the following represents what is to be acquired by OrthoLogic:

Prepaids and current assets	2

Furniture and equipment, net	132

Accounts payable and accrued compensation	(453)

Capital lease	(12)

Net liabilities acquired	(331)

      (2) To give effect for transactions between OrthoLogic and Chrysalis which on a consolidated basis require elimination. These transactions relate primarily to license fees and sponsored research.

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION — (Continued)

      (3) To give effect for the allocation of the purchase price as follows (in thousands):

Cash to be paid	$2,500

Common stock to be issued	25,000

Direct acquisition costs (related primarily to professional services)	1,200

Liabilities acquired	465

Severance	125

Original investment in Chrysalis	750

Less treasury stock OrthoLogic will receive due to the original investment in Chrysalis	(1,500)

Total purchase price	28,540

Fair value of assets acquired

Trademarks and patents (Note 4)	1,928

In process R&D (“IPR&D”) (Note 7)	23,295

Furniture and equipment, net (Note 2)	132

Fair value	25,355

Purchase price paid in excess of fair value	$3,185

      Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (“SFAS 142”) requires that the cost of a group of assets acquired in a transaction other than a business combination be allocated to the individual assets acquired based on their relative fair values. Therefore, the excess purchase price was allocated primarily to trademarks, patents and in process research and development resulting in adjusted fair values of $2,170,000 and $26,221,000, respectively.

      The allocation is expected to change based upon the fair value of OrthoLogic stock on the closing date. On July 1, 2004, the closing price for OrthoLogic stock was $8.25 which is outside of the high end of the range established in the purchase agreement of $8.239. Therefore, as an example, if the average of the Company’s stock price is $8.50 at the date of close, 3,034,349 shares will be issued, however, the value of the stock will be $25.8 million which would result in the purchase price exceeding the fair value by an additional $800,000 which would then be allocated based upon fair values.

      (4) To record depreciation on furniture and equipment and amortization of the trademark and patents over the estimated useful lives of 5 and 12 years, respectively.

      (5) Income tax effect on the net loss of Chrysalis and the purchase accounting adjustment for the year ended December 31, 2003, at a statutory federal income tax rate of 34% and a state statutory income tax rate of 4.5%, after federal benefit, has been used in tax effecting the net loss of Chrysalis. No tax provision was provided for the three months ended March 31, 2004 due to the net loss and assumed deferred tax valuation allowance.

      (6) OrthoLogic will expense in process Research and Development of $26,221,000 as a result of the acquisition. This item has not been reflected in the pro forma financial statements as it is non-recurring in nature.

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION — (Continued)

      Non-recurring charges:

      (7) In-process R&D

      For valuation purposes, in-process research and development (“IRP&D”) projects were categorized as follows:

      Ortho Indications — These projects include developing applications of the Chrysalin peptide compound to accelerate the repair of damaged tissue for bone fracture healing, spine fusion, and cartilage repair. Bone fracture healing is currently in Phase 3 clinical trials (est. 75% complete). Spine fusion is currently in Phase 2 clinical trials (est. 50% complete), while cartilage repair is in the Pre-IND stage (est. 20% complete). The valuable elements of these acquired projects include the beneficial data that has already been collected from the preclinical work and clinical trials, as well as the time and expense already incurred in moving these indications through the regulatory approval process, bringing these projects nearer to NDA approval and commercialization. Additional direct R&D costs of approximately $1.8 million are estimated to complete these projects. Several material risks of timely completion and commercialization of these projects exist, including risk of unfavorable clinical trial results, potential delays in FDA regulatory approvals, potential lack of capital funding, and risks related to market acceptance and competing products. The fair value of these Ortho Indications projects was determined to be $17,072,442.

      Soft Tissue Indications — These projects include developing applications of the Chrysalin peptide compound to accelerate the repair of damaged tissue for chronic wounds and diabetic ulcers, which is currently in Phase 2 clinical trials (est. 50% complete). The valuable elements of these acquired projects include the beneficial data that has already been collected from the preclinical work and clinical trials, as well as the time and expense already incurred in moving these indications through the regulatory approval process, bringing these projects nearer to NDA approval and commercialization. Assuming timely NDA approval, material net cash inflows were forecast to begin in late 2007. Additional direct R&D costs of approximately $6.3 million are estimated to complete these projects. Several material risks of timely completion and commercialization of these projects exist, including risk of unfavorable clinical trial results, potential delays in FDA regulatory approvals, potential lack of capital funding, and risks related to market acceptance and competing products. The fair value of these Soft Tissue Indications projects was determined to be $4,968,172.

      Other Indications — These projects include developing applications of the Chrysalin peptide compound to accelerate the repair of damaged tissue for dental bone replacement and myocardial revascularization and repair, as well as the development of novel peptides. Dental bone replacement is currently in the Pre-IND stage (est. 20% complete), while the other indications are in the Preclinical stage (est. 10% complete). The valuable elements of these acquired projects include the beneficial data that has already been collected from the preclinical work, as well as the time and expense already incurred in moving these indications through the regulatory approval process, bringing these projects nearer to NDA approval and commercialization. Material net cash inflows from these indications are not expected to begin until 2009 or 2010 at the earliest. Additional R&D costs to complete these Other Indications projects are undetermined. Several material risks of timely completion and commercialization of these projects exist, including risk of unfavorable pre-clinical and clinical trial results, potential delays in FDA regulatory approvals, potential lack of capital funding, and risks related to market acceptance and competing products. The fair value of these Other Indications projects was determined to be $1,255,148.

      A discounted cash flow method was used to determine the fair value of the Ortho and Soft Tissue Indications projects based, in part, on (i) expected NDA approval dates, (ii) market size and market share assumptions, (iii) expected R&D, royalty, general and administrative expenses, and (iv) a risk adjusted discount rate of 30%. The cost approach was used to determine the fair value of the Other Indications projects with applications beyond the forecast horizon.

Annex A

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into as of the 1st day of June 2004, by and between OrthoLogic Corp., a Delaware corporation (“Buyer”), and Chrysalis Biotechnology, Inc., a Delaware corporation (“Seller”).

RECITALS

     WHEREAS, Buyer and Seller are parties to the Asset Purchase Agreement and Plan of Reorganization dated as of April 28, 2004 (the “Asset Purchase Agreement”); and

     WHEREAS, Buyer and Seller desire to amend the Asset Purchase Agreement.

AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

     1.1 Definitions. Capitalized terms used in this Amendment without definition shall have the meanings ascribed thereto in the Asset Purchase Agreement.

     1.2 Amendment. Notwithstanding the provisions of Section 2.4(c), the maximum number of shares of Buyer’s common stock issuable pursuant to Section 2.4(c) shall not exceed an amount equal to the excess of (i) 6,905,430 over (ii) the total number of shares of Buyer’s common stock issued pursuant to Section 2.4(b) hereof (such excess, the “Maximum Number of Trigger Shares”). In the event that, but for this Amendment, the number of shares of Buyer’s common stock to be issued pursuant to Section 2.4(c) would exceed the Maximum Number of Trigger Shares (the amount of such excess, the “Number of Excess Shares”), Buyer shall, in lieu thereof, pay cash to Seller in an amount equal to the product of (i) the Number of Excess Shares multiplied by (ii) the average closing sale price of Buyer’s common stock as reported by the Nasdaq National Market for the 10 trading days immediately prior to the date of the Trigger Event giving rise to the payment under Section 2.4(c).

     1.3. Asset Purchase Agreement. Except as expressly modified herein, the Asset Purchase Agreement shall remain in full force and effect.

     1.4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

BUYER: OrthoLogic Corp., a Delaware corporation
By:	/s/ Thomas R. Trotter
	Name:	Thomas R. Trotter
	Title:	President

SELLER: Chrysalis Biotechnology, Inc., a Delaware corporation
By:	/s/ Darrell H. Carney
	Name:	Darrell H. Carney, Ph.D.
	Title:	President

Execution Copy

ASSET PURCHASE AGREEMENT AND

PLAN OF REORGANIZATION

BY AND BETWEEN

ORTHOLOGIC CORP.

AND

CHRYSALIS BIOTECHNOLOGY, INC.

APRIL 28, 2004

i

(continued)

ii

(continued)

iii

(continued)

		PAGE
9.16	Construction	40
9.17	Incorporation of Exhibits and Schedules	41
9.18	Specific Performance	41
9.19	Bulk Transfer Laws	41
9.20	Resale of Buyer Common Stock	41

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LIST OF EXHIBITS*:

Exhibit A	Patent License Agreement
Exhibit B	Escrow Agreement
Exhibit C	Lockup Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Tangible Assets
Exhibit F	Assumed Contracts
Exhibit G	Allocation Schedule
Exhibit H	Financial Statements
Exhibit I	Seller’s Opinion Letter
Exhibit J	University’s Opinion Letter Regarding Patent License Agreement
Exhibit K	Consulting Contract of Darrell Carney
Exhibit L	Employment Contracts of Andrea Norfleet/Roger Crowther/David Hobson
Exhibit M	Buyer’s Opinion Letter

LIST OF DISCLOSURE SCHEDULE SECTIONS*:

Section 3.2	Authorization of Transaction
Section 3.3	Noncontravention
Section 3.7	Events Subsequent to Most Recent Fiscal Year End
Section 3.8	Undisclosed Liabilities
Section 3.9	Legal Compliance
Section 3.10	Pharmaceutical Regulation
Section 3.12	Tax Matters
Section 3.13(b)	Real Property
Section 3.14	Intellectual Property
Section 3.15	Tangible Assets
Section 3.16	Inventory
Section 3.17	Contracts
Section 3.18	Powers of Attorney
Section 3.19	Insurance
Section 3.21	Product Claims
Section 3.23	Employees
Section 3.24	Employee Benefits
Section 3.27	Certain Business Relationships with Seller

* OrthoLogic Corp. agrees to furnish supplementally a copy of any of these omitted exhibits and sections of the disclosure schedules to the Securities and Exchange Commission upon request.

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ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

     THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION is entered into as of the 28th day of April, 2004, by and between OrthoLogic Corp., a Delaware corporation (“Buyer”), and Chrysalis BioTechnology, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

     WHEREAS, Seller is a biopharmaceutical company engaged in the development of synthetic peptide compounds that target tissue repair and regeneration (the “Business”); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and properties of Seller, and in connection therewith, Buyer is willing to assume certain specified liabilities of Seller relating thereto, all upon the terms and subject to the conditions and provisions set forth herein; and

     WHEREAS, for United States Federal income tax purposes, it is intended that the purchase contemplated by this Agreement will qualify as a reorganization under the provisions of Section 368(a)(1)(c) of the Code (as defined below), and that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code (the “Treasury Regulations”).

AGREEMENT

     NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE ONE: DEFINITIONS

     “Acquired Assets” has the meaning set forth in Section 2.1 below.

     “Additional Shares” shall mean that number of shares, if any, of Buyer’s common stock equal to the quotient of (1) the Adjustment Amount, divided by (2) the Closing Date Stock Price.

     “Adjustment Amount” shall mean the excess, if any, of (x) 80% of the Total Consideration less (y) the value of the shares of Buyer common stock issuable to Seller pursuant to Section 2.4(b)(i) calculated on the basis of the Closing Date Stock Price provided, that the Adjustment Amount shall not be more than $2.5 million.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     “Agreement” means this Asset Purchase Agreement and Plan of Reorganization, as amended or supplemented from time to time, together with all exhibits and schedules delivered pursuant hereto.

     “Assumed Contracts” has the meaning set forth in Section 2.1(c).

     “Assumed Liabilities” has the meaning set forth in Section 2.3.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

     “Business” has the meaning set forth in the preface above.

     “Buyer” has the meaning set forth in the preface above.

     “Carney Indemnity Shares” has the meaning set forth in Section 2.5(a).

     “Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP and applied on a basis consistent with the preparation of the Financial Statements.

     “Change of Control” with respect to a Party means the sale of substantially all assets, or a merger, consolidation, recapitalization, or other transaction, in each case after which the stockholders of such Party immediately before such transaction do not own a majority of the voting power of the resulting entity immediately after such transaction.

     “Chrysalin” means the 23-amino acid synthetic peptide also known as TP508.

     “Closing” has the meaning set forth in Section 2.6 below.

     “Closing Date” has the meaning set forth in Section 2.6 below.

     “Closing Date Stock Price” shall mean the average closing sale price of Buyer’s common stock as reported by the NASDAQ National Market for the ten trading days immediately preceding the Closing Date.

     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Consent Action” shall have the meaning set forth in Section 5.8.

     “DEA” means the United States Drug Enforcement Administration.

     “Debt” with respect to a Person means all liabilities or obligations of such Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) that are

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evidenced by notes, bonds, debentures or similar instruments; or (c) relating to the guaranty, creation or assumption of any liability or obligation of any other Person.

     “Disclosure Schedule” has the meaning set forth in Article 3 below.

     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

     “Environmental, Health and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

     “Escrow Agent” means Wells Fargo, N.A..

     “Escrow Agreement” means the agreement between the Buyer, Seller, Representative and the Escrow Agent in substantially the form of EXHIBIT B.

     “Excluded Assets” has the meaning set forth in Section 2.2 below.

     “FDA” means the United States Food and Drug Administration.

     “Financial Statement” has the meaning set forth in Section 3.6 below.

     “Former Proposal” has the meaning set forth in Section 5.6(c).

     “GAAP” means United States generally accepted accounting principles as in effect from time to time.

     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

     “HIPAA Privacy Rules” has the meaning set forth in Section 9.1 below.

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     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing, production and research processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all licenses through which Seller holds rights to technology, including but not limited to the Patent License Agreement, (g) all patents and patent rights underlying the Patent License Agreement (h) all other proprietary rights and (i) all copies and tangible embodiments of the foregoing (in whatever form or medium).

     “Inventory” has the meaning set forth in Section 2.1(b).

     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

     “Lockup Agreement” shall mean a Lockup Agreement substantially in the form of EXHIBIT C attached hereto.

     “Lockup Stockholders” shall mean the stockholders who are beneficial holders of 5% or more of the outstanding shares of common stock of the Seller on a fully diluted basis as of the date of this Agreement.

     “Losses” has the meaning set forth in Section 7.1 below.

     “Material Adverse Change” with respect to a Party means any adverse event, condition, change, circumstance or effect that, individually or in the aggregate, is or is reasonably likely to materially adversely affect (i) the condition (financial or otherwise), properties, business, results of operations, assets (including intangible assets), or Liabilities of such Party, taken as a whole, (ii) the likelihood of successful commercialization of one or more Chrysalin-based products due to efficacy or safety or other factors outside of the control of the other Party or (iii) the ability of such Party to consummate the transactions contemplated hereby.

     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

     “Most Recent Financial Statements” has the meaning set forth in Section 3.6 below.

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     “Most Recent Fiscal Month End” has the meaning set forth in Section 3.6 below.

     “Most Recent Fiscal Year End” has the meaning set forth in Section 3.6 below.

     “Multiemployer Plan” has the meaning set forth in ERISA Section 4001(a)(3).

     “NDA” means a new drug application with the FDA.

     “NTP Technology” means the synthetic peptide neutrophil cell chemotactic agents described in U.S. Patent No. 6,184,342 and all related continuations and filings.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of Seller as a biopharmaceutical research company, which includes any services performed or contemplated to be performed for the Buyer or any of its Affiliates or subsidiaries.

     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon owned by Seller.

     “Parties” has the meaning set forth in the preface above.

     “Party” has the meaning set forth in the preface above.

     “Patent License Agreement” shall mean the patent license agreement in substance and form as set forth in EXHIBIT A which amends and restates the November 10, 1995 patent license agreement between Seller and the University of Texas’ Board of Regents.

     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     “PHI” has the meaning set forth in Section 9.1 below.

     “Primary Indemnity Shares” has the meaning set forth in Section 2.5(a).

     “Proposal” has the meaning set forth in Section 5.6(b).

     “Proposal Notice” has the meaning set forth in Section 5.6(b).

     “Purchase Price” has the meaning set forth in Section 2.4 below.

     “Real Property Lease” means the Office Lease Agreement between Seller and Waverly Holding Company dated as of November 9, 1999, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

     “Representative” has the meaning set forth in Section 7.6.

     “S-4” has the meaning set forth in Section 3.29.

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     “SEC Reports” means the Buyer’s annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and all other reports, statements and registration statements and amendments thereto (including any reports on Form 10-Q and Form 8-K) filed by Buyer with the SEC since January 1, 2004.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanics’, materialmen’s, and similar liens or (b) liens for Taxes not yet due and payable.

     “Seller” has the meaning set forth in the preface above.

     “Seller’s Knowledge” means actual knowledge after reasonable investigation of Darrell H. Carney, Dennis L. McWilliams, David W. Hobson, Edwin J. Lamm, III and Philip H. Hunke.

     “Signing Date Stock Price” shall mean the average closing sale price of Buyer’s common stock as reported by the Nasdaq National Market for the 10 trading days prior to the execution of this Agreement.

     “Special Meeting” has the meaning set forth in Section 5.8.

     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Total Consideration” shall mean the sum of: (i) $2.5 million, plus (ii) the value, calculated on the basis of the Closing Date Stock Price, of the shares of Buyer common stock issuable to Seller pursuant to Section 2.4(b)(i), plus (iii) the fair market value of the Excluded Assets, as specified in a written notice delivered to Buyer not less than two business days prior to the Closing (the “Consideration Notice”), plus (iv) the dollar amount of Assumed Liabilities, plus (v) all other payments pursuant to this Agreement that Seller determines would be considered “boot” for purposes of the Code and that are specified in the Consideration Notice.

     “Transition Services Agreement” means the agreement between the Seller and Buyer in substantially the form set forth in EXHIBIT D.

     “Treasury Regulations” has the meaning set forth in the preface above.

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     “Trigger Event” shall mean (1) a Change of Control of Buyer; or (2) the receipt by Buyer of written notice from the United States Food and Drug Administration that a new drug application for a product based on Chrysalin has been accepted for filing.

ARTICLE TWO: BASIC TRANSACTION

     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, free and clear of any Security Interest, all of the Acquired Assets at the Closing for the consideration specified in Section 2.4 below. The Acquired Assets shall mean all of the assets specified below in this Section 2.1 and all other tangible and intangible assets owned by Seller, other than the Excluded Assets, including, without limitation:

          (a) Tangible Assets. Subject to Section 2.2, all of the tangible assets of Seller, including, without limitation, the items described in EXHIBIT E;

          (b) Inventory. All of the inventories and supplies of Seller, as of the Closing Date (the “Inventory”);

          (c) Contracts. All of Seller’s rights in, to and under the contracts set forth on EXHIBIT F (the “Assumed Contracts”);

          (d) Intellectual Property. All of Seller’s rights in and to any Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, rights to protection of interests therein under the laws of all jurisdictions and the right to sue for past infringement thereof; and

          (e) Miscellaneous. To the extent transferable, any and all approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies related to the Business. Any and all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials related to the Business.

     2.2 Excluded Assets. Buyer is not purchasing and Seller is retaining all right, title and interest in and to the following (collectively, the “Excluded Assets”):

          (a) Seller’s rights under this Agreement, the Escrow Agreement, the Transition Services Agreement, and any other agreement ancillary thereto and delivered by Seller to Buyer in connection herewith;

          (b) All Sellers’ Cash;

          (c) Seller’s bank accounts, checkbooks and cancelled checks;

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          (d) The Technology License and Asset Purchase Representation Agreement between Seller and the Board of Regents of the University of Texas System.

          (e) Seller’s insurance policies; and

          (f) Seller’s corporate charter, minute and stock record books, corporate seal and tax returns.

     2.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.

          (a) The Assumed Liabilities shall mean:

              (i) all liabilities, obligations and commitments arising after the Closing Date in the operation of the Business by Buyer; and

              (ii) all obligations of Seller under the Assumed Contracts arising after the Closing Date in the Buyer’s operation of the Business.

          (b) Assumed Liabilities shall not include (by way of example and without limitation):

              (i) any Liabilities of Seller not assumed as part of the Assumed Liabilities under Section 2.3(a) above;

              (ii) the $18,000 termination fee associated with the Real Property Lease;

              (iii) any Debt of Seller not assumed as part of the Assumed Liabilities under Section 2.3(a) above;

              (iv) any Liability of Seller for Taxes;

              (v) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets);

              (vi) any Liability of Seller for the unpaid Taxes of any Person (other than Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

              (vii) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee or agent of Seller or was serving at the request of Seller as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

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              (viii) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

              (ix) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); or

              (x) any Liability or obligation of Seller arising out of Seller’s Employee Benefit Plans or severance agreements with its employees, except for the severance of the Seller’s Chief Operating Officer as described in the Transitions Services Agreement.

     2.4 Purchase Price. Buyer agrees to pay to Seller the following consideration (the “Purchase Price”):

          (a) on the Closing Date, Buyer will pay to Seller $2.5 million in cash, less the Adjustment Amount, if any, payable by wire transfer or delivery of other immediately available funds;

          (b) on the Closing Date, subject to Section 2.5 hereof, Buyer will issue and deliver to Seller:

              (i) the number of shares of Buyer’s common stock equal to the quotient of (1) $25.0 million divided by (2) the Closing Date Stock Price; provided, however, that the maximum number of shares of common stock issuable by Buyer pursuant to this clause (i) shall be the quotient of (w) $25.0 million divided by (x) 90% of the Signing Date Stock Price, and the minimum number of shares of common stock issuable by Buyer pursuant to this clause (i) shall be the quotient of (y) $25.0 million divided by (z) 110% of the Signing Date Stock Price; and

              (ii) the Additional Shares, if any; and

          (c) upon the first Trigger Event to occur, the Buyer will issue and deliver to Seller that number of shares of Buyer’s common stock equal to the quotient of (1) $7.0 million divided by (2) the average closing sale price of Buyer’s common stock as reported by the Nasdaq National Market for the 10 trading days immediately prior to the date of the first Trigger Event to occur; provided, however, that Buyer shall have no obligation to issue the shares under this Section 2.4(c) if the Trigger Event occurs more than 5 years after the Closing Date; and provided further, that the total number of shares issuable under this Section 2.4(c) shall not exceed the aggregate number of shares of Buyer’s common stock issued pursuant to Section 2.4(b).

     2.5 Escrow.

          (a) On the Closing Date, Buyer shall deposit in escrow with the Escrow Agent (i) 15% of the shares of Buyer’s common stock issued pursuant to Section 2.4(b) (the “Primary Indemnity Shares”) and (ii) 10% of the shares of Buyer’s common stock issued pursuant to Section 2.4(b) that would be allocated to a holder of 618,446 shares of the Seller’s common stock if the Seller were liquidated on the Closing Date (the “Carney Indemnity Shares”), all of which will be held subject to and released in accordance with the Escrow Agreement.

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          (b) Not later than the Closing Date, Seller will cause each stockholder who or which beneficially owns 5 percent or more of the outstanding common stock of Seller on a fully diluted basis as of the date of this Agreement (“Lockup Stockholders”) to enter into a Lockup Agreement.

     2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Quarles & Brady LLP, located at One Renaissance Square, Two North Central Avenue, Phoenix, AZ 85004-2391, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

     2.7 Allocation. The Parties agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as EXHIBIT G.

     2.8 Tax Treatment. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g), and to cause the transactions contemplated hereby to qualify as a “reorganization” under the provisions of Code Section 368(a)(1)(C). Buyer shall use its reasonable best efforts to act in a manner consistent with the characterization of the transactions contemplated hereby.

ARTICLE THREE: REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). Except where an exhibit is provided for the disclosure of information required under this Article 3, any disclosures to be made on the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3. If a disclosure is not provided under a paragraph so numbered, it shall be presumed that Seller has no such items to disclose in respect of the corresponding section.

     3.1 Organization of Seller. Seller is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has no subsidiaries.

     3.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of Seller, the board of directors of Seller has duly authorized the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

     3.3 Noncontravention. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions

10

contemplated hereby (with or without notice or the lapse of time) will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, Real Property Lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); (ii) accelerate, terminate, modify or cancel any contract or agreement related to the patents and patent rights underlying the Patent License Agreement; or (iii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter, bylaws or resolution of the Board of Directors or shareholders of Seller. Except as set forth in Section 3.3 of the Disclosure Schedule, Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     3.4 Brokers’ Fees. Except for a finders fee to Dallas Anderson, pursuant to an engagement agreement dated May 15, 2003, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Buyer will not become liable or obligated to pay this or any other fees or commissions to Seller’s broker, finders or agents with respect to the transactions contemplated by this Agreement.

     3.5 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

     3.6 Financial Statements. Attached hereto as EXHIBIT H are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2001, 2002 and 2003 (the fiscal year ended December 31, 2003 being referred to herein as the “Most Recent Fiscal Year End”), for Seller; and (ii) unaudited balance sheets and statements of income, changes in shareholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended prior to the date of this Agreement (the “Most Recent Fiscal Month End”), for Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

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     3.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change and no event has occurred or circumstances exist that may result in a Material Adverse Change. Without limiting the generality of the foregoing, since that date:

          (a) Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (b) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000;

          (c) no party (including Seller) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000 to which Seller is a party or by which any of them is bound;

          (d) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (e) Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

          (f) Seller has not made any capital investment in, any loan to, or any acquisition of, the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $25,000;

          (g) except for the issuance of $300,000 of short term convertible debt and the related warrants issued pursuant to the promissory note issued to TDTF Partners in the principal amount of $300,000 on January 28, 2004, Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 individually or $50,000 in the aggregate;

          (h) except for the deferral of salary and bonuses set forth on Schedule 3.7(h), Seller has not delayed or postponed the payment of accounts payable and other Liabilities;

          (i) Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000;

          (j) Seller has not transferred, encumbered nor granted any license or sublicense (except to Buyer) of any rights under or with respect to any Intellectual Property;

          (k) Seller has not licensed or entered into joint development agreements regarding any Intellectual Property owned by or licensed to Seller, or incurred any material expense, entered into any material transaction or otherwise taken any action outside the Ordinary Course of Business;

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          (l) there has been no change made or authorized in the charter or bylaws of Seller;

          (m) except as set forth on Schedule 3.7(m), and except for the issuance of $300,000 of short term convertible debt and the related warrants issued pursuant to the promissory note issued to TDTF Partners in the principal amount of $300,000 on January 28, 2004, Seller has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (n) Seller has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

          (o) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to any real property;

          (p) except for the deferral of salary and bonus compensation set forth on Section 3.7(h) of the Disclosure Schedule, Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, managers or employees;

          (q) except for the deferral of salary and bonus compensation set forth on Section 3.7(h) of the Disclosure Schedule, Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (r) Seller has not granted any increase in the base compensation of any of its directors, officers, managers or employees;

          (s) except as set forth on Schedule 3.7(s), Seller has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (t) except for the deferral of salary and bonus compensation set forth on Section 3.7(h) of the Disclosure Schedule, Seller has not made any other change in employment terms for any of its directors, managers, officers or employees outside the Ordinary Course of Business;

          (u) Seller has not made or pledged to make any charitable or other capital contribution;

          (v) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller; and

          (w) Seller has not committed to any of the foregoing.

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          3.8 Undisclosed Liabilities. Seller has no Liability (and to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability), except for Liabilities set forth in Section 3.8 of the Disclosure Schedule.

     3.9 Legal Compliance.

          (a) Seller and its respective predecessors and Affiliates have complied with all applicable material laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

          (b) Without limiting the generality of the foregoing Section 3.9(a), Seller is currently in compliance in all material respects with all applicable provisions of HIPAA and all regulations pertinent to HIPAA, including HIPAA regulations and requirements effective through December 31, 2003.

     3.10 Pharmaceutical Regulation. Except as set forth in Section 3.10 of the Disclosure Schedule:

          (a) Seller possesses all required registrations, licenses and other permits from the FDA, United States Drug Enforcement Administration (“DEA”), relevant foreign and state agencies, institutional review boards and any other relevant agencies to conduct its business as presently conducted, including the manufacture, receipt, storage, distribution, importation and exportation of pharmaceutical products;

          (b) Seller is in compliance in all material respects with the Food, Drug and Cosmetic Act, as amended, applicable state, FDA, DEA and equivalent foreign or state agencies’ regulations, including, but not limited to, requirements for the receipt, security, inventory, and distribution of pharmaceutical products, and record-keeping and reporting requirements;

          (c) Seller has made available to Buyer for inspection and copying all regulatory agency forms, reports or correspondence received by Seller describing inspectional observations by FDA, DEA or equivalent foreign or state regulatory agencies and all responses by or on behalf of Seller to such forms, reports or correspondence;

          (d) Seller has provided to Buyer all warning letters, notices of violation, notices of hearing or adverse findings received by Seller identifying potential violations of, or deviations from, FDA, DEA or equivalent foreign or state agency regulatory requirements and all responses by or on behalf of Seller to such letters, notices or findings;

          (e) Seller performs informal internal regulatory compliance audits, has provided or made available to Buyer any available written information regarding these internal audits and has implemented any corrective actions recommended by such reports;

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          (f) Seller has made available to Buyer for inspection and copying any available written information regarding any regulatory audits by any outside auditor; and

          (g) Seller has not received any warning letter regarding potential adverse findings involving Chrysalin from the FDA or the equivalent state regulatory agency nor, to Seller’s Knowledge, is there any reasonable Basis for the Seller to receive a warning letter or other regulatory letter, other adverse regulatory communication or become named in an action, or civil or criminal investigation or action.

     3.11 Ethical Practices. Neither Seller nor any representative thereof has offered or given, and to Seller’s Knowledge, no Person has been offered or given on their behalf, anything of value to: (i) any official of a governmental entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a governmental entity; or (iii) any other Person, in any such case where such payment would violate any applicable law or ethical guideline or would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

     3.12 Tax Matters.

          (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid or an adequate reserve has been established therefor set forth on the Most Recent Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets (whether Acquired Assets or Excluded Assets) of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

          (c) To the Knowledge of Seller, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) to Seller’s Knowledge, based upon personal contact with any agent of such authority. Section 3.12(c) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 2001.

          (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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          (e) The unpaid Taxes of Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

          (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) does not have any Liability for the Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (g) Section 3.12(g) of the Disclosure Schedule sets forth the following information with respect to Seller as of the most recent practicable date: (A) the basis of Seller in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to Seller.

          (h) Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

     3.13 Real Property.

          (a) The Seller has no Owned Real Property and has never had any Owned Real Property.

          (b) All Leased Real Property is leased to Seller pursuant to the Real Property Lease, which is described on Section 3.13(b) of the Disclosure Schedule. Seller is not in default under the Real Property Lease or any agreement relating to the Leased Real Property nor, to the Seller’s Knowledge, is any other party thereto in default thereunder. All options in favor of Seller to purchase any of the Leased Real Property, if any, are in full force and effect. No material capital expenditures are required for the maintenance and/or repair of the Leased Real Property.

     3.14 Intellectual Property.

          (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property (including, specifically, the Patent License Agreement between the University of Texas and Seller) owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. To Seller’s Knowledge, Seller has taken

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all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) The Patent License Agreement has been executed and delivered by the relevant parties, is binding on such parties and will be effective at Closing.

          (c) To Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) by Seller. To the Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

          (d) Section 3.14(d) of the Disclosure Schedule identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which Seller has granted to any third party with respect to any of its Intellectual Property [(together with any exceptions)]. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date). Section 3.14(d) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Seller in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3.14(d) of the Disclosure Schedule:

              (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

              (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

              (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller’s Knowledge, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

              (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

          (e) Section 3.14(e) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.14(e) of the Disclosure Schedule:

              (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

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              (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect (as assigned to the Buyer, including upon effectiveness of the Patent License Agreement between Seller and the University of Texas) on identical terms following the consummation of the transactions contemplated by this Agreement;

              (iii) no party to the license, sublicense, agreement or permission is in breach or default thereof, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

              (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

              (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

              (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller’s Knowledge, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

              (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission, which is currently in effect, other than the sublicense to Buyer.

          (f) to the Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

     3.15 Tangible Assets. Except for the equipment and Dr. Carney’s lab space at Basic Sciences Building, Fifth Floor, University of Texas Medical Branch, 301 University Boulevard, Galveston, Texas 77555, all of which are set forth on Section 3.15 of the Disclosure Schedule, Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and, to Seller’s Knowledge, latent), has been maintained in accordance with manufacturer’s suggested practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     3.16 Inventory. Except as set forth in Section 3.16 of the Disclosure Schedule, Seller has no material Inventory.

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     3.17 Contracts. Section 3.17 of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party:

          (a) any agreement (or group of related agreements) for the lease of personal or real property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Seller, or involve consideration in excess of $25,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) any agreement concerning noncompetition and any agreement which will, or by its terms purports to, subject Buyer to any non-disclosure or confidentiality obligations upon the consummation of the transactions contemplated in this Agreement;

          (f) any agreement involving any of Seller’s shareholders and their Affiliates (other than Seller);

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

          (i) any agreement under which Seller has advanced or loaned any amount to any of its directors, officers, or employees;

          (j) any agreement under which the consequences of a default or termination could have a material adverse effect on the Business, financial condition, operations, results of operations or future prospects of Seller; and

          (k) any other agreement (or group of related agreements) the performance of which involves total annual consideration in excess of $25,000.

     Seller has made available to Buyer for inspection and copying a correct and complete copy of each written agreement listed in Section 3.17 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.17 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect, except as such

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enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) neither Seller nor, to Seller’s Knowledge, any other party is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) neither Seller nor, to Seller’s Knowledge any other party has repudiated any provision of the agreement.

     3.18 Powers of Attorney. Except as provided in Section 3.18 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Seller.

     3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage:

          (a) the name, address and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder and the name of each covered insured;

          (c) the policy number and the period of coverage;

          (d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each insurance policy to which Seller is currently a party, a named insured, or otherwise the beneficiary of coverage:

              (i) the policy is legal, valid, binding, enforceable and in full force and effect;

              (ii) neither Seller nor, to Seller’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration under the policy;

              (iii) neither Seller nor, to Seller’s Knowledge, any other party to the policy has repudiated any provision thereof; and

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              (iv) Seller is covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

     3.20 Litigation. Seller (i) has not been subject to any outstanding injunction, judgment, order, decree, ruling or charge, or (ii) has not been a party or, to the Seller’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. To Seller’s Knowledge, there is no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Seller.

     3.21 Product Claims. Each product manufactured and used by Seller has been in conformity in all material respects with all applicable contractual commitments, FDA and applicable institutional review board and all express and implied warranties. Seller has no Liability (and, to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) in connection therewith. No product manufactured or used by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of use and distribution in Seller’s clinical trial. Section 3.21 of the Disclosure Schedule includes copies of the standard terms and conditions of use or distribution of the Seller’s products in clinical trials by Seller (containing applicable disclaimer, warranty and indemnity provisions). Notwithstanding any provisions in this Section 3.21 to the contrary, Seller makes no representation or warranty for any product claims or modifications to products or formulations based on research or clinical trials conducted by Buyer or any third party not under direct contract with Seller.

     3.22 Product Liability. Seller has no Liability (and, to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, used or delivered by Seller. Notwithstanding any provisions in this Section 3.22 to the contrary, Seller makes no representation or warranty for any product claims or modifications to products or formulations based on research or clinical trials conducted by Buyer or any third party not under direct contract with Seller.

     3.23 Employees. Except as provided in Section 3.23 of the Disclosure Schedule, to Seller’s Knowledge, no executive, key employee or group of employees has any plans to terminate employment with Seller. Seller is not a party to nor is it bound by any collective bargaining agreement and no organizational effort is presently being made or threatened.

     3.24 Employee Benefits.

          (a) Section 3.24 of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any material Liability or potential Liability, and:

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              (i) each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) and which provides for eligible rollover distributions described in Code Section 402(f)(2)(A) (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws; and

              (ii) each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

          (b) During the six-year period ending on the Closing Date, with respect to each Employee Benefit Plan that Seller and any ERISA Affiliate maintains, to which any of them contributes, has contributed or has any obligation to contribute, or with respect to which any of them has any material Liability or potential Liability:

              (i) Seller and any ERISA Affiliate do not contribute to, nor have any obligation to contribute to, nor have any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to, any Multiemployer Plan.

              (ii) Seller and any ERISA Affiliate do not contribute to, nor have any obligation to contribute to, nor have any Liability under or with respect to any Employee Benefit Plan that is subject to Title IV of ERISA or subject to the minimum funding standards of ERISA Section 302 or Code Section 412.

     3.25 Guaranties. Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     3.26 Environmental, Health, and Safety Matters.

          (a) Seller, and its Affiliates have complied and are in compliance in all material respects with all Environmental, Health, and Safety Requirements.

          (b) Neither Seller, nor its Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations relating to any of them or Seller’s facilities arising under Environmental, Health, and Safety Requirements.

          (c) Neither Seller, nor its Affiliates have expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

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     3.27 Certain Business Relationships With Seller. Except as otherwise disclosed in Section 3.27 of the Disclosure Schedule, none of Seller’s shareholders or their Affiliates has been involved in any business arrangement or relationship with Seller within the past twelve (12) months (except as an employee of Seller), and none of Seller’s shareholders or their Affiliates owns any asset, tangible or intangible, which is used in Seller’s Business.

     3.28 Disclosure. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

     3.29 Form S-4 Seller Information. In connection with Buyer’s filing with the Securities and Exchange Commission of a registration statement on Form S-4 (together with any amendments thereof or supplements thereto, the “S-4”) for the registration under the Securities Act of the common stock of Buyer issued or to be issued as part of the Purchase Price pursuant to this Agreement, the Seller will be required to provide certain information. The information provided by Seller for use in the S-4 shall not, at the time the S-4 is declared effective by the Securities and Exchange Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE FOUR: REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

     4.1 Organization of Buyer. Buyer is a corporation, validly existing and in good standing under the laws of the jurisdiction of its organization.

     4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, to the extent required by law or under the governing documents of Buyer, the board of directors of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer and no further action is required to be taken by the shareholders of Buyer to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

     4.3 Capitalization.

          (a) The authorized capital stock of Buyer consists of 50,000,000 shares of Buyer’s common stock, par value $0.0005 per share, and 2,000,000 shares of preferred stock, par value of $0.0005 per share. As of the date hereof, there are outstanding 34,525,069 shares of Buyer’s common stock and no other shares of capital stock of any other class.

          (b) At the Closing, the shares of Buyer’s common stock issued pursuant to Section 2.4(b) hereof, and, if and when subsequently issued, the shares of Buyer’s common stock

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issued pursuant to Section 2.4(c) hereof, will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

     4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement (except license agreements for Chrysalin with Seller) to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.5 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, including any for which Seller could become liable or obligated.

     4.6 Securities Filings.

          (a) Buyer has filed all reports and schedules required to be filed with the SEC during the 12 months immediately preceding the date of this Agreement pursuant to the Securities Exchange Act of 1934, as amended, and the regulations thereunder. As of their respective dates, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the SEC Reports at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

          (b) The condensed consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (i) complied in all material respects with applicable accounting requirements and the published regulations with respect thereto, (ii) were prepared in accordance with GAAP (except in the case of interim balance sheets, as permitted by Regulation S-X promulgated by the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

     4.7 Absence of Certain Changes or Events. Except to the extent disclosed in the SEC Reports, since December 31, 2003, there has not occurred a Material Adverse Change in respect of Buyer.

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     4.8 Absence of Litigation. Except as set forth in the SEC Reports, there is no litigation pending, or to the actual knowledge of Buyer’s Chief Executive Officer, after reasonable investigation, threatened against Buyer, that constitutes a Material Adverse Change with respect to Buyer. Buyer is not subject to any outstanding claim or order other than as set forth in the SEC Reports, which, individually or in the aggregate constitutes a Material Adverse Change in respect of Buyer. Buyer has made available to Seller all written correspondence from the Securities and Exchange Commission received during the six months immediately preceding the date of this Agreement regarding any investigation of violations or alleged violations by Buyer of the federal securities laws or correspondence from Nasdaq relating to the listing status of Buyer’s common stock or noncompliance with any Nasdaq listing standards.

     4.9 Pharmaceutical Regulation. Except as set forth in Section 4.9 of the Buyer’s Disclosure Schedule:

          (a) Buyer possesses all required registrations, licenses and other permits from the FDA, DEA, relevant foreign and state agencies, institutional review boards and any other relevant agencies to conduct its business as presently conducted, including the manufacture, receipt, storage, distribution, importation and exportation of pharmaceutical products;

          (b) Buyer is in compliance with the Food, Drug and Cosmetic Act, as amended, applicable state, FDA, DEA and equivalent foreign or state agencies’ regulations, including, but not limited to, requirements for the receipt, security, inventory, and distribution of pharmaceutical products, and record-keeping and reporting requirements except to the extent that such noncompliance would not create a Material Adverse Effect;

          (c) Buyer has provided or made available to Seller all regulatory agency forms, reports or correspondence received by Buyer related to its business as currently conducted and describing inspectional observations by FDA, DEA or equivalent foreign or state regulatory agencies and all responses by or on behalf of Buyer to such forms, reports or correspondence;

          (d) Buyer has had no warning letters, other regulatory letters, notices of violation, notices of hearing or adverse findings received by Buyer related to its business as currently conducted and identifying potential violations of, or deviations from, FDA, DEA or equivalent foreign or state agency regulatory requirements and all responses by or on behalf of Buyer to such letters, notices or findings; and

          (e) Buyer has provided or made available to Seller any available written information regarding any regulatory audits by any outside auditor.

     4.10 Tax Matters.

          (a) It is the present intention of Buyer to continue at least one significant historic business line of the Seller, or to use at least a significant portion of the Seller’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

          (b) Neither Buyer nor any related person under Section 1.368-1(e)(3) of the Treasury Regulations has a present plan or intention, or during the twelve months following the

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     Closing Date will knowingly reacquire shares of Buyer’s common stock from Seller or Seller’s stockholders, except in open market transactions through a broker.

          (c) Buyer has no present plan or intention to sell or otherwise dispose of the Acquired Assets, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code, (iii) transfers to any entity disregarded as an entity separate from Buyer for federal income tax purposes under Section 301.7701-2(c)(2) of the Treasury Regulations or (iv) transfers resulting from a merger or consolidation.

ARTICLE FIVE: PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

     5.2 Notices and Consents. Seller will give any notices to third parties, and Seller will use its best efforts to fulfill all the closing conditions in Section 6.2 below. Buyer will give any notices to third parties, and Buyer will use its best efforts to fulfill all the closing conditions in Section 6.3 below. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3 and Section 4.4 above.

     5.3 Operation of Business. Seller will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not engage in any practice, take any action or enter into any transaction of the sort described in Section 3.7 above. Except as related with the exercise of options outstanding, warrants outstanding and the conversion of debt and preferred stock already outstanding, Seller will not authorize nor issue any additional shares of capital stock, nor rights for capital stock.

     5.4 Preservation of Business. Seller will keep the Business and the properties related thereto substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers, and employees.

     5.5 Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Seller.

     5.6 Exclusivity.

          (a) Subject to Section 5.6(c), Seller shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the

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following and shall not, directly or indirectly (through any officer, director, former director, affiliate, employee, attorney, accountant, financial advisor, subsidiary, independent representative or independent agent or any other advisor or representative of Seller), solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to an acquisition proposal by another party.

          (b) Seller shall notify Buyer promptly of any unsolicited inquiries or proposals received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Seller or any of Seller’s representatives indicating, in connection with such notice, the name of such person, and the material terms and conditions of any inquiries, proposals or offers (a “Proposal”). Seller’s notice of a Proposal will be in writing and delivered to Buyer in accordance with Section 9.14 of this Agreement (a “Proposal Notice”).

          (c) For a period of not less than four business days after Seller’s receipt of each Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to amend this Agreement so that the subject Proposal would not, if consummated, result in a transaction that is more favorable to the Seller, from a financial point of view, than the transactions contemplated by this Agreement (a “Former Proposal”). Upon such amendment of this Agreement, the terms and conditions of this Section 5.6 shall again apply to any inquiry or proposal made by any Person who withdraws a Proposal or who made a Former Proposal (after withdrawal or after such time as their proposal is a Former Proposal).

          (d) In response to the receipt of a Proposal that has not been withdrawn after Seller’s compliance with Sections 5.6(b) and 5.6(c), the board of directors of Seller may terminate this Agreement if the board of directors of Seller has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Proposal, such action is necessary in order to comply with its fiduciary obligations under applicable law and Seller pays the termination fee set forth in Section 8.2.

     5.7 Filing of Registration Statement. Buyer shall use reasonable best efforts to (i) prepare and file promptly (and in no event later than 30 days following the date of this Agreement) with the SEC a registration statement on Form S-4 or other available form, to register the shares of Buyer’s common stock to be issued hereunder, and (ii) cause such registration statement to be declared effective by the SEC. Seller shall furnish to Buyer such information concerning itself and its Affiliates as Buyer may reasonably request in connection with the preparation of the registration statement. The registration statement will comply in all material respects with applicable federal securities laws, except that no representation is made by Buyer with respect to information supplied by Seller for inclusion therein.

     5.8 Shareholder Approval. Seller shall promptly take all steps necessary to either: (i) cause a special meeting of its shareholders (the “Special Meeting”) to be duly called, noticed, convened and held as soon as practicable for the purposes of voting to approve this Agreement, the transactions contemplated hereby and all matters related thereto; or (ii) obtain sufficient written consent of its shareholders to approve and adopt this Agreement, the transactions contemplated hereby and all matters related thereto (the “Consent Action”); provided that, Buyer

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acknowledges that Seller must wait until the registration statement described in Section 5.7 above is declared effective by the SEC before it may seek approval of its stockholders. In connection with the Special Meeting or the Consent Action, the board of directors of Seller shall unanimously recommend to the shareholders that the shareholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and all matters related thereto, and the members of the board of directors shall use their best efforts to secure the required approval of the shareholders, including voting any of their shares in favor of such approval.

ARTICLE SIX: CONDITIONS TO OBLIGATION TO CLOSE

     6.1 General Conditions. The obligations of the Parties to effect the Closing will be subject to the following conditions, unless waived in writing by both Parties:

          (a) no law or order will have been enacted, entered, issued, promulgated or enforced by any governmental entity at what would otherwise be the Closing Date that prohibits or materially restricts consummation of the transactions contemplated by this Agreement;

          (b) Seller’s shareholders shall have approved the sale of the Acquired Assets as contemplated by this Agreement;

          (c) the Buyer and Seller shall have entered into the Transition Services Agreement; and

          (d) the Buyer, Seller, Escrow Agent and Representative will have entered into the Escrow Agreement.

     6.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 3 above shall be true and correct in all respects as to representations and warranties that are required in Section 3 to be materially true and shall be materially true and correct as to all other representations and warranties at and as of the Closing;

          (b) there shall not have occurred a Material Adverse Change with respect to the Seller;

          (c) Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (d) Seller shall have procured all of the third party consents specified in Section 5.2 above;

          (e) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this

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Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Acquired Assets or to operate the former business of Seller (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (f) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in this Section 6.2 has been satisfied in all respects;

          (g) Buyer shall have received from counsel to Seller an opinion in substantially the form set forth in EXHIBIT I attached hereto, addressed to Buyer;

          (h) Buyer shall have received from Bracewell and Patterson, L.L.P. an opinion related to the Patent License Agreement in substantially the form set forth in EXHIBIT J attached hereto, addressed to Buyer, and dated as of the Closing Date;

          (i) Darrell Carney, Ph.D. shall have entered into a consulting contract with Buyer substantially in the form of EXHIBIT K;

          (j) Seller shall have used its best efforts to cause Andrea Norfleet, Ph.D., Roger Crowther, Ph.D. and David Hobson, Ph.D. to enter into employment contracts and related intellectual property assignment agreements with Buyer substantially in the form of EXHIBIT L with job titles as reasonably specified by the Buyer and at substantially same compensation levels as they currently earn from Seller;

          (k) the Seller will have effectively assigned the Patent License Agreement to Buyer by an assignment recordable with the U.S. Patent and Trademark Office and such Patent License Agreement shall be in full force and effect and neither Seller nor the University of Texas Board of Regents shall be in breach thereof, nor shall any event have occurred or conditions exist which, with the giving of notice or the passage of time, would constitute a breach thereof;

          (l) Seller shall have obtained (i) a termination of its arrangement to pay royalties to PL Associates (the consulting firm of Pam Lewis) relating to a certain gel formulation of Chrysalin, (ii) a release from Dr. Carney relating to rights (legal and equitable) to any Intellectual Property and for his portion of the milestone payments related to such Intellectual Property contained within the Acquired Assets, and (iii) a termination of Dr. Carney’s arrangement to pay royalties to Dr. Shyam Ramakrishnan pursuant to his arrangement described in (ii) above; provided that the contracts described in (i) and (iii) above shall be terminated and replaced by (i) a contract with the Buyer that provides for a milestone payment of up to $50,000 upon the issuance of a patent to the Buyer for formulation developed by PL Associates and a milestone payment of up to $150,000 upon the approval by the U.S. Food and Drug Administration of Buyer’s product that includes a patentable formulation created by PL Associates; and (ii) a contract with Buyer that provides for a milestone payment of $100,000 upon an acceptance of an IND by the U.S. Food and Drug Administration for a human clinical trial for NTP formulations;

          (m) Seller shall have recorded with the U.S. Patent and Trademark Office (i) assignments of those patent rights set forth in the Patent License Agreement from the inventors to the University of Texas and Monsanto Company for which assignments were made, but not

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recorded, and (ii) the assignment of the Monsanto Company assignment of the TP508 related patents to the University of Texas;

          (n) Seller and Buyer will terminate the December 31, 1997 Licensing Agreement, as amended, and Seller shall release Buyer of all claims arising thereunder;

          (o) at Closing, Seller shall assign (in a form recordable with the U.S. Patent and Trademark Office) to Buyer all patents and trademarks it owns comprising the Acquired Assets:

          (p) each of the Lockup Stockholders shall have entered into a Lockup Agreement;

          (q) Seller shall have obtained and delivered to Buyer a written consent of the landlord for the assignment of the Real Property Lease, in form and substance satisfactory to Buyer;

          (r) no damage or destruction or other change has occurred with respect to any real property of Seller or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the real property of Seller or the operation of Seller’s Business as currently conducted;

          (s) Seller shall have purchased tail insurance coverage in an amount not less than $2.0 million to cover claims arising out of clinical trials conducted by Seller;

          (t) the issuance of the Buyer’s common stock included as part of the Purchase Price shall be registered pursuant to the S-4, or otherwise registered under the Securities Act of 1933, and all applicable state securities laws, unless exempt therefrom; and

          (u) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and, when executed and delivered by Seller at the Closing, all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

     6.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties of Buyer set forth in Article 4 above shall be true and correct in all respects as to representations and warranties that are required in Article 4 to be materially true and shall be materially true and correct as to all other representations and warranties at and as of the Closing;

          (b) there shall not have occurred a Material Adverse Change with respect to Buyer;

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          (c) Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

          (e) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in this Section 6.3 has been satisfied in all respects;

          (f) Buyer’s registration statement on Form S-4 registering the sale of the Buyer’s common stock issued as part of the Purchase Price shall have been declared effective by the Securities and Exchange Commission.

          (g) Seller shall have received from counsel to Buyer an opinion in substantially the form set forth in EXHIBIT M attached hereto, addressed to Seller, and dated as of the Closing Date; and

          (h) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and, when executed and delivered by Buyer at the Closing, all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

ARTICLE SEVEN: INDEMNIFICATION

     7.1 Indemnity by Seller. To induce Buyer and Seller to enter into this Agreement and to consummate the transactions contemplated thereby, Seller agrees that, subject to the limitations set forth in Section 7.3, from and after the Closing Date Seller shall indemnify and hold Buyer harmless from and against, and agree to promptly defend Buyer from and reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) (“Losses”) which Buyer may at any time, subject to the terms of Section 7.3 hereof, suffer or incur, or become subject to, as a result of or in connection with:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Buyer in connection with this Agreement;

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          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 7);

          (c) the failure to discharge when due any Liability or obligation of Seller other than the Assumed Liabilities, or any claim against Buyer with respect to any such Liability or obligation or alleged Liability or obligation;

          (d) any claims by parties other than Buyer to the extent caused by acts or omissions of Seller on or prior to the Closing Date, including, without limitation, claims for Losses which arise or arose out of Seller’s operation of the Business or by virtue of Seller’s ownership of the Acquired Assets on or prior to the Closing Date;

          (e) any claims by third parties as to title for the Intellectual Property assigned to the Buyer as part of the Acquired Assets and any claims for royalty payments thereto (except to the University of Texas pursuant to the Patent License Agreement);

          (f) any claims arising out of any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan which Seller or an ERISA Affiliate has at any time maintained or administered or to which Seller or any ERISA Affiliate has at any time contributed; or

          (g) any benefit accrued pursuant to any Employee Welfare Benefit Plan or Employee Benefit Plan at or prior to the Closing Date other than benefits payable under insurance policies constituting Acquired Assets.

     7.2 Indemnity by Buyer. From and after the Closing Date, Buyer shall indemnify and hold Seller harmless from and against, and agrees to promptly defend Seller from and reimburse it for, any and all Losses Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (a) any inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Buyer of, or failure by Buyer to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article 7);

          (c) Buyer’s failure to pay, discharge and perform any of the Assumed Liabilities; or

          (d) any claims by parties other than Seller to the extent caused by the acts or omissions of Buyer after the Closing Date and not constituting a Liability excluded from the Assumed Liabilities, including, without limitation, claims for Losses which arise out of Buyer’s operation of the Business after the Closing Date.

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     7.3 Provisions Regarding Indemnities.

          (a) Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 7.1 and 7.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification.

          (b) Termination of Rights to Indemnity. The right of the parties to receive indemnity as provided in Section 7.1 or 7.2 shall expire on the date that is 18 months after the Closing Date, except as to any claim for indemnity that has been described in a notice delivered to the other party pursuant to Section 7.4(a) or Section 7.4(c) of this Agreement prior to such time.

          (c) Rights on Termination. The termination under Section 7.3(b) of the rights of an indemnified party to receive indemnity shall not affect that person’s right to prosecute to conclusion any claim made by that person in accordance with this Agreement prior to the time that the relevant right of indemnity terminates.

          (d) Limitations on Liability of Seller. The liability of Seller under Section 7.1 of this Agreement shall be without deduction or limitation, except that such liability shall:

              (i) be recoverable only if and to the extent that the cumulative Losses suffered by Buyer exceed one hundred thousand dollars ($100,000);

              (ii) be limited in the aggregate to the shares held pursuant to the Escrow Agreement, first, from the Primary Indemnity Shares until all such shares are applied and, second, from the Carney Indemnity Shares; and

              (iii) be limited such that Buyer shall not be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Seller in or pursuant to this Agreement.

          (e) Limitations on Liability of Buyer. The liability of Buyer under Section 7.2 of this Agreement shall be without deduction or limitation, except that such liability shall:

              (i) be recoverable only if and to the extent that the cumulative Losses suffered by Seller exceed one hundred thousand dollars ($100,000);

              (ii) be limited in the aggregate to an amount equal to the value, as of the Closing Date, of the shares deposited in escrow pursuant to Section 2.5, determined on the basis of the Closing Date Stock Price;

              (iii) be limited such that Seller shall not be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Buyer in or pursuant to this Agreement.

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          (f) Valuation of Shares Held in Escrow to Pay Indemnity by Seller. For purposes of satisfying indemnification obligations under Section 7.1, each share of common stock of the Buyer held pursuant to the Escrow Agreement shall be valued at the Closing Date Stock Price.

     7.4 Indemnification Procedure.

          (a) Notice. If an indemnified party shall claim to have suffered a Loss for which indemnification is available under Section 7.1 or 7.2, as the case may be, the indemnified party shall notify the indemnifying party in writing of such claim, which notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. In the case of a claim by Buyer, a copy of such written notice shall also be provided by Buyer to the Escrow Agent if the Escrow Agreement is still in effect. In the event that within 45 days after the receipt by the indemnifying party of such a written notice from the indemnified party, the indemnified party shall not have received from the indemnifying party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the indemnifying party following receipt by the indemnifying party (and, in the case of a claim by Buyer, the escrow agent) of a written notice from the indemnified party to such effect.

          (b) Resolution. If within the 45 day period described in paragraph (a) above the indemnified party (and, in the case of claim by Buyer, the escrow agent) shall have received from the indemnifying party a notice setting forth the indemnifying party’s objections to such claim and the indemnifying party’s reasons for such objection, then the parties shall follow the procedures set forth in Section 7.5 below with respect to the resolution of such matter.

          (c) Third-Party Claims.

              (i) Any indemnified party seeking indemnification pursuant to this Article 7 in respect of any third-party claim shall give the indemnifying party from whom indemnification with respect to such claim is sought (A) prompt (but in any event no later than 45 days after such indemnified party has received notice of such third party claim) written notice of such third-party claim and (B) copies of all documents and information provided by the third party to the indemnified party in connection with such claim. The failure of the indemnified party to so notify or provide copies to the indemnifying party shall not relieve the indemnifying party from any liability to the indemnified party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such third-party claim.

              (ii) The indemnifying party shall have the right to participate in the defense of such claim and at its option to assume the defense thereof using counsel reasonably acceptable to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnified party may continue to participate in the defense of such claim, but, except as set forth in subsection (iii) below, the indemnifying party shall not be liable to the indemnified party under this Article 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If, following its assumption of the defense of a claim pursuant to this Section 7.4(c), the indemnifying party believes that the claim

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is not indemnifiable pursuant to Section 7.1 or Section 7.2, the indemnifying party shall promptly tender back to the indemnified party the defense of such claim. If the indemnifying party fails to assume or, if assumed, tenders back the defense of a claim pursuant to this Section 7.4(c) and thereafter concludes that it wishes to defend the claim, it shall be entitled to do so upon notice to the indemnified party of its decision; provided, however, that any such subsequent assumption of defense pursuant to this sentence shall constitute an admission by the indemnifying party that the claim is indemnifiable pursuant to Section 7.1 or Section 7.2.

              (iii) Notwithstanding the foregoing, if: (A) the employment thereof is authorized by the indemnifying party in writing; (B) the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ such counsel; or (C) the indemnifying party has failed to assume defense of such claim within 45 days after it receives written notice of such claim or to employ counsel reasonably satisfactory to the indemnified party; the indemnified party may notify the indemnifying party in writing that it elects to employ separate counsel (which counsel shall be reasonably acceptable to the indemnifying party) at the expense of the indemnifying party and the indemnifying party shall not have the right to assume the defense of such claim, except as provided for by the last sentence of Section 7.4(c)(ii). The indemnifying party shall not, in connection with one claim or substantially similar claims in the same jurisdiction arising out of the same or substantially similar facts, be liable for the reasonable fees and expenses of more than one firm of attorneys, which firm shall be designated in writing by the indemnified party. Nothing contained in this Section 7.4(c) shall in any way restrict the indemnified party’s ability to defend a claim and, if such claim is otherwise indemnifiable pursuant to the provisions of this Article 7, to recover all costs associated with such defense while the indemnifying party is considering whether to assume the defense of a claim tendered to it.

              (iv) Each indemnifying party and indemnified party shall use commercially reasonable efforts to cooperate with the other in the defense of such claim. The indemnifying party shall not be liable for the settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. No such claim shall be settled by the indemnifying party without the prior written consent of the indemnified party. If a firm, written, bona fide offer is made by the third party to settle or resolve any third party claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (A) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for all further defense of, such claim; (B) the maximum liability of the indemnifying party relating to such claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party is greater than the amount of the proposed settlement; and (C) the indemnified party shall pay all attorneys’ fees and legal costs and expenses incurred after the rejection of such settlement, but if the amount thereafter recovered by the third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall also be entitled to reimbursement for such fees and costs up to a maximum equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

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     7.5 Dispute Resolution Process. If a dispute concerning the interpretation of this Agreement or an alleged breach of this Agreement arises, the parties shall follow the procedures specified below to resolve the dispute.

          (a) Negotiations. The parties shall promptly attempt to resolve any dispute by negotiations between Buyer, Representative and/or Seller, as appropriate.

          (b) Submission to Adjudication. If a dispute is not resolved by negotiation pursuant to Section 7.5(a) of this Agreement within 30 calendar days after initiation of the negotiation process pursuant to Section 7.5(a) of this Agreement, such dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state court in Wilmington, Delaware or any federal court in the District of Delaware.

          (c) General Provisions Regarding Dispute Resolution.

              (i) Provisional Remedies. At any time during the procedures specified in Sections 7.5(a) of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 7.5.

              (ii) Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 7.5 are pending. The parties will take such action, if any, as is required to effectuate such tolling.

              (iii) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute.

              (iv) Enforcement. The parties regard the obligations in this Section 7.5 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 7.5 by either Buyer or the Representative, the other party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction over the parties.

     7.6 Representative. By approving this Agreement, the Seller’s shareholders shall be deemed to have irrevocably made, constituted and appointed Dennis McWilliams as their true and lawful attorney-in-fact to take all action required under this Agreement on behalf of them (such Person is referred to herein as the “Representative”), including without limitation (a) to give and receive notices and communications; (b) to authorize delivery to Buyer of the Buyer’s common stock from the Escrow Agent in satisfaction of claims by Buyer; (c) to object to such deliveries; (d) to make claims on behalf of the Seller’s shareholders pursuant to this Agreement; (e) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and (f) to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. Buyer shall not be obligated to pay any compensation to

36

Representative for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Seller’s shareholders.

ARTICLE EIGHT: TERMINATION

     8.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below any time prior to Closing:

           (a) Buyer and Seller may terminate this Agreement by mutual written agreement;

          (b) Buyer may terminate this Agreement if Seller has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof by Buyer;

          (c) Seller may terminate this Agreement if Buyer has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty (30) days following notice thereof given by Seller;

          (d) Buyer may terminate this Agreement if Seller’s board of directors has changed its recommendation of the transactions contemplated in this Agreement to its shareholders pursuant to Section 5.8;

          (e) Buyer or Seller may terminate if the Seller’s shareholders do not approve the Agreement;

          (f) Seller may terminate this Agreement if the Seller’s Board of Directors has concluded in good faith that such action is necessary in order to comply with its fiduciary obligations under applicable law; and

          (g) by Buyer or Seller if the Closing has not occurred on or before 150 days from the date of this Agreement.

     8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1(a), (b) (c) or (g) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). If Buyer or Seller terminates this Agreement pursuant to Section 8.1(d) or (f), Seller shall pay Buyer a termination fee of $1.5 million in cash. If Buyer or Seller terminates this Agreement pursuant to Section 8.1(e), Seller shall pay Buyer a sum equal to the Buyer’s out of pocket expenses incurred in connection with this Agreement and the transaction contemplated herein.

ARTICLE NINE: POST-CLOSING COVENANTS; MISCELLANEOUS

     9.1 Compliance with HIPAA Privacy Rules. In connection with the closing of the transactions contemplated by this Agreement, Seller will transfer ownership of certain medical records to Buyer. These medical records contain Protected Health Information (“PHI”), as defined in 45 C.F.R. Section 160.103. Seller is permitted to disclose these medical records to Buyer

37

pursuant to 45 C.F.R. Section 164.501. Buyer understands and acknowledges that these medical records contain PHI and that, upon consummation of the transactions contemplated by this Agreement, Buyer will be the owner of the medical records and will be considered to be a Covered Entity under 45 C.F.R. Part 160 and Part 164, subparts A and E (the “HIPAA Privacy Rule”), and therefore will comply with applicable provisions of the HIPAA Privacy Rule.

     9.2 Covenant Not to Compete. For a period of three years from and after the Closing Date, Seller will not engage directly or indirectly in any business that Buyer conducts as of the Closing Date in any geographic area in which Buyer conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.2 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.3 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive for 18 months after the Closing.

     9.4 Board Observer Rights. For a period of one year following the Closing, Dr. Carney shall receive notice of and have the right to attend meetings of Buyer’s board of directors as an observer, subject to such board’s right to meet in executive session as deemed appropriate by such board.

     9.5 Confidentiality and Public Announcements. No Party shall issue nor permit any of its Affiliates, directors, officers, employees, representatives or agents to disclose, whether to employees, customers, suppliers or otherwise any information relating to the subject matter of this Agreement prior to Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (it being understood and agreed that each Party shall promptly provide the other party with copies of any such announcement and shall use best efforts to inform the other Party prior to making any such announcement). After the Closing and until the first anniversary of the Closing Date, the Seller will not issue nor permit its affiliates to disclose any information relating to the Agreement except as allowed prior to the Closing.

     9.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     9.7 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings,

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agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.8 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing Date no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     9.10 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.11 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Chrysalis BioTechnology, Inc.
Attn: Darrell H. Carney, Ph.D.
2200 Market, Suite 600
Galveston, TX 77550
Phone: 409-750-9251
Fax: 409-750-9253
dcarney@chrysalisbio.com

Copy to:

Winstead Sechrest Minick, P.C.
Attn: Jeffrey R. Harder
600 Town Center One
1450 Lake Robbins Drive
The Woodlands, TX 77380
Phone: 281-681-5931
Fax: 281-681-5901
jharder@winstead.com

If to Buyer:	OrthoLogic Corp.
Attn: Thomas R. Trotter

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1275 West Washington Avenue
Tempe, AZ 85281
602-926-2641 fax
602-286-5500
telephone ttrotter@olgc.com

Copy to:

Quarles & Brady LLP
Attn: Steven P. Emerick
Two North Central Avenue
Phoenix, AZ 85004 602-417-2980 fax
602-230-5517 telephone
spe@quarles.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     9.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.15 Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of

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proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     9.17 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.18 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7.5), in addition to any other remedy to which it may be entitled, at law or in equity.

     9.19 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     9.20 Resale of Buyer Common Stock. Seller agrees that it will not resell or otherwise dispose of any shares of Buyer common stock distributed at Closing under Section 2.4(b) hereof during the 60 days immediately following the Closing Date, except in a pro rata distribution to stockholders.

[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BUYER: OrthoLogic Corp., a Delaware corporation
By:	/s/ Thomas R. Trotter
	Name:	Thomas R. Trotter
	Title:	President

SELLER: Chrysalis BioTechnology, Inc., a Delaware corporation
By:	/s/ Darrell H. Carney
	Name:	Darrell H. Carney, Ph.D.
	Title:	President

Annex B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
CHRYSALIS BIOTECHNOLOGY, INC.

         This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Chrysalis Biotechnology, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

         1. The board of directors of the Company (the “Board of Directors”) has adopted this Plan and has solicited consents from the holders of the Company’s voting stock to approve the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, voting as a single class, consent to the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company and shall become effective only if the sale of assets to OrthoLogic Corp. (the “Asset Sale”) is approved and consummated. Prior to or after the consummation of the Asset Sale, the Board of Directors shall determine a date on which the Plan will become effective (the “Adoption Date”).

         2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of any remaining assets, meet its obligations under the Asset Sale to continue to conduct certain business operations for 90 days after closing of the Asset Sale under the Transition Services Agreement between the Company and OrthoLogic, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

         3. From and after the Adoption Date, the Company shall complete the following corporate actions in the following order:

         (a) The Company shall determine whether and when to (i) transfer the Company’s remaining property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its remaining property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the stockholders, without any further vote or action by the Company’s stockholders. The Company’s remaining assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its remaining properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of any remaining accounts receivable, debts and claims owing to the Company.

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         (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown. Such claims and obligations shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, ratably to the extent of assets legally available therefor.

         (c) After making the payments in full or the provision for payments has been made in full as contemplated by Section 3(b), the Company shall distribute any remaining assets pro rata to its stockholders, first, to the holders of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock acquired upon conversion of the 8% Secured Convertible Demand Promissory Notes (“Notes”) issued up to an amount of the respective liquidation preferences payable to such holders on the Adoption Date as set forth in the Company’s Certificate of Designations, Preferences and Rights and Limitations of Series A, B and C Preferred Stock or in the Certificate of Designations, Preferences and Rights and Limitations of Series D Preferred Stock, as the case may be, and second, if there are any remaining assets for distribution, to the holders of its Common Stock, including holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on an as-converted basis. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. The Board of Directors anticipates that the distribution of any capital stock received upon consummation of the Asset Sale will occur promptly following such consummation. In the event that additional shares become outstanding following the Adoption Date as a result of the exercise of warrants, the holders of such shares shall be entitled solely to any distributions occurring after the exercise of such warrants. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

         4. The distributions, if any, to the stockholders pursuant to Sections 3 and 6 hereof shall be in complete cancellation of all of the outstanding capital stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the capital stock and or Notes

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convertible into preferred stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the capital stock and/or Notes, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing their capital stock and/or Notes to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of capital stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law, and thereafter certificates representing capital stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

         5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing capital stock and/or Notes as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

         6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the capital stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or

3

Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan as set forth in Section 8 hereof shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

         7. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the “Certificate of Dissolution”) in accordance with the Delaware General Corporation Law.

         8. Adoption of this Plan by stockholders holding a majority of the Company’s common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a single class, shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other dispositions which are conditioned on adoption of this Plan.

         9. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

         10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in

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connection with the implementation of this Plan. Adoption of this Plan as set forth in Section 8 hereof shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

         11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

         12. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

         13. The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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Annex C

ESCROW AGREEMENT

BY AND AMONG

ORTHOLOGIC CORP.

CHRYSALIS BIOTECHNOLOGY, INC.

Wells Fargo Bank, N.A., as Escrow Agent,

AND

Dennis McWilliams, as Representative

Dated as of _______ ____, 2004

ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into as of    , 2004, by and among by and among Chrysalis Biotechnology, Inc., a Delaware corporation (“CBI”), OrthoLogic Corp., a Delaware corporation (“OrthoLogic”), Wells Fargo Bank, N.A., a national banking institution incorporated under the laws of the United States of America (the “Escrow Agent”), and Dennis McWilliams (the “Representative”). OrthoLogic, CBI, the Escrow Agent, and the Representative are sometimes individually referred to in this Escrow Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement and Plan of Reorganization, dated    (the “Asset Purchase Agreement”).

RECITALS

     WHEREAS, OrthoLogic and CBI have entered into the Asset Purchase Agreement, a true and correct copy of which is attached hereto as Exhibit A.

     WHEREAS, Section 2.5 of the Asset Purchase Agreement provides for the deposit of a portion of the Purchase Price with the Escrow Agent to be used to satisfy any indemnification obligations of CBI to OrthoLogic under the Asset Purchase Agreement. The foregoing stock of OrthoLogic that is deposited with and received by the Escrow Agent, less any property distributed or paid in accordance with this Escrow Agreement, is collectively referred to in this Escrow Agreement as the “Escrow Property.”

     WHEREAS, the Parties are entering into this Escrow Agreement to set forth, among other things, the terms pursuant to which such Escrow Property will be held and disbursed in accordance with the terms and conditions of the Asset Purchase Agreement.

AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in the Asset Purchase Agreement, OrthoLogic, CBI and the Representative jointly appoint the Escrow Agent and direct the Escrow Agent to maintain the Escrow Property upon the terms and conditions set forth in this Escrow Agreement. The Escrow Agent hereby accepts such appointment as Escrow Agent and agrees to maintain and to act as the Escrow Agent for the Escrow Property in accordance with and subject to the following terms and conditions:

ARTICLE 1
INSTRUCTIONS

     1.1 Incorporation by Reference. The terms and conditions of the Asset Purchase Agreement are hereby incorporated by reference into this Escrow Agreement, but only for such purposes as the context of this Escrow Agreement may require.

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     1.2 Escrow Property.

         1.2.1 Deposit of Escrow Property. On the Closing Date, CBI will deposit    shares of OrthoLogic’s common stock with the Escrow Agent for distribution to CBI or, if CBI liquidates or ceases to exist, to the shareholders of CBI as directed by the Representative in accordance with the terms and conditions of Section    of the Asset Purchase Agreement. The Escrow Agent will place the Primary Indemnity Shares into an account (the “Primary Indemnity Fund”) separate from a second account into which the Carney Indemnity Shares will be placed (the “Carney Indemnity Fund”).

         1.2.2 Duties of Escrow Agent. Subject to and in accordance with the terms and conditions of this Agreement, the Escrow Agent shall (a) safeguard and treat the Escrow Property as a separate trust fund in accordance with the provisions of this Agreement and not as the property of CBI, and (b) hold and dispose of the Escrow Property only in accordance with the provisions hereof.

         1.2.3 No Title to Escrow Property Until Distributed. CBI will not have any right, title or interest in or to the Escrow Property until (and then only to the extent that) the Escrow Property is distributed to it in accordance with this Escrow Agreement and the Asset Purchase Agreement.

         1.2.4 Stock Dividends, Splits and Subdivisions. Notwithstanding the escrow of the Escrow Property, any and all cash dividends or other distributions declared and paid on the shares of OrthoLogic capital stock constituting Escrow Property shall be paid by OrthoLogic to the Escrow Agent (for further distribution to CBI or, if CBI no longer exists, to the CBI shareholders, as directed by the instruction of the Representative) and shall be included in the definition of Escrow Property. In addition, any securities or other property received by the Escrow Agent in respect of any Escrow Property as a result of any stock split, reclassification, subdivision or combination of common stock of OrthoLogic, payment of a stock dividend or other stock distribution in or on common stock of OrthoLogic, or change of common shares of OrthoLogic into any other securities pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of OrthoLogic, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Property.

         1.2.5          . Any and all cash dividends or other distributions declared and paid on the shares of OrthoLogic capital stock constituting Escrow Property shall be paid by OrthoLogic to the Escrow Agent (for further distribution to CBI or, if CBI no longer exits, to the CBI shareholders, as directed by the instruction of the Representative) and shall be included in the definition of Escrow Property. Escrow Property held in cash will be invested by the Escrow Agent in the [Wells Fargo (fund to be selected] with investment earning to be considered part of the Escrow Property.

         1.2.6 Voting of Shares. The shares of OrthoLogic common stock held in the Escrow Fund shall be voted by the Escrow Agent in accordance with the instructions received by the Escrow Agent from the Representative. In the absence of such written instructions, the Escrow Agent shall be under no obligation to vote such shares. The Escrow Agent shall promptly forward proxy information, annual or other reports or other information received from

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OrthoLogic with respect to the Escrow Property to the Representative, but shall not be liable for failure to do so.

     1.3 Written Instructions. All instructions, requests, consents and other communications required under this Escrow Agreement shall be delivered to the Escrow Agent in writing, in either original or facsimile form and signed by an authorized officer of the Party delivering such instructions, request, consent or other communication. Any Party delivering instructions or any other document to the Escrow Agent shall simultaneously deliver a copy of such instructions or other documents to each of the other Parties hereto and shall certify to the Escrow Agent that such copies have been so delivered. In its capacity as Escrow Agent, the Escrow Agent will accept all instructions and documents complying with the above provisions under the indemnities provided in this Escrow Agreement, and reserves the right to refuse to accept any instructions or documents which fail, or appear to fail, to comply with such provisions.

     1.4 Distribution of Escrow Property. The Escrow Agent will distribute the Escrow Property only as follows, in accordance with Article 7 of the Asset Purchase Agreement:

         1.4.1 Claim Notice. OrthoLogic may make a notice of claim for distribution of the Escrow Property by setting forth in writing (a) a demand for payment of a specified amount and specific number of shares of OrthoLogic common stock from the Escrow Property; and (b) a description of the asserted claim and the basis of such claim and calculation of the monetary value of the claim and delivering such notice of claim simultaneously to Escrow Agent and CBI (or, if CBI no longer exists, the Representative) in accordance with Section 1.6 of this Agreement. If OrthoLogic delivers the notice of claim to the Escrow Agent and CBI (or, if CBI no longer exists, the Representative) makes no written objection to such demand within ten (10) business days following the delivery of such notice of claim to CBI or the Representative, as the case may be, then Escrow Agent shall pay the amount of the claim from the Escrow Property to OrthoLogic. Such claims shall be paid first from the Primary Indemnity Fund and then second, after the Primary Indemnity Fund has been depleted, from the Carney Indemnity Fund.

         1.4.2 Joint Instruction. If the Escrow Agent receives from OrthoLogic and CBI (or if CBI no longer exists, the Representative) their joint written instruction as to the distribution of the Escrow Property, or portion thereof, the Escrow Agent shall distribute from the Escrow Property the amount of common stock specified in such joint instruction to the parties specified therein. In the case of any distribution of less than all of the Escrow Property hereof, the common stock of OrthoLogic remaining in the Escrow Property will continue to be held by the Escrow Agent until disbursed pursuant to this Section 1.4.

         1.4.3 Court Order. If the Escrow Agent receives a certified copy of the ruling of an arbitrator or a final and non-appealable court order specifying that an amount of common stock of OrthoLogic or other Escrow Property are to be distributed to any party, the Escrow Agent shall provide a copy of such order, decree or award to the other Parties and shall thereupon distribute from the Escrow Property the amount of common stock of OrthoLogic or other Escrow Property as specified in such order, decree or award to the party or parties specified therein.

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         1.4.4 Release of Escrow Property. On the date that is 18 months after the Closing Date, the Escrow Agent will transfer any and all common stock of OrthoLogic and other Escrow Property remaining in the Escrow Account, excluding from such balance any undistributed common stock of OrthoLogic in the Escrow Property that are subject to an existing claim for indemnification, which was described in a notice delivered to Escrow Agent and CBI prior to such 18 month deadline following the Closing Date, to CBI or, if CBI no longer exists, to the shareholders of CBI as instructed by the Representative.

     1.5 Termination. This Escrow Agreement will automatically terminate when all of the Escrow Property held by the Escrow Agent has been distributed or otherwise disposed of by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement and the Asset Purchase Agreement.

     1.6 Addresses and Account Information. Notices, instructions, and other communications to be sent to the Escrow Agent shall be sent to the following address:

     Notices, instructions, and other communications to be sent to OrthoLogic and the Representative will be sent to the following addresses:

OrthoLogic:	OrthoLogic Corp.
1275 W. Washington
Tempe, AZ 85281
Attn: Thomas R. Trotter
602-286-5520 telephone
602-286-5284 fax

with a copy to:	Quarles & Brady Streich Lang LLP
Two North Central Avenue
Phoenix, Arizona 85004
Attn: Steven P. Emerick
602-230-5517 telephone
602-417-2980 fax

REPRESENTATIVE or CBI:	Chrysalis Biotechnology, Inc.
c/o Dennis McWilliams
2200 Market, Suite 600
Galvenston, TX 77550
409-750-9251
409-750-9253
dmcwilliams@chrysalisbio.com

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with a copy to:	Winstead Sechrest Minick, P.C.
600 Town Center One
1450 Lake Robbins Drive
The Woodlands, TX 77380
Attn: Jeffrey R. Harder
Phone: 281-681-5931
Fax: 281-681-5901

     1.7 Escrow Agent Compensation.

         1.7.1 Escrow Agent Fees. At the time of execution of this Escrow Agreement, CBI and OrthoLogic will each pay half of the Escrow Agent an acceptance fee of $1,000. In addition, CBI and OrthoLogic will each pay the Escrow Agent such annual fees and other amounts set forth on the Fee Schedule attached as Annex I to this Escrow Agreement, as are payable upon execution of this Escrow Agreement and thereafter on each anniversary date of this Escrow Agreement, and CBI and OrthoLogic each agrees to reimburse the Escrow Agent for half of all reasonable expenses, disbursements, and advances incurred or made by the Escrow Agent in performance of its duties under this Escrow Agreement (including reasonable fees, expenses, and disbursements of its counsel). It is understood that, upon prior written notice to CBI and OrthoLogic, the Escrow Agent’s fees may be adjusted from time to time to conform to its then current guidelines.

         1.7.2 Reimbursement of Escrow Agent. CBI and OrthoLogic will each be responsible for and will reimburse Escrow Agent, upon demand, for half of all fees, expenses, and disbursements incurred or made by Escrow Agent in connection with this Escrow Agreement.

ARTICLE 2
TERMS AND CONDITIONS

     2.1 Limited Duties of Escrow Agent. The duties, responsibilities and obligations of Escrow Agent will be limited to those expressly set forth in this Escrow Agreement and the Asset Purchase Agreement, and no duties, responsibilities or obligations will be inferred or implied. Except for the Asset Purchase Agreement and as otherwise set forth in this Escrow Agreement, the Escrow Agent will not be subject to, nor required to comply with, any other agreement between or among any or all of the Parties or to which any Party is a party, or to comply with any direction or instruction (other than those contained in this Escrow Agreement or delivered in accordance with this Escrow Agreement) from any Party hereto or any entity acting on such Party’s behalf. The Escrow Agent will not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties under this Escrow Agreement.

     2.2 Benefit. This Escrow Agreement is for the exclusive benefit of the Parties and their respective permitted successors under this Escrow Agreement, and will not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever, except as provided in Section 2.10 of this Escrow Agreement with respect to the removal or resignation of the Escrow Agent.

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     2.3 Judicial and Administrative Orders. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ, or other form of judicial or administrative process which in any way affects the Escrow Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and, if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ, or other form of judicial or administrative process, the Escrow Agent will not be liable to any of the Parties or to any other person or entity even though such order, judgment, decree, writ, or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

     2.4 Escrow Agent Liability.

         2.4.1 Escrow Agent will not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties under this Escrow Agreement in the absence of gross negligence or willful misconduct on its part. In no event will Escrow Agent be liable (a) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (b) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, or (c) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

         2.4.2 The Escrow Agent may, in its sole discretion, provided it has exercised and is continuing to pursue in good faith its indemnification rights under Section 2.8 of this Escrow Agreement, withhold from any distribution of Escrow Property an amount of Escrow Property it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which Escrow Agent is entitled under this Escrow Agreement.

         2.4.3 The Escrow Agent may consult with legal counsel of its own choosing at CBI and OrthoLogic’s shared expense as to any matter relating to this Escrow Agreement, and the Escrow Agent will not incur any liability in acting in good faith in accordance with any advice from such counsel.

         2.4.4 The Escrow Agent will not incur any liability for not performing any act or fulfilling any duty, obligation, or responsibility under this Escrow Agreement by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile, or other wire or communication facility).

         2.4.5 The Escrow Agent will be entitled to rely upon any written order, judgment, certification, demand, notice, instrument, or other writing delivered to it under this Escrow Agreement without being required to determine the authenticity or the correctness of any fact stated in this Escrow Agreement or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine

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and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions of this Escrow Agreement has been duly authorized to do so.

     2.5 Validity of Documents. The Escrow Agent will not be responsible in any respect for the form, execution, validity, value, or genuineness of documents or securities deposited under this Escrow Agreement, or for any description in this Escrow Agreement, or for the identity, authority, or rights of persons executing or delivering or purporting to execute or deliver any such document or security. The Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to the Escrow Property.

     2.6 Written Instructions. At any time, the Escrow Agent may request an instruction from OrthoLogic and CBI (or, if CBI no longer exists, from the Representative) and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations under this Escrow Agreement. The Escrow Agent will not be liable for acting in accordance with such a proposal on or after the date specified in such instruction provided that the specified date is at least five (5) business days after OrthoLogic and CBI (or, if CBI no longer exists, the Representative) have received the Escrow Agent’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received either (a) the written instructions requested, signed by both OrthoLogic and CBI (or, if CBI no longer exists, the Representative), or (b) a written notice of objection to its proposed course of action, signed by either OrthoLogic or CBI (or, if CBI no longer exists, the Representative). If the Escrow Agent receives a written notice of objection to the proposed course of action from either OrthoLogic or CBI (or, if CBI no longer exists, the Representative), the Escrow Agent shall not proceed with its proposal and will rely on the provisions of Section 2.10 hereof.

     2.7 Form of Notices. Notices, instructions or other communications shall be sent to the addresses set forth in Section 1.6 of this Agreement (or to such other address as may be substituted therefor by written notification to the Escrow Agent, OrthoLogic, CBI and the Representative). Any Party providing a notice, instruction or other communication to the Escrow Agent will also provide a copy thereof to the other Parties hereunder, and the Escrow Agent will provide to each of the Parties hereunder a copy of any notice, instruction or other communication it provides to any of the Parties hereunder. Notices to the Escrow Agent will be deemed to have been given when actually received by the Escrow Agent. The Escrow Agent is authorized to comply with and rely upon any notices, instructions, or other communications believed by the Escrow Agent to have been signed by both OrthoLogic and CBI (or, if CBI no longer exists, the Representative) and sent or given by OrthoLogic or CBI (or, if CBI no longer exists, the Representative) or by a person or persons authorized by OrthoLogic or CBI (or, if CBI no longer exists, the Representative). Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (d) in the case of mailing, on the fifth business day following that on which the piece of mail

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containing such communication is posted. Whenever under the terms of this Escrow Agreement the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time will be extended to the next day on which the Escrow Agent is open for business.

     2.8 Escrow Agent Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, CBI agrees to reimburse and indemnify the Escrow Agent (and any predecessor Escrow Agent) and hold the Escrow Agent harmless from and against any and all claims, losses, actions, liabilities, costs, damages, or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with its administration of this Escrow Agreement, provided, however, that nothing contained in this Escrow Agreement will require the Escrow Agent to be indemnified for Losses caused by its own gross negligence or own willful misconduct for which the Escrow Agent has assumed liability pursuant to Section 2.4.1 of this Escrow Agreement. In addition, when the Escrow Agent acts on any information, instructions or communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telephone, telex, or facsimile, the Escrow Agent, absent gross negligence, will not be responsible or liable in the event such communication is not an authorized or authentic communication of OrthoLogic and/or CBI and/or the Representative or is not in the form OrthoLogic and/or CBI and/or the Representative sent or intended to send (whether due to fraud, distortion, or otherwise). This paragraph will survive the termination of this Escrow Agreement or the removal of the Escrow Agent.

     2.9 Removal or Resignation of Escrow Agent.

         2.9.1 The Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of such removal. The Escrow Agent may resign at any time by giving OrthoLogic and CBI and the Representative thirty (30) calendar days’ prior written notice of such resignation.

         2.9.2 Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Parties will jointly agree on and appoint a successor Escrow Agent (a “Successor Escrow Agent”). If a Successor Escrow Agent has not accepted such appointment by the end of such 10-day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a Successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding will be paid by, and be deemed an obligation of CBI.

         2.9.3 Upon receipt of the identity of the Successor Escrow Agent, Escrow Agent will promptly deliver the Escrow Property then held under this Escrow Agreement to the Successor Escrow Agent, subject to its right to withhold a portion of the Escrow Property pursuant to the exercise of its rights under Section 2.4.2 of this Escrow Agreement.

         2.9.4 Upon delivery of the Escrow Property to the Successor Escrow Agent, the Escrow Agent will have no further duties, responsibilities, or obligations under this Escrow Agreement.

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     2.10 Ambiguity; Conflict.

         2.10.1 In the event of any ambiguity or uncertainty under this Escrow Agreement or in any notice, instruction, or other communication received by the Escrow Agent under this Escrow Agreement, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by each of OrthoLogic, CBI and the Representative, which eliminates such ambiguity or uncertainty.

         2.10.2 In the event of any dispute between or conflicting claims by or among OrthoLogic, CBI and the Representative and/or any other person or entity with respect to any Escrow Property, the Escrow Agent will be entitled, in its sole discretion, to refuse to comply with any and all claims, demands, or instructions with respect to such Escrow Property, so long as such dispute or conflict will continue, and the Escrow Agent will not be or become liable in any way to the Parties for failure or refusal to comply with such conflicting claims, demands, or instructions. The Escrow Agent will be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands will have been determined by a final order, judgment, or decree of a court of competent jurisdiction, which order, judgment, or decree is not subject to appeal, or settled by agreement between the conflicting Parties as evidenced in a writing satisfactory to Escrow Agent, or (ii) the Escrow Agent will have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Any court order, judgment, or decree will be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said order, judgment, or decree represents a final adjudication of the rights of the relevant Parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment, or decree has expired without an appeal having been perfected. The Escrow Agent will act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding will be paid by, and will be deemed an obligation of CBI.

         2.10.3 The Escrow Agent will have no responsibility for the contents of any writing of the arbitrators or any other third party expressly contemplated in this Escrow Agreement as a means to resolve disputes among the Parties and may conclusively rely without any liability upon the contents thereof.

     2.11 Governing Law. This Escrow Agreement will be interpreted, construed, enforced, and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of          . The Parties hereby submit to the personal jurisdiction of, and each agrees that all proceedings relating hereto will be brought in, courts located within the          . The Parties hereby waive the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment), or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Any court order will be accompanied by a legal opinion by counsel for the presenting party reasonably satisfactory to the Escrow Agent to the effect that

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said opinion is final and non-appealable. A copy of such order and opinion shall be simultaneously delivered to the other Parties hereto. The Escrow Agent will act on such court order and legal opinions without further question.

     2.12 Interest in the Escrow Property. The Escrow Agent does not have any interest in the Escrow Property, but is serving as escrow holder and having only possession thereof. CBI will pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection with this Escrow Agreement and will indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow account will be subject to withholding regulations then in force with respect to United States taxes. The Parties will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. This paragraph will survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

     2.13 Amendments. Except as otherwise permitted in this Escrow Agreement, this Escrow Agreement may be modified only by a written amendment signed by all the Parties then in existence, and no waiver of any provision of this Escrow Agreement will be effective unless expressed in a writing signed by the Party to be charged.

     2.14 Remedies Cumulative; Waiver. The rights and remedies conferred upon the Parties to this Escrow Agreement will be cumulative, and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy under this Escrow Agreement in any particular instance will not preclude the exercise of such right or remedy in a subsequent instance.

     2.15 Representations and Warranties. The Parties represent and warrant (a) that this Escrow Agreement has been duly authorized, executed, and delivered and constitutes their legal, valid, and binding obligation, and (b) that the execution, delivery, and performance of this Escrow Agreement by the Parties does not and will not violate any applicable law or regulation.

     2.16 Invalidity, Illegality, Unenforceability. The invalidity, illegality, or unenforceability of any provision of this Escrow Agreement will in no way affect the validity, legality, or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions will not be affected thereby and will remain in full force and effect.

     2.17 Entire Agreement. This Escrow Agreement and the sections of the Asset Purchase Agreement incorporated herein pursuant to Section 1.1 of this Escrow Agreement will constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements in regard thereto.

     2.18 Survival. The provisions of Article II of this Escrow Agreement will survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

     2.19 Headings. The headings contained in this Escrow Agreement are for convenience of reference only and will have no effect on the interpretation or operation of this Escrow Agreement.

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     2.20 Counterparts. This Escrow Agreement may be executed by each of the Parties in any number of counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original and all such counterparts will together constitute one and the same agreement.

     2.21 Assignment. No Party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other Parties then in existence.

     2.22 Merger, Conversion, etc. Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Escrow Agent may be a party, or any corporation succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent under this Escrow Agreement without the execution or filing of any paper with any Party or any further act on the part of any of the Parties, except where an instrument of transfer or assignment is required by law to effect such succession, anything in this Escrow Agreement to the contrary notwithstanding.

[SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS OF THIS ESCROW AGREEMENT, each of the Parties have caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

ORTHOLOGIC CORP.

By:
Name:
Title:

CHRYSALIS BIOTECHNOLOGY, INC.

By:
Name:
Title:

as Escrow Agent
By:
Name:
Title:

REPRESENTATIVE

Dennis McWilliams

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EXHIBIT A

FORM OF ASSET PURCHASE AGREEMENT AND
PLAN OF REORGANIZATION

(Attached)

ANNEX I

ESCROW FEE SCHEDULE

Corporate Trust and Escrow Services MAC S4101-080 100 West Washington, 8th Floor Phoenix, AZ 85003 (602) 378-2340 Tele (602) 378-2333 Fax

WELLS FARGO BANK, N.A.
Schedule of Fees for Services as
Asset Purchase Escrow Agent
CHRYSALIS BIOTECHNOLOGY, INC./ ORTHOLOGIC CORP. &
DENNIS MCWILLIAMS, as Representative

Acceptance Fee:	$1,000.00
A one-time charge covering review and negotiation of documents with various parties to the agreement and account set up. Assumes normal Agent duties under the final agreement.

Annual Administration Fee:	$1,500.00
Payable at closing and annually thereafter. Compensates Wells Fargo Bank for normal agent administrative duties. Assume funds in trust, if any, will be invested in Wells Fargo money market funds. Other investment options may result in a transaction charge.

Transaction Fees (if needed):
Cash Disbursements:	$25.00
Tax Reporting:	$25.00

Out-of-Pocket Expense:	At Cost
Wells Fargo Bank reserves the right to bill at cost for out-of-pocket expenses such as expresses mail, wire charges and travel expenses, if required, incurred in connection with a non-Phoenix closing.

Note:	The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank Arizona in accordance with industry standards. Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank reserves the right to modify this proposal.

Dated: April 22, 2004

Annex D

TRANSITION SERVICES AGREEMENT

        THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) dated as of    , 2004 is made by and between BUCKEYE CORP., a Delaware corporation (“Buyer”), and SKIPPER, INC., a Delaware corporation (“Seller”).

RECITALS

          A. Buyer and Seller have entered into an Asset Purchase Agreement and Plan of Reorganization, dated as of    , 2004 (the “Purchase Agreement”) pursuant to which Buyer is acquiring substantially all of Seller’s assets. Capitalized terms used in this Agreement and not otherwise defined have the meanings given to such terms in the Purchase Agreement.

          B. In connection with the Purchase Agreement and to assist the Buyer in its evaluation of the capabilities of the Seller’s assets being purchased by Buyer, Buyer has expressed its desire to secure transition services of certain personnel.

          C. In connection with the transactions contemplated under the Purchase Agreement, Seller is willing to provide such personnel for Buyer’s benefit.

AGREEMENT

     The parties to this Agreement, in exchange for the mutual promises made herein and intending to be legally bound hereby, agree as follows:

ARTICLE 1.

EMPLOYEE MATTERS

          1.1 Loan Term; Loaned Employees. Seller shall make the individuals specified in Attachment A (each, a “Loaned Employee” and collectively, the “Loaned Employees”) available to Buyer to provide services related to the operation of the Business for a 90-day period commencing on the Closing Date (the “Loan Term”). Seller warrants that the Loaned Employees constitute all of the employees employed by Seller who, prior to the Closing, spent a significant amount of time operating the Business and who were not already hired by the Buyer. The Loan Term as to each Loaned Employee may be extended by mutual written agreement of the Buyer and Seller.

          1.2 Statement of Services. Each Loaned Employee shall serve with the initial title and in the substantive areas referenced next to such person’s name in Attachment A and shall serve in such capacity and shall have such duties and responsibilities as are consistent with such position. Seller will use its commercially reasonable best efforts to cause each such Loaned Employee to diligently and faithfully perform to the best of his/her ability all of the duties required of him/her in such capacity, provided that Seller shall not be held responsible for the failure of any such employee to so perform. Each Loaned Employee shall be instructed by Seller to devote his/her full business time, attention and efforts to his/her duties while with the Buyer. The Loaned Employees shall be instructed to faithfully adhere to, execute and fulfill all policies of Seller and those established by the Buyer. Any Loaned Employee who resigns, retires or is terminated from employment with Seller shall cease being an employee of Seller as of his/her separation date and any loan of such employee shall end as of that date notwithstanding any other term hereof.

          1.3 Payment for Loaned Employees.

                    (a) During the Loan Term, Seller shall pay or provide for all salaries (and salary increases made in the ordinary course consistent with past custom and practice), benefits, payroll taxes, and other costs of employment with respect to each Loaned Employee, including any severance or stay or departure bonuses.

                    (b) Buyer agrees to pay Seller a fee that will provide for the Loaned Employees’ salaries, benefits, payroll taxes and other costs, except any severance or stay or departure bonuses or payments (e.g. accrued but unused vacation or sick days and accrued 401(k) matching benefits) other than as provided for in Section 1.3(d) hereof. The parties agree that the fee for each Loaned Employee (representing the Seller’s costs for each Loaned Employee) is specified on Attachment A for each such Loaned Employee. In addition, the Buyer, not Seller, shall be directly responsible to provide expense reimbursement to the Loaned Employees for business related expenses otherwise reimburseable under expense reimbursement policies of the Buyer, which are to be communicated to the Loaned Employees.

                    (c) Seller shall invoice the Buyer on a monthly basis for the Loaned Employee fees and any other fees for which it seeks to be reimbursed hereunder. Seller shall provide reasonable supporting documentation for all amounts. The Buyer shall pay Seller within ten (10) days after receipt of invoices from Seller.

                    (d) Buyer shall not, in any case, be responsible for any severance payment obligations or severance-related costs arising out of the Seller’s termination of any Loaned Employee (including payments for accrued but unused vacation or sick days and accrued 401(k) matching benefits), except that Buyer will reimburse Seller for severance paid to its Chief Operating Officer for an amount not to exceed $125,000.

          1.4 Recruitment.

                    (a) The Buyer may recruit and offer employment with the Buyer to any Loaned Employee at any time during the period such employee works at Buyer. The parties acknowledge and agree that under no circumstances shall the Buyer be obligated to extend any form of employment offer to any Loaned Employee.

                    (b) At the end of the Loan Term, each Loaned Employee may accept a position with the Buyer to the extent a position has been offered.

          1.5 Discipline. The Loaned Employees, when performing services for the Buyer, shall report to and take direction from the designated management of Buyer. Each Loaned

Employee shall remain an employee of Seller during the period he or she is assigned to work at Buyer. To the extent the Loaned Employees remain employed by Seller, the Buyer shall have no right to discipline or discharge any Loaned Employee. If the Buyer reasonably establishes that any Loaned Employee has engaged in misconduct, Seller agrees that it will remove that Loaned Employee immediately at no further charge to Buyer. For purposes of this Agreement, the term “misconduct” shall mean (i) fraud, embezzlement or gross insubordination on the part of the Loaned Employee or material breach by the Loaned Employee of his/her employment obligations, (ii) a material breach of, gross negligence with respect to, or the willful failure or refusal by the Loaned Employee to perform and discharge his/her duties, responsibilities or obligations, (iii) conviction of or the entry of a plea of nolo contendere of any felony, or (iv) illegal drug use or alcohol abuse by the Loaned Employee.

                    1.6 Seller’s Responsibilities. Seller shall be solely responsible during the Loan Term for: (i) ensuring that the wages paid to the Loaned Employees will equal or exceed those required by any minimum wage laws and that the hours performed by, and wages paid to, the Loaned Employees are in compliance with the Fair Labor Standards Act and any other applicable federal, state or local law; (ii) filing all forms and making all payments to the Loaned Employees as required by applicable law; (iii) paying all wages, benefits and other compensation to the Loaned Employees, timely withholding and remitting to the appropriate governmental agencies payroll taxes for the Loaned Employees and maintaining statutory workers’ compensation for the Loaned Employees in compliance with applicable state law; (iv) ensuring the Loaned Employees are bound by the Seller’s confidentiality and non-compete agreements and handbook provisions and enforcing such rights against its employees and former employees; and (v) paying or providing any medical, disability, retirement or other welfare or pension payments or benefits which the Loaned Employees are entitled to receive, in each case by virtue of their employment by Seller.

                    1.7 Rights to Intellectual Property, Inventions and Creations. Seller agrees that all right, title and interest in and to any Intellectual Property (as defined in the Purchase Agreement), Inventions (defined below) and Creations (defined below) that any Loaned Employee helps develop during the term of this Agreement (and any extensions thereof) shall be assigned, conveyed and transferred to Buyer immediately upon request of Buyer to the extent Seller has the right to assign, convey or transfer such Intellectual Property, Inventions or Creations. Seller shall cause its employees or agents to execute and deliver all copyrights, applications, assignments and other documents that Buyer requests for protecting the Intellectual Property, Inventions and Creations in any country, and to cooperate fully in the preparation and prosecution of any applications and in any legal actions and proceedings concerning the Intellectual Property, Inventions and Creations. Without limiting in any regard the term Intellectual Property, as used herein, but defined in the Purchase Agreement, in this Agreement, “Inventions” shall mean all inventions, discoveries, developments, improvements, works, ideas, and other contributions, whether or not patented or patentable or otherwise protectable in law, which are conceived, made, developed or acquired during the term of this Agreement and which relate in any manner to the Business. Without limiting in any regard the term Intellectual Property, as used herein, but defined in the Purchase Agreement, in this Agreement, “Creations” shall mean all manuscripts, programs, writings, pictorial materials and other creations created during the term of this Agreement and which relate in any manner to the Business.

ARTICLE 2.

INDEMNIFICATION

          2.1 By Buyer. Buyer agrees to protect, defend, hold harmless and indemnify Seller, its successors, assigns, directors, officers, employees, and agents (collectively, the “Seller Representatives”), from and against any and all third party claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses, including attorneys’ fees and other costs relating to the defense thereof (collectively referred to as “Claims”), actually or allegedly, directly or indirectly, arising or resulting from or connected with (a) any actions taken or omitted to be taken by Seller or any of the Seller Representatives in connection with the performance of any of the Loaned Employee services to be provided on behalf of the Buyer hereunder (the “Services”), other than Claims that are the direct result of the fraud, bad faith, gross negligence, recklessness or willful misconduct of Seller, (b) the omission or commission of any act, lawful or unlawful, by Buyer or its agents, employees, or contractors, in connection with the performance of any of the Services, whether or not such act is within the scope of the agency, employment, or contract of such agents, employees, or contractors, (c) the failure of Buyer to comply with any applicable law, ordinance, rule, or regulation, in connection with the performance of any of the Services, (d) inquiries and/or investigations by any foreign or U.S. federal or state governmental organization, in connection with the performance of any of the Services arising out of Buyer’s conduct, and (e) any alleged negligence of Buyer in connection with the performance of any of the Services.

          2.2 By Seller. Seller agrees to protect, defend, hold harmless and indemnify Buyer, its successors, assigns, directors, officers, employees, and agents from and against any and all Claims, actually or allegedly, directly or indirectly, arising out of or resulting from or connected with (a) any fraud, bad faith, gross negligence, recklessness or willful misconduct of Seller, or (b) the failure of Seller to comply with any applicable law, ordinance, rule or regulation, in connection with the performance of any of the Services.

ARTICLE 3.

CONFIDENTIALITY

          3.1 In connection with provision of the Services, a party (the “Disclosing Party”) may provide to the other party (the “Acquiring Party”) information about it or other third parties that is confidential or proprietary in nature (the “Confidential Information”), which may include, but is not limited to, information of a technical, administrative and/or financial nature relating to the business operations of the Disclosing Party. The Acquiring Party agrees that the Confidential Information shall be kept confidential and, except with the prior written consent of the Disclosing Party, shall not: (a) disclose to any third party any of the Confidential Information disclosed to the Acquiring Party hereunder in any manner whatsoever, except as needed to its advisors, employees, officers or representatives in connection with this Agreement; (b) permit any third party to have access to such Confidential Information; or (c) use such Confidential Information for any purpose other than providing or utilizing Services under this Agreement. Moreover, the Acquiring Party agrees to allow access to the Confidential Information only by its employees or agents who, in the Acquiring Party’s reasonable discretion, need to know the

Confidential Information for the sole purpose of providing or utilizing Services under this Agreement. The Confidential Information shall not include information that: (a) has come into the public domain through no fault of or action by the Acquiring Party; (b) is rightfully available to the Acquiring Party prior to its disclosure hereunder; (c) becomes available to the Acquiring Party from any third party not having an obligation of confidentiality to the Disclosing Party; (d) is independently developed by the Acquiring Party without the Confidential Information of the Disclosing Party; or (e) is required to be disclosed by law.

ARTICLE 4.

MISCELLANEOUS

          4.1 Assignment. Except to the extent expressly provided herein, neither party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other party.

          4.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	OrthoLogic Corp.
Attn: Thomas R. Trotter
1275 W. Washington
Tempe, AZ 85281
602-286-5520 telephone
602-286-5284 fax
ttrotter@olgc.com

With a copy to:	Quarles & Brady LLP
Attn: Steven P. Emerick
Two North Central Avenue
Phoenix, AZ 85004
602-230-5517 telephone
602-417-2980 fax
spe@quarles.com

If to Seller:	Chrysalis Biotechnology, Inc.
c/o Dennis McWilliams
2200 Market, Suite 600
Galvenston, TX 77550
409-750-9251
409-750-9253
dmcwilliams@chrysalisbio.com

With a copy to:	Winstead Sechrest Minick, P.C.
Attn: Jeffrey R. Harder
600 Town Center One
1450 Lake Robbins Drive
The Woodlands, TX 77380
Phone: 281-681-5931
Fax: 281-681-5901
Email ??

Any party may send any communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

          4.3 Independent Contracting Parties. Unless otherwise agreed by the parties, the parties hereto expressly acknowledge that no employment, partnership or joint venture relationship is created by this Agreement, and hereby agree as follows:

          (a) Buyer and Seller at all times during the term of this Agreement shall be independent contracting parties;

          (b) For purposes of the Services to be performed under this Agreement, neither Buyer nor anyone employed by or acting for or on behalf of Buyer shall be construed as an employee of Seller, and Seller shall not be liable for employment or withholding taxes respecting Buyer or any employee of Buyer, or any employee benefits therefor;

          (c) For purposes of the Services to be performed under this Agreement, neither Seller nor anyone employed by or acting for or on behalf of Seller shall be construed as an employee of Buyer, and Buyer shall not be liable for employment or withholding taxes respecting Seller or any employee of Seller, or any employee benefits therefor; and

          (d) Seller shall take all steps to ensure that Seller’s employees are at all times during the term of this Agreement deemed to be employees of Seller and not of Buyer.

          4.4 Entire Agreement. This Agreement, including the Attachment(s) referred to herein and incorporated herein by this reference, together with the Purchase Agreement and the various agreements contemplated thereby, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements (other than the Purchase Agreement and the various agreements contemplated thereby), by and between Buyer and Seller, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties, related to the subject matter of this Agreement.

          4.5 Amendment. Neither this Agreement nor any provision hereof may be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument duly executed by the parties hereto.

          4.6 Survival of Provisions. The rights, remedies, agreements, obligations and covenants of the parties contained in or made pursuant to this Agreement which by their terms extend beyond the termination of this Agreement, including, without limitation, Section 1.7 (relating to Intellectual Property, Invention and Creation rights), Sections 2.1 and 2.2 (relating to indemnification) and Section 3.1 (relating to confidentiality), will survive the termination of this Agreement and will remain in full force and effect.

          4.7 Severability. In the event that any of the terms or provisions of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof having jurisdiction over this Agreement, such terms or provisions will be deemed stricken from this Agreement to the extent necessary to avoid such conflict, but such invalidity or unenforceability shall not invalidate any of the other terms or provisions of this Agreement and the remainder of such terms or provisions and the remainder of this Agreement will continue in full force and effect.

          4.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.9 Waiver. No failure or delay by either party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provision hereof will be deemed to be a waiver of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance. No waiver shall be effective unless given in a duly executed written instrument.

          4.10 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive internal laws of the State of Delaware (without regard to the laws of conflict of any jurisdiction) as to all matters.

          IN WITNESS WHEREOF, the parties have caused this Transition Agreement to be duly executed by their authorized representatives as of the date first above written.

BUCKEYE CORP. a Delaware corporation	SKIPPER, INC. a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

Employee	Job Title and Description	Monthly Fee (salary/benefits/taxes/other costs in detail)

Transition Services Agreement
Exhibit A

		Monthly Fee (Salary, benefits,
		taxes, other costs in detail)
				Est.
		Monthly	Est. Benefits	Other
Employee	Job Title & Description	Salary	& Taxes	Costs
Chris Coleman, M.D	Director Medical Affairs & Cardiovascular Projects	$6,387.50	$1,161.52	-0-
Jane Lea Hicks	Consultant- Patent affairs and strategy	4,500.00	-0-	-0-
Rebecca Jones	Executive Assistant	4,410.00	1,068.60	-0-
Dennis McWilliams	Chief Operating Officer	13,750.00	1,556.22	$1,000†
Malinda Moller	Senior Research Scientist	4,042.50	1,026.49	-0-
Karen Sutton	Grants & Contracts Coordinator	4,410.00	974.09	-0-
Andrew Tang	Senior Research Scientist	3,750.00	586.94	-0-
Lisa Worthen	Research Associate	3,000.00	797.21	-0-
Amber Zwimmerman	Research Associate & Documentation Specialist	3,255.00	869.43	-0-
Kathi Anderson*	External Controller	~$ 2,500

†	Estimated monthly Galveston living expenses and travel between Austin and Galveston.

*	Ms. Anderson will be used only on an as needed basis if required for any OrthoLogic transition issues.

Annex E

WRITTEN CONSENT OF STOCKHOLDERS

     The undersigned, being a stockholder of Chrysalis Biotechnology, Inc., a Delaware corporation (the “Company”), in lieu of a meeting of its stockholders and pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), do hereby adopt the following resolutions:

Sale of Assets

     WHEREAS, the Board of Directors has approved the Asset Purchase Agreement and Plan of Reorganization (the “Asset Purchase Agreement”) by and between the Company and OrthoLogic Corp. (“Buyer”), as described more fully in, and attached to, the Consent Solicitation/Prospectus delivered to the Company’s stockholders on    , 2004 (the “Consent Solicitation”);

     NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholder hereby authorizes and approves the Asset Sale (as defined in the Consent Solicitation) in accordance with the terms set forth in the Asset Purchase Agreement; and further

     RESOLVED, that the President, Vice President and any other appropriate officer of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to do all things and to perform all acts which the Company could do to authorize, carry out and complete in all respects the transactions contemplated by the Transaction Documents, when executed and delivered in accordance with the authority hereinabove conferred; and further

     RESOLVED, that all acts and deeds performed to date by any duly authorized person or persons acting on behalf of the Company in connection with or in furtherance of the foregoing resolutions and the other transactions set forth herein be, and they are hereby approved, ratified, and confirmed in all respects and for all purposes as the authorized acts and deeds of the Company.

Liquidation of the Company

     WHEREAS, the Board of Directors believes it to be advisable, expedient and in the best interests of the Company and its stockholders to wind up its affairs and to completely liquidate and dissolve following the consummation of the Asset Sale in accordance with the Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”), as described more fully in, and attached to, the Consent Solicitation;

     NOW THEREFORE BE IT RESOLVED, that the form, terms and provisions of the Plan of Liquidation be, and it hereby is, approved in all respects; and further

     RESOLVED, that the officers of the Company be, and each hereby is, authorized and directed to do and perform all such acts and things and to execute all such documents, agreements, instruments and statements, including, but not limited to, the Certificate of Dissolution to be filed with the Secretary of State of the State of Delaware, whether under the corporate seal of the Company or otherwise, and to take all such other steps as such officers shall determine to be necessary or advisable to effectuate the matters set forth in the foregoing resolutions, any such determination to be conclusively evidenced by the taking or causing to be taken of such action or the execution and delivery of such document, agreement, instrument and statement by such officers.

General

     RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to do and perform all such acts and things and to sign all such documents, certificates, agreements, directions, instruments and statements, whether under the corporate seal of the Company or otherwise, and to take such other steps as such officer or officers shall determine to be necessary or advisable to effectuate the matters set forth in the foregoing resolutions and to perform fully the intent of the foregoing resolutions; and further

     RESOLVED, that all actions that have been taken to date by the Company and any one or more of its officers or directors in connection with or in furtherance of the transactions contemplated hereby be, and they hereby are, approved, ratified and confirmed as the authorized acts and deeds of the Company.

     IN WITNESS WHEREOF, the undersigned stockholder has executed this consent effective as of the date below.

(Print name of entity here if shares held by an entity)

By:	(Signature for individual or entity)

Name:	(Print name of authorized representative for an entity)

Title:	(Print title of authorized representative for an entity)

Date:

Annex F

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2003
TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
For the transition period from            to

Commission files number: 0-21214

ORTHOLOGIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	86-0585310
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1275 West Washington Street, Tempe, Arizona 85281
(Address of principal executive offices)
Registrant’s telephone number: (602) 286-5520

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.0005 per share
(Title of Class)

Rights to purchase 1/100 of a share of Series A Preferred Stock
(Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [   ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Indicate by check mark whether the registrant is an accelerated filer. Yes [X] No [   ]

     The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant, based upon the closing bid price of the registrant’s common stock as reported on the NASDAQ National Market on June 30, 2003 was approximately $132,317,940. Shares of common stock held by each officer and director and by each person who owns 10% or more of the outstanding common stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily conclusive.

     Documents incorporated by reference: Portions of the registrant’s proxy statement related to its 2004 annual meeting of stockholders to be held on June 7, 2004 are incorporated by reference into Part II and III of this Form 10-K.

     The number of outstanding shares of the registrant’s common stock on March 8, 2004 was 34,517,569.

ORTHOLOGIC CORP.
FORM 10-K ANNUAL REPORT
YEAR ENDED DECEMBER 31, 2003

PART I

Item 1. Business

Overview of Changes to the Business in 2003

     For OrthoLogic, 2003 was a year of significant change in our business structure. On November 26, 2003, we completed the sale of our bone growth stimulation and external fixation device business to dj Orthopedics, LLC, for approximately $93.0 million in cash and the assumption of substantially all of the bone growth stimulation device business trade payables and other current liabilities. Through this divestiture, we sold all of our current revenue producing operations and became a pure drug development company. OrthoLogic remains focused on the healing of musculoskeletal tissue, although through biopharmaceuticals approaches rather than through the use of medical devices. We are in the process of developing and testing our Chrysalin® product platform to promote repair of different types of musculoskeletal tissues and we currently are focusing all of our resources to bringing those products to the market.

Additional Information about OrthoLogic

     OrthoLogic Corp. was incorporated as a Delaware corporation in July 1987 as IatroMed, Inc. We changed our name to OrthoLogic Corp. in July 1991. Our executive offices are located at 1275 West Washington Street, Tempe, Arizona 85281, and our telephone number is (602) 286-5520.

     Our website address is www.orthologic.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practical after we file or furnish them to the Securities and Exchange Commission. Once at our website, go to the “Investors” section to locate these filings.

     In March 2004, we adopted a code of conduct that applies to all of our employees and has particular sections that apply only to our principal executive officer and senior financial officers. We posted the text of our code of conduct on our website in connection with our “Corporate Governance” materials. In addition, we will promptly disclose on our website (1) the nature of any amendment to our code of conduct that applies to our principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

     Unless the context otherwise requires, the terms “we,” “us,” “our,” and “OrthoLogic” used in this report refer to OrthoLogic Corp. and our subsidiaries. We sometimes refer to our bone growth stimulation and external fixation device business as our “Bone Device Business.”

     Chrysalin® is a registered trademark of Chrysalis BioTechnology, Inc.

Chrysalin Product Platform

     Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. By mimicking specific attributes of the thrombin molecule, Chrysalin stimulates the body’s natural healing processes, resulting in accelerated tissue repair.

     Chrysalin was jointly developed and patented by the University of Texas and Monsanto Corporation and then licensed to Chrysalis BioTechnology, Inc. (“Chrysalis”), a company created as a vehicle to commercialize Chrysalin and started by the University of Texas with its professor/scientist who developed Chrysalin. We own a minority equity interest in Chrysalis and have exclusive worldwide rights to use Chrysalin for all orthopedic indications through a series of sublicensing agreements. For more information about our licensing agreements, see “Item 1- Patents, Licenses and Proprietary Rights.”

1

     The Chrysalin molecule serves as the basis for a family of potential therapeutic products we refer to collectively as the “Chrysalin product platform.” To date, we have identified five potential orthopedic uses of Chrysalin:

•	fracture repair;

•	spine fusion;

•	cartilage defect repair;

•	ligament repair; and

•	tendon repair.

     We have already initiated clinical trials of two potential Chrysalin products — one for acceleration of fracture repair and a second for spine fusion. We are also conducting advanced pre-clinical testing for cartilage defect repair. We are currently in the planning stages for early pre-clinical tests on potential Chrysalin products for both ligament and tendon repair.

     Fracture Repair Acceleration

     Every broken bone is called a fracture and approximately 25 million fractures are treated every year throughout the developed world, as reported by medical reimbursement records in countries with national healthcare systems. The treatment of a fracture depends on the severity of the break. Simple fractures often heal themselves, with more complex closed fractures potentially amenable to treatment by manipulation (also called “reduction”) without requiring surgery. Fractures that break the skin (or “open fractures”) or where the fragments cannot be lined up correctly usually require surgery. Sometimes plates, screws or pins are used for mechanical stabilization, occasionally with the use of bone grafts, all of which are invasive, expensive and time consuming procedures.

     Chrysalin is a substance that, when injected through the skin into the fracture site at the time of fracture reduction, has been shown in preliminary clinical trials to accelerate the healing of the fracture. Chrysalin does this by mimicking certain stimulatory aspects of the thrombin molecule. Fractures that heal faster lead to earlier return of function for the patient and potentially improved clinical outcomes.

     In pre-clinical animal studies, a single injection of Chrysalin into the fracture gap accelerated fracture healing by up to 50% as measured by mechanical testing. In late 1999, we initiated a combined Phase 1/2 human clinical trial to evaluate the safety of Chrysalin and its effect on the rate of healing in adult subjects with unstable distal radius fractures (fractures around and in the wrist joint). We presented the results of this Phase 1/2 human clinical trial for fracture repair at the 57th Annual Meeting of the American Society for Surgery of the Hand in October 2002. The data revealed that a single injection of Chrysalin into the fracture gap resulted in a trend toward accelerated fracture healing compared with the saline placebo control. There were no reportable adverse events attributable to Chrysalin in the study.

     In July 2002, we received U.S. Food and Drug Administration authorization to proceed with a Phase 3 human clinical trial of Chrysalin as a potential injectable product for accelerating fracture repair. The trial is being performed at 25 to 30 clinical sites in the United States and will include approximately 500 patients. The trial includes a one-year follow-up period.

     As of February 2004, we had most of the projected 25-30 sites enrolling patients and expect to have the balance of the sites enrolling patients shortly. We are on-track to have enrollment completed for this trial during the summer of 2004.

     All of our potential products in research and development are subject to extensive regulation by the U.S. Food and Drug Administration, whose approval we must obtain before we can bring our products to the market. For a more detailed description of the approval process, please see “The New Drug Development Process” below in this Item 1.

     Spine Fusion

     Spine fusion surgery is most commonly performed to treat degenerative disk disease, spinal instability and other disorders of the spine that are believed to be the cause of back and neck pain. The surgery involves the fusing

2

of one or more vertebrae of the spine by placement of bone graft material around the targeted area of the spine during surgery. The body then heals the grafts over several months, which fuses the vertebrae together with newly formed bone so there is no longer movement between the vertebrae.

     The bone used for the graft may be taken from another bone in the patient, which is “autograft bone,” or from a donor, which is “allograft bone.” Autograft bones are currently the predominant type of bone graft used in spinal fusion surgery. Allograft bone is often used, although healing and fusion is not as predictable as with the patient’s own bone. However, the benefit of using allograft bone is it does not require a separate surgical procedure from the same patient to harvest the bone for the graft. More recently, bone morphogenic protein (“BMP”) has become commercially available as an alternative to autograft bone. While BMP appears to work well in patients, it is extremely expensive because it requires recombinant DNA technology to manufacture. At a current market price of approximately $5,000 per dose, with perhaps two or more doses needed per procedure, BMP has thus far enjoyed only limited market acceptance.

     Our potential solution to this problem is to combine Chrysalin with commercially available allograft bone in the operating room during the spinal fusion surgery. We are currently studying the safety and preliminary efficacy of Chrysalin in combination with allograft bone compared to autograft bone for spine fusion surgery. We initiated our combined Phase 1/2 human clinical trials of Chrysalin for spine fusion in late 2002. We are currently enrolling patients in this trial.

     All of our potential products in research and development are subject to extensive regulation by the U.S. Food and Drug Administration, whose approval we must obtain before we can bring our products to the market. For a more detailed description of the approval process, please see “The New Drug Development Process” below in this Item 1.

     Cartilage Defect Repair

     Cartilage tissue is the smooth, slippery cushion that exists where two bones meet to make a joint. Because damaged cartilage generally does not heal but slowly breaks down over time, the result can lead to a complete wearing away of the cartilage, leading to osteoarthritis.

     The primary purpose of exploring Chrysalin’s potential role in cartilage defect repair is to develop a technique to restore, rather than entirely replace, the original cartilage damaged due to acute traumatic events. These techniques, if successful, may also provide a novel approach for partial resurfacing of damaged joint (or “articular”) cartilage due to osteoarthritis. Our potential solution to cartilage defects is to deliver Chrysalin within a sustained-release matrix to the damaged cartilage. We have completed a fourth pre-clinical trial of our potential Chrysalin product for articular cartilage defect repair with favorable results and plan to schedule a pre-Investigational New Drug (“IND”) meeting with the U.S. Food and Drug Administration in 2004 to seek authorization to begin a human clinical trial for that indication.

     All of our potential products in research and development are subject to extensive regulation by the U.S. Food and Drug Administration, whose approval we must obtain before we can bring our products to the market. For a more detailed description of the approval process, please see “The New Drug Development Process” below in this Item 1.

     Ligament and Tendon Repair

     Ligaments are the soft tissues that connect bone to bone. Tendons are the soft tissue that connect muscles to bone. Ligaments and tendons are crucial to the biomechanical functions of the body. Injuries to ligaments and tendons are very common, and typically these injuries are treated either conservatively with rehabilitation techniques or with surgical techniques. These injuries are often slow to heal or do not heal completely. Our research is focused on whether Chrysalin accelerates ligament and tendon tissue repair, resulting in better restoration of function. We plan to commence pre-clinical studies in ligament and tendon soft tissue repair in 2004. We are still at a relatively early phase of research for these indications.

     All of our potential products in research and development are subject to extensive regulation by the U.S. Food and Drug Administration, whose approval we must obtain before we can bring our products to the market. For

3

a more detailed description of the approval process, please see “The New Drug Development Process” below in this Item 1.

The New Drug Development Process

     The U.S. Food and Drug Administration (the “FDA”) and analogous state regulatory agencies, regulate the research and development standards, quality control and manufacture, labeling, advertising and promotion of all of the potential Chrysalin products. The process required by the FDA before our product candidates may be marketed in the United States generally involves the following:

•	preclinical laboratory and animal tests;

•	submission to the FDA of an Investigational New Drug (“IND”) application, which the FDA must review before clinical trials may begin;

•	human clinical trials to establish the safety and efficacy of the proposed pharmaceutical in our intended use; and

•	submission to the FDA of a New Drug Application (“NDA”), that must be approved by the FDA before any marketing may begin.

     The entire process requires significant time, effort and financial resources. In addition, the ultimate results of the research are unknown so we cannot be certain that any approval will be granted, or granted on a timely basis.

     Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess its potential safety and efficacy. We then submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND application, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after the FDA acknowledges that the filing is complete, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as described in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. Further, an independent institutional review board at each medical center proposing to conduct the clinical trials must review and approve any clinical study.

     Human clinical trials are typically conducted in three phases, which may overlap.

•	PHASE 1: The drug is initially administered into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

•	PHASE 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to determine the preliminary efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. If pre-clinical safety studies demonstrate no adverse side effects, it is possible to combine Phase 1 and 2 studies into one clinical trial.

•	PHASE 3: When Phase 2 evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase 3 trials are undertaken to further evaluate dosage, clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

     Phase 2 and 3 evaluations are typically conducted as prospective, randomized clinical trials, where the patients are assigned to different treatment groups that include placebo treatment (where a placebo rather than the investigational product is administered) and drug treatment. Through the use of the placebo control group, we are able to isolate and identify effects that arise solely by the patient’s belief in their participation in the clinical trial rather than as a result of interaction with the drug.

     Currently, we are conducting a Phase 3 human study on Chrysalin for fracture repair indications, a Phase 1/2 human study for spine fusion and pre-clinical animal studies for cartilage defect repair. We cannot be certain that we will successfully complete Phase 1, Phase 2 or Phase 3 testing of our product candidates within any specific time period, if at all. Furthermore, the FDA or the institutional review boards may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

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     The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA for approval to market the product candidate. The FDA may deny an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products, which have been commercialized, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

     Satisfaction of the FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the drug product candidate. Government regulation may delay or prevent marketing of potential products and/or impose costly additional manufacturing procedures as a condition of product approval. Our success in pre-clinical or early stage clinical trials does not assure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to narrower indications than we currently anticipate, reducing the size of our potential market. Even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining or failures to obtain regulatory approvals would have a material adverse effect on our business prospects.

     Marketing our product candidates abroad will require similar regulatory approvals and is subject to similar risks. We and our product candidates are also subject to a variety of state laws and regulations in those states or localities where such product candidates may be marketed. Any applicable state or local regulations may hinder our ability to market our product candidates in those states or localities.

     An ongoing risk is that the FDA’s policies may change or additional government regulations may be enacted which could prevent or delay regulatory approval of our potential products. In addition, public and private health care providers and insurers continue to search for ways to contain health care costs, which could result in changes in health care and particularly pharmaceutical benefits coverage. Any of these changes, if enacted, could have a material adverse effect on our business prospects.

     In 2000, we obtained the exclusive right to sell and distribute Chrysalin outside the United States by amending our original sublicense with Chrysalis. Outside the United States, our ability to market a product candidate is contingent upon receiving marketing authorization from the appropriate regulatory authorities in each country in which we plan to distribute our potential products. Each foreign country has its own regulations regarding authorization to market new drugs within the country. We are currently most interested in future marketing in developed countries in Asia and the European Community. At present, marketing authorization is centralized at the national level in these foreign countries and the European Community currently uses procedures granting “mutual recognition” of marketing authority if a product has already satisfied safety, quality and efficacy standards in another member country of the European Community. The European Community is refining its drug authorization procedures on a regular basis. These foreign regulatory approval processes require similar time, effort and resources, and involve all of the risks associated with FDA clearance discussed above.

Competition

     The biopharmaceutical industry is characterized by intense competition. We may not be aware of the other biotechnology, pharmaceutical companies or public institutions that are developing pharmaceuticals that compete with our potential products. We also may not be aware of all the other competing products our known competitors are pursuing. In addition, these biotechnology companies and public institutions compete with us in recruiting for research personnel and patients, which may affect our ability to complete our research studies.

     We believe that current competing technologies in tissue regeneration have focused on three primary areas:

•	Single recombinant growth factor proteins. These proteins are naturally produced by the body to regenerate cells. The proteins are grown in laboratories and then extracted from host cells and

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processed for distribution to the patient. Examples of these include platelet derived growth factor and keratinocyte growth factor proteins.

•	Osteoconductive matrices. Osteoconductive matrices are a variety of substances that function as a replacement for the damaged tissue, but because they do not stimulate growth of new tissue, they rely on the body’s natural healing process to graft the matrices to the damaged tissue area.

•	Cell-based therapeutics. Cell-based therapeutics involve the extraction of materials from a patient, growing the materials in a lab and then reintroducing the resultant materials back into the patient. Research in this area is particularly intensive in the search for universal donor materials, which would eliminate the need to customize the therapy to each patient. Scientists have been exploring stem cell and artificial tissue as possible sources of universal donor sources.

     We believe that Chrysalin has a competitive advantage over these therapies in safety, efficacy and cost. Chrysalin’s mode of operation resembles that of a growth factors. However, instead of impacting a single cell pathway, Chrysalin stimulates a cascade of growth factor to be released by the body in the proper combination, amounts and timing.

     Fracture Repair

     As the concept of treatment of fracture repair, spine fusion and cartilage defect repair through biotechnology and biopharmaceuticals gains momentum, we anticipate seeing more companies researching new products. However, to date, we are not aware of any product which has received approval to be marketed for acceleration of fracture repair. A number of companies are conducting pre-clinical animal trials to evaluate potential products.

     Spine Fusion

     We believe the leading technology in the spinal fusion area is bone morphogenetic proteins (“BMPs”), genetically engineered versions of human proteins that form new bone. Medtronic Sofamor Danek currently markets RhBMP-2 for spine fusion with approximately $140 to $150 million in annual sales. Wyeth/Genetics Institute is expected to receive FDA approval to market RhBMP-2 for long bone fractures. BMPs are human proteins that are grown in host cells in a laboratory and then extracted from the host cells and processed for distribution to human patients. The growth, extraction and other processes required to produce sufficiently stable BMPs for distributions and use are expensive. Consequently, BMPs cost approximately $5,000 per dose and often multiple doses are needed for a therapy. In contrast, we plan to market Chrysalin for this use, if regulatory approval ultimately is obtained, at a cost of approximately $500 per treatment.

     Cartilage Repair and Ligament and Tendon Repair

     In the field of cartilage repair, our potential Chrysalin product is currently in preclinical animal studies. There are currently no FDA approved products specifically indicated for the treatment of cartilage defect repair. Currently the product Cartesil from Genzyme, which is a tissue repair product, has been approved for general use, and is being used for this indication. However, the use of Cartesil requires cells to be removed from the patient’s healthy cartilage and combined with Cartisil in the lab, and then implanted back into the patient. This type of cellular based therapy requires some lead time before the patient receives his implant, which has prompted researchers to look for universal donors through stem cell research and explore artificial tissue possibilities. Technical as well as political hurdles have hindered stem cell research. In the area of ligament and tendon repair, we are unaware of any bio active products available that have been approved by the FDA for this indication.

Discontinued or Divested Products

     Bone Growth Stimulation Devices Business

     With the divestiture of our bone growth stimulation devices business in November 2003, we sold all of our bone growth stimulation and fracture fixation devices, including the OL1000 product line, SpinaLogic® and our fracture fixation devices, OrthoFrame® and OrthoFrame/Mayo. This business comprised all of our revenue producing operations. Spinalogic and OrthoFrame are federally registered marks that we sold with this business to

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the buyer, dj Orthopedics, LLC. Our financial results reflect sales of bone growth stimulation devices as discontinued operation through November 2003.

     Continuous Passive Motion

     In July 2001 we sold our continuous passive motion (“CPM”) business. CPM devices provide controlled, continuous movement to joints and limbs without requiring the patient to exert muscular effort and are intended to be applied immediately following orthopedic trauma or surgery. The products are designed to reduce swelling, increase joint range of motion, reduce the length of hospital stay and reduce the incidence of post-trauma and post-surgical complications. Our financial results reflect sales of the CPM devices through July 11, 2001.

     Ancillary Orthopedic Products

     Along with the July 2001 sale of our CPM business, we sold our ancillary orthopedic product lines of bracing, electrotherapy, cryotherapy and dynamic splinting products. The bracing line included post-operative, custom and pre-sized functional and osteoarthritis models. Postoperative braces are used in the early phases of post-surgical rehabilitation, while functional braces are applied as the patient returns to work or sports activities. Cryotherapy is used to cool the operative or injured site in order to prevent pain and swelling. The electrotherapy line consisted of TENS, NMES, high volt pulsed current, interferential, and biofeedback units.

     Hyalgan (sodium hyaluronate)

     We began selling Hyalgan to orthopedic surgeons in July 1997 under a Co-Promotion Agreement with Sanofi Syntholabs, Inc. (“Sanofi”). In October 2000, Sanofi and OrthoLogic announced that both parties had mutually agreed to terminate this agreement. In connection with the early termination, we received an up-front cash payment, financial incentives to complete the transition of the business through December 2000, and continuing royalties through 2002.

Marketing and Sales

     After the divestiture of our bone growth stimulation devices business in November 2003, we are focused on the research and development of Chrysalin, which is not yet available for sale and which we do not expect to be available for sale for some time into the future. Thus, we currently have no marketing or sales staff. Some of our research and development staff provide some technical marketing support relating to the development of, and market need for, new potential products and additional therapeutic applications of products already under research.

Research and Development

     Our research and clinical affairs department consists of approximately 19 employees who are assisted by consultants from the academic and medical practitioner fields. Our research and clinical affairs staff employees have extensive experience in the areas of biomaterials, bioengineering, animal modeling, cellular and molecular biology, clinical trial design, and data management. Our clinical affairs department designs, initiates investigative sites for, monitors, and manages the data on the clinical trials for the Chrysalin product platform. Currently, our staff is focused predominantly on our Phase 3 clinical trial for Chrysalin for fracture repair, our Phase 1/2 clinical trial for a spinal fusion indication, and pursuing further pre-clinical studies in articular cartilage repair. The staff also supports and monitors outsourced research projects at academic and commercial institutions, where approximately one half of our research is performed.

     Fracture Repair

     Our fracture repair studies currently underway focus on isolating and identifying exact functions of Chrysalin in acceleration of fracture repair, and what genes are stimulated by the injection of the Chrysalin peptide. We are also conducting exploratory studies in bone defect repairs and distraction osteogenesis, the medical procedure of slowly moving apart two bone segments in a way that allows new bone tissue to grow to fill the gap. Our analysis of the effect of Chrysalin at the genetic level is performed using gene array and quantitative PCR technology, with this work performed both in house at OrthoLogic and in collaboration with academic institutions. Segmental defect, distraction osteogenesis and non-union experiments are performed by collaborators at academic

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institutions. Preclinical segmental defect studies are meant to mimic reconstructive surgical procedures. These studies provide information on advanced formulations of Chrysalin and potential new clinical indications to investigate. Distraction osteogenesis is a technique that is used to replace lost segments of bone due to severe injury, or to correct congenital deformity. Preclinical studies on non-union fractures address the effects of Chrysalin to heal fractures that do not heal in the normal expected time. Positive results in these studies may provide additional clinical indications for Chrysalin.

     Spine Fusion

     Our clinical studies on spine fusion address questions of formulation and efficacy when the Chrysalin peptide is used in conjunction with allograft bone in spine fusion surgeries. All of these studies are performed by collaborators at academic institutions, with the experimental study design provided by OrthoLogic scientists.

     Cartilage Defect and Repair; Tendon and Ligament Repair

     All our pre-clinical cartilage repair studies are performed at academic institutions. The goal of these studies is to understand the way Chrysalin works to stimulate cartilage defect repair as well as to address formulation questions. Pre-clinical ligament and tendon repair studies are slated to begin this year and will be conducted in collaboration with academic institutions.

     Chrysalis Milestone Payments

     A portion of our research and development expense is for milestone payments to Chrysalis under our license agreements. In 2000, we paid Chrysalis $2.0 million to extend our license agreement to include all Chrysalin orthopedic indications worldwide. In July 2001, we paid $1.0 million to Chrysalis to extend our worldwide license for Chrysalin to include the rights for orthopedic “soft tissue” indications, including cartilage, tendon and ligament repair. In March 2002, we made a $500,000 milestone payment to Chrysalis for receiving authorization from the FDA to begin a Phase 1/2 trial for spinal fusion. In early 2003, we made a milestone pre-payment of $250,000 required for a potential IND using Chrysalin for a cartilage defect repair indication. The license agreement with Chrysalis requires us to pay certain other additional milestone payments and royalties, based upon our development of Chrysalin and achievement of commercial success.

     Our research and development expenditures on these programs totaled $9.0 million, $3.5 million and $3.5 million in the years ended December 31, 2003, 2002 and 2001, respectively.

     For more information about the status of our clinical trials, see “Chrysalin product platform” above in this Item 1.

Manufacturing

     Currently third parties certified under Good Manufacturing Practices manufacture Chrysalin for us in limited amounts because Chrysalin is currently still in clinical trial phases and is not sold to the public. We and Chrysalis use a primary manufacturer for Chrysalin, but have secondary manufacturers available as needed.

Patents, Licenses and Proprietary Rights

     We have a worldwide, exclusive sublicense agreement with Chrysalis BioTechnology, Inc. for all orthopedic hard and soft tissue applications for the duration of the underlying patents. Our sublicense is conditioned upon our continued ability to meet certain development milestones and payment of royalties. The Chrysalin patents are licensed from the University of Texas to Chrysalis BioTechnology, Inc. through an exclusive license agreement. Dr. Darrell Carney, the University of Texas professor who developed the Chrysalin peptide, remains a professor at the University of Texas and owns an equity interest in and oversees the business operations of Chrysalis BioTechnology, Inc. As part of the license between Chrysalis and the University of Texas, all derivative inventions related to the Chrysalin peptide created by Dr. Carney are automatically added to the license agreement and thus to our sublicense agreement if the new invention relates to orthopedic hard and soft tissue. Chrysalin has been patented in the United States and in foreign countries for a number of methods of use, including cardiovascular and

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chronic wound in addition to orthopedic indications. The patents for hard and soft tissue repair expire between 2011 and 2024.

Chrysalin is a registered United States domestic trademark of Chrysalis BioTechnology, Inc.

OrthoLogic is a registered United States domestic trademark of OrthoLogic Corp.

Insurance

     Our business entails the risk of product liability claims. We maintain a product liability and general liability insurance policy, a special clinical trial insurance policy and an umbrella excess liability policy. There can be no assurance that liability claims will not exceed the coverage limit of such policies or that such insurance will continue to be available on commercially reasonable terms or at all. Consequently, product liability claims or claims arising from our clinical trials could have a material adverse effect on our business, financial condition and results of operations. We have not experienced any liability claims to date resulting from our clinical trials or from our bone growth stimulation device business that we sold in November of 2003. To date, liability claims arising from our sale of CPM devices, prior to the divesture of the CPM business in July 2001, have not been material.

Employees

     As of December 31, 2003, we had 33 employees in our operations, including 19 employees in research and development, nine in finance and administration and five in facilities and maintenance for our building. Our smaller employee base reflects our new focus on drug development following the sale of our bone growth stimulation device business in November 2003. As a pure research and development business, we believe that the success of our business will depend, in part, on our ability to identify, attract and retain qualified research personnel, both as employees and as consultants. We face competition from private companies and public institutions for qualified research personnel. None of our employees are represented by a union and we consider our relationship with our employees to be good. See “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risks of our Business.”

Item 2. Properties

     We lease a facility in Tempe, Arizona. This approximately 100,000 square foot facility is designed and constructed for industrial purposes and is located in an industrial district. It is the same facility we leased prior to our November 2003 divestiture of our bone growth stimulation device business. Following the divestiture, we subleased approximately 35,000 square feet of the facility to dj Orthopedics, LLC, the company which purchased our bone growth stimulation device business. We previously subleased approximately 13,500 square feet of the building through June 2005 to another company. We believe the facility is well-maintained and adequate for use in the foreseeable future. We believe the remainder of the facility that we are using is suitable for our purposes and is effectively utilized. The table below sets forth certain information about our facility.

Approx.
Location	Square Feet	Lease Expires	Description	Principal Activity
Tempe	80,000 useable (1)	11/07	2-story, in an industrial park	Assembly, Administration

(1) Approximately 17% of the facility is subleased through June 2005 to a third party and approximately 44% is subleased to dj Orthopedics, LLC through November 2004.

Item 3. Legal Proceedings

     None.

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Item 4. Submission of Matters to a Vote of Security Holders

     We held a special meeting of the stockholders on November 26, 2003 to vote on a single proposal, a resolution for the sale of substantially all of the assets comprising our bone growth stimulation device business to dj Orthopedics, LLC. The proposal was approved by the vote of our stockholders. Of the 33,143,384 shares eligible for voting, 18,963,040 were voted in favor of the proposal, 222,588 were voted against the proposal and 44,596 abstained. The remainder was comprised of 13,913,160 non-votes.

PART II

Item 5. Market for the Registrant’s Common Equity and Related Stockholder Matters

Market Information

     Our common stock commenced trading on the NASDAQ National Market on January 28, 1993 under the symbol “OLGC.” The bid price information set forth in the table below is derived from the NASDAQ Monthly Statistical Report, represents quotations by dealers, may not reflect applicable markups, markdowns or commissions and does not necessarily represent actual transactions.

	2003		2002
	High	Low	High	Low
First Quarter	$4.05	$3.28	$5.74	$4.47
Second Quarter	$4.53	$3.30	$5.95	$4.51
Third Quarter	$6.07	$4.63	$5.50	$3.69
Fourth Quarter	$7.85	$5.45	$4.25	$3.22

     As of March 8, 2004, 34,517,569 shares of our common stock were outstanding and held by approximately 1,086 stockholders of record.

     Dividends. We have never paid a cash dividend on our common stock. Our Board of Directors currently anticipates that all of our earnings, if any, will be retained for use in our business and does not intend to pay any cash dividends on our common stock in the foreseeable future.

Item 6. Selected Financial Data

SELECTED FINANCIAL DATA

     The selected financial data for each of the five years in the period ended December 31, 2003, is derived from our audited financial statements. The selected financial data should be read in conjunction with the financial statements, related notes to the financial statements and other financial information appearing elsewhere in this annual report on Form 10-K, and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We sold our CPM business unit on July 11, 2001, and our bone growth stimulation device business on November 26, 2003. The financial data as presented below reflects the gain on the sale of the bone growth stimulation device business and its results of operations prior to the sale as discontinued operations.

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STATEMENTS OF OPERATIONS DATA

(in thousands, except per share amounts)

	Years Ended December 31,
	2003(1)	2002(2)	2001(3)	2000(4)	1999
Total net revenues	$—	$2,230	$31,879	$69,570	$71,159

Total cost of revenues	—	—	5,811	14,103	15,947
Operating expenses
Selling, general and administrative	4,331	4,576	29,274	55,872	48,973
Research and development	9,008	3,488	3,460	4,112	2,191
Restructuring and other charges	—	—	—	—	(216)
Legal settlement	—	—	—	4,499	—
Write-off of goodwill	—	—	—	23,348	—
Net gain from discontinuation of co-promotion agreement	—	—	—	(844)	—
CPM divestiture and related gains	(743)	(1,047)	14,327	—	—

Total operating expenses	12,596	7,017	47,061	86,987	50,948

Operating (loss) income	(12,596)	(4,787)	(20,993)	(31,520)	4,264
Other income	568	706	682	451	225

(Loss) income from continuing operations before taxes	(12,028)	(4,081)	(20,311)	(31,069)	4,489
Income taxes (benefit)	(4,414)	(1,571)	(2,778)	42	1,614

Net (loss) income from continuing operations	(7,614)	(2,510)	(17,533)	(31,111)	2,875

Net gain on the sale of the Bone
Device Business, net of taxes $5,205	72,692	—	—	—	—
Income (loss) from the operations of the Bone Device Business net of taxes $4,414, $1,577, $2,790, ($54), ($1,672) respectively	7,358	8,119	4,438	(79)	(2,637)

Net income (loss) from discontinued operations	80,050	8,119	4,438	(79)	(2,637)
Accretion of non-cash preferred stock dividend	—	—	—	—	(824)

Net income (loss) applicable to common stockholders	$72,436	$5,609	$(13,095)	$(31,190)	$(586)

Net (loss) income from continuing operations
Basic	$(0.23)	$(0.08)	$(0.56)	$(1.04)	$0.11

Diluted	$(0.23)	$(0.08)	$(0.56)	$(1.04)	$0.11

Net income (loss) from discontinued operations
Basic	$2.43	$0.25	$0.14	$(0.00)	$(0.10)

Diluted	$2.38	$0.24	$0.14	$(0.00)	$(0.10)

Net income (loss)
Basic	$2.20	$0.17	$(0.42)	$(1.04)	$(0.02)

Diluted	$2.16	$0.17	$(0.42)	$(1.04)	$(0.02)

Basic shares outstanding	32,970	32,642	31,464	29,855	26,078
Equivalent shares	613	731	—	—	—

Diluted shares outstanding	33,583	33,373	31,464	29,855	26,078

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1.	On November 26, 2003, we completed the sale of all the assets and related liabilities of our bone growth stimulation device business (which we also call our “Bone Device Business”). The Bone Device Business comprised all our revenue generating operations. Our financial statements for the year ended December 31, 2003 include the results of operations prior to the divestiture and the related gain on the sale as discontinued operations.

Total operating expenses in 2003 were reduced by $743,000 as a result of settlement payments received against the contingent payment due from the buyer of the CPM business and additional collections of the accounts receivable balances which are fully reserved.

2.	Total operating expenses in 2002 were reduced by $1.0 million as a result of better than anticipated collection of CPM accounts receivable than had been originally estimated when the CPM business was sold in July 2001. Also, during 2002 we paid a $500,000 milestone payment to Chrysalis that was recorded as a research and development expense.

3.	The net loss in 2001 includes $14.3 million of CPM divestiture and related charges, and a $1.0 million payment to Chrysalis recorded as research and development expense for a license extension for Chrysalin.

4.	The net loss in 2000 includes charges of $4.5 million for the class action legal settlement and other legal settlements; $27.8 million of additional expenses related to the CPM business composed of the write-off of impaired goodwill, adjustments to accounts receivable, and other legal settlements; and $2.0 million of research and development expense paid to Chrysalis to obtain additional Chrysalin rights. Also, during 2000 we recorded an $844,000 net gain from the discontinuation of the Co-Promotion Agreement for Hyalgan.

BALANCE SHEET DATA

(in thousands)

	Years Ended December 31,
	2003	2002	2001	2000	1999
Working capital	$112,679	$39,585	$40,039	$43,056	$40,865
Total assets	130,106	53,420	49,442	65,035	92,203
Long term liabilities, less current maturities	280	352	287	88	209
Stockholders’ equity	123,975	48,233	41,896	51,910	73,054

Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Overview

     Prior to November 26, 2003, we developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair. Our product lines included bone growth stimulation and fracture fixation devices, which we sometimes refer to as our “Bone Device Business.”

     On November 26, 2003, we sold our Bone Device Business. Through this divestiture, we sold all of our current revenue producing operations and became a pure drug development company. Our principal business remains focused on the healing of musculoskeletal tissue, although through biopharmaceuticals approaches rather than through the use of medical devices. As of December 31, 2003, we had cash and cash equivalents of $84.4 million, short-term investments of $32.5 million and long-term investments of $4.2 million. We will be relying on these resources to fund the development, testing and commercialization of our Chrysalin product platform.

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     Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. We are currently enrolling patients into two Chrysalin product human clinical trials and have one potential product in late-stage pre-clinical development, and are planning the development for two additional areas of research. In 2004, we expect to approximately double our research and development expenses from our 2003 approximately $9 million level.

Critical Accounting Policies and Estimates

     Use of estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions form the basis for the carrying values of assets and liabilities. On an on-going basis we evaluate these estimates, including those related to allowance for doubtful accounts, sales adjustments and discounts, investments, inventories, guarantees, income taxes, contingencies and litigation. Management bases its estimates on historical experience and various other assumptions and believes its estimates are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Under different assumptions and conditions, actual results may differ from these estimates.

     Allowance for Doubtful Accounts: The allowance for doubtful accounts (approximately $556,000 and $3.1 million at December 31, 2003 and 2002, respectively) are based primarily on trends in historical collection rates, consideration of current events, payor mix and other considerations. On a quarterly basis, we evaluate historical collection trends and track the percent of billings that are typically received by the first month after billing, the second month, etc. This quarterly analysis of collections allows us to develop trends and expectations for collection rates based on product, payor category and date of billing. If we identify any change in the collection rate or anticipate that future trends will not correspond to previous collection experience, the reserve is adjusted to correspond with the expected change. Prior to the divestiture of the Bone Device Business, we derived a significant amount of our revenues in the United States from third-party payors, including Medicare and certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Amounts paid under these plans are generally based on fixed or allowable reimbursement rates. Accounts receivable are recorded at the expected or pre-authorized reimbursement rates. Billings are subject to review by third-party payors and may be subject to adjustments. Any differences between estimated reimbursement and final determinations are reflected in the period finalized. In the opinion of management, adequate allowances have been provided for doubtful accounts. If the financial condition of the third-party payors were to deteriorate, resulting in an inability to make payments, or the other considerations underlying the estimates was to change, additional allowances might be necessary.

     Revenue recognition: Revenue is recognized for sales of the OL1000 and SpinaLogic products at the time the product is delivered to and accepted by the patient, as verified by the patient signing a “Patient Agreement Form” accepting financial responsibility. If the sale of either product is to a commercial buyer, a purchase order is required, and the revenue is recognized at the time of shipment to the commercial buyer. Our shipping terms are FOB shipping point. The amount of revenue recorded at the time of sale, net of sales discounts and contractual adjustments, is based on contractual terms. If we do not have a contract with the third-party payor then the amount of revenue recorded is the pricing expected to be approved by the third-party payor based on historical experience with that payor. We record differences, if any, between the net revenue amount recognized at the time of the sale and the ultimate pricing by the primary third-party payor as an adjustment to sales in the period we receive payment from the third-party payor or earlier if we become aware of circumstances that warrant a change in estimate. In the opinion of management, adequate allowances have been provided for sales discounts and contractual adjustments.

     We recognized royalties from the Co-Promotion Agreement of Hyalgan, based on a flat royalty fee of $5 for each unit distributed by Sanofi between January 1, 2001 and December 31, 2002, in accordance with the Termination Agreement with Sanofi.

     Inventory Valuation: Prior to the sale of the Bone Device Business, we wrote-down our inventory for inventory shrinkage and obsolescence. Inventory was written down to estimated market value based on a number of assumptions, including future demand and market conditions.

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     Income Taxes: Under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in tax laws or rates may affect the current amounts payable or refundable as well as the amount of deferred tax assets or liabilities.

     SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we take into account all evidence with regard to the utilization of a deferred tax asset included in past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of approximately $6.3 million at December 31, 2003. The valuation allowance includes approximately $2.1 million for net operating loss carry forwards that relate to stock option compensation expense for income tax reporting purposes. Any utilization of these net operating loss carry forwards would be recorded as an increase to additional paid-in capital. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized. We believe that the net deferred tax asset of $770,000 at December 31, 2003 will be realized as it relates to alternative minimum tax credits that do not expire. However, the amount of the deferred tax assets actually realized could differ if we have little or no future earnings.

     We have accumulated approximately $13.8 million in federal and state net operating loss carryforwards (“NOLs”) and approximately $1.7 million of general business and alternative minimum tax credit carryforwards. The federal and state NOLs expire from 2007 to 2021.

     Discontinued Operations: Under FASB Statement No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” discontinued operations are reported if a component of the entity is held for sale or sold during the period. The Bone Device Business qualifies as a component of the entity under the standard. Therefore, the gain on the sale of the Bone Device Business and related results of operations prior to the sale, including 2002 and 2001 results of operations, have been presented as discontinued operations in the financial statements.

     Liability for Representations and Warranties Made in Conjunction with the Sale of the Bone Growth Stimulation Device Business: Under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” indemnifications, representations and warranties issued in conjunction with the sale of a business are required to be valued and recorded as a liability in the financial statements. We issued certain representations and warranties in conjunction with the sale of the Bone Device Business and determined the discounted fair value to be approximately $1.9 million. The discount is being accreted to interest expense through November 26, 2005, which is when the portion of the purchase price allocated to the representations and warranties is required to be released from escrow.

     Investment in Chrysalis: We own a minority ownership interest in Chrysalis BioTechnology, Inc., which we recorded at cost. Chrysalis is not publicly traded so it is difficult to determine the value of the investment. However, we do not believe the value of our investment has been impaired. Should sometime in the future the investment be determined to be permanently impaired, a charge to income would be recorded in the period such a determination is made.

Results of Operations Comparing Year Ended December 31, 2003 to 2002

     Overview: On November 26, 2003, we completed the sale of our Bone Device Business. During 2003, the Bone Device Business was the only revenue producing product line represented in the financial statements. Through this divestiture, we became a pure drug development company, focused on the clinical trials and pre-clinical research related to the Chrysalin product platform.

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     Revenues, Cost of Revenues and Gross profits: We had no costs of revenues, cost of goods sold or gross profit for continuing operations in 2002 or 2003. The Bone Device Business revenue is included as discontinued operations and is presented reflecting only the net income under the line item “Income from Operations of Bone Device Business Net of Taxes” Hyalgan royalty revenue was $2.2 million in 2002. There were no additional royalties due to us beyond December of 2002. The Hyalgan royalties did not have any associated cost of sales.

     Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses related to our ongoing development operations decreased by 5.4% from $4.6 million to $4.3 million between fiscal years 2003 and 2002. Although the amounts are comparable, overall administrative spending was lower due to the anticipated sale of the Bone Device Business, offset by approximately $545,000 in compensation expense which we do not anticipate will recur. As we focus the company on our research and development efforts, there are other less significant SG&A costs recorded in 2003 that will be not recur in the following periods.

     Research and Development Expenses: Research and development expenses were $9.0 million in 2003 compared to $3.5 million in 2002. In early 2003, we made a $250,000 milestone pre-payment to Chrysalis that would have been due upon filing an investigational new drug application for a cartilage defect repair indication. The research and development expense for the year ended December 31, 2003 includes approximately $366,000 in compensation expense as a result of the acceleration of the vesting of stock options that will not be a recurring cost in future periods. In 2002, we paid a milestone payment of $500,000 to Chrysalis for receiving clearance from the FDA to begin a Phase 1/2 clinical trial for spinal fusion. During 2003, we began focusing on the research and development for the expansion of the Chrysalin product platform, in addition to our clinical trials. As we continue to expand these programs, our related expenses have increased significantly. During 2003, research and development expenses consisted primarily of Chrysalin related expenses, which include pre-clinical studies in cartilage defect repair, continuation of the Phase 1/2 human clinical trial under an IND for spinal fusion and the Phase 3 human clinical trial for an IND for fracture repair. In 2004, we expect to approximately double our research and development expenses from our approximately $9 million level in 2003.

     CPM Divestiture and Change in Estimated Collectability of CPM Receivables: In July 2001, we announced the sale of our continuous passive motion (“CPM”) business to OrthoRehab, Inc. We received $12.0 million in cash, with OrthoRehab, Inc. assuming approximately $2.0 million in liabilities in connection with the sale of certain CPM related assets that we had recorded in our financial statements at a carrying value of approximately $20.7 million. We recorded a $6.9 million charge to write down the CPM assets to their fair value less direct costs of selling the assets. Under the CPM Asset Purchase Agreement, we were eligible to receive up to an additional $2.5 million of cash if certain objectives were achieved by OrthoRehab, Inc.

     We settled litigation over the $2.5 million payment and other matters in April 2003. OrthoRehab, Inc. agreed to pay $1.2 million to settle the contingent payment due to us, and all outstanding claims between the two companies. We received cash payments of $583,000 during fiscal year 2003, which are included in the “CPM divestiture and related gains” line item on the Consolidated Statement of Operations for the 2003 year. The remaining $617,000 balance plus interest is scheduled to be paid over the next 27 months. Due to the uncertainty of future payments, income on the settlement is being recorded as cash is received.

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     During 2003 and 2002, collection of the receivables remaining from the divested CPM business was better than anticipated. Based on the improved collection trends, we revised our estimates and increased the estimated total collection of the retained CPM accounts receivable by $160,000 and $1.0 million during fiscal years 2003 and 2002, respectively. The combination of settlement payments and the additional collection of the divested receivables is included in the “CPM divestiture and related gains” line item in the consolidated statement of operations.

     Other Income: Other income in 2003 and 2002 consisted primarily of interest income. Other income decreased from $706,000 in 2002 to $568,000 in 2003 primarily as a result of interest rates being lower during 2003.

     Discontinued operations of the Bone Device Business: On November 26, 2003, we completed the sale of the Bone Device Business assets and related liabilities (including the rights to produce and market the OL1000, OL1000 SC, SpinaLogic and OrthoFrame/Mayo) to dj Orthopedics, LLC. We sold substantially all of the assets of the Bone Device Business (other than our Medicare accounts receivable, which were $1.2 million in the aggregate), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists, intellectual property, certain agreements and contracts to dj Orthopedics. dj Orthopedics paid $93.0 million in cash at closing and assumed substantially all of the Bone Device Business trade payables and other current liabilities less payables in an amount approximately equal to the amount of retained Medicare receivables. Upon the closing of the sale we assigned and dj Orthopedics agreed to assume and perform the obligations outstanding on November 26, 2003, relating to the operation of the Bone Device Business (including various liabilities related to our employees).

     Of the $93.0 million we received in the sale, $7.5 million was placed in an escrow account. The funds were divided into two accounts: $7.0 million from which dj Orthopedics is eligible for indemnity and breach of contract claims, if any, may be paid and $0.5 million from which a portion of the agreed upon incentive stay bonuses will be paid by dj Orthopedics to former OrthoLogic executives on the first anniversary of the closing. The remaining funds in the $7.0 million escrow account, in excess of the amount of any pending claims, will be released to us on the second anniversary of the closing. The amount included in escrow receivable is net of the $1.9 million liability related to the fair value of the guarantees and indemnifications.

     The transaction was considered an accelerating event for our stock-based compensation plans. Terminated employees’ unvested options vested immediately upon the sale. Our directors and employees who were retained had 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting period, whichever is earlier.

     The sale of the Bone Device Business is accounted for as discontinued operations. The gain on the sale and the income from the divested business, and related tax effects are summarized as discontinued operations on the consolidated statement of operations. Included in the discontinued operations is the net gain on the sale of the Bone Device Business of $72.7 million, and the net income from the Bone Device Business of $7.4 million resulting from the 11 months of operations through November of 2003, both of which are net of taxes.

     The accompanying 2003 consolidated statement of operations includes a pretax charge of approximately $5.1 million for costs related to the sale in the “Net gain on the sale of the Bone Device Business” and is comprised of approximately $200,000 for costs associated with the employees hired in relation to the sale, related benefits, and the fair value of the guarantees and indemnifications for the sale of $1.9 million that was recorded as a reduction to the escrow receivable. Additional costs incurred with the sale were for the legal and accounting fees, the fairness opinions, and various other exit fees totaling $3.0 million.

     Net Income (Loss): We had net income in 2003 of $72.4 million compared to net income of $5.6 million in 2002. The net income in 2003 is comprised primarily of the net gain on the sale of the Bone Device Business of $72.7 million, the income of $7.4 million from the discontinued operations of the Bone Device Business, and ($7.6) million was the loss resulting from the continuing operations.

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Results of Operations Comparing Year Ended December 31, 2002 to 2001

     Revenues, Cost of Revenues: The net revenues for the CPM business were $28.9 million in 2001, with no CPM revenue in 2002, due to the divestiture of the CPM business in July of 2001. Hyalgan royalty revenue was $2.2 million in 2002 compared to $3.0 million in 2001, reflecting the termination of the distribution contract for Hyalgan in the fourth quarter of 2000. Under the distribution contract, we had exclusive rights to market Hyalgan to orthopedic surgeons in the United States. In 2000, we and Hyalgan’s producer mutually decided to terminate this distribution agreement and provided for certain royalty payments to continue to us through 2002. The Hyalgan royalties had no associated cost of revenues to report in 2002. The cost of revenue in 2001 included $5.8 million for the divested CPM products.

     Gross Profit: Gross profit from the disvested CPM business and the Hyalgan royalties in 2001 was $26.1 million.

     Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses related to our ongoing development operations were $4.6 million in 2002. We recorded a charge of $400,000 in 2002 to establish a reserve for sub-lease space anticipated to be vacant after the purchaser of the CPM business vacated the building at the conclusion of its lease.

     Research and Development Expenses: Research and development expenses were $3.5 million in 2002 compared to $3.5 million in 2001. In 2002, we paid a milestone payment of $500,000 to Chrysalis for receiving clearance from the FDA to begin a Phase 1/2 clinical trial for spinal fusion. In 2001, we paid $1.0 million to Chrysalis to extend its worldwide license to include the rights to orthopedic “soft tissue” indications, including cartilage, tendon and ligament repair. A significant portion of the 2002 and 2001 research and development expense is attributed to the continuation and expansion of the Chrysalin clinical trials. Research and development expenses for 2002 are primarily for the overall Chrysalin product platform, which include pre-clinical studies in cartilage and continuation of the Phase 1/2 human clinical trial under an IND for spinal fusion and the Phase 3 human clinical trial for an IND for fracture repair.

     CPM Divestiture and Change in Estimated Collectability of CPM Receivables: In July 2001, we announced the sale of our continuous passive motion (“CPM”) business to OrthoRehab, Inc. We received $12.0 million in cash, with OrthoRehab, Inc. assuming approximately $2.0 million in liabilities in connection with the sale of certain CPM related assets that we had recorded in our financial statements at a carrying value of approximately $20.7 million. We recorded a $6.9 million charge to write down the CPM assets to their fair value less direct costs of selling the assets. Under the CPM Asset Purchase Agreement, we were eligible to receive up to an additional $2.5 million of cash if certain objectives were achieved by OrthoRehab, Inc. We settled litigation over the $2.5 million payment and other matters in April 2003.

     During 2002, collection of the receivables remaining from the divested business was better than anticipated. Based on the improved collection trends, we revised our estimates and increased the estimated total collection of the retained CPM accounts receivable by $1.0 million during fiscal year 2002. The combination of settlement payments and the additional collection of the divested receivables is included in the “CPM divestiture and related gains” line item in the consolidated statement of operations.

     In connection with the sale of the CPM business, we notified approximately 331 of our 505 employees that their positions were being eliminated. The consolidated statement of operations for the year ended December 31, 2001 included a charge of approximately $3.3 million in the “CPM divestiture and related gains” total for severance and related benefits. We also recorded additional exit charges of approximately $1.4 million for CPM commissions, write offs of prepaid rents, space build out costs relating to the purchaser’s sublease and other similar charges, and other CPM related prepaid expenses for which no future benefits were expected to be received. These additional exit costs were also included in the “CPM divestiture and related gains” total in the 2001 statement of operations.

     Other Income: Other income in 2002 and 2001 consisted primarily of interest income. Other income increased from $682,000 in 2001 to $706,000 in 2002 as a result of interest earned on the proceeds from the mid year sale of the CPM business.

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     Net Income (Loss): We had net income in 2002 of $5.6 million compared to a net loss of $13.1 million in 2001. The net income in 2002 was the result of the (1) higher net income as a result of the increased sales of the Bone Device Business reflected in the $8.1 million in net income from discontinued operations, (2) non-recurring Hyalgan royalty revenues of $2.2 million with no associated cost of revenue expenses and (3) a recovery of $1.0 million of CPM receivables previously estimated as unrecoverable.

Liquidity and Capital Resources

     We have historically financed our operations through operating cash flows and the public and private sales of equity securities. With the sale of our Bone Device Business, we sold all of our current revenue producing operations. We received approximately $93.0 million in cash from the sale of our Bone Device Business. At December 31, 2003 we had cash and cash equivalents of $84.4 million, short-term investments of $32.5 million, and long-term investments of $4.2 million.

     During 2003 cash and cash equivalents increased approximately $73.0 million. We received proceeds, net of amounts included in escrow, of $85.5 million from the sale of the Bone Device Business. The proceeds were reduced by approximately $3.0 million paid for costs related to the sale and a net increase in investments of approximately $12.0 million. We received $2.5 million of proceeds from the exercise of stock options.

     With the sale of our Bone Device Business we terminated our $4.0 million accounts receivable-based line of credit. We had not utilized this line of credit. At the time of termination, we were in compliance with all financial covenants.

     We do not expect to make significant capital investments in 2004 but anticipate additional research and development expenditures related to the current clinical trials for Chrysalin in fresh fracture repair, spinal fusion and further studies in articular cartilage repair. With this additional research and our expectation that we will complete enrollment of our Phase 3 human clinical trials fracture repair in 2004, we expect to approximately double our research and development expenses from our 2003 levels of approximately $9 million. We anticipate that our cash and short term investments will be sufficient to meet our presently projected cash and working capital requirements for the next 12 months. However, the timing and amounts of cash used will depend on many factors, including our ability to continue to control our expenditures related to our current research and development programs. If we decide to expand our clinical trials or if we consider other opportunities in the market our expense levels may change, which could require us to seek other sources of revenue.

     On March 6, 2003, we announced that the Board of Directors had authorized a repurchase of up to one million shares of the outstanding shares of our common stock over the next twelve months. No shares were repurchased in the market.

     The following table sets forth all known commitments as of December 31, 2003 and the year in which these commitments become due or are expected to be settled (in thousands):

		Accounts Payable
Year	Operating Leases	and Accrued Liabilities	Total
2004	$1,078	$5,851	$6,929
2005	$1,078	—	$1,078
2006	$1,078	—	$1,078
2007	$989	—	$989

Total	$4,223	$5,851	$10,074

     Approximately 17% of the leased facility is subleased through June 2005 and another approximately 44% is subleased through November of 2004, payments from which will offset a portion of the lease commitments listed above.

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Risks

     OrthoLogic may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to stockholders. The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of that Act. This Annual Report on Form 10-K contains forward-looking statements made pursuant to that safe harbor. These forward-looking statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations, which we describe in more detail in this section titled “Risks,” include, but are not limited to:

•	unfavorable results of our product candidate development efforts;

•	unfavorable results of our preclinical or clinical testing;

•	delays in obtaining, or failure to obtain FDA approvals;

•	increased regulation by the FDA and other agencies;

•	the introduction of competitive products;

•	impairment of license, patent or other proprietary rights;

•	failure to achieve market acceptance of our products;

•	the impact of present and future collaborative agreements; and

•	failure to successfully implement our drug development strategy.

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this Annual Report on Form 10-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, business strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Risks of our Business

We are a biopharmaceutical company with no revenue generating operations and high investment costs.

     On November 26, 2003, we sold all of our revenue generating operations to become a pure drug development company. We are now focused on developing and testing the product candidates in our Chrysalin product platform and have allocated most of our resources to bringing these product candidates to the market. We may invest in other orthobiologic or complementary technology in the future, but we have no current specific plans to do so at this time. We currently have no pharmaceutical products being sold or ready for sale and do not expect to be able to introduce any pharmaceutical products for at least several years. As a result of our significant research and development, clinical development, regulatory compliance and general and administrative expenses and the lack of any products to generate revenue, we expect to incur losses for at least the next several years and expect that our losses will increase as we expand our research and development activities and incur significant expenses for clinical trials. Our cash reserves, including the cash received from the sale of our bone growth stimulation device business in November 2003, are the primary source of our working capital. We do not expect to receive any revenue from product sales unless and until we receive regulatory approval and begin commercialization of our product candidates. We cannot predict when that will occur or if it will occur.

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Our product candidates are in various stages of development and may not be successfully developed or commercialized.

     We currently do not sell any products. We are subject to the risk that:

•	the FDA finds some or all of our product candidates ineffective or unsafe;

•	we do not receive necessary regulatory approvals;

•	we are unable to get some or all of our product candidates to market in a timely manner;

•	we are not able to produce our product candidates in commercial quantities at reasonable costs;

•	our products undergo post-market evaluations resulting in marketing restrictions or withdrawal of our products; or

•	the patient and physician community does not accept our products.

     In addition, our product development programs may be curtailed, redirected or eliminated at any time for many reasons, including:

•	adverse or ambiguous results;

•	undesirable side effects which delay or extend the trials;

•	inability to locate, recruit, qualify and retain a sufficient number of patients for our trials;

•	regulatory delays or other regulatory actions;

•	difficulties in obtaining sufficient quantities of the particular product candidate or any other components needed for our preclinical testing or clinical trials;

•	change in the focus of our development efforts; and

•	re-evaluation of our clinical development strategy.

     We cannot predict whether we will successfully develop and commercialize any of our product candidates. If we fail to do so, we will not be able to generate revenue.

Our product candidates are all based on the same chemical peptide, Chrysalin. If one of our product candidates reveals safety or fundamental inefficacy issues in clinical trials, it could impact the development path for all our other current product candidates.

     The development of each of our product candidates in the Chrysalin product platform is based on our knowledge and understanding of how the human thrombin molecule contributes to the repair of soft tissue and bone. While there are important differences in each of the product candidates in terms of their purpose (fracture repair, spine fusion, cartilage repair, etc.), each product candidate is focused on accelerating the repair of soft tissue and bone and is based on the ability of Chrysalin to mimic specific attributes of the human thrombin molecule to stimulate the body’s natural healing processes.

     Since we are developing the product candidates in the Chrysalin product platform in parallel, we expect to learn from the results of each trial and apply some of our findings to the development of the other product candidates in the platform. If one of the product candidates has negative clinical trial results or is shown to be ineffective, it could impact the development path or future development of the other product candidates in the platform. If we find that one of the biopharmaceutical product candidates is unsafe, it could impact the development of our other product candidates in clinical trials.

If we fail to meet our obligations under our license agreements, or our license agreements are terminated for any other reason, we may lose our rights to use the Chrysalin technology.

     Our rights to the development, use and marketing of all of our therapeutic products within the Chrysalin product platform are governed by a series of licensing agreements from Chrysalis BioTechnology, Inc. Chrysalis BioTechnology, Inc., which is still managed by the University of Texas professor who discovered the peptide, has a license for the exclusive worldwide rights to Chrysalin from the University of Texas. As part of our acquisition of a minority interest in Chrysalis, Chrysalis granted a sublicense to us with worldwide rights to use Chrysalin for all orthopedic indications. We extended our worldwide license for Chrysalin to include the rights for orthopedic “soft tissue” indications including cartilage, tendon and ligament repair. Our failure to achieve milestones, or meet any of

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our financial or other obligations under these licensing agreements could result in the loss of our rights to Chrysalin. If we lose our rights to Chrysalin under any of these license agreements, we would be unable to continue our product development programs and our business and prospects would be materially harmed.

If we cannot protect the Chrysalin patent or our intellectual property generally, our ability to develop and commercialize our products will be severely limited.

     Our success will depend in part on Chrysalis’, the University of Texas’ and our ability to maintain and enforce patent protection for Chrysalin and each product resulting from Chrysalin. Without patent protection, other companies could offer substantially identical products for sale without incurring the sizable discovery, development and licensing costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products would then be diminished.

     Chrysalin is patented and there have been no successful challenges to the Chrysalin patent. However, if there were to be a challenge to the patent or any of the patents for product candidates, a court may determine that the patents are invalid or unenforceable. Even if the validity or enforceability of a patent is upheld by a court, a court may not prevent alleged infringement on the grounds that such activity is not covered by the patent claims. Any litigation, whether to enforce our rights to use our or our licensors’ patents or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

     As is commonplace in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

     We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor. The risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, could adversely affect us by enabling our competitors, who may have greater experience and financial resources, to copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies.

Some of our product candidates are in early stages of development and may never be commercialized.

     Research, development and pre-clinical testing are long, expensive and uncertain processes. Other than indications for fracture repair and spine fusions, none of our other Chrysalin product candidates has reached clinical trial testing. Our development of Chrysalin for the repair of cartilage defects, ligaments and tendons is currently in pre-clinical testing or the research stage. Our future success depends, in part, on our ability to complete pre-clinical development of these and other product candidates and advance them to the clinical trials.

     If we are unsuccessful in advancing our early stage product candidates into clinical testing for any reason, our business prospects will be harmed.

The loss of our key management and scientific personnel may hinder our ability to execute our business plan.

     As a small company with 34 employees, our success depends on the continuing contributions of our management team and scientific personnel, and maintaining relationships with the network of medical and academic centers in the United States that conduct our clinical trials. We are highly dependent on the services of our key

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scientific employees, as well as the other principal members of our management staff. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We face intense competition in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more of such individuals, or our inability to attract additional qualified personnel, could substantially impair our ability to implement our business plan.

We face an inherent risk of liability in the event that the use or misuse of our products results in personal injury or death.

     The use of our product candidates in clinical trials, and the sale of any approved products, may expose us to product liability claims, which could result in financial losses. Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources and adversely impact or eliminate the prospects for commercialization of the product which is the subject of any such claim.

Our stock price is volatile and fluctuates due to a variety of factors.

     Our stock price has varied significantly in the past and may vary in the future due to a number of factors, including:

•	fluctuations in our operating results;

•	developments in litigation to which we or a competitor is subject;

•	announcements and timing of potential acquisitions, divestitures, and conversions of preferred stock,

•	announcements of technological innovations or new products by us or our competitors;

•	FDA and international regulatory actions;

•	actions with respect to reimbursement matters;

•	developments with respect to our or our competitors’ patents or proprietary rights;

•	public concern as to the safety of products developed by us or others;

•	changes in health care policy in the United States and internationally;

•	changes in stock market analyst recommendations regarding us, other drug development companies or the pharmaceutical industry generally; and

•	general market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our stock.

Risks of our Industry

We are in a highly regulated field with high investment costs and high risks.

     Our Chrysalin product platform is currently in the human testing phase for two potential products and earlier preclinical testing phases for two other potential products. The U.S. Food and Drug Administration (“FDA”) and comparable agencies in many foreign countries impose substantial limitations on the introduction of new pharmaceuticals through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Chrysalin, as a new drug, is subject to the most stringent level of FDA review.

     Even after we have invested substantial funds in the development of our three Chrysalin products and even if the results of our current clinical trials are favorable, there can be no guarantee that the FDA will grant approval of Chrysalin for the indicated uses or that it will do so in a timely manner.

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     If we successfully bring one or more products to market, there is no assurance that we will be able to successfully manufacture or market the products or that potential customers will buy them if, for example, a competitive product has greater efficacy or is deemed more cost effective. In addition, the market in which we will sell any such products is dominated by a number of large corporations that have vastly greater resources than we have, which may impact our ability to successfully market our products or maintain any technological advantage we might develop. We also would be subject to changes in regulations governing the manufacture and marketing of our products, which could increase our costs, reduce any competitive advantage we may have and/or adversely affect our marketing effectiveness.

The results of our late stage clinical trials may be insufficient to obtain FDA approval.

     Positive results from preclinical studies and early clinical trials do not ensure positive results in more advanced clinical trials. If we are unable to demonstrate that a product candidate will be safe and effective in advanced clinical trials involving larger numbers of patients, we will be unable to submit the NDA necessary to receive approval from the FDA to commercialize that product.

     We are currently conducting a Phase 3 human clinical trial on Chrysalin for fracture repair indications. We expect to have enrollment for the trial completed by the summer of 2004. If we fail to achieve the primary endpoints in this Phase 3 clinical trial or the results are ambiguous, we will have to determine whether to redesign our Chrysalin fracture repair product candidate and our protocols and continue with additional testing, or cease activities in this area. Redesigning the product could be extremely costly and time-consuming. A substantial delay in obtaining FDA approval or termination of the Chrysalin fracture repair product candidate could result in a delay in our ability to generate revenue.

Patients may discontinue their participation in our clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of our development programs.

     As with all clinical trials, we are subject to the risk that patients enrolled in our clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including, withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to our product candidates under evaluation. We are subject to the risk that if a large number of patients in any one of our studies discontinue their participation in the study, the results from that study may not be positive or may not support an NDA for regulatory approval of our product candidates.

     In addition, the time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	the nature of the clinical protocol requirements;

•	the diversion of patients to other trials or marketed therapies;

•	our ability to recruit and manage clinical centers and associated trials;

•	the proximity of patients to clinical sites; and

•	the patient eligibility criteria for the study.

Even if we obtain marketing approval, our products will be subject to ongoing regulatory oversight, which may affect our ability to successfully commercialize any products we may develop.

     Even if we receive regulatory approval of a product candidate, the approval may be subject to limitations on the indicated uses for which the product is marketed or require costly post-marketing follow-up studies. After we obtain marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies. The subsequent discovery of previously unknown problems with the product, or with the manufacturer or facility, may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

23

Our product candidates may not gain market acceptance among physicians, patients and the medical community.

     Even if we obtain regulatory approval for our products, market acceptance will depend on our ability to demonstrate to physicians and patients the benefits of our products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our products and the reimbursement policies of government and third-party payors. Physicians may not prescribe our products, and patients may determine, for any reason, that our product is not useful to them. If any of our product candidates fails to achieve market acceptance, our ability to generate revenue will be limited.

Our success also depends on our ability to operate and commercialize products without infringing on the patents or proprietary rights of others.

     Third parties may claim that we or our licensors or suppliers are infringing their patents or are misappropriating their proprietary information. In the event of a successful claim against us or our licensors or suppliers for infringement of the patents or proprietary rights of others, we may be required to, among other things:

•	pay substantial damages;

•	stop using our technologies;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; and

•	obtain one or more licenses from third parties.

     A license required under any such patents or proprietary rights may not be available to us, or may not be available on acceptable terms. If we or our licensors or suppliers are sued for infringement, we could encounter substantial delays in, or be prohibited from, developing, manufacturing and commercializing our product candidates.

The pharmaceutical industry is subject to stringent regulation, and failure to obtain regulatory approval will prevent commercialization of our products.

     Our research, development, preclinical and clinical trial activities and the manufacture and marketing of any products that we may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any such regulatory approvals may entail limitations on the indicated usage of a drug, which may reduce the drug’s market potential.

     In order to obtain FDA approval to commercialize any product candidate, an NDA must be submitted to the FDA demonstrating, among other things, that the product candidate is safe and effective for use in humans for each target indication. Our regulatory submissions may be delayed, or we may cancel plans to make submissions for product candidates for a number of reasons, including:

•	negative or ambiguous preclinical or clinical trial results;

•	changes in regulations or the adoption of new regulations;

•	unexpected technological developments; and

•	developments by our competitors that are more effective than our product candidates.

     Consequently, we cannot assure you that we will make our submissions to the FDA in the timeframe that we have planned, or at all, or that our submissions will be approved by the FDA. Even if regulatory clearance is obtained, post-market evaluation of our products, if required, could result in restrictions on a product’s marketing or withdrawal of a product from the market as well as possible civil and criminal sanctions.

     Clinical trials are subject to oversight by institutional review boards and the FDA to ensure compliance with the FDA’s good clinical practice regulations, as well as other requirements for good clinical practices. We depend, in part, on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials

24

for our products and other third-party organizations, usually universities, to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. If any such standards are not complied with in our clinical trials, the FDA may suspend or terminate such trial, which would severely delay our development and possibly end the development of a product candidate.

     We also currently and in the future will depend upon third party manufacturers of our products, which are and will be required to comply with the applicable FDA Good Manufacturing Practice regulations. We cannot be certain that our present or future manufacturers and suppliers will comply with these regulations. The failure to comply with these regulations may result in restrictions in the sale of, or withdrawal of the products from the market. Compliance by third parties with these standards and practices are outside of our direct control.

     In addition, we are subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulations on us, although they could impose significant restrictions on our business and require us to incur additional expenses to comply.

If our competitors develop and market products that are more effective than ours, or obtain marketing approval before we do, our commercial opportunities will be reduced or eliminated.

     Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. Several biotechnology and pharmaceutical companies, as well as academic laboratories, universities and other research institutions, are involved in research and/or product development for various treatments for or involving fracture repair, spine fusion surgery, cartilage defect repair and ligament and tendon repair. Many of our competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have.

     Our competitors may succeed in developing products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization before we do. If any of our competitors develops a product that is more effective than one we are developing or plan to develop, or is able to obtain FDA approval for commercialization before we do, we may not be able to achieve significant market acceptance for certain products of ours, which would have a material adverse effect on our business.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

     Our ability to successfully commercialize our products may depend in part on the extent to which government health administration authorities, private health insurers and other third party payors will reimburse consumers for the cost of these products. Third party payors are increasingly challenging both the need for, and the price of, novel therapeutic drugs and uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our drug products to enable us to maintain price levels sufficient to realize an appropriate return on our investments in research and product development, which could restrict our ability to commercialize a particular drug candidate.

     We caution that the foregoing list of important factors is not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by or on behalf of us.

     Developments in any of these areas, which are more fully described elsewhere in “Item 1 – Business,” and “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” could cause our results to differ materially from results that have been or may be projected by us.

     The foregoing list of important factors is not exclusive and may not be up to date.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

     We had no debt and no derivative instruments at December 31, 2003.

25

Item 8. Financial Statements and Supplementary Data

     Consolidated balance sheets, as of December 31, 2003 and 2002, and consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, together with the related notes and the report of Deloitte & Touche LLP, independent auditors, are set forth on the “F” pages of the Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     None.

Item 9A. Controls and Procedures

     Our Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures as of the end of the fiscal period covered by this Form 10-K, which included inquiries made to certain other employees. Based on their evaluation, the Chief Executive Officer and Chief Financial Officer have each concluded that, as of the end of such period, our disclosure controls and procedures are effective and sufficient to ensure that we record, process, summarize, and report information required to be disclosed in the reports we file under the Securities Exchange Act of 1934 within the time periods specified by the Securities and Exchange Commission’s rules and forms. There have been no significant changes in our internal controls over financial reporting, or to our knowledge, in other factors that could significantly affect these controls subsequent to December 31, 2003.

PART III

Item 10. Directors and Executive Officers of the Registrant

     Executive Officers of the Registrant

     The following table sets forth information regarding our executive officers:

Name	Age	Title
Thomas R. Trotter	56	Chief Executive Officer, President and Director
Sherry A. Sturman	39	Senior Vice President and Chief Financial Officer
James T. Ryaby, Ph.D.	45	Senior Vice President and Chief Technology Officer

     Thomas R. Trotter joined OrthoLogic as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.

     Sherry A. Sturman joined OrthoLogic as Director of Finance in October 1997 and began serving as the Vice President of Administration, and Chief Financial Officer in June 2000 and was promoted to Senior Vice President in early 2003. From 1994 to 1997, Ms. Sturman was employed as the Chief Financial Officer for ComCare, a large managed care company based in Phoenix. She has over eighteen years of financial management experience in both health care and public companies. She is a Certified Public Accountant, with a Masters in Business Administration.

     James T. Ryaby, Ph.D., joined OrthoLogic as Director of Research in 1991 and became Vice President of Research in 1997 and was promoted to Senior Vice President and Chief Technology Officer in early 2003. Prior to joining OrthoLogic, he was a research scientist at Mt. Sinai School of Medicine in New York, where he received his

26

Ph.D. degree in cellular biology. His current research interests are applications of peptides, cytokines, growth factors, and biophysical stimulation in musculoskeletal tissue repair. Dr. Ryaby also serves as Adjunct Professor of Bioengineering at Arizona State University.

     Information in response to Item 10 is also incorporated by reference to (i) the biographical information relating to our directors under the caption “Election of Directors” and the information relating to Section 16 compliance under the caption, “Section 16(a) Beneficial Ownership Reporting Compliance” in the our definitive Proxy Statement for our Annual Meeting of Stockholders to be held June 7, 2004 (the “Proxy Statement”). We anticipate filing the Proxy Statement within 120 days after December 31, 2003.

     All of our executive officers are members of our disclosure committee.

     In March 2004, we adopted a code of conduct that applies to all of our employees and has particular sections that apply only to our principal executive officer and senior financial officers. We posted the text of our code of conduct on our website in connection with our “Corporate Governance” materials. In addition, we will promptly disclose on our website (1) the nature of any amendment to our code of conduct that applies to our principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

Item 11. Executive Compensation

     The information under the heading “Executive Compensation” and “Compensation of Directors” in the Proxy Statement is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The information under the headings “Voting Securities and Principal Holders Thereof - Security Ownership of Certain Beneficial Owners and Management” and “Equity Compensation” in the Proxy Statement is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions

     The information under the heading “Certain Transactions” in the Proxy Statement is incorporated herein by reference.

Item 14. Principal Accountant Fees and Services

     The information under the heading “Principal Accounting Firm Fees” in the proxy statement incorporated herein by reference.

PART IV

Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)	The following documents are filed as part of this report:

1.	Financial Statements

The following financial statements of OrthoLogic Corp. and Independent Auditors’ Report are listed on the “F” pages of this report:

Independent Auditors’ Report

Consolidated Balance Sheets - December 31, 2003 and 2002.

27

Consolidated Statements of Operations - Each of the three years in the period ended December 31, 2003.

Consolidated Statements of Comprehensive Income - Each of the three years in the period ended December 31, 2003.

Consolidated Statements of Stockholders’ Equity - Each of the three years in the period ended December 31, 2003.

Consolidated Statements of Cash Flows - Each of the three years in the period ended December 31, 2003.

Notes to Consolidated Financial Statements.

2.	Financial Statement Schedules for 2003, 2002 and 2001.

3. All management contracts and compensatory plans and arrangements are identified by footnote after the Exhibit Descriptions on the attached Exhibit Index.

(b) Reports on Form 8-K.

     On December 11, 2003, we filed a report on Form 8-K under Item 2 announcing the disposition of our bone growth stimulation device business and related unaudited consolidated pro forma financial statements.

     On November 26, 2003, we filed a report on Form 8-K under Item 5 announcing the closing of our sale of our bone growth stimulation device business to djOrthpedics, LLC.

     On October 20, 2003, we filed a report on Form 8-K under Item 5 announcing an amendment to our Rights Agreement dated March 4, 1997 with the Bank of New York.

     On October 9, 2003, we filed a report on Form 8-K under Item 5 announcing we had filed a definitive agreement to sell our bone growth stimulation device business to djOrthopedics, LLC.

(c) Exhibits

     See the Exhibit Index immediately following the signature page of this report, which Index is incorporated herein by reference.

(d) Financial Statements and Schedules - See Item 15(a)(1) and Item 15(a)(2) above.

28

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ORTHOLOGIC CORP.
Date: March 15, 2004	By	/s/ Thomas R. Trotter
Thomas R. Trotter
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas R. Trotter Thomas R. Trotter	President, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2004

/s/ John M. Holliman III John M. Holliman III	Chairman of the Board of Directors and Director	March 15, 2004

/s/ Fredric J. Feldman Fredric J. Feldman	Director	March 15, 2004

/s/ Elwood D. Howse, Jr. Elwood D. Howse, Jr.	Director	March 15, 2004

/s/ Stuart H. Altman Stuart H. Altman, Ph.D.	Director	March 15, 2004

/s/ Augustus A. White III Augustus A. White III, M.D.	Director	March 15, 2004

/s/ Michael D. Casey Michael D. Casey	Director	March 15, 2004

/s/ Sherry A. Sturman Sherry A. Sturman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2004

S-1

EXHIBIT INDEX
TO REPORT ON FORM 10-K
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003
(File No. 0-21214)

Exhibit			Filed
No.	Description	Incorporated by Reference To:	Herewith
3.1	Amended and Restated Certificate of Incorporation, executed May 9, 2000	Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2003 (“September 2003 10-Q”)

3.2	Certificate of Designation of Series A Preferred Stock	Exhibit 3.2 to the Company’s September 2003 10-Q

3.3	Bylaws of the Company	Exhibit 3.4 to Company’s Amendment No. 2 to Registration Statement on Form S-1 (No. 33- 47569) filed with the SEC on January 25, 1993 (“January 1993 S-1”)

4.1	Rights Agreement dated as of March 4, 1997, between the Company and Bank of New York, and Exhibits A, B and C thereto	Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on March 6, 1997

4.2	1987 Stock Option Plan of the Company, as amended and approved by stockholders (1)	Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 1997 (“June 1997 10-Q”)

4.3	1997 Stock Option Plan of the Company(1)	Exhibit 4.5 to the Company’s June 1997 10-Q

10.1	Form of Indemnification Agreement*	Exhibit 10.16 to the Company’s January 1993 S-1

10.2	Single-tenant Lease-net dated June 12, 1997, by and between the Company and Chamberlain Development, L.L.C.	Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended September 30, 1997

10.3	Licensing Agreement with Chrysalis BioTechnology, Inc.	Exhibit 10.1 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 1998

10.4	First Amendatory Agreement to March 4, 1997, Rights Agreement	Exhibit 10.1 to the Company’s Form 8-K filed August 24, 1999

10.5	Amendment to Marketing and Distribution Agreement effective July 12, 2000. (2)	Exhibit 10.1 to the Company’s form 10-Q for the quarter ended June 30, 2000.

10.6	Employment Agreement effective June 1, 2001 between the Company and James Ryaby. (1)	Exhibit 10.21 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001

10.7	Amendment No. 2 to Rights Agreement, dated October 8, 2003	Exhibit 4.1 to the Company’s Form 8-K filed on October 20, 2003

10.8	Asset Purchase Agreement between the Company and dj Orthopedics, LLC, dated October 8, 2003	Exhibit 2.1 to the Company’s Form 8-K filed on December 11, 2003

10.9	Amendment No. 1 to the Asset Purchase Agreement between the Company and dj Orthopedics, LLC, effective November 26, 2003	Exhibit 2.2 to the Company’s Form 8-K filed on December 11, 2003

10.10	Second Amended and Restated Employment Agreement effective February 20, 2004 between the Company and Thomas R. Trotter (1) (2)		X

10.11	Second Amended and Restated Employment Agreement effective March 2, 2004 between the Company and Sherry A. Sturman (1)		X

10.12	Letter of Amendment to the Licensing Agreement with Chrysalis Biotechnology, Inc., dated September 23, 1998		X

10.13	Marketing and Distribution Agreement effective January 14, 1999 between the Company and Chrysalis BioTechnology, Inc.		X

10.14	Letter of Amendment to the Licensing Agreement with Chrysalis Biotechnology, Inc. as amended on September 23, 1998, dated January 21, 1999		X

10.15	Second Amendment to Agreement between Chrysalis Biotechnology and OrthoLogic, effective July 6, 2001		X

23.1	Independent Auditor’s Consent		X

31.1	Certification of Chief Executive Officer Pursuant to Securities Exchange Act Rule 13a-14.		X

E-1

Exhibit			Filed
No.	Description	Incorporated by Reference To:	Herewith
31.2	Certification of Chief Financial Officer Pursuant to Securities Exchange Act Rule 13a-14.		X

32.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350.**

(1)	Management contract or compensatory plan or arrangement

(2)	Portions of this agreement have been redacted and filed under confidential treatment request with the Securities and Exchange Commission.

* OrthoLogic has entered into separate indemnification agreements with each of its current directors (except newly elected director, Michael D. Casey, whose execution of an indemnification agreement is forthcoming) and executive officers that differ only in party names and dates. Pursuant to the instructions accompanying Item 601 of Regulation S-K, OrthoLogic has filed the form of such indemnification agreement.

** Furnished herewith.

E-2

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
OrthoLogic Corp.
Tempe, Arizona

     We have audited the accompanying consolidated balance sheets of OrthoLogic Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OrthoLogic Corp. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 2 to the consolidated financial statements, the Company sold its Bone Device Business. The gain on the sale and results of operations prior to the sale are included in income from discontinued operations in the accompanying financial statements.

Deloitte & Touche LLP
Phoenix, Arizona
March 15, 2004

F-1

ORTHOLOGIC CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$84,357	$11,286
Short-term investments	32,499	18,660
Accounts receivable less allowance for doubtful accounts, $556 and $3,111	792	9,641
Inventories, net	—	2,568
Prepaids and other current assets	882	598
Deferred income taxes – current	—	1,667

Total current assets	118,530	44,420
Furniture and equipment, net	560	1,498
Long-term investments	4,156	5,659
Escrow receivable, net	5,144	—
Deferred income taxes – non-current	770	964
Deposits and other assets	196	129
Investment in Chrysalis BioTechnology	750	750

Total assets	$130,106	$53,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201	$477
Accrued compensation	609	2,290
Accrued taxes	2,924	156
Excess space reserve	314	369
Other accrued liabilities	1,524	1,333
Accrued severance and other divestiture costs	279	210

Total current liabilities	5,851	4,835

Deferred rent and capital lease obligation	280	352

Total liabilities	6,131	5,187

Commitments and contingencies (Notes 5, 11 and 12)
Stockholders’ Equity
Common stock, $.0005 par value;
50,000,000 shares authorized; and 33,533,443 and 32,047,021 shares issued and outstanding	16	16
Additional paid-in capital	142,329	136,945
Common stock to be used for legal settlement	—	2,078
Accumulated deficit	(18,233)	(90,669)
Treasury stock at cost, 41,800 shares	(137)	(137)

Total stockholders’ equity	123,975	48,233

Total liabilities and stockholders’ equity	$130,106	$53,420

See notes to consolidated financial statements

F-2

ORTHOLOGIC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
		(in thousands)
REVENUES
Net sales	$—	$—	$11,031
Net rental	—	—	17,830
Royalties from co-promotion agreement	—	2,230	3,018

Total revenues	—	2,230	31,879

COST OF REVENUES
Cost of goods sold	—	—	2,221
Costs of rentals	—	—	3,590

Total cost of revenues	—	—	5,811

GROSS PROFIT	—	—	26,068
OPERATING EXPENSES
Selling general and administrative	4,331	4,576	29,274
Research and development	9,008	3,488	3,460
CPM divestiture and related gains	(743)	(1,047)	14,327

Total operating expenses	12,596	7,017	47,061

OPERATING LOSS	(12,596)	(4,787)	(20,993)
OTHER INCOME
Interest and other income	568	706	682

Loss from continuing operations before taxes	(12,028)	(4,081)	(20,311)
Income tax benefit	(4,414)	(1,571)	(2,778)

Net loss from continuing operations	(7,614)	(2,510)	(17,533)

Discontinued operations (Note 2)
Net gain on the sale of the Bone Device Business, net of taxes $5,205	72,692	—	—
Income from operations of Bone Device Business, net of taxes of $4,414, $1,577, $2,790, respectively	7,358	8,119	4,438

Net income from discontinued operations	80,050	8,119	4,438

NET INCOME (LOSS)	$72,436	$5,609	$(13,095)

Net loss of continuing operations
Basic	$(0.23)	$(0.08)	$(0.56)

Diluted	$(0.23)	$(0.08)	$(0.56)

Net income of discontinued operations
Basic	$2.43	$0.25	$0.14

Diluted	$2.38	$0.24	$0.14

Net income (loss)
Basic	$2.20	$0.17	$(0.42)

Diluted	$2.16	$0.17	$(0.42)

Basic shares outstanding	32,970	32,642	31,464
Equivalent shares	613	731	—

Diluted shares outstanding	33,583	33,373	31,464

See notes to consolidated financial statements

F-3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2003	2002	2001
		(in thousands)
Net income (loss)	$72,436	$5,609	$(13,095)
Foreign translation adjustment	—	—	223

Comprehensive income (loss)	$72,436	$5,609	$(12,872)

See notes to consolidated financial statements

F-4

ORTHOLOGIC CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
			Paid in Capital
			and Common
			Stock to be Used	Accumulated
	Common Stock		for Legal	Comprehensive	Accumulated	Treasury
	Shares	Amount	Settlement	Loss	Deficit	Stock	Total
				(in thousands)
Balance December 31, 2000	30,350	$16	$135,300	$(223)	$(83,183)	—	$51,910
Exercise of common stock options	124	—	355	—	—	—	355
Conversion of Preferred Stock	1,073	—	2,640	—	—	—	2,640
Common stock issued in connection with legal settlement	300	—	—	—	—	—	—
Foreign translation adjustment	—	—	—	223	—	—	223
Treasury stock repurchases	(42)	—	—	—	—	$(137)	(137)
Net loss	—	—	—	—	(13,094)	—	(13,094)

Balance December 31, 2001	31,805	16	138,295	0	(96,277)	(137)	41,897
Exercise of common stock options	44	—	128	—	—	—	128
Conversion of Preferred Stock	198	—	600	—	—	—	600
Net income	—	—	—	—	5,608	—	5,608

Balance December 31, 2002	32,047	16	139,023	—	(90,669)	(137)	48,233

Exercise of common stock options	786	—	2,513	—	—	—	2,513
Common stock issued in connection with legal settlement	700	—	—	—	—	—	—
Tax benefit-stock options	—	—	427	—	—	—	427
Performance based options	—	—	366	—	—	—	366
Net income	—	—	—	—	72,436	—	72,436

Balance December 31, 2003	33,533	$16	$142,329	—	$(18,233)	$(137)	$123,975

See notes to consolidated financial statements

F-5

ORTHOLOGIC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Operating Activities
Net profit	$72,436	$5,609	$(13,095)
Gain from Sale of Bone Device Business	(72,692)	—	—
Deferred taxes	1,861	—	—
Depreciation and amortization	605	702	970
Loss from CPM divestiture and related charges	—	—	14,327
Elimination of foreign currency adjustment	—	—	223
Tax benefit-stock options	427	—	—
Performance based stock options	366	—	—
Change in operating assets and liabilities:
Accounts receivable	2,964	1,721	10,728
Inventories	456	(1,061)	1,962
Prepaids and other current assets	(323)	89	(79)
Deposits and other assets	(82)	(37)	246
Accounts payable	125	(298)	(587)
Accrued and other current liabilities	(5,416)	(1,461)	(4,841)

Cash flows provided by operations	727	5,264	9,854

Investing Activities
Expenditures for rental fleet, equipment and furniture	(413)	(298)	(806)
Proceeds from sale of assets	85,500	—	12,000
Cash paid for costs related to the sale	(2,918)	—	—
Purchase of investments	(31,842)	(40,178)	(19,748)
Maturities of investments	19,504	26,867	11,232

Cash flows provided by (used in) investing activities	69,831	(13,609)	2,678

Financing Activities
Treasury stock purchases	—	—	(137)
Net proceeds from stock options exercised	2,513	128	355

Cash flows provided by financing activities	2,513	128	218

NET INCREASE IN CASH AND CASH EQUIVALENTS	73,071	(8,217)	12,750
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,286	19,503	6,753

CASH AND CASH EQUIVALENTS, END OF YEAR	$84,357	$11,286	$19,503

Supplemental schedule of non-cash investing and financing activities:
Conversion of Series B Preferred Stock to Common Stock	$—	$600	$2,640
Cash paid during the year for interest	$30	$44	$88
Cash paid during the year for income taxes	$(41)	$(62)	$(27)
Escrow receivable, net	$5,144

Current assets sold	$10,394	—	—

Non-current assets sold	$759	—	—

Current liabilities sold	$(1,105)	—	—
Total assets sold	$10,048	—	—

See notes to consolidated financial statements

F-6

ORTHOLOGIC CORP.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of the business. Prior to November 26, 2003, we developed, manufactured and marketed proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spine repair. Our product lines included the bone growth stimulation and fracture fixation devices, which we refer to as our “Bone Device Business”.

     On November 26, 2003, we completed the sale of all the assets and related liabilities of our Bone Device Business for $93.0 million in cash and the assumption of substantially all of the Bone Device Business trade payables and other current liabilities. The Bone Device Business included our bone growth stimulation and fracture fixation devices, consisting of the OL1000 product line, SpinaLogic® and our fracture fixation devices, OrthoFrame and OrthoFrame/Mayo. These products are designed to enhance the healing of diseased, damaged, degenerated or recently repaired musculoskeletal tissues. The Bone Device Business comprised all our revenue generating operations in 2003 (Note 2).

     In 1999, we exercised our option to license the United States development, marketing, and distribution rights for the fracture indications for Chrysalin™, a new tissue repair synthetic peptide. In 2000, we exercised the option to license Chrysalin™ worldwide for all orthopedic applications.

     The sale of the Bone Device Business will allow us to focus on the research and development for our Chrysalin product development program. Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. By mimicking specific attributes of the thrombin molecule, Chrysalin stimulates the body’s natural healing processes, resulting in accelerated tissue repair. We currently have two potential Chrysalin products in human clinical trials, one potential product in late-stage pre-clinical development, and are planning the development for two additional areas of research.

     In July 2001 we sold our continuous passive motion (“CPM”) business. CPM devices provide controlled, continuous movement to joints and limbs and are designed to reduce swelling, increase joint range of motion, reduce the length of hospital stay and reduce the incidence of post-trauma and post-surgical complications. Our financial results reflect operations of the CPM business through July 11, 2001.

     We also distributed Hyalgan® (sodium hyaluronate), a therapeutic injectable for relief of pain from osteoarthritis of the knee under the terms of an exclusive Co-Promotion Agreement with Hyalgan’s United States distributor, Sanofi Synthelabo, Inc. The rights to distribute this product began in 1997 and were terminated in October 2000. We received royalties from Hyalgan’s distributor through December 2002. There will be no future royalties.

     During the years ended December 31, 2003, 2002, and 2001, we reported net income (loss) of $72.4 million, $5.6 million and $(13.1) million, respectively. We anticipate that cash and short-term investments on hand, resulting from both prior operations and the recent divestiture of the Bone Device Business will provide sufficient cash to meet our presently projected cash and working capital requirements for our research and development work over the next 12 months. There can be no assurance, however, that this will prove to be the case. The timing and amounts of cash used will depend on many factors, including the cost of the clinical trials and the expense of our research activities. Our ability to continue funding our planned research and development activities beyond the next 12 months is dependent upon many variable factors. It is possible me may need to obtain additional funds through equity or debt financing.

F-7

     Use of estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts (approximately $556,000 and $3.1 million at December 31, 2003 and 2002, respectively), which are based primarily on trends in historical collection rates, consideration of current events, payor mix and other considerations. The reserve for doubtful accounts at December 31, 2003 is significantly lower than at December 31, 2002 due to the divesture of the Bone Device Business. All governmental receivables, including Medicare and Medicaid receivables, were excluded from the Asset Sale Agreement. The reserve of approximately $556,000 at December 31, 2003 represents the reserve needed for the receivables remaining on our balance sheet at year end from the divested Bone Device Business. Until November, 2003, we derived a significant amount of our revenues in the United States from both governmental receivables and other third-party payors and certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Amounts paid under these plans are generally based on fixed or allowable reimbursement rates. Revenues were recorded at the expected or pre-authorized reimbursement rates when earned. Billings are subject to review by third party payors and may be subject to adjustments. Any differences between estimated reimbursement and final determinations are reflected in the period finalized. In the opinion of management, adequate allowances have been provided for doubtful accounts and contractual adjustments. In recognition of the indemnification for the representations and warranties made in the Asset Purchase Agreement for the sale of the Bone Device Business, we applied a discounted value of approximately $1.9 million to the guarantees represented in the Agreement.

     Principles of consolidation. The consolidated financial statements include the accounts of OrthoLogic and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The following briefly describes the significant accounting policies used in the preparation of the our financial statements.

     A. Cash and cash equivalents. Cash and cash equivalents consist of cash on hand and cash deposited with financial institutions, including money market accounts, and commercial paper purchased with an original maturity of three months or less.

     B. Inventories. Prior to the sale of the inventories in the sale of the Bone Device Business, inventories are stated at the lower of cost (first in, first out method) or market. We write down the inventory for inventory shrinkage and obsolescence. Inventory was written down to estimated) market value based on a number of assumptions, including future demand and market conditions.

     C. Furniture and equipment. Furniture and equipment are stated at cost or, in the case of leased assets under capital leases, at the present value of future lease payments at inception of the lease. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets, which range from three to seven years. Leasehold improvements and leased assets under capital leases are amortized over the life of the asset or the period of the respective lease using the straight-line method, whichever is the shortest.

     We adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and supersedes Statement of Financial Accounting Standards No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 requires that we evaluate long-lived assets based on the net future cash flow expected to be generated from the asset on an undiscounted basis whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable.

     D. Investment in Chrysalis. The Company owns a minority ownership interest in Chrysalis, which is recorded at cost (see Note 5).

F-8

     E. Income taxes. Under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Pursuant to SFAS No. 109, the Company has determined that the deferred tax asset at December 31, 2003 requires a valuation allowance (see Note 9).

     F. Restructuring and other related charges. We recorded restructuring charges during the second quarter of 2001 using the authoritative guidance in Emerging Issues Task Force Issue No. 94-3 (“EITF No. 94-3”), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring”). In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged. We adopted SFAS No. 146 effective January 1, 2003. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3. Under SFAS No. 146, the liability for costs associated with exit or disposal activities is recognized and measured initially at fair value only when the liability is incurred, rather than at the date we committed to the exit plan. The adoption of SFAS No. 146 did not have a significant impact on our operating results or financial position.

     G. Revenue. Prior to the sale of the Bone Device Business, revenue was recognized for sales of the OL1000, SpinaLogic and fixation products at the time the product was delivered to and accepted by the patient, as verified by the patient signing a “Patient Agreement Form” accepting financial responsibility. If the sale of either product was to a commercial buyer, a purchase order was required, and the revenue was recognized at the time of shipment to the commercial buyer. Our shipping terms were FOB shipping point.

     Rental revenue for the divested CPM products was recorded over the period the equipment was utilized by the patient. Ancillary products for the divested CPM business were sold to both patients and commercial buyers. Revenue for the sale of the ancillary products provided to patients was recognized at the time the patient accepted the product by signing a “Patient Agreement Form.” CPM ancillary products sold to commercial buyers required a purchase order, and were recorded as a sale at the time the product was shipped “FOB shipping point.”

     The amount of revenue recorded at the time of sale was based on contractual terms, or if we did not have a contract with the third-party payor, then the amount of revenue recorded was the pricing expected to be approved by the third-party payor, based on historical experience with that payor. We recorded the difference, if any, between the net revenue amount recognized at the time of the sale and the ultimate pricing by the primary third-party payor as an adjustment to sales in the period we received payment from the third-party payor or earlier if we become aware of circumstances that warrant a change in estimate.

     The Hyalgan royalties were recorded in accordance with a Co-Promotion Agreement and a Termination Agreement the Company had with Hyalgan’s distributor. The agreements with Hyalgan’s distributor concluded in December 2002 (see Note 14).

     H. Warranties. Prior to the divestiture of the Bone Device Business, we maintained a warranty reserve for the expected cost to replace or repair products and the “Technology You Can Trust” program for the OL1000 device beginning March 1, 2003. Warranty costs were recorded in cost of goods sold. We did not offer price protection or rebates to any of our customers. Warranty reserves totaled approximately $30,000 at December 31, 2002.

     I. Research and development. Research and development represents both costs incurred internally for research and development activities, as well as costs incurred to fund the research activities with which we have contracted and certain milestone payments regarding the continued clinical testing of Chrysalin. All research and development costs are expensed when incurred.

     J. Stock-based compensation. At December 31, 2003, we had two stock-based employee compensation plans, which are described more fully in Note 10. The Company accounts for those plans under the recognition and

F-9

measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. With the exception of the compensation expense of $366,000 recognized for the accelerated vesting of our performance-based stock options, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”) which is effective for fiscal years ended after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements. We have provided the required additional annual disclosures below which illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands except per share data).

	2003	2002	2001
Net income (loss) attributable to common stockholders:
As reported	$72,436	$5,609	$(13,095)
Stock based compensation expense	$(651)	$(838)	$(1,320)

Pro forma	$71,785	$4,771	$(14,415)

Basic net income (loss) per share:
As reported	$2.20	$0.17	$(0.42)
Pro forma	$2.18	$0.15	$(0.46)
Diluted net income (loss) per share:
As reported	$2.16	$0.17	$(0.42)
Pro forma	$2.14	$0.14	$(0.46)
Black Scholes model assumptions:
Risk free interest rate	2.3%	2.0%	3.5%
Expected volatility	47%	51%	60%
Expected term	2.7 Years	2.6 Years	5 Years
Dividend yield	0%	0%	0%
Estimated weighted-average fair value of options granted during the year	$1.67	$1.87	$1.71

     The sale of the Bone Device Business was considered an accelerating event for our stock-based compensation plans. Terminated employees’ unvested options vested immediately upon the sale. Our directors and employees who were retained had 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting period, whichever is earlier. We recognized compensation expense of $366,000 related to the accelerated vesting of our performance-based options.

     K. Income (Loss) per common share. Income (loss) per common share is computed on the weighted average number of common or common and equivalent shares outstanding during each year. Basic earnings per share is computed as net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur from common shares

F-10

issuable through stock options, warrants, and other convertible securities when the effect would be dilutive.

     L. Discontinued operations. Under FASB Statement No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” discontinued operations are reported if a component of the entity is held for sale or sold during the period. The Bone Device Business qualified as a component of the entity under the standard. Therefore, the gain on the sale of the Bone Device Business and related results of operations prior to the sale, including 2002 and 2001 results of operations, have been presented as discontinued operations in the financial statements.

     M. Recognition of Indemnification. In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” which clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. FIN 45 also requires certain guarantees that are issued or modified after December 31, 2002, to be initially recorded on the balance sheet at fair value. We issued certain representations and warranties in conjunction with the sale of Bone Device Business and determined the fair value to be approximately $1.9 million. Fair value was based on management estimates of future probable cash flows discounted at four percent which represented the company’s rate of borrowing at the time of sale. The discount is being accreted to interest expense through November 26, 2005, which is when the portion of the purchase price allocated to the representations and warranties is required to be released from escrow

     N. New Accounting Pronouncements. In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” (revised in December 2003) which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” relating to consolidation of certain entities. Interpretation 46 applies to variable interest entities created or acquired after January 31, 2003. For variable interest entities existing at January 31, 2003, Interpretation 46 is effective for accounting periods beginning after June 15, 2003. The application of Interpretation 46 is not expected to have a material effect on the Company’s financial statements.

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 requires certain financial instruments that embody obligations of the issuer, and which have characteristics of both liabilities and equity, to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. We do not have any financial instruments, as defined in SFAS No. 150, that have characteristics of both liabilities and equity.

     O. Certain reclassifications. Certain reclassifications have been made to the prior year financial statements to conform to the 2003 presentation.

2.	ASSET SALE OF THE BONE DEVICE BUSINESS

     Discontinued operations of the Bone Device Business: On November 26, 2003, we completed the sale of the Bone Device Business assets and related liabilities (including the rights to produce and market the OL1000, OL1000 SC, SpinaLogic and OrthoFrame/Mayo) to dj Orthopedics. Pursuant to the Asset Purchase Agreement, we sold substantially all of the assets of the Bone Device Business (other than our Medicare account receivable, which were $1.2 million in the aggregate), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists, intellectual property, certain agreements and contracts to dj Orthopedics. dj Orthopedics paid $93.0 million in cash at closing and assumed substantially all of the Bone Device Business trade payables and other current liabilities less payables in an amount approximately equal to the amount of retained Medicare receivables. Upon the closing of the sale we assigned and dj Orthopedics agreed to assume and perform the obligations outstanding on November 26, 2003, related to the operation of the Bone Device Business (including various liabilities related to the Company’s employees).

     Of the $93.0 million we received in the sale, $7.5 million was placed in an escrow account. The funds were divided into two accounts: $7.0 million from which dj Orthopedics’ is eligible for indemnity and breach of contract claims, if any, may be paid and $0.5 million from which a portion of the agreed upon incentive stay bonuses

F-11

will be paid by dj Orthopedics to former OrthoLogic executives on the first anniversary of the closing. The remaining funds in the $7.0 million escrow account, in excess of the amount of any pending claims, will be released to us on the second anniversary of the closing. The amount included in escrow receivable is net of the $1.9 million liability related to fair value of the guarantees and indemnifications.

     The transaction was considered an accelerating event for our stock-based compensation plans. Terminated employees’ unvested options vested immediately upon the sale. Our directors and employees who were retained had 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting period, whichever is earlier.

     The sale of the Bone Device Business is accounted for as discontinued operations. The gain on the sale and the income from the divested business, and related tax effects are summarized as discontinued operations on the consolidated statement of operations. Included in the discontinued operations is the net gain on the sale of the Bone Device Business of $72.7 million, and the net income from the Bone Device Business of $7.4 million resulting from the eleven months of operations through November of 2003.

     The accompanying 2003 consolidated statement of operations includes a charge of approximately $5.1 million for costs related to the sale in the “Net Gain on the sale of the Bone Device Business” and is comprised of approximately $200,000 for costs associated with the employees hired in relation to the sale, related benefits, and the fair value of the guarantees and indemnifications for the sale of approximately $1.9 million that was recorded as a reduction to the escrow receivable. Additional costs incurred with the sale were for the legal and accounting fees, the fairness opinions, and various other exit fees totaling approximately $3.0 million of which, $279,000 remained in accrued severance and divestiture costs at December 31, 2003.

     The presentation of discontinued operations for the Bone Device Business reflects the elimination of the historical revenues as well as historical expenses related to the operations of business. The revenue, cost of revenue, gross profit and pretax income attributable to the Bone Device Business for the fiscal years ended December 31 were as follows (in thousands):

	Years ended
	December 31,
	2003	2002	2001
Net revenue	42,176	38,159	30,477
Cost of sale	6,175	6,158	5,538

Gross profit	36,001	32,001	24,939
Pretax income	$11,772	$9,690	$7,216

     The historical expenses of the Bone Device Business were derived using a variety of factors including percentage of revenues, headcount, and specific identification. Subsequent to the sale, we no longer have any revenue producing products.

     The sale of our Bone Device Business assets to dj Orthopedics was a transaction taxable to us for United States federal income tax purposes. We recognized taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. A portion of the taxable gain was offset by available net operating loss carry forwards.

F-12

3.	CPM DIVESTITURE IN 2001 AND RELATED GAINS IN 2002 AND 2003

     In July 2001, we announced the sale of our continuous passive motion (“CPM”) business to OrthoRehab, Inc. We received $12.0 million in cash, with OrthoRehab, Inc. assuming approximately $2.0 million in liabilities in connection with the sale of certain CPM related assets that we had recorded in our financial statements at a carrying value of approximately $20.7 million. We recorded a $6.9 million charge to write down the CPM assets to their fair value less direct costs of selling the assets. Under the CPM Asset Purchase Agreement, we were eligible to receive up to an additional $2.5 million of cash if certain objectives were achieved by OrthoRehab, Inc.

     We settled litigation over the $2.5 million payment and other matters in April 2003 (Note 12). OrthoRehab, Inc. agreed to pay $1.2 million to settle the contingent payment due to us, and all outstanding claims between the two companies. We received cash payments of $583,000 during fiscal year 2003, which are included in the “CPM divestiture and related gains” line item on the Consolidated Statement of Operations for the 2003 year. The remaining $617,000 balance plus interest is scheduled to be paid over the next 27 months. Due to the uncertainty of the future payments, income on the settlement will be recorded as cash is received.

     During 2003, collection of the receivables remaining from the divested business was better than anticipated. Based on the improved collection trends, we revised our estimates and increased the estimated total collection of the retained CPM accounts receivable by $160,000 and $1.0 million during fiscal years 2003 and 2002, respectively. The combination of settlement payments and additional collection of the divested receivables is included in the “CPM divestiture and related gains” line item in the consolidated statement of operations.

     In connection with the sale of the CPM business, we notified approximately 331 of our 505 employees that their positions were being eliminated. The consolidated statement of operations for the year ended December 31, 2001 included a charge of approximately $3.3 million in the “CPM divestiture and related gains” total for severance and related benefits. We also recorded additional exit charges of approximately $1.4 million for CPM commissions, write offs of prepaid rents, space build out costs relating to the purchaser’s sublease and other similar charges, and other CPM related prepaid expenses for which no future benefits were expected to be received. These additional exit costs were also included in the “CPM divestiture and related gains” total in the 2001 statement of operations.

     A summary of the severance and other reserve balances are as follows (in thousands):

		Cash
	December 31, 2002	Paid	December 31, 2003
Severance	$161	$(161)	$—
Other exit costs	49	(49)	—

Total non-recurring charges	$210	$(210)	$—

		Cash
	December 31, 2001	Paid	December 31, 2002
Severance	$946	$(785)	$161
Other exit costs	76	(27)	49

Total non-recurring charges	$1,022	$(812)	$210

	Initial Reserve	Cash Paid	December 31, 2001
Severance	$3,300	$(2,354)	$946
Other exit costs	1,387	(1,311)	76

Total non-recurring charges	$4,687	$(3,665)	$1,022

F-13

     Subsequent to the sale, we are no longer in the CPM business. Substantially all costs, expenses and impairment charges related to CPM exit activities were recorded prior to the end of the second quarter, 2001. The revenue and cost of revenue attributable to the CPM business for the year ended December 31, 2001 were as follows (in thousands):

Year ended December 31, 2001
Net sales	$11,029
Net rental	17,831

Total net revenue	28,860
Cost of sale	2,219
Cost of rental	3,590

Gross profit	$23,051

4.	LICENSE AGREEMENTS

     Prior to the divestiture of the Bone Device Business, we used the BioLogic technology in the bone growth stimulation devices through a worldwide exclusive license granted by a corporation owned by university professors who discovered the technology. Our license for the BioLogic technology extends for the life of the underlying patents, which are due to expire over a period of years beginning in 2006 and extending through 2016. The license requires us to pay for royalties from the net sales of products using the BioLogic technology. The royalty percentages vary but generally range from 0.5% to 7% of the sales amount for licensed products. The royalty percentage under the different agreements decrease when either a certain sales dollar amount is reached or royalty amount is paid. Royalty expense under these agreements totaled $244,000, $200,000 and $106,000 in 2003, 2002, and 2001, respectively. The license agreements and related royalties were sold with the Bone Device Business in November, 2003.

5.	LICENSING AGREEMENT FOR CHRYSALIN

     In January 1998, we acquired a minority equity investment (less than 10%) in a biotech firm, Chrysalis BioTechnology, Inc. (“Chrysalis”), for $750,000. As part of the transaction, we were awarded a worldwide exclusive option to license the orthopedic applications of Chrysalin, a patented 23-amino acid synthetic peptide that had shown promise in accelerating the healing process. Our agreement with Chrysalis contains provisions for us to continue and expand its option to license Chrysalin contingent upon regulatory approvals, successful pre-clinical trials, and certain trials and milestone payments to Chrysalis.

     In March 2002, we made a $500,000 milestone payment to Chrysalis for receiving this FDA authorization to begin a Phase 1/2 clinical trial for spinal fusion indications. We are currently enrolling patients in this trial.

     We are also currently enrolling patients in a Phase 3 human clinical trial for fracture repair. This trial will be performed at 25 to 30 clinical sites with approximately 500 patients. In addition, we are currently moving forward towards a potential IND application for a human clinical trial for Chrysalin for articular cartilage defect repair. There can be no assurance that any of these clinical trials will result in favorable data or that New Drug Application (“NDA”) approvals by the FDA, if sought, will be obtained.

     We expensed a payment of $250,000 to Chrysalis in the quarter ended March 31, 2003 which is included in research and development. We made the payment to Chrysalis in anticipation of a potential IND filing with the FDA for a human clinical trial for a cartilage indication.

     At this stage of research, we are not yet able to apply for FDA approval to market Chrysalin. The process of obtaining necessary government approvals is time consuming and expensive. There can be no assurance that the necessary approvals for new products or applications will be obtained by us or, if they are obtained, that they will be obtained on a timely basis. Significant additional costs for us will be necessary to complete development of these products.

F-14

     OrthoLogic does not own the patents to Chrysalin. Chrysalin was developed by and patented by Chrysalis. Except for the $750,000 minority equity investment in Chrysalis, all payments made to Chrysalis have been expensed as research and development. The license agreement with Chrysalis calls for us to pay certain other additional milestone payments and royalty fees, based upon the product’s development and achievement of commercial introduction.

6. INVESTMENTS AND FAIR VALUE DISCLOSURES

     At December 31, 2003, marketable securities consisted of municipal and corporate bonds and were classified as held-to-maturity securities. Such classification requires these securities to be reported at amortized cost unless they are deemed to be permanently impaired in value.

     A summary of the fair market value and unrealized gains and losses on these securities is as follows:

	December 31
	2003	2002
Investments with maturities — Short term
Amortized costs	$32,499	$18,660
Gross unrealized gains	27	91

Fair value	$32,526	$18,751

	December 31
	2003	2002
Investments with maturities — Long term
Amortized costs	$4,156	$5,659
Gross unrealized gains	6	26

Fair value	$4,162	$5,685

     The fair values were determined by reference to quoted market prices.

     For our cash and cash equivalents, the carrying amount is assumed to be the fair market value because of the liquidity of these instruments. The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the portfolios. Therefore, management believes the fair values approximate the carrying values of these financial instruments.

7. INVENTORIES

     As a result of the sale of the Bone Device Business, we have no inventories at December 31, 2003. Inventories consisted of the following:

December 31,
2002
Raw materials	$1,641
Work in progress	177
Finished goods	1,436

3,254
Less allowance for shrinkage and obsolescence	(686)

Total	$2,568

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8. FURNITURE AND EQUIPMENT

     Equipment and furniture consisted of the following:

	December 31,
	2003	2002
Machinery and equipment	$110	$2,086
Computer equipment	1,881	4,769
Furniture and fixtures	139	994
Leasehold improvements	677	723

	2,807	8,572

Less accumulated depreciation and amortization	(2,247)	(7,074)

Total	$560	$1,498

     Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $605,000, $702,000 and $970,000, respectively.

F-16

9. INCOME TAXES

     The components of deferred income taxes at December 31 are as follows:

	December 31,
(In thousands)	2003	2002
Allowance for bad debts	$89	$1,051
Other accruals and reserves	423	616
Valuation allowance	(512)	—

Total current	0	1,667

Net operating loss, AMT and general business credit carryforwards	6,194	25,489
Deferred revenue	231	645
Difference in basis of fixed assets	(114)	(306)
Nondeductible accruals and reserves	—	183
Deferred tax liability from installment sale	(1,639)	—
Building lease reserve	696	—
Difference in basis of intangibles	1,232	7,464
Valuation allowance	(5,830)	(32,511)

Total non current	770	964

Total deferred income taxes	$770	$2,631

     The benefits for income taxes are as follows

	Years Ended December 31
(in thousands):	2003	2002	2001
Current	$(4,414)	$(1,571)	$(2,778)
Deferred	—	—	—

Income Tax Provisions	$(4,414)	$(1,571)	$(2,778)

     SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we take into account all evidence with regard to the utilization of a deferred tax asset included in past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets and has established a valuation allowance of approximately $6.3 million at December 31, 2003. The valuation allowance includes approximately $2.1 million for net operating loss carry forwards that relate to stock option compensation expense for income tax reporting purposes. Any utilization of these net operating loss carry forwards would be recorded as an increase to additional paid-in capital. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not be realized. We believe that the net deferred tax asset of $770,000 at December 31, 2003 will be realized as it relates to alternative minimum tax credits that do not expire. However, the amount of the deferred tax assets actually realized could differ if we have little or no future earnings.

F-17

     We have accumulated approximately $13.8 million in federal and state net operating loss carryforwards (“NOLs”) and approximately $1.7 million of general business and alternative minimum tax credit carryforwards. The federal and state NOLs expire from 2007 to 2021.

     A reconciliation of the difference between the provision (benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the year ending December 31 (in thousands):

	Years Ended December 31,
	2003	2002	2001
Income tax (benefit) at statutory rate	$(4,210)	$(1,428)	$(7,109)
State income taxes (benefit)	(421)	(143)	(711)
Foreign taxes	217	—	—
Change in valuation allowance	—	—	5,042

Net benefit	$(4,414)	$(1,571)	$(2,778)

10. STOCKHOLDERS’ EQUITY

     The number of common shares reserved for issuance under the OrthoLogic 1987 Option Plan is 4,160,000 shares. This plan expired during October 1997. In May 1997, the stockholders adopted a new Stock Option Plan (the “1997 Option Plan”), which replaced the 1987 Option Plan. The 1997 Option Plan reserved for issuance 1,040,000 shares of Common Stock. Over 1998, 1999, 2000 and 2001 the Board and Shareholders approved amendments to the 1997 Plan that increased the number of shares of Common Stock reserved for issuance by 375,000, 275,000, 1,000,000 and 500,000 shares, respectively. Two types of options may be granted under the 1997 Option Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (“Code”) and other options not specifically authorized or qualified for favorable income tax treatment by the Code. All eligible employees may receive more than one type of option. Any director or consultant who is not an employee of the Company shall be eligible to receive only nonqualified stock options under the 1997 Option Plan.

     In October 1989, the OrthoLogic Board of Directors (the “Board”) approved that in the event of a takeover or merger of the Company in which 100% of the equity of the Company is purchased or a sale of all or substantially all of OrthoLogic’s assets (an “Accelerating Event”), 75% of all unvested employee options will vest. If an employee or holder of stock options is terminated as a result of or subsequent to the acquisition, 100% of that individual’s stock option will vest immediately upon employment termination. The accordance with the Asset Purchase Agreement, the sale of the Bone Device Business represented an Accelerating Event.

     Options are granted at prices that are equal to the current fair value of OrthoLogic’s common stock at the date of grant. The vesting period is generally over a four year period and all incentive stock options lapse upon termination of employment if not exercised within a 90-day period (or one year after death or disability or the date of termination if terminated for cause).

F18

     A summary of the status of the Option Plans as of December 31, 2003, 2002, and 2001, and changes during the years then ended is:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise price	Shares	Exercise price	Shares	Exercise price
Fixed options outstanding at the beginning of year	4,083,037	$4.26	3,871,700	$4.30	3,625,846	$4.85
Granted	246,000	$4.56	310,200	3.60	1,348,850	3.40
Exercised	(786,422)	$3.20	(43,927)	2.92	(124,407)	2.87
Forfeited	(106,716)	$2.82	(54,936)	3.87	(978,589)	5.27

Outstanding at end of year	3,435,899	$4.56	4,083,037	$4.26	3,871,700	$4.30

Options exercisable at year-end	3,361,269	$4.58	3,179,034	$4.44	2,711,137	$4.62

     The following table summarizes information about fixed stock options outstanding at December 31, 2003:

Outstanding					Exercisable
		Number	Weighted	Weighted	Number	Weighted
Range of		outstanding	Average remaining	Average	Exercisable	Average
Exercise Prices		as of 12/31/03	Contractual Life	Exercise Price	as of 12/31/03	Exercise Price
$2.25	$2.85	474,300	6.92	$2.70	469,196	$2.70
$2.88	$3.19	401,945	6.92	$3.13	400,299	$3.13
$3.25	$3.50	466,200	7.37	$3.38	424,269	$3.37
$3.53	$3.61	360,475	7.23	$3.57	357,021	$3.57
$3.63	$4.00	351,700	6.95	$3.87	348,705	$3.87
$4.56	$5.25	347,979	5.44	$4.90	328,479	$4.91
$5.38	$5.53	253,000	4.05	$5.44	253,000	$5.44
$5.63	$5.63	350,000	3.80	$5.63	350,000	$5.63
$5.81	$12.75	334,300	4.79	$6.58	334,300	$6.58
$17.38	$17.38	96,000	2.34	$17.38	96,000	$17.38

$2.25	$17.38	3,435,899	6.00	$4.56	3,361,269	$4.58

     In January 2002, the Securities and Exchange Commission adopted new rules for the disclosure of equity compensation plans. The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans. The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories – plans that have been approved by stockholders and plans that have not.

F19

			Number of
			Securities Remaining
			Available for Future
	Number of	Weighted-average	Issuance Under
	Securities to be	Exercise Price of	Equity Compensation
	Issued upon	Outstanding	Plans (Excluding
	Exercise of Outstanding	Options and	Securities Reflected
Plan Category	Options and Warrants	Warrants	in 1st Column)
Equity compensation plans approved by stockholders	3,235,899	$4.67	312,005
Equity compensation plans not approved by stockholders	200,000	2.77	—

Total	3,435,899	$4.56	312,005

11. COMMITMENTS

     We are obligated under non-cancelable operating lease agreements for office, manufacturing and research facilities. Rent expense for the years ended December 31, 2003, 2002, and 2001, was $1.0 million, $1.0 million and $1.5 million, respectively. These amounts were offset by approximately $257,000, $570,000 and $311,000 for sublease income received for the years ended December 31, 2003, 2002 and 2001, respectively.

     We signed a one year sublease, with the option of two six month extensions, with dj Orthopedics pursuant to the Asset Purchase Agreement for the Bone Device Business.

     The following table sets forth the obligated base payments:

2004	1,078
2005	1,078
2006	1,078
2007	989

$4,223

     Approximately 17% of the leased facility is subleased through June 2005, and dj Orthopedics, LLC leases approximately 44% of the building, which offsets our lease expense.

     On November 25, 2003, immediately prior to closing the Bone Device Business, we terminated our line of credit. We had not utilized this line of credit since it’s inception in February of 2000. At the time of termination, we were in compliance with any implied financial covenants.

12. LITIGATION

     Settlement of Class Action Suit Norman Cooper, et al. v. OrthoLogic Corp. et al., Maricopa County Superior Court, Arizona, Case No. CV 96-10799, and related federal cases. During 1996, certain class actions lawsuits were filed in the United States District Court for the District of Arizona against the Company and certain officers and directors alleging violations of Sections 10(b) of the Securities Exchange Act if 1934 (“Exchange Act”) and SEC Rule 10b-5 promulgated thereunder, and, as to other defendants, Section 20(a) of the Exchange Act.

     In early August 2001, the parties negotiated and the court approved a global settlement of the consolidated class action suits. In return for dismissal of both class actions, and releases by a settlement class comprised of all purchasers of OrthoLogic Common Stock during the period from January 18 through June 18, 1996, inclusive, the settlement called for $1 million in cash and 1 million shares of newly issued OrthoLogic Common Stock. Pursuant to the terms of the settlement, the cash portion of the settlement fund has already been paid into the settlement fund,

F20

with the substantial portion of the $1 million paid from the proceeds of the Company’s directors’ and officers’ liability insurance policy, and the remaining cash paid by the Company. The Company recorded a $3.6 million charge, including legal expenses, for settlement. Pursuant to the terms of the settlement and order of the superior court, the Company issued and delivered the shares of Common Stock to plaintiffs’ settlement counsel as part of the plaintiffs’ counsel’s fee award; however, only 300 shares of common stock were issued during 2001. The remaining 700,000 shares were issued during 2003. Notices were sent to stockholders of record for the relevant time period to calculate the settlement pool each stockholder is to receive.

     Management believes the settlement is in the best interests of the Company and its shareholders as it frees the Company from the cost and significant distraction of the ongoing litigation. The settlement does not constitute, and should not be construed as, an admission that the defendants have any liability or acted wrongfully in any way with respect to the plaintiffs or any other person.

     OrthoRehab, Inc. and OrthoMotion, Inc. v. OrthoLogic Corporation and OrthoLogic Canada, Ltd., Superior Court of the State of Delaware, County of New Castle, Case No. C.A. No. 01C-11-224 WCC. In November 2001, OrthoRehab, Inc., filed a complaint in connection with its acquisition of certain assets used in the Company’s CPM business in July 2001 alleging, among other things, that some of the assets purchased were overvalued and that the Company had breached its contract. We settled the case in April 2003 by a payment of $1.2 million to us from OrthoRehab, Inc. (See Note 3).

     In addition to the matters disclosed above, the Company is involved in various other legal proceedings that arise in the ordinary course of business. In management’s opinion, the ultimate resolution of these other legal proceedings are not likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     The health care industry is subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations, specifically those relating to the Medicare and Medicaid programs, can be subject to government review and interpretations, as well as regulatory actions unknown and unasserted at this time. Recently, federal government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of regulations, which could result in the imposition of significant fines and penalties, as well as significant repayments of previously billed and collected revenues from patient services. Management believes that the Company is in substantial compliance with current laws and regulations.

13. 401(K) PLAN

     We adopted a 401(k) plan (the “Plan”) for our employees on July 1, 1993. We may make matching contributions to the Plan on behalf of all Plan participants, the amount of which is determined by the Board of Directors. We matched approximately $110,000, $95,000 and $144,000 in 2003, 2002, and 2001, respectively.

14. CO-PROMOTION AGREEMENT — HYALGAN

     In June 1997, we signed an exclusive Co-Promotion Agreement with Sanofi Synthelabo, Inc. (“Sanofi”) at a cost of $4.0 million, which provided us with the right to market the Hyalgan product to orthopedic surgeons in the United States. We capitalized the $4.0 million investment in the agreement. From June 1997 through December 2000, the Company earned a fee from Sanofi for each unit of the Hyalgan product sold. The fee earned from Sanofi was contractually determined and was based on Sanofi’s wholesale price for the Hyalgan product, less any discounts or rebates and less any amounts deducted for Sanofi’s estimated distribution costs, returns, a Sanofi overhead factor and a royalty factor. Sanofi did this calculation, prior to sending the Company the fee revenue earned for the promotion of the product. We forwarded orders for the product to Sanofi, which handled the product distribution. Co-promotion fee revenue of $9.3 million was recognized in 2000. A termination agreement was signed in 2000.

     The termination agreement stipulated that we would receive royalties of $5 for each unit of the Hyalgan product distributed by Sanofi during the two-year period from January 1, 2001 through December 31, 2002. During 2001 we received approximately $3.0 million in royalties from Sanofi in accordance with the termination agreement. During 2002, we received an additional $2.2 million in royalties. The royalty payments ended December 2002. All of the royalties and co-promotion fees received from Sanofi have been included in the respective Statements of Operations in the line item entitled “Royalties and fee revenue from co-promotion agreement.”

F21

15. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2003	2002	2003	2002	2003	2002	2003	2002
			(in thousands, except for per share data)
Net revenues	$—	$904	$—	$467	$—	$501	$—	$358
Gross profit	—	904	—	467	—	501	—	358
Operating income (loss)	(2,676)	103	(3,169)	(1,592)	(3,421)	(1,392)	(3,330)	(1,906)
Net income (loss)	$142	$1,446	$558	$1,256	$506	$1,392	$71,230	$1,515
Net income (loss) per share:
Basic	$—	$0.04	$0.02	$0.04	$0.02	$0.04	$2.16	$0.05
Diluted	$—	$0.04	$0.02	$0.04	$0.02	$0.04	$2.12	$0.05

     In November 2003 we sold the Bone Device Business. Results of operations prior to the sale are presented as discontinued operations.

F22

Schedule II Valuation and Qualifying Accounts 2003, 2002 and 2001

			Write-offs
	Balance at beginning	Charged to	and other	Balance at end
Valuation and Qualifying Accounts	of period	Expenses	adjustments	of period
Allowance for doubtful accounts:
Balance December 31, 2000	(13,718)
2001 Additions charged to expense		(6,770)
2001 Deductions to allowance			14,708
Balance December 31, 2001				(5,780)
Balance December 31, 2001	(5,780)
2002 Additions charged to expense		(1,956)
2002 Deductions to allowance			4,625
Balance December 31, 2002				(3,111)
Balance December 31, 2002	(3,111)
2003 Additions charged to expense		(2,286)
2003 Deductions to allowance			4,841
Balance December 31, 2003				(556)
Allowance for Inventory Shrinkage and Obsolescence:
Balance December 31, 2000	(1,246)
2001 Additions charged to expense		(2,287)
2001 Deductions to allowance			2,811
Balance December 31, 2001				(722)
Balance December 31, 2001	(722)
2002 Additions charged to expense		(241)
2002 Deductions to allowance			276
Balance December 31, 2002				(687)
Balance December 31, 2002	(687)
2003 Additions charged to expense		(48)
2003 Deductions to allowance			735
Balance December 31, 2003				0

F23

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2004

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from___________________________to ____________________

Commission File Number: 0-21214

ORTHOLOGIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	86-0585310
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1275 W. Washington Street, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

(602) 286-5520

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 126-2 of the Exchange Act): ☒Yes ☐ No

APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

34,527,152 shares of common stock outstanding as of April 30, 2004

1

ORTHOLOGIC CORP.
INDEX

2

PART I – Financial Information

Item 1. Financial Statements

ORTHOLOGIC CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)
(Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$67,114	$84,357
Short-term investments	48,364	32,499
Accounts receivable less allowance for doubtful accounts, $435 and $556	348	792
Prepaids and other current assets	1,089	882

Total current assets	116,915	118,530
Furniture and equipment, net	528	560
Long-term investments	4,609	4,156
Escrow receivable, net	5,138	5,144
Deferred income taxes – non-current	770	770
Deposits and other assets	196	196
Investment in Chrysalis BioTechnology	750	750

Total assets	$128,906	$130,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$665	$201
Accrued compensation	200	609
Accrued taxes	1,146	2,924
Excess space reserve	209	314
Other current liabilities	1,994	1,596
Accrued severance and other divestiture costs	—	279

Total current liabilities	4,214	5,923

Deferred rent and capital lease obligation	190	208

Total liabilities	4,404	6,131

Stockholders’ Equity
Common stock, $.0005 par value; 50,000,000 shares authorized; and 34,525,069 and 33,533,443 shares issued and outstanding	17	16
Additional paid-in capital	145,933	142,329
Accumulated deficit	(21,448)	(18,233)
Treasury stock at cost, 41,800 shares	—	(137)

Total stockholders’ equity	124,502	123,975

Total liabilities and stockholders’ equity	$128,906	$130,106

See Notes to Unaudited Condensed Consolidated Financial Statements

3

ORTHOLOGIC CORP.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2004	2003
OPERATING EXPENSES
General and administrative	$555	$1,289
Research and development	3,371	1,390
CPM divestiture and related gains	(111)	—

Total operating expenses	(3,815)	(2,679)

OPERATING LOSS	(3,815)	(2,679)
OTHER INCOME
Interest income, net	306	132

Loss from continuing operations before taxes	(3,509)	(2,547)
Income tax benefit	(294)	(981)

Net loss from continuing operations	(3,215)	(1,566)

Discontinued operations
Income from operations of Bone Device Business, net of taxes of $0 and $994	—	1,708

Net income from discontinued operations	—	1,708

NET INCOME (LOSS)	$(3,215)	$142

Net loss from continuing operations
Basic	$(0.09)	$(0.05)

Diluted	$(0.09)	$(0.05)

Net income from discontinued operations
Basic	$—	$0.05

Diluted	$—	$0.05

Net loss
Basic	$(0.09)	$—

Diluted	$(0.09)	$—

Basic shares outstanding	34,310	32,809
Equivalent shares	—	219

Diluted shares outstanding	34,310	33,028

See Notes to Unaudited Condensed Consolidated Financial Statements

4

ORTHOLOGIC CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Three months ended March 31,
	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$(3,215)	$142
Non-cash items:
Depreciation and amortization	70	173
Performance based stock option expense	(56)	—
Change in operating assets and liabilities:
Accounts receivable	444	418
Inventories	—	(148)
Prepaids and other current assets	(207)	(79)
Deposits and other assets	—	14
Accounts payable	464	215
Accrued liabilities	(2,191)	(113)
Accrued liabilities on CPM divestiture and related charges	—	(26)

Net cash (used in) provided by operating activities	(4,691)	596

INVESTING ACTIVITIES
Expenditures for equipment and furniture	(32)	(101)
Purchases of investments	(21,181)	(7,341)
Maturities of investments	4,863	6,009

Net cash used in investing activities	(16,350)	(1,433)

FINANCING ACTIVITIES
Net proceeds from stock option exercises	3,798	257

Net cash provided by financing activities	3,798	257

NET DECREASE IN CASH AND CASH EQUIVALENTS	(17,243)	(580)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	84,357	11,286

CASH AND CASH EQUIVALENTS, END OF PERIOD	$67,114	$10,706

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest	$2	$4
Cash paid during the period for income taxes	$1,474	$27
Common stock issued for legal settlement	$0	$2,078

See Notes to Unaudited Condensed Consolidated Financial Statements.

5

ORTHOLOGIC CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of the Business.

     OrthoLogic is a drug-development company focused on the healing of musculoskeletal tissue, through biopharmaceutical approaches. Our research is focused exclusively on the potential commercialization of our Chrysalin® Product Platform. Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. We are currently enrolling patients in a Phase 3 Chrysalin product human clinical trial for fracture indications, have just completed the enrollment of patients in a Phase 1/2 spine fusion clinical trial, have one potential product in late-stage pre-clinical development, and are planning the development for two additional areas of research.

     On November 26, 2003, we sold our Bone Device Business to dj Orthopedic, LLC for a purchase price of approximately $93.0 million in cash and the assumption of substantially all of the Bone Device Business trade payables and other current liabilities. Through this divestiture, we sold all of our revenue producing operations and became a pure drug development company. The Bone Device Business assets included the rights to produce and market the OL1000, OL1000 SC, SpinaLogic and OrthoFrame/Mayo.

     As of March 31, 2004, we had cash and cash equivalents of $67.1 million, short-term investments of $48.4 million and long-term investments of $4.6 million. We will be relying on these resources to fund the development, testing and commercialization of our Chrysalin product platform.

     On April 29, 2004, we announced that we had signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held Chrysalis BioTechnology, Inc. (“CBI”), based in Galveston, Texas, for $2.5 million in cash and up to $32.0 million in common stock. The agreement covers exclusive rights to proprietary technology and intellectual property in developing synthetic peptide-based therapeutics for a variety of indications. The transaction is subject to approval of the CBI stockholders, effectiveness of the registration statement to be filed by us with the Securities and Exchange Commission and other customary closing conditions. Closing of the acquisition is anticipated during the third quarter of 2004.

     In these notes, references to “we”, “our” and the “Company” refer to OrthoLogic Corp. and its subsidiaries. References to our Bone Device Business refer to our bone growth stimulation and fracture fixation device business, including our former OL1000 and SpinaLogic products.

6

Financial Statement Presentation

     In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of our financial position, results of operations, and cash flows. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the complete fiscal year. The balance sheet as of December 31, 2003 is derived from our audited financial statements included in the 2003 Annual Report on Form 10-K. These financial statements should be read in conjunction with the financial statements and notes thereto included in the 2003 Annual Report on Form 10-K.

     Use of estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions form the basis for the carrying values of assets and liabilities. On an on-going basis we evaluate these estimates, including those related to allowance for doubtful accounts, guarantees, income taxes, contingencies and litigation. Management bases its estimates on historical experience and various other assumptions and believes its estimates are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Under different assumptions and conditions, actual results may differ from these estimates.

     The significant estimates include the allowance for doubtful accounts (approximately $435,000 and $556,000 at March 31, 2004 and December 31, 2003, respectively), the fair value of certain representations and warranties issued in conjunction with the sale of the Bone Device Business, excess space reserve and the valuation allowance for deferred tax assets.

     Principles of consolidation. The consolidated financial statements include the accounts of OrthoLogic and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Accordingly, the consolidated financial statements do not include all information and notes required for complete financial statements. The following briefly describes the significant accounting policies used in the preparation of the our financial statements.

     A. Cash and cash equivalents. Cash and cash equivalents consist of cash on hand and cash deposited with financial institutions, including money market accounts, and commercial paper purchased with an original maturity of three months or less.

     B. Furniture and equipment. Furniture and equipment are stated at cost or, in the case of leased assets under capital leases, at the present value of future lease payments at inception of the lease. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets, which range from three to seven years. Leasehold improvements and leased assets under capital leases are amortized over the life of the asset or the period of the respective lease using the straight-line method, whichever is the shortest.

     We adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of

7

long-lived assets, and supersedes Statement of Financial Accounting Standards No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 requires that we evaluate long-lived assets based on the net future cash flow expected to be generated from the asset on an undiscounted basis whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable.

     C. Escrow receivable. A portion of the purchase price related to the sale of the Bone Device Business was required to be placed in escrow (Note 2). Under Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” indemnifications, representations and warranties issued in conjunction with the sale of a business are required to be valued and recorded in the financial statements. We made certain representations and warranties in conjunction with the sale of the Bone Device Business and determined the discounted fair value to be approximately $1.9 million, which is reflected as a reduction of the escrow receivable. The discount is being accreted to interest expense through November 26, 2005, which is when the portion of the purchase price allocated to the representations and warranties is required to be released from escrow.

     D. Investment in Chrysalis. We own a minority ownership interest in Chrysalis BioTechnology, Inc., which is recorded at cost (see Note 4).

     E. Excess Space Reserve. We lease a facility in Tempe, Arizona and sublease portions to other tenants. We have established a reserve for the period the available sublease space is anticipated to be vacant. In the opinion of management, the reserve balance of $209,000 at March 31, 2004 is adequate to allow for time necessary to acquire an additional tenant for the building.

     F. Income taxes. Under SFAS No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Pursuant to SFAS No. 109, we have determined that the majority of the deferred tax asset at March 31, 2004 requires a valuation allowance. We believe the remaining deferred tax asset of $770,000 will be realized as it relates to alternative minimum tax credits that do not expire.

     G. Research and development. Research and development represents both costs incurred internally for research and development activities, as well as costs incurred to fund the research activities with which we have contracted and certain milestone payments regarding the continued clinical testing of Chrysalin. All research and development costs are expensed when incurred.

     H. Stock-based compensation. At March 31, 2004, we had two stock-based employee compensation plans. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In the quarter ended March 31, 2004, we recorded a reduction of approximately $56,000 in compensation expense related to the vesting of performance based options.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No.

8

148”) which is effective for fiscal years ended after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements. We have provided the required additional annual disclosures below which illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in thousands except per share data).

	Three months ended March 31,
	2004	2003
Estimated weighted-average fair value of options granted during the period	$2.45	$1.67

Net income (loss) attributable to common stockholders:
As reported	$(3,215)	$142
Stock based compensation expense	(600)	(208)

Pro forma	$(3,815)	$(66)

Basic net income per share:
As reported	$(0.09)	$0.00
Pro forma	$(0.11)	$0.00
Diluted net income per share:
As reported	$(0.09)	$0.00
Pro forma	$(0.11)	$0.00
Black Scholes model assumptions:
Risk free interest rate	2.4%	1.7%
Expected volatility	50%	44%
Expected term	2.7 Years	2.7 Years
Dividend yield	0%	0%

     I. Income (loss) per common share. Income (loss) per common share is computed on the weighted average number of common or common and equivalent shares outstanding during each year. Basic earnings per share is computed as net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities when the effect would be dilutive.

     J. Discontinued operations. Under SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” discontinued operations are reported if a component of the entity is held for sale or sold during the period. The Bone Device Business qualified as a component of the entity under the standard as of the November 26, 2003 sale date. Therefore, the related results of the Bone Device Business operations for 2003, prior to the sale, have been presented as discontinued operations in the financial statements.

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     K. New Accounting Pronouncements. In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” (revised in December 2003) which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” relating to consolidation of certain entities. We do not participate in any variable interest entities. The adoption of FIN 46 did not have a material impact on our financial statements.

     L. Certain reclassifications. Certain reclassifications have been made to the prior year financial statements to conform to the 2004 presentation.

2. ASSET SALE OF THE BONE DEVICE BUSINESS

     On November 26, 2003, we completed the sale of the Bone Device Business assets and related liabilities (including the rights to produce and market the OL1000, OL1000 SC, SpinaLogic and OrthoFrame/Mayo) to dj Orthopedics, LLC. Pursuant to the asset purchase agreement, we sold substantially all of the assets of the Bone Device Business (other than our Medicare accounts receivable, which were $1.2 million in the aggregate), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists, intellectual property, certain agreements and contracts. dj Orthopedics paid $93.0 million in cash at closing and assumed substantially all of the Bone Device Business trade payables and other current liabilities less payables in an amount approximately equal to the amount of retained Medicare receivables. Upon the closing of the sale we assigned and dj Orthopedics agreed to assume and perform the obligations outstanding on November 26, 2003, related to the operation of the Bone Device Business (including various liabilities related to the Company’s employees).

     Of the $93.0 million we received in the sale, $7.5 million was placed in an escrow account. The funds were divided into two accounts: $7.0 million from which dj Orthopedics’ is eligible for indemnity and breach of contract claims, if any, may be paid and $0.5 million from which a portion of the agreed upon incentive stay bonuses will be paid by dj Orthopedics to former OrthoLogic executives on the first anniversary of the closing. The funds in the $7.0 million escrow account, in excess of the amount of any pending claims, will be released to us on the second anniversary of the closing. The amount included in escrow receivable is net of the $1.9 million liability related to the fair value of the representations and warranties.

     The transaction was considered an accelerating event for our stock-based compensation plans. Terminated employees’ unvested options vested immediately upon the sale. Our directors and employees who were retained had 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting period, whichever is earlier.

     The sale of the Bone Device Business is accounted for as discontinued operations. The income from the divested business, and related tax effects are summarized as discontinued operations on the consolidated statement of operations. Included in the discontinued operations for the 2003 period is the net income from the Bone Device Business of $1.7 million resulting from the three months of operations through March 31, 2003.

     The presentation of discontinued operations for the Bone Device Business reflects the elimination of the historical revenues as well as historical expenses related to the operations of

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business. The revenue, cost of revenue, gross profit and pretax income attributable to the Bone Device Business for the March 31, 2003 quarter ended were as follows (in thousands):

Period ended March 31,
2003
Net revenue	$10,372
Cost of sale	1,479

Gross profit	8,893

Pretax income	$2,702

     The historical expenses of the Bone Device Business were derived using a variety of factors including percentage of revenues, headcount, and specific identification. Subsequent to the sale, we no longer have any revenue producing products.

     The sale of our Bone Device Business was a transaction taxable to us for United States federal income tax purposes. We recognized taxable income for fiscal year ended 2003 equal to the amount realized on the sale in excess of our tax basis in the assets sold. A portion of the taxable gain was offset by available net operating loss carry forwards.

3. CPM DIVESTITURE AND RELATED GAINS

     In July 2001, we announced the sale of our continuous passive motion (“CPM”) business to OrthoRehab, Inc. We received $12.0 million in cash, with OrthoRehab, Inc. assuming approximately $2.0 million in liabilities in connection with the sale of certain CPM related assets that we had recorded in our financial statements at a carrying value of approximately $20.7 million. We recorded a $6.9 million charge to write down the CPM assets to their fair value less direct costs of selling the assets. Under the CPM Asset Purchase Agreement, we were eligible to receive up to an additional $2.5 million of cash if certain objectives were achieved by OrthoRehab, Inc.

     We settled litigation over the $2.5 million payment and other matters in April 2003. OrthoRehab, Inc. agreed to pay $1.2 million to settle the contingent payment due to us, and all outstanding claims between the two companies. No cash payments were received during the first quarter of 2003. Payments of $111,000 were collected during the first quarter of 2004, and recognized on the “CPM divestiture and related gains” line item on the Consolidated Statement of Operations. The remaining balance plus interest is scheduled to be paid over the next 24 months. Due to the uncertainty of the future payments, income on the settlement will be recorded as cash is received.

4. LICENSING AGREEMENT FOR CHRYSALIN

     In January 1998, we acquired a minority equity investment (less than 10%) in a biotech firm, Chrysalis BioTechnology, Inc. (“CBI”), for $750,000. As part of the transaction, we were awarded a worldwide exclusive option to license the orthopedic applications of Chrysalin, a patented 23-amino acid synthetic peptide that had shown promise in accelerating the healing

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process. Our agreement with CBI contains provisions for us to continue and expand our option to license Chrysalin contingent upon regulatory approvals, successful pre-clinical trials, and certain trials and milestone payments to CBI.

     At this stage of research, we are not yet able to apply for FDA approval to market Chrysalin. The process of obtaining necessary government approvals is time consuming and expensive. There can be no assurance that the necessary approvals for new products or applications will be obtained by us or, if they are obtained, that they will be obtained on a timely basis. Significant additional costs for us will be necessary to complete development of these products.

     CBI does not own the patents to Chrysalin, but owns an exclusive worldwide license to Chrysalin from the University of Texas. Except for the $750,000 minority equity investment in Chrysalis, all payments made to Chrysalis have been expensed as research and development. The license agreement with Chrysalis calls for us to pay certain other additional milestone payments and royalty fees, based upon the product’s development and our achievement of commercial introduction.

     On April 29, 2004, we announced that we had signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held CBI, based in Galveston, Texas, for $2.5 million in cash and up to $32.0 million in common stock. The agreement covers exclusive rights to proprietary technology and intellectual property in developing synthetic peptide-based therapeutics for a variety of indications. The transaction is subject to approval of the CBI stockholders, effectiveness of the registration statement to be filed by us with the Securities and Exchange Commission and other customary closing conditions. Closing of the acquisition is anticipated during the third quarter of 2004.

5. LITIGATION

     OrthoRehab, Inc. and OrthoMotion, Inc. v. OrthoLogic Corporation and OrthoLogic Canada, Ltd., Superior Court of the State of Delaware, County of New Castle, Case No. C.A. No. 01C-11-224 WCC. In November 2001, OrthoRehab, Inc., filed a complaint in connection with its acquisition of certain assets used in the Company’s CPM business in July 2001 alleging, among other things, that some of the assets purchased were overvalued and that the Company had breached its contract. We settled the case in April 2003 by a payment of $1.2 million to us from OrthoRehab, Inc.

     In addition to the matters disclosed above, the Company is involved in various other legal proceedings that arise in the ordinary course of business. In management’s opinion, the ultimate resolution of these other legal proceedings are not likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     The health care industry is subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations, specifically those relating to the Medicare and Medicaid programs, can be subject to government review and interpretations, as well as regulatory actions unknown and unasserted at this time. Recently, federal government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of regulations, which could result in the imposition of significant fines and penalties, as well as significant repayments of previously billed and

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collected revenues from patient services. Management believes that the Company is in substantial compliance with current laws and regulations.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

     When used in this report, the terms “OrthoLogic,” “we,” “our,” or “us” refer to OrthoLogic Corp. or OrthoLogic Corp. and its subsidiaries, as appropriate in the context, and the term “Bone Device Business” refers to our former business line of bone growth stimulation and fracture fixation devices, including the OL1000 product line, SpinaLogic® and our fracture fixation devices, OrthoFrame® and OrthoFrame/Mayo.

     The following is management’s discussion of significant factors that affected OrthoLogic’s interim financial condition and results of operations. This should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2003 and the “Special Note Regarding Forward Looking Statements” below, following Item 4.

     Overview

     On November 26, 2003, we sold our Bone Device Business to djOrthopedics, LLC for a purchase price of approximately $93.0 million in cash and the assumption of substantially all of the Bone Device Business trade payables and other current liabilities. Through this divestiture, we sold all of our revenue producing operations and became a pure drug development company. Our principal business remains focused on the healing of musculoskeletal tissue, although through biopharmaceutical approaches rather than through the use of medical devices.

     As of March 31, 2004, we had cash and cash equivalents of $67.1 million, short-term investments of $48.4 million and long-term investments of $4.6 million. We will be relying on these resources to fund the development, testing and commercialization of our Chrysalin product platform.

     On April 29, 2004, we announced that we had signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held Chrysalis BioTechnology, Inc. (“CBI”), based in Galveston, Texas, for $2.5 million in cash and up to $32.0 million in common stock. The agreement covers exclusive rights to proprietary technology and intellectual property in developing synthetic peptide-based therapeutics for a variety of indications. The transaction is subject to approval of the CBI stockholders, effectiveness of the registration statement to be filed by us with the Securities and Exchange Commission and other customary closing conditions. Closing of the acquisition is anticipated during the third quarter of 2004.

Research and Development of the Chrysalin Product Platform

     Chrysalin, or TP508, is a 23-amino acid synthetic peptide representing a receptor-binding domain of the human thrombin molecule, a naturally occurring molecule in the body responsible for both blood clotting and initiating many of the cellular events responsible for tissue repair in bone and cartilage. The Chrysalin molecule serves as the basis for a family of potential

13

therapeutic products we refer to collectively as the “Chrysalin product platform.” To date, we have identified five potential orthopedic uses of Chrysalin:

•	fracture repair;

•	spine fusion;

•	cartilage defect repair;

•	ligament repair; and

•	tendon repair.

     We are currently enrolling patients in a Phase 3 Chrysalin product human clinical trial for fracture indications, have just completed enrollment in a Phase 1/2 human clinical trial for spine fusion indications, have one potential product in late-stage pre-clinical development in cartilage defect repair, and are planning the development for two additional areas of research in ligament and tendon repair.

     Fracture Repair

     Our fracture repair studies currently underway focus on isolating and identifying exact functions of Chrysalin in acceleration of fracture repair, and what genes are stimulated by the injection of the Chrysalin peptide. We are also conducting exploratory studies in bone defect repairs and distraction osteogenesis, the medical procedure of slowly moving apart two bone segments in a way that allows new bone tissue to grow to fill the gap. Our analysis of the effect of Chrysalin at the genetic level is performed using gene array and quantitative PCR technology, with this work performed both in house at OrthoLogic and in collaboration with academic institutions. Segmental defect, distraction osteogenesis and non-union experiments are performed by collaborators at academic institutions. Preclinical segmental defect studies are meant to mimic reconstructive surgical procedures. These studies provide information on advanced formulations of Chrysalin and potential new clinical indications to investigate. Distraction osteogenesis is a technique that is used to replace lost segments of bone due to severe injury, or to correct congenital deformity. Preclinical studies on non-union fractures address the effects of Chrysalin to heal fractures that do not heal in the normal expected time. Positive results in these studies may provide additional clinical indications for Chrysalin.

     Spine Fusion

     Our clinical studies on spine fusion address questions of safety and efficacy when the Chrysalin peptide is used in conjunction with allograft bone in spine fusion surgeries. All of these studies are performed by collaborators at academic institutions, with the experimental study design provided by OrthoLogic scientists. We completed enrollment in the spine trial during the first quarter of 2004.

     Cartilage Defect and Repair; Tendon and Ligament Repair

     All our pre-clinical cartilage repair studies are performed at academic institutions. The goal of these studies is to understand the way Chrysalin works to stimulate cartilage defect repair as well as to address formulation questions. Pre-clinical ligament and tendon repair studies are slated to begin this year and will be conducted in collaboration with academic institutions.

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Critical Accounting Policies and Estimates

     Allowance for Doubtful Accounts: The Company retained certain receivables related to the Bone Device Business after the divestiture. The allowance for doubtful accounts (approximately $435,000 and $556,000 at March 31, 2004 and December 31, 2003, respectively) is based primarily on trends in historical collection rates, consideration of current events, payor mix and other considerations. In the opinion of management, adequate allowances have been provided for doubtful accounts. If the financial condition of the third-party payors were to deteriorate, resulting in an inability to make payments, or the other considerations underlying the estimates was to change, additional allowances might be necessary.

     Income Taxes: SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we take into account all evidence with regard to the utilization of a deferred tax asset included in past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The valuation allowance reduces deferred tax assets to an amount that management believes will more likely than not to be realized. We believe that the net deferred tax asset of $770,000 at March 31, 2004 will be realized as it relates to alternative minimum tax credits that do not expire. However, the amount of the deferred tax assets actually realized could differ if we have little or no future earnings.

     Discontinued Operations: Under SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” discontinued operations are reported if a component of the entity is held for sale or sold during the period. The Bone Device Business qualifies as a component of the entity under the standard. Therefore, the related results of the Bone Device Business operations prior to the sale have been presented as discontinued operations in the 2003 financial statements.

     Liability for Representations and Warranties Made in Conjunction with the Sale of the Bone Device Business: Under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” indemnifications, representations and warranties issued in conjunction with the sale of a business are required to be valued and recorded in the financial statements. We made certain representations and warranties in conjunction with the sale of the Bone Device Business and determined the discounted fair value to be approximately $1.9 million, which is reflected as a reduction to the escrow receivable. The discount is being accreted to interest expense through November 26, 2005, which is when the portion of the purchase price allocated to the representations and warranties is required to be released from escrow.

     Investment in CBI: We own a minority ownership interest in CBI, recorded on the balance sheet at cost. We recently announced a definitive agreement to acquire substantially all of the assets and intellectual property of CBI.

     Excess Space Reserve: We lease a facility in Tempe, Arizona. This approximately 100,000 square foot facility is designed and constructed for industrial purposes and is located in

15

an industrial district. In November 2003, we subleased approximately 35,000 square feet of the facility to dj Orthopedics, LLC, the company which purchased our Bone Device Business. We previously subleased approximately 13,500 square feet of the building through June 2005 to another company. We believe the facility is well-maintained and adequate for use in the forseeable future. We believe the remainder of the facility that we are using is suitable for our purposes and is effectively utilized. While we believe the facility is well maintained and adequate for use in the forseeable future, there can be no guarantee that a different lessee will assume the remaining lease obligation. We established a reserve for the period the available sublease space was anticipated to be vacant. In the opinion of management, the reserve balance of $209,000 at March 31, 2004 is adequate to allow for time necessary to acquire an additional tenant for the building.

Results of Operations Comparing Three-Month Period Ended March 31, 2004 to the Corresponding Period in 2003.

     Revenues, Cost of Revenues and Gross profits: We are a research and development company. We had no revenues, costs of revenues, or gross profit from continuing operations in 2004 or 2003. The Bone Device Business revenue is included as discontinued operations and is presented reflecting only the net income after tax under the line item “Income from operations of Bone Device Business, net of taxes.”

     General and Administrative (“G&A”) Expenses: G&A expenses related to our ongoing development operations decreased by approximately 56.9% from $1.3 million to $555,000 from the first quarter of 2003 to 2004. Our administrative functions previously serviced a large organization that had manufacturing, sales, healthcare reimbursement and research and development functions, compared to the pure research and development company that exists currently.

     Research and Development Expenses: Research and development expenses were $3.4 million in 2004 compared to $1.4 million in 2003. The rise in our research and development expenses is attributed to our significant expansion of our research and preclinical programs since the first quarter of 2003. In addition, we have more patients enrolled in the clinical trials than in 2003, when we had just begun our Phase 3 human clinical trial for fracture repair indications. During 2004, we incurred additional research costs for the development of specific programs that we believe will enhance our ability to successfully receive authorization for a new drug application filing for our fracture indication. Research and development expenses consisted primarily of Chrysalin related expenses, which include pre-clinical studies in cartilage defect repair, final patient enrollment and the early completion of the Phase 1/2 spinal fusion clinical trial and continuation of the Phase 3 human clinical trial for fracture repair. During 2004, we expect to double our research and development expenses over 2003 levels of $9.0 million.

     CPM Divestiture and Change in Estimated Collectability of CPM Receivables: In July 2001, we announced the sale of our continuous passive motion (“CPM”) business to OrthoRehab, Inc. We settled litigation over certain contingent purchase price payment matters in April 2003. OrthoRehab, Inc. agreed to pay $1.2 million to settle the dispute arising out of a contingent payment due to us, and all outstanding claims between the two companies. The payments of $111,000 appearing on the “CPM divestiture and related gains” line on the Statement of Operations were received during the first quarter of 2004. The remaining balance

16

plus interest is scheduled to be paid over the next 24 months. Due to the uncertainty of the future payments, income on the settlement will be recorded as cash is received.

     Other Income: Other income in 2004 and 2003 consisted primarily of interest income. Other income increased from $132,000 in 2003 to $306,000 in 2004 primarily as a result of the additional interest earned on the cash and investments from the sale of the Bone Device Business.

     Discontinued operations of the Bone Device Business: The sale of the Bone Device Business in 2003 is accounted for as discontinued operations. The operating income from the divested business and related tax effects are summarized as discontinued operations on the consolidated statement of operations. Included in the discontinued operations for the first quarter of 2003 is the net income from the Bone Device Business of $1.7 million, which is net of taxes.

     Net Income (Loss): We had a net loss in the first quarter of 2004 of $3.2 million compared to net income of $142,000 in 2003. The net income in 2003 is composed primarily of the income of $1.7 million from the discontinued operations of the Bone Device Business and a ($1.6) million loss resulting from continuing operations.

Liquidity and Capital Resources

     We have historically financed our operations through operating cash flows and the public and private sales of equity securities. With the sale of our Bone Device Business, we sold all of our revenue producing operations. We received approximately $93.0 million in cash from the sale of our Bone Device Business. At March 31, 2004, we had cash and cash equivalents of $67.1 million, short-term investments of $48.4 million and long-term investments of $4.6 million.

     With the exception of the anticipated purchase of substantially all of the assets of CBI, we do not expect to make significant capital investments in 2004, but anticipate growing our research and development expenditures related to clinical trials for Chrysalin in fresh fracture repair and spinal fusion and for further studies in articular cartilage repair. We anticipate that our cash and short term investments will be sufficient to meet our presently projected research and development expenses and other working capital requirements for the next 12 months. However, we believe our research and development of our Chrysalin product platform will require substantial additional capital beyond 2004. Our forecasts of the period of time through which our financial resources will be adequate to support our research and development depends on many factors, most notably the progress of our research and development relative to our projections and to the pace of our competitors. If we decide to expand our clinical trials, in particular, or if we consider other opportunities in the market, our projected expense levels may change, which could require us to seek other sources of financial resources. There is no assurance that we will be successful in obtaining such other resources. If such a situation were to arise, we may be required to scale back or delay our research and development programs.

     The following table sets forth all known commitments as of March 31, 2004 and the year in which these commitments become due or are expected to be settled (in thousands):

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		Accounts Payable
Year	Operating Leases	and Other Liabilities	Total
2004	$809	$4,404	$5,213
2005	$1,078	—	$1,078
2006	$1,078	—	$1,078
2007	$989	—	$989

Total	$3,954	$4,404	$8,358

     Approximately 17% of the leased facility is subleased through June 2005 and another approximately 44% is subleased through November of 2004, payments from which will offset a portion of the lease commitments listed above.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

     We have no debt outstanding and no derivative instruments at March 31, 2004.

     Our Canadian operations were sold as part of the CPM asset sale, and consequently we have no exposure to foreign currency exchange rate risks as of March 31, 2004.

     Our investment portfolio is used to preserve our capital until it is required to fund our operations. All of these investment instruments are classified as held-to-maturity. We do not own derivative financial instruments in our investment portfolio. Our investment portfolio contains instruments that are subject to the risk of a decline in interest rates. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limit the amount of credit exposure to any one issue, issuer or type of instrument. Due to the short duration and conservative nature of these instruments, we do not believe that we have a material exposure to interest rate risk.

     We have deposited our cash with national banking institutions which we believe are stable. Even though our accounts in each of these banks have balances in excess of the $100,000 limit that is insured by the Federal Deposit Insurance Corporation, we believe these accounts are not subject to significant market risk due to bank failure.

Item 4. Controls and Procedures

     Our Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Form 10-Q, which included inquiries made to certain other employees. Based on their evaluation, the Chief Executive Officer and Chief Financial Officer have each concluded that, as of the end of such period, our disclosure controls and procedures are effective and sufficient to ensure that we record, process, summarize, and report information required to be disclosed in the reports we file under the Securities Exchange Act of 1934 within the time periods specified by the Securities and Exchange Commission’s rules and forms. There have been no significant changes in our internal controls over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and its reports to stockholders. This report contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In connection with these “safe harbor” provisions, we identify important factors that could cause actual results to differ materially from those contained in any forward-looking statements made by or on our behalf. Any such forward-looking statement is qualified by reference to the following cautionary statements.

Risks Related to Our Industry

We are in a highly regulated field with high investment costs and high risks.

     Our Chrysalin product platform is currently in the human testing phase for two potential products and earlier preclinical testing phases for another potential product. The U.S. Food and Drug Administration (“FDA”) and comparable agencies in many foreign countries impose substantial limitations on the introduction of new pharmaceuticals through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Chrysalin, as a new drug, is subject to the most stringent level of FDA review.

     Even after we have invested substantial funds in the development of our three Chrysalin products and even if the results of our current clinical trials are favorable, there can be no guarantee that the FDA will grant approval of Chrysalin for the indicated uses or that it will do so in a timely manner.

     If we successfully bring one or more products to market, there is no assurance that we will be able to successfully manufacture or market the products or that potential customers will buy them if, for example, a competitive product has greater efficacy or is deemed more cost effective. In addition, the market in which we will sell any such products is dominated by a number of large corporations that have vastly greater resources than we have, which may impact our ability to successfully market our products or maintain any technological advantage we might develop. We also would be subject to changes in regulations governing the manufacture and marketing of our products, which could increase our costs, reduce any competitive advantage we may have and/or adversely affect our marketing effectiveness.

The results of our late stage clinical trials may be insufficient to obtain FDA approval.

     Positive results from preclinical studies and early clinical trials do not ensure positive results in more advanced clinical trials. If we are unable to demonstrate that a product candidate will be safe and effective in advanced clinical trials involving larger numbers of patients, we will be unable to submit the new drug application (“NDA”) necessary to receive approval from the FDA to commercialize that product.

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     We are currently conducting a Phase 3 human clinical trial on Chrysalin for fracture repair indications. We expect to have enrollment for the trial completed by late summer/fall of 2004. If we fail to achieve the primary endpoints in this Phase 3 clinical trial or the results are ambiguous, we will have to determine whether to redesign our Chrysalin fracture repair product candidate and our protocols and continue with additional testing, or cease activities in this area. Redesigning the product could be extremely costly and time-consuming. A substantial delay in obtaining FDA approval or termination of the Chrysalin fracture repair product candidate could result in a delay in our ability to generate revenue.

Patients may discontinue their participation in our clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of our development programs.

     As with all clinical trials, we are subject to the risk that patients enrolled in our clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including, withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to our product candidates under evaluation. We are subject to the risk that if a large number of patients in any one of our studies discontinue their participation in the study, the results from that study may not be positive or may not support an NDA for regulatory approval of our product candidates.

     In addition, the time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	the nature of the clinical protocol requirements;

•	the diversion of patients to other trials or marketed therapies;

•	our ability to recruit and manage clinical centers and associated trials;

•	the proximity of patients to clinical sites; and

•	the patient eligibility criteria for the study.

Even if we obtain marketing approval, our products will be subject to ongoing regulatory oversight, which may affect our ability to successfully commercialize any products we may develop.

     Even if we receive regulatory approval of a product candidate, the approval may be subject to limitations on the indicated uses for which the product is marketed or require costly post-marketing follow-up studies. After we obtain marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory agencies. The subsequent discovery of previously unknown problems with the product, or with the manufacturer or facility, may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

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Our product candidates may not gain market acceptance among physicians, patients and the medical community.

     Even if we obtain regulatory approval for our products, market acceptance will depend on our ability to demonstrate to physicians and patients the benefits of our products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our products and the reimbursement policies of government and third-party payors. Physicians may not prescribe our products, and patients may determine, for any reason, that our product is not useful to them. If any of our product candidates fails to achieve market acceptance, our ability to generate revenue will be limited.

Our success also depends on our ability to operate and commercialize products without infringing on the patents or proprietary rights of others.

     Third parties may claim that we or our licensors or suppliers are infringing their patents or are misappropriating their proprietary information. In the event of a successful claim against us or our licensors or suppliers for infringement of the patents or proprietary rights of others, we may be required to, among other things:

•	pay substantial damages;

•	stop using our technologies;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; and

•	obtain one or more licenses from third parties.

     A license required under any such patents or proprietary rights may not be available to us, or may not be available on acceptable terms. If we or our licensors or suppliers are sued for infringement, we could encounter substantial delays in, or be prohibited from, developing, manufacturing and commercializing our product candidates.

The pharmaceutical industry is subject to stringent regulation, and failure to obtain regulatory approval will prevent commercialization of our products.

     Our research, development, preclinical and clinical trial activities and the manufacture and marketing of any products that we may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any such regulatory approvals may entail limitations on the indicated usage of a drug, which may reduce the drug’s market potential.

     In order to obtain FDA approval to commercialize any product candidate, an NDA must be submitted to the FDA demonstrating, among other things, that the product candidate is safe and effective for use in humans for each target indication. Our regulatory submissions may be delayed, or we may cancel plans to make submissions for product candidates for a number of reasons, including:

•	negative or ambiguous preclinical or clinical trial results;

•	changes in regulations or the adoption of new regulations;

•	unexpected technological developments; and

•	developments by our competitors that are more effective than our product candidates.

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     Consequently, we cannot assure you that we will make our submissions to the FDA in the timeframe that we have planned, or at all, or that our submissions will be approved by the FDA. Even if regulatory clearance is obtained, post-market evaluation of our products, if required, could result in restrictions on a product’s marketing or withdrawal of a product from the market as well as possible civil and criminal sanctions.

     Clinical trials are subject to oversight by institutional review boards and the FDA to ensure compliance with the FDA’s good clinical practice regulations, as well as other requirements for good clinical practices. We depend, in part, on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for our products and other third-party organizations, usually universities, to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. If any such standards are not complied with in our clinical trials, the FDA may suspend or terminate such trial, which would severely delay our development and possibly end the development of a product candidate.

     We also currently and in the future will depend upon third party manufacturers of our products, which are and will be required to comply with the applicable FDA Good Manufacturing Practice regulations. We cannot be certain that our present or future manufacturers and suppliers will comply with these regulations. The failure to comply with these regulations may result in restrictions in the sale of, or withdrawal of the products from the market. Compliance by third parties with these standards and practices are outside of our direct control.

     In addition, we are subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulations on us, although they could impose significant restrictions on our business and require us to incur additional expenses to comply.

If our competitors develop and market products that are more effective than ours, or obtain marketing approval before we do, our commercial opportunities will be reduced or eliminated.

     Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. Several biotechnology and pharmaceutical companies, as well as academic laboratories, universities and other research institutions, are involved in research and/or product development for various treatments for or involving fracture repair, spine fusion surgery, cartilage defect repair and ligament and tendon repair. Many of our competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have.

     Our competitors may succeed in developing products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, certain of such competitors may achieve product commercialization before we do. If any of our competitors develops a product that is more effective than one we are developing or plan to develop, or is able to obtain FDA approval for commercialization before we do, we may not be able to achieve significant market acceptance for certain products of ours, which would have a material adverse effect on our business.

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Healthcare reform and restrictions on reimbursements may limit our financial returns.

     Our ability to successfully commercialize our products may depend in part on the extent to which government health administration authorities, private health insurers and other third party payors will reimburse consumers for the cost of these products. Third party payors are increasingly challenging both the need for, and the price of, novel therapeutic drugs and uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our drug products to enable us to maintain price levels sufficient to realize an appropriate return on our investments in research and product development, which could restrict our ability to commercialize a particular drug candidate.

     We caution that the foregoing list of important factors is not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by or on behalf of us.

Risks Related to Our Business

We are a biopharmaceutical company with no revenue generating operations and high investment costs.

     On November 26, 2003, we sold all of our revenue generating operations to become a pure drug development company. We are now focused on developing and testing the product candidates in our Chrysalin product platform and have allocated most of our resources to bringing these product candidates to the market. We may invest in other orthobiologic or complementary technology in the future, but we have no current specific plans to do so at this time. We currently have no pharmaceutical products being sold or ready for sale and do not expect to be able to introduce any pharmaceutical products for at least several years. As a result of our significant research and development, clinical development, regulatory compliance and general and administrative expenses and the lack of any products to generate revenue, we expect to incur losses for at least the next several years and expect that our losses will increase as we expand our research and development activities and incur significant expenses for clinical trials. Our cash reserves, including the cash received from the sale of our bone growth stimulation device business in November 2003, are the primary source of our working capital. We do not expect to receive any revenue from product sales unless and until we receive regulatory approval and begin commercialization of our product candidates. We cannot predict when that will occur or if it will occur.

Our product candidates are in various stages of development and may not be successfully developed or commercialized.

     We currently do not sell any products. We are subject to the risk that:

•	the FDA finds some or all of our product candidates ineffective or unsafe;

•	we do not receive necessary regulatory approvals;

•	we are unable to get some or all of our product candidates to market in a timely manner;

•	we are not able to produce our product candidates in commercial quantities at reasonable costs;

•	our products undergo post-market evaluations resulting in marketing restrictions or withdrawal of our products; or

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•	the patient and physician community does not accept our products.

     In addition, our product development programs may be curtailed, redirected or eliminated at any time for many reasons, including:

•	adverse or ambiguous results;

•	undesirable side effects which delay or extend the trials;

•	inability to locate, recruit, qualify and retain a sufficient number of patients for our trials;

•	regulatory delays or other regulatory actions;

•	difficulties in obtaining sufficient quantities of the particular product candidate or any other components needed for our preclinical testing or clinical trials;

•	change in the focus of our development efforts; and

•	re-evaluation of our clinical development strategy.

     We cannot predict whether we will successfully develop and commercialize any of our product candidates. If we fail to do so, we will not be able to generate revenue.

Our product candidates are all based on the same chemical peptide, Chrysalin. If one of our product candidates reveals safety or fundamental inefficacy issues in clinical trials, it could impact the development path for all our other current product candidates.

     The development of each of our product candidates in the Chrysalin product platform is based on our knowledge and understanding of how the human thrombin molecule contributes to the repair of soft tissue and bone. While there are important differences in each of the product candidates in terms of their purpose (fracture repair, spine fusion, cartilage repair, etc.), each product candidate is focused on accelerating the repair of soft tissue and bone and is based on the ability of Chrysalin to mimic specific attributes of the human thrombin molecule to stimulate the body’s natural healing processes.

     Since we are developing the product candidates in the Chrysalin product platform in parallel, we expect to learn from the results of each trial and apply some of our findings to the development of the other product candidates in the platform. If one of the product candidates has negative clinical trial results or is shown to be ineffective, it could impact the development path or future development of the other product candidates in the platform. If we find that one of the biopharmaceutical product candidates is unsafe, it could impact the development of our other product candidates in clinical trials.

If we fail to meet our obligations under our license agreements, or our license agreements are terminated for any other reason, we may lose our rights to use the Chrysalin technology.

     Our rights to the development, use and marketing of all of our therapeutic products within the Chrysalin product platform are governed by a series of licensing agreements from Chrysalis BioTechnology, Inc. Chrysalis BioTechnology, Inc., which is still managed by the University of Texas professor who discovered the peptide, has a license for the exclusive worldwide rights to Chrysalin from the University of Texas. As part of our acquisition of a minority interest in Chrysalis, Chrysalis granted a sublicense to us with worldwide rights to use Chrysalin for all orthopedic indications. We extended our worldwide license for Chrysalin to include the rights for orthopedic “soft tissue” indications including cartilage, tendon and ligament repair. Our failure to achieve milestones, or meet any of our financial or other

24

obligations under these licensing agreements could result in the loss of our rights to Chrysalin. If we lose our rights to Chrysalin under any of these license agreements, we would be unable to continue our product development programs and our business and prospects would be materially harmed.

If we cannot protect the Chrysalin patent or our intellectual property generally, our ability to develop and commercialize our products will be severely limited.

     Our success will depend in part on Chrysalis’, the University of Texas’ and our ability to maintain and enforce patent protection for Chrysalin and each product resulting from Chrysalin. Without patent protection, other companies could offer substantially identical products for sale without incurring the sizable discovery, development and licensing costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products would then be diminished.

     Chrysalin is patented and there have been no successful challenges to the Chrysalin patent. However, if there were to be a challenge to the patent or any of the patents for product candidates, a court may determine that the patents are invalid or unenforceable. Even if the validity or enforceability of a patent is upheld by a court, a court may not prevent alleged infringement on the grounds that such activity is not covered by the patent claims. Any litigation, whether to enforce our rights to use our or our licensors’ patents or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

     As is commonplace in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

     We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor. The risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, could adversely affect us by enabling our competitors, who may have greater experience and financial resources, to copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies.

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Some of our product candidates are in early stages of development and may never be commercialized.

     Research, development and pre-clinical testing are long, expensive and uncertain processes. Other than indications for fracture repair and spine fusions, none of our other Chrysalin product candidates has reached clinical trial testing. Our development of Chrysalin for the repair of cartilage defects, ligaments and tendons is currently in pre-clinical testing or the research stage. Our future success depends, in part, on our ability to complete pre-clinical development of these and other product candidates and advance them to the clinical trials.

     If we are unsuccessful in advancing our early stage product candidates into clinical testing for any reason, our business prospects will be harmed.

The loss of our key management and scientific personnel may hinder our ability to execute our business plan.

     As a small company with 34 employees, our success depends on the continuing contributions of our management team and scientific personnel, and maintaining relationships with the network of medical and academic centers in the United States that conduct our clinical trials. We are highly dependent on the services of our key scientific employees, as well as the other principal members of our management staff. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We face intense competition in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more of such individuals, or our inability to attract additional qualified personnel, could substantially impair our ability to implement our business plan.

We face an inherent risk of liability in the event that the use or misuse of our products results in personal injury or death.

     The use of our product candidates in clinical trials, and the sale of any approved products, may expose us to product liability claims, which could result in financial losses. Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against losses. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources and adversely impact or eliminate the prospects for commercialization of the product which is the subject of any such claim.

Our stock price is volatile and fluctuates due to a variety of factors.

     Our stock price has varied significantly in the past and may vary in the future due to a number of factors, including:

•	fluctuations in our operating results;

•	developments in litigation to which we or a competitor is subject;

•	announcements and timing of potential acquisitions, divestitures, and conversions of preferred stock,

•	announcements of technological innovations or new products by us or our competitors;

•	FDA and international regulatory actions;

•	actions with respect to reimbursement matters;

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•	developments with respect to our or our competitors’ patents or proprietary rights;

•	public concern as to the safety of products developed by us or others;

•	changes in health care policy in the United States and internationally;

•	changes in stock market analyst recommendations regarding us, other drug development companies or the pharmaceutical industry generally; and

•	general market conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our stock.

Part II – Other Information

Item 6. Exhibits and Reports

(a)	Exhibit Index

See Exhibit List following this report

(b)	Reports on Form 8-K

Form 8-K furnished January 27, 2004 announcing the appointment of Michael D. Casey to the OrthoLogic Corp. Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORTHOLOGIC CORP.

(Registrant)

Signature	Title	Date
/s/ Thomas R. Trotter Thomas R. Trotter	President and Chief Executive Officer (Principal Executive Officer)	May 10, 2004
/s/ Sherry A. Sturman Sherry A. Sturman	Senior Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2004

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OrthoLogic Corp.
Exhibit Index to Quarterly Report on Form 10-Q
For the Quarterly Period Ended March 31, 2004

		Incorporated by	Filed
Exhibit No	Description	Reference to:	Herewith
31.1	Certification of CEO pursuant to Securities Exchange Act Rule 13a - 14 (a).		X

31.2	Certification of CFO pursuant to Securities Exchange Act Rule 13a - 14 (a).		X

32	Certification pursuant to the Security Exchange Act Rule 13a — 14(b) and 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.		X
— Thomas R. Trotter
— Sherry A. Sturman

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Annex H

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐

Check the appropriate box:
☐  Preliminary proxy statement.
☒  Definitive proxy statement.
☐  Definitive additional materials.
☐  Soliciting material pursuant to Rule 14a-11(c) or 14a-12.

☐  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

ORTHOLOGIC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (check the appropriate box):
☒  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[LOGO]

1275 West Washington Street
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2004

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation (the “Company”), will be held on Monday, June 7, 2004 at 8:00 a.m. local time, at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281, for the following purposes:

     (1) To elect three directors as Class I directors to serve until the Annual Meeting of Stockholders to be held in the year 2007 or until their respective successors are elected;

     (2) To consider and act upon a proposal to amend the Company’s 1997 Stock Option Plan to increase the number of shares of Common Stock available for grant thereunder by 1,000,000 shares;

     (3) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2004; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on April 15, 2004 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company’s corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

     A copy of the Company’s 2003 Annual Report to Stockholders, which includes certified financial statements, is enclosed. All stockholders are cordially invited to attend the Annual Meeting in person.

By order of the Board of Directors,

Thomas R. Trotter
Chief Executive Officer

Tempe, Arizona
April 29, 2004

IMPORTANT: It is important that your stockholdings be represented at this meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

OrthoLogic Corp.

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2004

Logo here

1275 West Washington Street
Tempe, Arizona 85281

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2004

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

     Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on June 7, 2004 or any adjournment thereof (the “Annual Meeting”) at the offices of the Company at 1275 West Washington Street, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposals to be acted upon at the Annual Meeting. The Board of Directors is not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     When stock is in the name of more than one person, the proxy is valid if signed by any of such persons unless the Company receives written notice to the contrary. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

     This Proxy Statement and the form of proxy which is enclosed are being mailed to the Company’s stockholders commencing on or about April 29, 2004.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by written notice of revocation received by the Secretary prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

     In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

     The mailing address of the principal corporate office of the Company is 1275 West Washington Street, Tempe, Arizona 85281.

1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record at the close of business on April 15, 2004 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were issued and outstanding 34,525,069 shares of Common Stock. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company’s Common Stock held of record on the Record Date. The presence of a majority of the shares of Common Stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The three nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required with respect to the approval of the other proposals set forth herein.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock at April 1, 2004 with respect to (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each director of the Company and each director nominee, (iii) each of the named executive officers and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially
	Owned (1)
Identity of Stockholder or Group	Number	Percent
Thomas R. Trotter (2)	887,400	2.5%
Sherry A. Sturman (3)	239,388	*
Shane P. Kelly	24,977	*
Donna L. Lucchesi	46,000	*
James T. Ryaby (4)	222,181	*
Stuart H. Altman (5)	172,000	*
Michael D. Casey (6)	23,333	*
Fredric J. Feldman (7)	275,850	*
John M. Holliman III (8)	284,000	*
Elwood D. Howse (9)	239,644	*
Augustus A. White III (10)	286,231	*
Heartland Advisors, Inc. 789 North Water Street Milwaukee, Wisconsin 53202 (11)	3,718,000	10.8%
Bricoleur Capital Management LLC 12230 El Camino Real, Suite 100 San Diego, CA 92130 (12)	1,724,381	5.0%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401 (13)	1,639,527	4.8%

2

	Shares Beneficially
	Owned (1)
Identity of Stockholder or Group	Number	Percent
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 402 San Mateo, CA 94402 (14)	1,781,081	5.2%
All directors and executive officers as a group (11 persons) (15)	2,701,004	7.4%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 800,400 shares Mr. Trotter has a right to acquire upon exercise of stock options.

(3)	Includes 237,388 shares Ms. Sturman has a right to acquire upon exercise of stock options.

(4)	Includes 195,181 shares Dr. Ryaby has a right to acquire upon exercise of stock options.

(5)	Includes 160,000 shares Dr. Altman has a right to acquire upon exercise of stock options.

(6)	All 23,333 are shares Mr. Casey has a right to acquire upon the exercise of stock options.

(7)	Includes 189,000 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

(8)	Includes 221,000 shares Mr. Holliman has a right to acquire upon exercise of stock options and 3,000 shares indirectly owned as trustee.

(9)	Includes 191,000 shares Mr. Howse has a right to acquire upon exercise of stock options.

(10)	Includes 181,500 shares Dr. White has a right to acquire upon exercise of stock options and 6,878 indirectly owned shares.

(11)	Derived from a Schedule 13G, Amendment No. 10, dated February 12, 2004 filed by the stockholder pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Schedule 13G states that the securities “may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by (1) Heartland Advisors, Inc by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.” The Schedule 13G, as amended, also states that the clients of Heartland Advisors, Inc. have the right to receive, or the power to direct the receipt of dividends and proceeds from, the sale of shares included on the Schedule. The Heartland Value Fund, a series of the Heartland Group, Inc., owns 2,065,000 shares of the class of shares reported on the Schedule.

(12)	Derived from a Schedule 13G, Amendment No. 2, dated February 6, 2004 filed by Bricoleur Capital Management LLC (“Bricoleur”) pursuant to the 1934 Act. The Schedule 13G states that Bricoleur is an investment adviser, that it serves as an investment manager for certain accounts that hold the securities reported on the Schedule 13G, and that Bricoleur “has been granted the authority to dispose of and vote those Securities” but that “[e]ach entity that owns an account has the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Securities held in the account.”

(13)	Derived from a Schedule 13G, Amendment No. 5, dated February 6, 2004 filed by Dimensional Fund Advisers Inc. (“Dimensional”) pursuant to the 1934 Act. The Schedule 13G states that Dimensional is an investment advisor under the Investment Advisors Act of 1940, that it serves as investment manager to certain investment vehicles and that “[i]n its role as investment advisor or investment manager, Dimensional possesses voting and/or investment power over the securities of the Issuer.” Dimensional disclaims beneficial ownership of the securities.

(14)	Derived from a Schedule 13G, dated February 13, 2004 by Fuller & Thaler Asset Management, Inc. (“F&T”) and Russell J. Fuller (“Fuller”) pursuant to the 1934 Act. The Schedule 13G states that F&T is an investment adviser, that Fuller serves as the company’s President, that “Each person for whom Fuller & Thaler Asset management, Inc. acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock[.]”

(15)	Includes 2,198,802 shares directors and executive officers have a right to acquire upon exercise of stock options.

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PROPOSAL 1: ELECTION OF DIRECTORS

     Three directors are to be elected at the Annual Meeting to serve as Class I directors until the Annual Meeting of Stockholders to be held in the year 2007 and until their respective successors are elected. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the Company’s nominees Fredric J. Feldman, Ph.D., Thomas R. Trotter and Michael D. Casey. Dr. Feldman, Mr. Trotter and Mr. Casey are currently directors of the Company. The three nominees for director receiving the highest number of affirmative votes (whether or not a majority) cast by the shares represented at the Annual Meeting and entitled to vote thereon, a quorum being present, shall be elected as directors. Only affirmative votes are relevant in the election of directors.

     Pursuant to the Company’s Certificate of Incorporation, as amended, the Board of Directors is classified into three classes, with each class holding office for a three-year period. The Certificate of Incorporation restricts the removal of directors under certain circumstances. The number of directors may be increased to a maximum of nine. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     The names of the nominees for director and of the directors whose terms continue beyond the Annual Meeting, and certain information about them, are set forth below.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees for Class I Directors Whose Terms Will Expire at the Annual Meeting Held in the Year 2007:

Fredric J. Feldman, Ph.D.(1)(3)	Director since 1991

Fredric J. Feldman, Ph.D., 64, has been the President of FJF Associates, a consultant to health care venture capital and emerging companies, since February 1992. From September 1995 to June 1996, he was the Chief Executive Officer of Biex, Inc. a women’s healthcare company. Dr. Feldman returned to his position as Chief Executive Officer of Biex again in 1999. He served as Chief Executive Officer of Oncogenetics, Inc., a cancer genetics reference laboratory from 1992 to 1995. Between 1988 and 1992, Dr. Feldman was the President and Chief Executive Officer of Microgenics Corporation, a medical diagnostics company. He is a director of Sangstat Medical Corp., a publicly held biotech transplant drug company, and of Ostex International, Inc., a publicly held developer of diagnostics and therapeutics for skeletal and connective tissue diseases.

Thomas R. Trotter	Director since 1997

Thomas R. Trotter, 56, joined OrthoLogic as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.

Michael D. Casey	Director since 2004

Michael D. Casey, 58, became a director of the Company in January 2004, filling a newly created vacancy on the Board of Directors. Mr. Casey, who currently works as a consultant in the biopharmaceutical field, was the Chairman, President, and Chief Executive Officer and a Director of Matrix Pharmaceutical, Inc., a publicly traded cancer therapy company until it was acquired by Chiron Corporation in March 2002. Mr. Casey joined Matrix in

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October 1997 from Schein Pharmaceutical, Inc., where he was Executive Vice President from November 1995 to December 1996. In 1996 he was appointed President of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc., a biopharmaceutical company. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing, for the Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is a Director of Allos Therapeutics Inc., Bone Care International, Inc., Celgene Corporation, Cholestech Corporation and DURECT Corporation.

Class III Directors Whose Terms Will Expire at the 2006 Annual Meeting:

Stuart H. Altman, Ph.D. (2)	Director since 1998

Stuart H. Altman, 66, has been a Professor of National Health Policy at the Florence Heller Graduate School for Social Policy, Brandeis University since 1977. He was Dean of the Florence Heller Graduate School from 1977 to 1993. For twelve years (1984 to 1996), he was Chairman of the Congressional Prospective Payment Assessment Commission responsible for advising Congress and the Administration on Medicare Payment Policies for Hospitals, Nursing Homes, Home Health Agencies and other health care providers. Dr. Altman has served as the Chair of the Advisory Board to the Institute of Medicine of the National Academy of Sciences and was a member of the Board of Trustees of Beth Israel Hospital in Boston, Massachusetts from 1978 to 1990. From 1971 to 1976, Dr. Altman was Deputy Assistant Secretary for Planning and Evaluation/Health at Health, Education and Welfare under President Nixon. Dr. Altman is a director of IDX Systems Corporation, a publicly held provider of healthcare information systems, and Lincare Holdings Inc., a publicly held provider of oxygen and other respiratory therapy services to in-home patients. He is also a member of the Foundation Board of the Health Plan of New York, which is a not-for-profit Health Maintenance Organization that provides health care services and health insurance coverage throughout the New York metropolitan area.

Elwood D. Howse, Jr. (1)(2)(3)	Director since 1987

Elwood D. Howse, Jr., 64, has served as a director of the Company since September 1987. He is President and co-founder of Cable & Howse Ventures, a venture capital management firm. Mr. Howse has served as the President of Cable & Howse Ventures, Inc. since 1981. He is a member of the boards of directors of Applied Microsystems Corporation, a publicly held provider of software development tools and technologies, ImageX, Inc., a public business to business Internet market maker for printed business materials, and BSQUARE Corporation, a public company that provides products and services for the development and deployment of wireless and wireline smart devices, as well as several private companies and not-for-profit organizations. Mr. Howse serves as the Chair of the BSQUARE Corporation Audit Committee.

Class II Directors Whose Terms Will Expire at the 2005 Annual Meeting:

John M. Holliman III(1)(2)(4)	Director since 1987

John M. Holliman III, 50, has served as a director of the Company since September 1987 and as Chairman of the Board of Directors since August 1997. Since February 1993 he has been a general partner of entities, which are the general partners of Valley Ventures, LP. (formerly known as Arizona Growth Partners, LP.), Valley Ventures II, LP. and Valley Ventures III, LP, all of which are venture capital funds. From 1985 to 1993, he was the Managing Director and Senior Managing Director of Valley Ventures’ predecessor, Valley National Investors, Inc., a venture capital subsidiary of The Valley National Bank of Arizona.

Augustus A. White III, M.D., Ph.D. (4)	Director since 1993

Dr. White, 67, became a director of the Company in July 1993. He has been a Master of the Oliver Wendell Holmes Society and the Ellen and Melvin Gordon Professor of Medical Education, Harvard Medical School since July 2001; Professor of Orthopedic Surgery at the Harvard Medical School and the Harvard-MIT Division of Health Sciences and Technology since July 1978; and Orthopedic Surgeon-in-Chief, Emeritus, at the Beth Israel Deaconess Medical Center in Boston since 1990. From 1992 to 1994, he served as the Chief of Spine Surgery at Beth Israel and is

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Director of the Daniel E. Hogan Spine Fellowship Program. He is a graduate of Brown University, the Stanford University Medical School, holds a Ph.D. from the Karolinska Institute in Stockholm, and graduated from the Advanced Management Program at the Harvard Business School. Dr. White is a recipient of the Bronze Star, which he earned while stationed as a Captain in the U.S. Army Medical Corps in Vietnam. Dr. White is currently a director of Zimmer Holdings, Inc., a publicly held designer, marketer and manufacturer of orthopedic products.

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating Committee

Board Meetings and Committees

     The Board of Directors is composed of six outside directors and one employee director, Mr. Trotter. The Board has determined that each director other than Mr. Trotter is independent for purposes of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”). The Board of Directors held a total of 10 meetings during the fiscal year ended December 31, 2003. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committee on which such director served during the period of such service. Currently, the Board of Directors does not have a policy regarding director attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders in person or by telephone.

     The Board presently has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee, which acts on Board matters that arise between meetings of the full Board of Directors, consists of Dr. Feldman, Mr. Holliman and Mr. Howse and met four times during 2003.

Audit Committee

     The Audit Committee consists of Mr. Howse, Mr. Altman and Mr. Holliman and met four times in 2003. The Audit Committee assists the Board of Directors in its oversight of financial reporting practices, including the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent auditors, which appointment may be ratified by the shareholders. The Audit Committee meets independently with representatives of the Company’s independent auditors and with representatives of senior management. The Committee reviews the general scope of the Company’s annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for approving, reviewing and monitoring the performance of non-audit services by the Company’s auditors. The Audit Committee operates under a written charter that has been adopted by the Board of Directors.

     The Board of Directors has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable NASD Marketplace Rules for audit committees. In particular, all audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board of Directors has determined that Elwood D. Howse, Jr., the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Additionally, Mr. Howse and each of the other members of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).

Compensation Committee

     The Compensation Committee, which consists of Dr. Feldman and Mr. Howse, met one time during 2003. Each member of the Compensation Committee is an “independent” director as defined in NASD Marketplace Rule 4200(a)(15) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews salaries and benefit programs designed for senior management, officers and directors and administers certain grants under the Company’s stock option plans with a view to ensure that the

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Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

Nominating Committee

     The Nominating Committee examines and recommends nominations for the Board of Directors and officers of the Company. The Nominating Committee operates under a written charter, a copy of which is provided with this Proxy Statement as Annex A. The Company does not post the Nominating Committee Charter on its website. Although the Nominating Committee has not established minimum standards for Board nominees, the Nominating Committee generally seeks candidates with chief operating, executive or financial officer experience in complex organizations; a commitment to give the time and attention to the duties required of them; and evidence of an independent and inquiring mind willing to question management’s assumptions. On an as needed basis, the Nominating Committee uses the services of outside consultants to assist the Nominating Committee to identify capable director candidates.

     The Nominating Committee consists of Mr. Holliman and Dr. White, both of whom are independent directors under NASD Marketplace Rule 4200(a)(15). The Nominating Committee met one time during 2003. On January 24, 2004, the Board of Directors increased the number of directors constituting the entire Board from six to seven, and elected Michael D. Casey as a Class I director for a term expiring at the Annual Meeting. Mr. Casey was selected by the Company’s Nominating Committee and the Board of Directors as a result of a candidate search conducted by the Nominating Committee. Mr. Casey was referred to the Nominating Committee by an outside consultant who specializes in the pharmaceutical industry. Other candidates were also referred by Board members and were considered. The Board concluded that Mr. Casey possessed extensive experience in the pharmaceutical and biotechnology fields that will be important to OrthoLogic as it further develops Chrysalin. The Nominating Committee nominated Mr. Trotter, Mr. Casey and Dr. Feldman for election as Class I directors for this year’s annual meeting of stockholders.

Stockholder Nomination of Director Candidates

     The Nominating Committee will consider for nomination as director of the Company any director candidate recommended or nominated by stockholders in accordance with the process outlined below.

     Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by providing the candidate’s name, contact details, biographical data, and qualifications in writing to the Nominating Committee, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. The Board may change the process by means of which stockholders may recommend director candidates to the Nominating Committee. Please refer to the Company’s website at www.orthologic.com for any changes to this process. The Company has not received any stockholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise.

     Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make such nomination is given, either by personal delivery at 1275 West Washington Street, Tempe, Arizona or by United States mail, postage prepaid to Secretary, OrthoLogic Corp., 1275 West Washington Street, Tempe, Arizona 85281, not later than: (i) with respect to the election to be held at an annual meeting of stockholders, 20 days in advance of such meeting; and (ii) with respect to any election to be held at a special meeting of stockholders for the election of directors, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if such nominee had been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the corporation if

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elected. The chairman of the shareholders’ meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Stockholder Communications with Board

     Stockholders wishing to communicate with the Board of Directors or with a Board member should address communications to the Board or to the particular Board member, c/o Secretary, 1275 West Washington Street, Tempe, Arizona 85281. From time to time, the Board may change the process by means of which stockholders may communicate with the Board or its members. Please refer to the Company’s website at www.orthologic.com for any changes to this process.

Compensation of Directors

     During the year ended 2003, the Company paid non-employee directors an annual retainer of $24,000, payable quarterly in advance. All directors are eligible for the grant of nonqualified stock options pursuant to the Company’s 1997 Stock Option Plan. The Company issued options to acquire 20,000 non-qualified shares to each non-employee director on December 31, 2003. All such options vested immediately and were granted at the market price of $6.13 on the date of grant. The options have been granted with ten-year terms.

     For information regarding options granted to the Company’s only employee-director (Mr. Trotter) during 2003, see the table captioned “Option/SAR Grant in Last Fiscal Year” below.

     The following table summarizes options granted to non-employee directors during the year ended December 31, 2003:

Name	Date of Option	Number of Shares	Option Price
Stuart H. Altman	12/31/03	20,000	$6.13
Fredric J. Feldman	12/31/03	20,000	$6.13
John M. Holliman III	12/31/03	20,000	$6.13
Elwood D. Howse, Jr.	12/31/03	20,000	$6.13
Augustus A. White III	12/31/03	20,000	$6.13

Executive Officers

     The following table sets forth information regarding our executive officers:

Name	Age	Title
Thomas R. Trotter	56	Chief Executive Officer, President and Director
Sherry A. Sturman	39	Senior Vice President and Chief Financial Officer
James T. Ryaby, Ph.D.	45	Senior Vice President of Research and Clinical Affairs and Chief Technology Officer
Shane P. Kelly	34	Former Senior Vice President of Sales
Donna L. Lucchesi	40	Former Vice President of Marketing

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     Thomas R. Trotter joined OrthoLogic as President and Chief Executive Officer and a Director in October 1997. From 1988 to October 1997, Mr. Trotter held various positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as President of the Critical Care Division and a member of the Corporate Management Committee. From 1984 to 1988, he was President and Chief Executive Officer of Diamond Sensor Systems, a medical device company in Ann Arbor, Michigan. From 1976 to 1984, he held various senior management positions at Shiley, Inc. (a division of Pfizer, Inc.) in Irvine, California. He holds a B.S. degree from the University of Maryland and a Masters of Business Administration from Pepperdine University.

     Sherry A. Sturman joined OrthoLogic as Director of Finance in October 1997 and began serving as the Vice President of Administration, and Chief Financial Officer in June 2000 and was promoted to Senior Vice President in early 2003. From 1994 to 1997, Ms. Sturman was employed as the Chief Financial Officer for ComCare, a large managed care company based in Phoenix. She has over eighteen years of financial management experience in both health care and public companies. She is a Certified Public Accountant, with a Masters degree in Business Administration.

     James T. Ryaby, Ph.D., joined OrthoLogic as Director of Research in 1991 and became Vice President of Research in 1997 and was promoted to Senior Vice President and Chief Technology Officer in early 2003. Prior to joining OrthoLogic, he was a research scientist at Mt. Sinai School of Medicine in New York, where he received his Ph.D. degree in cellular biology. His current research interests are applications of peptides, cytokines, growth factors, and biophysical stimulation in musculoskeletal tissue repair. Dr. Ryaby also serves as Adjunct Professor of Bioengineering at Arizona State University.

     Shane P. Kelly resigned from OrthoLogic in December 2003 in conjunction with the closing of the sale of the bone growth stimulation device business to dj Orthopedics, LLC, with whom Mr. Kelly is currently employed. Mr. Kelly joined OrthoLogic in 1991 and served as its Senior Vice President when he departed. Mr. Kelly received an undergraduate degree in business from Tulane University and a Masters of Business Administration in International Management from Thunderbird, The American Graduate School of International Management.

     Donna L. Lucchesi resigned from OrthoLogic in December 2003 in conjunction with the closing of the sale of the bone growth stimulation device business to dj Orthopedics, LLC, with whom Ms. Lucchesi is currently employed. Ms. Lucchesi joined OrthoLogic in August 1998 and served as its Vice President of Marketing when she departed. From 1990 to 1998, Ms. Lucchesi held a variety of marketing positions at Mallinckrodt, Inc. in St. Louis, Missouri, most recently as Director of Health Care Systems Marketing. She holds a Master’s Degree in Business Administration from Washington University.

COMMITTEE REPORTS

     The following Report of the Compensation Committee and Audit Committee of the Company’s Board of Directors and the performance graph included elsewhere in this proxy statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Report of the Compensation Committee of the Board of Directors

     The Committee recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and certain option grants under the Company’s stock option plans (the “Plans”).

Compensation Philosophy

     The objectives of the Company’s executive compensation policies are to attract, retain and reward executive officers who contribute to the Company’s success, to align the financial interests of executive officers

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with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company’s business objectives and to reward individual performance. During 2003, the Company used base salary, executive officer cash bonuses and stock options to achieve these objectives. In carrying out these objectives, the Committee considers the following:

(1)	The level of compensation paid to executive officers in positions of companies similarly situated in size and products. To ensure that pay is competitive, the Committee, from time to time, compares the Company’s executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. The Company typically surveys publicly available information regarding companies listed on the Nasdaq National Market which are comparable in size, products or industry with the Company.

(2)	The individual performance of each executive officer. Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills and teamwork.

(3)	Corporate performance. Corporate performance is evaluated both subjectively and objectively. Subjectively, the Compensation Committee discusses and makes its own determination of how the Company performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance is measured by predetermined operating and financial goals.

(4)	The responsibility and authority of each position relative to the other positions within the Company.

     The Committee does not quantitatively weigh these factors but considers all factors as a whole, using its discretion, best judgment and the experiences of its members, in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation are as follows:

     Base Salary. In establishing base salaries, the Committee believes that it tends to give greater weight to factors 1, 2 and 4 above. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the market. In conducting annual salary reviews, the Committee considers each individual executive officer’s achievements during the prior fiscal year in meeting the Company’s financial and business objectives, as well as the executive officer’s performance of individual responsibilities and the Company’s financial position and overall performance. The Committee considers the low, midpoint and upper ranges of base salaries publicly disclosed by companies that OrthoLogic believes are comparable to it and generally targets base salary to the mid-point of the ranges.

     Performance Bonuses. In establishing performance bonuses, the Committee believes that it tends to give greater weight to factors 2 and 4 above and further believes that such performance bonuses are a key link between executive pay and stockholder value. The Company has adopted a Management Bonus Plan that is based upon the financial performance of the Company and other specific company-wide objectives established by the Committee and approved by the full Board of Directors. For 2003, executive bonuses were targeted at approximately 50% and 40% of the executive officers’ base salaries if the goals were achieved, with the more senior executive officers having a higher percentage of total compensation from annual cash bonuses. The measures chosen by the Committee to evaluate the Company’s performance may vary from year to year depending on the particular facts and circumstances at the time.

     Option Grants. In establishing option grants or recommendations to the entire Board, the Committee believes it tends to give greater weight to factors 2 and 3 above. The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of officers with the stockholders. The Committee typically recommends or awards a grant under a Plan upon hiring executive officers, subject to a four-year vesting schedule. After the initial stock option grant, the Committee considers additional grants, usually on an annual basis, under the Plan. Options are granted at the current market price for the Company’s Common Stock and, consequently, have value only if the price of the Common Stock increases over the exercise price for the period during which the option is exercisable. The size of the initial grant is usually determined with reference to the seniority of the officer, the contribution the officer is expected to make to the

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Company and comparable equity compensation offered by others in the industry. In determining the size of the periodic grants, the Committee considers prior option grants to the officer, independent of whether the options have been exercised, the executive’s performance during the year and his or her expected contributions in the succeeding year. The Committee believes that periodic option grants provide incentives for executive officers to remain with the Company.

     The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on tax deductions for compensation in excess of $1,000,000 paid to the Company’s Chief Executive Office and four highest-paid executive officers. The Compensation Committee has analyzed the impact of this change in the tax law on the compensation policies of the Company, has determined that historically the effect of this provision on the taxes paid by the Company has and would not have been significant and has decided for the present to not modify the compensation policies of the Company based on such changes in the tax law. In the event that the Committee determines that a material amount of compensation might potentially not be deductible, it will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Chief Executive Officer Compensation

     The Committee reviews the performance of the Chief Executive Officer at least annually. In February 2004, the Compensation Committee and Mr. Trotter reviewed the compensation terms of Mr. Trotter’s employment agreement in light of the sale of the bone growth stimulation device business and the Company’s new focus on research and development of biopharmaceuticals. The Compensation Committee reviewed data from a survey of salaries for companies comparable in size that are in the biopharmaceutical research and development industry and considered the Company’s earnings and financial position. Based on these criteria, the Compensation Committee revised Mr. Trotter’s employment agreement, including a new base salary at $350,000 with an incentive bonus targeted at 50% of Mr. Trotter’s base salary and special bonuses based on the occurrence of certain events.

     In January 2004, the Compensation Committee met to determine bonuses based on performance during 2003 and awarded $201,250 to its Chief Executive Officer and $190,750 to its two other executive officers. The Chief Executive Officer also received a bonus of $472,000 related to the sale of the Company’s bone stimulation device business. For more information on the executive officers compensation, see the Summary Compensation Table on page 13. At the same January meeting, the Compensation Committee set performance goals for 2004 and structured the 2004 management bonus plan.

Compensation Committee During 2004:

Fredric J. Feldman	Elwood D. Howse, Jr.

Compensation Committee Interlocks and Insider Participation

     During 2003, Fredric J. Feldman and Elwood D. Howse, Jr., each an independent director, served on the Compensation Committee of the Board of Directors.

Report of the Audit Committee of the Board of Directors

     The role of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     Among other matters, the Committee monitors and oversees the activities and performance of the external auditors, including the audit scope, external audit fees, and auditor independence matters. The Committee also is

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responsible for approving non-audit services proposed to be performed by the independent auditor. The Committee has responsibility to appoint and dismiss the company’s independent auditor. Management and independent auditor presentations to and discussions with the Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

     In the performance of its oversight function, the Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and Rule 2-07 of Regulation S-X. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to services provided by the auditors, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. The Audit Committee met four times in 2003, each time meeting separately with the auditors without the presence of management.

     Based upon the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee During 2003

John M. Holliman, III	Stuart H. Altman	Elwood D. Howse, Jr.

Code of Conduct

     In March 2004, the Company adopted a code of conduct that applies to all of its employees and has particular sections that apply only to its principal executive officer and senior financial officers. The Company posted the text of its code of conduct on its website in connection with the “Corporate Governance” materials. In addition, the Company will promptly disclose on its website (1) the nature of any amendment to its code of conduct that applies to its principal executive officer and senior financial officers, and (2) the nature of any waiver, including an implicit waiver, from a provision of its code of conduct that is granted to one of these specified officers, the name of such officer who is granted the waiver and the date of the waiver.

Certain Transactions

     The Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the full extent permitted by law.

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Summary Compensation Table

     The following table sets forth, with respect to the years ended December 31, 2003, 2002 and 2001 compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and the two other executive officers who were serving as executive officers at December 31, 2003. The table also includes information for former executive officers Shane P. Kelly and Donna L. Lucchesi, each of whom would have been “named executive officers” under the SEC rules if he or she had been executive officers as of December 31, 2003.

		Annual Compensation			Long-Term
					Compensation
					Awards
					Securities
Name and Principal				Other Annual	Underlying	All Other
Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)	Options/SARs (#)(2)	Compensation ($)
Thomas R. Trotter	2003	359,823	(3)673,250	5,400	—	—
President and Chief	2002	327,115	165,000	5,400	—	—
Executive Officer	2001	312,115	175,000	5,400	300	—

Sherry A. Sturman	2003	190,192	103,500	—	—	—
Senior Vice President and	2002	163,077	70,000	—	40,000	—
Chief Financial Officer	2001	155,983	72,000	—	135,350	—

Shane P. Kelly	2003	191,730	132,000	—	—	—
Former Senior Vice	2002	163,077	81,915	—	32,000	—
President of Sales	2001	155,000	70,425	—	65,300	—

Donna L. Lucchesi	2003	149,846	65,000	—	—	—
Former President of	2002	150,654	64,000	—	20,000	—
Marketing	2001	144,477	56,840	—	125,350	—

James T. Ryaby, Ph.D.	2003	207,692	87,300	—	42,000	—
Senior Vice President	2002	149,039	63,000	—	30,000	—
Research and Clinical and	2001	143,654	53,360	—	300	—
Chief Technology Officer

(1)	Other Annual Compensation includes an automobile allowance for Mr. Trotter.

(2)	Consist entirely of stock options.

(3)	Mr. Trotter received a special bonus of $472,000 related to the sale of the Company’s bone stimulation device business, which is included in the bonus figure.

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Option/SAR Grants in Last Fiscal Year (1)

     The following table sets forth information about stock option grants during the last fiscal year to the executive officers and former executive officers named in the Summary Compensation Table.

		Individual Grants			Potential Realizable
Value at Assumed Annual
Rates of Stock Price
Appreciation
for Option Term (2)

Number of
	Securities	% of Total
	Underlying	Option/SARs Granted
	Options/SARs	to Employees in	Exercise or Base
Name	Granted (#)(1)	Fiscal Year	Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Thomas R. Trotter	—	—	—	—	—	—
Sherry A. Sturman	—	—	—	—	—	—
Shane P. Kelly	—	—	—	—	—	—
Donna L. Lucchesi	—	—	—	—	—	—
James T. Ryaby	42,000	17.1%	$3.28	3/5/2013	$86,637	$219,554

(1)	Consist entirely of stock options.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% or 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The potential realizable value of the foregoing options is calculated by assuming that the market price of the underlying security appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values (1)

     The following table sets forth information with respect to the executive officers and former executive officers named in the Summary Compensation Table concerning option exercises during the last fiscal year and the number and value of options outstanding at the end of the last fiscal year.

	Number of Securities		Value of Unexercised
	Underlying Unexercised Options		In-the-Money Options at
	At FY-End (#) (1)		FY-End ($)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas R. Trotter	800,400	—	$1,331,420	—
Sherry A. Sturman	179,092	19,908	$467,909	$54,570
Shane P. Kelly	—	—	—	—
Donna L. Lucchesi	—	—	—	—
James T. Ryaby	186,961	30,039	$333,567	$61,418

(1)	No SARs are outstanding.

(2)	Value is based upon closing bid price of $6.13 as reported on the Nasdaq National Market for December 31, 2003, minus the exercise price, multiplied by the number of shares underlying the option.

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Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

     The Company has entered into a Second Amended and Restated Employment Agreement with Mr. Trotter as of February 20, 2004, which amended and restated the prior version of the employment agreement with Mr. Trotter which became effective on July 15, 2003. The Second Amended and Restated Employment Agreement provides for a minimum base salary of $350,000, which may be increased subject to annual reviews. Mr. Trotter is also eligible to participate in the incentive bonus program, as revised from time to time by the Board of Directors. Under the terms of the Second Amended and Restated Employment Agreement, the Company may elect to begin a three-year transition leading to the termination of Mr. Trotter’s employment with the Company at any time, with or without cause. In the event the Company makes such an election, Mr. Trotter would be entitled to continue receiving salary, at declining base salary rates, and benefits for a period of three years. The Second Amended and Restated Employment Agreement also provides that Mr. Trotter is entitled to receive a special bonus of up to $3.5 million in the event that the company undergoes a change in control, or a sale of substantially all of the assets of the company.

     The Company entered into a Second Amended and Restated Employment Agreement with Ms. Sturman that was effective as of November 1, 2003, which amended and restated the prior version of the Company’s employment agreement with Ms. Sturman. The Second Amended and Restated Employment Agreement provides for a minimum base salary of $200,000. Ms. Sturman is also eligible to participate in the incentive bonus program. Under the terms of the Second Amended and Restated Employment Agreement, the Company may elect to begin a one-year transition leading to the termination of Ms. Sturman’s employment with the Company at any time, with or without cause. In the event the Company makes such an election, Ms. Sturman would be entitled to continue receiving salary and benefits for a period of one year.

     The Company has entered into an employment agreement James Ryaby. This contracts provides for a one-year employment term which is automatically renewed for another year. The Company may terminate the Dr. Ryaby’s salary with cause, in which case the Company shall be obligated to pay Dr. Ryaby’s salary through the date of termination. If the Company terminates Dr. Ryaby’s employment without cause, Dr. Ryaby is entitled, upon executing a severance agreement, to 12 months of salary.

     Under the Company’s stock option plans, upon the occurrence of a merger in which the Company is not the surviving entity, a sale of substantially all of the assets of the Company, an acquisition by a third party of 100% of the Company’s outstanding equity securities or a similar reorganization of the Company, 75% of all unvested options will vest, with the balance vesting equally over 12 months or according to the individual’s vesting schedule, whichever is earlier. If the option holder loses his position with the Company as a result of the merger or sale, 100% of his options will immediately vest. The November 2003 sale of the Company’s bone stimulation device business qualified as an event that triggered the acceleration of part or all of the stock options for all employees. Additionally, the Company’s 1997 Stock Option Plan provides that, upon a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, outstanding options shall be substituted on an equitable basis for options for appropriate shares of the surviving corporation, or optionees shall receive cash in exchange for cancellation of outstanding options.

     The Compensation Committee of the Board of Directors has approved a 2004 bonus plan for the Company’s executive officers that provides for bonuses of approximately 50% of base salary, depending on Company and individual performance.

15

Performance Graph

     Set forth below is a graph comparing the cumulative total shareholder return on the Company’s Common Stock to the cumulative total return of (i) the Standard & Poor’s Healthcare Medical Products and Supplies Index and (ii) the Russell 2000 Index from December 31, 1998 through December 31, 2003. The graph is generated by assuming that $100 was invested on December 31, 1998 in each of the Company’s Common Stock, the Standard & Poor’s Healthcare Medical Products and Supplies Index (the “Peer Group”) and the Russell 2000 Index, and that all dividends were reinvested.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
OrthoLogic Corp.	$100	$77	$86	$146	$108	$183
Peer Group	$100	$86	$93	$97	$85	$106
Russell 2000 Index	$100	$120	$114	$116	$91	$132

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company’s directors, its executive officers and any persons holding more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose any failure to file by these dates. The Company believes that all of these filing requirements were satisfied during the year ended December 31, 2003. In making these disclosures, the Company has relied solely on written representations of those persons it knows to be subject to the reporting requirements and copies of the reports that they have filed with the SEC.

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PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE 1997
STOCK OPTION PLAN INCREASING SHARES AVAILABLE
FOR GRANT BY 1,000,000 SHARES

     The summary of the material features of the 1997 Plan in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the 1997 Plan. A copy of the 1997 Plan is available upon request to the Secretary of the Company.

     Stock options play a key role in the Company’s ability to recruit, reward and retain executives and key employees. The Company believes that equity-based incentive programs help insure a tight link between the interests of its stockholders and employees and enhance the Company’s ability to continue recruiting and retaining top talent. The Board believes that stockholders should adopt Proposal 2 to help the Company continue to meet these objectives.

Summary of 1997 Plan

     The 1997 Plan was originally adopted by the Board of Directors on March 26, 1997. A total of 1,040,000 shares of Common Stock was reserved for issuance under the 1997 Plan at that time. Over 1998, 1999, 2000 and 2001, the Board and shareholders approved amendments to the 1997 Plan that increased the number of shares of Common Stock reserved for issuance by 375,000, 275,000, 1,000,000 and 500,000 shares respectively. The Board approved and is seeking shareholder approval for a proposal to increase the number of shares reserved by 1,000,000 additional shares.

     Purposes. The purposes of the 1997 Plan are to attract and retain the best available employees and directors of the Company or any parent or subsidiary or affiliate of the Company which now exist or hereafter is organized or acquired by or acquires the Company, as well as appropriate third parties who can provide valuable services to the Company, to provide additional incentive to such persons and to promote the success of the business of the Company.

     The 1997 Plan provides for the grant of options which qualify as “incentive stock options” (sometimes referred to herein as “ISOs”) under Section 422 of the Internal Revenue Code (the “Code”) and nonstatutory stock options which do not specifically qualify for favorable income tax treatment under the Code (sometimes referred to herein as “NSOs”). The 1997 Plan is administered by the Board of Directors or by a committee of directors appointed by the Board and constituted so as to permit the Plans to comply with the provisions of Rule 16b-3 (“Rule 16b-3”) under the 1934 Act. The administering body is referred to herein as the “Committee.”

     Share Reserve. The aggregate number of shares which may be issued pursuant to the exercise of options granted under the 1997 Plan (before amendment) is 3,190,000 shares of the Company’s Common Stock, subject to adjustments in certain circumstances, including reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like. As of April 15, 2004, a total of 1,651,650 shares were subject to outstanding options under the 1997 Plan, and 1,465,222 shares have been issued upon exercise of options under the 1997 Plan. If any outstanding option grant under the 1997 Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the option grant shall again be available for options under the 1997 Plan as if no options had been granted with respect to those shares.

     Eligibility. Any employee of the Company or any of its subsidiaries is eligible to receive options under the 1997 Plan. Nonemployee directors are eligible to receive only NSOs under the 1997 Plan while employee directors are eligible for both ISOs and NSOs. As of April 15, 2004, approximately 32 employees and six non-employee directors were eligible to participate in the 1997 Plan.

     In addition, any other individual whose participation the Committee determines is in the best interests of the Company is eligible to receive only NSOs under the 1997 Plan. The Committee has complete discretion to determine which eligible individuals are to receive option grants. In general, the only consideration received by the Company for the grant of an award will be past services or the expectation of future services, or both. The 1997

17

Plan does not confer on any optionee in the 1997 Plan any right with respect to continued employment or other services to the Company and will not interfere in any manner with the right of the Company to terminate an optionee’s employment or other services.

     Limitations on Awards. No grants are required to be made during any calendar year. In any calendar year, no individual may receive grants of options covering more than 200,000 shares. No ISO may be exercised more than ten years from the date of grant (five years in the case of a grant to an optionee owning more than 10% or more of the total combined voting power of all classes of stock to the Company or any ISO Group member), three months after the date the optionee ceases to perform services for the Company or any ISO Group member (for reasons other than death, disability or cause), one year after the date the optionee ceases to perform services for the Company or any other ISO Group member if cessation is due to death or disability, or the date the optionee ceases to perform services for the Company or any ISO Group member if cessation is for cause. No NSO may be exercised more than ten years from the date of grant, two years after the date the optionee ceases to perform services for the Company or any Affiliated Group member (for reasons other than death, disability, retirement or cause), three years after the date the optionee ceases to perform services for the Company or any Affiliated Group member if cessation is due to death, disability or retirement, or the date the optionee ceases to perform services for the Company or any Affiliated Group member if cessation is for cause.

     Pricing and Payment of Options. The per share exercise price of each stock option granted under the 1997 Plan is established by the Committee at the time of grant. In the case of an ISO, the per share exercise price may be no less than 100% of the fair market value of a share of Common Stock on the date of grant (110% in the case of an optionee who owns, directly or indirectly, 10% or more of the outstanding voting power of all classes of stock of the Company). The per share exercise price of an NSO may be any amount determined in good faith by the Committee. With respect to ISOs, the aggregate fair market value of the Common Stock for which one or more options granted to an optionee may become exercisable during any one calendar year may not exceed $100,000. The fair market value of the Common Stock equals the closing price on the date in question as reported on the Nasdaq National Market.

     Under the 1997 Plan, the purchase price of an option is payable upon exercise: (i) in cash; (ii) by check; (iii) to the extent permitted by the particular option grant, by transferring to the Company shares of Common Stock of the Company at their fair market value as of the option exercise date (provided that the optionee held the shares of stock for at least six months); or (iv) if permitted by the Company, through a sale and remittance procedure by which an optionee delivers concurrent written instructions to a brokerage firm to sell immediately the purchased Common Stock and remit to the Company sufficient funds to pay for the options exercised and by which the certificates for the purchased Common Stock are delivered directly to the brokerage firm. The Company may also extend and maintain, or arrange for the extension and maintenance of, credit to an optionee to finance the purchase of shares pursuant to the exercise of options, on such terms as may be approved by the Board of Directors or the Committee, subject to applicable regulations of the Federal Reserve board and any other applicable laws or regulations in effect at the time such credit is extended.

     The Committee may require, as a condition to exercise of an option, that the optionee pay to the Company the entire amount of taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Board of Directors may determine.

     Subject to certain limitations, the Committee may modify, extend or renew outstanding options. The Committee may not reduce the exercise price of outstanding options or accept the surrender of outstanding options and grant new options in substitution. Each option may have additional terms and conditions consistent with the Plan as determined by the Committee.

     Exercise. The Committee has the authority to determine the vesting and exercise provisions of all grants under the 1997 Plan. In general under the 1997 Plan, no option shall be exercisable during the lifetime of an optionee by any person other than the optionee, or a guardian or legal representative.

18

     Accelerating Events. Unless otherwise provided in the grant letter, 75% of each optionee’s unvested options under the 1997 Plan will become immediately exercisable in full upon the acquisition by a third party of 100% of the Company’s outstanding equity securities, a merger in which the Company is not the surviving corporation, a sale of all or substantially all of the Company’s assets, or a similar reorganization of the Company. (If the optionee loses his position with the Company as a result of or subsequent to such an event, 100% of the optionee’s unvested options will immediately become exercisable.) The unvested balance will vest in 12 equal monthly installments following the event or according to the optionee’s individual vesting schedule, whichever is earlier.

     Merger, Consolidation or Reorganization. In the event of a merger consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Board of Directors, the Committee (subject to approval of the Board) or the board of directors of any corporation assuming the obligations of the Company shall either (a) protect each outstanding and unexercised option by the substitution on an equitable basis of appropriate shares of the surviving corporation or (b) cancel each such option and make a cash payment to the optionee.

     Termination or Amendment of the 1997 Plan. The Board of Directors may amend or modify the 1997 Plan at any time; provided, that shareholder approval shall be obtained for any action for which shareholders approval is required in order to comply with Rule 16b-3, the Code, or other applicable laws or regulatory requirements within such time periods prescribed. The 1997 Plan will terminate on March 25, 2007, unless sooner terminated by the Board of Directors.

Certain Federal Income Tax Consequences

     The discussion that follows is a summary, based upon current law, of some of the significant federal income tax considerations relating to awards under the 1997 Plan. The following discussion does not address state, local or foreign tax consequences.

     An optionee will not recognize taxable income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the share received on the date of exercise over the exercise price of the shares will be treated as a tax preference item for purposes of the alternative minimum tax. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company from the date the ISO is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply.

     If shares acquired upon exercise of an ISO are not disposed of by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee (the “ISO Holding Period”), then (i) no amount will be reportable as ordinary income with respect to such shares by the optionee and (ii) the Company will not be allowed a deduction in connection with such ISO or the Common Stock acquired pursuant to the exercise of the ISO. If a sale of such Common Stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as a long-term capital gain, and any amount recognized below the exercise price will be reportable as a long-term capital loss. The exact amount of tax payable on a long-term capital gain will depend upon the tax rates in effect at the time of the sale. The ability of an optionee to utilize a long-term capital loss will depend upon the statutory limitations on capital loss deductions not discussed herein.

     A “disqualifying disposition” will generally result if Common Stock acquired upon the exercise of an ISO is sold before the ISO Holding Period has expired. In such case, at the time of a disqualifying disposition, the optionee will recognize ordinary income in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. Any amount realized on the sale in excess of the fair market value of the date of exercise will be treated as a capital gain. If the amount realized on the sale is less than the exercise price, the optionee will recognize no ordinary income, and the loss will be reportable as a capital loss. The Company will be allowed a tax deduction in the year of any disqualifying disposition equal to the amount of ordinary income recognized by the optionee.

19

     In general, an optionee to whom an NSO is granted will recognize no taxable income at the time of the grant. Upon exercise of an NSO, the optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the NSO, and the Company will generally be entitled to a deduction equal to the ordinary income recognized by the optionee in the year the optionee recognizes ordinary income, subject to the limitations of Section 162(m) of the Code.

Valuation

     As of April 15, 2004, the closing sale price for the Company’s Common Stock, as reported on the Nasdaq National Market, was $7.36 per share.

Option Grants

     As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 1997 Plan.

Required Vote

     The affirmative vote of the holders of a majority of the shares of Common Stock present (or represented) and entitled to vote at the Annual Meeting is required for the approval of this proposal. For purposes of the vote on this proposal, abstentions will have the same effect as votes against this proposal and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote.

     The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans as of December 31, 2003, aggregated into two categories – plans that have been approved by stockholders and plans that have not.

			Number of
			Securities Remaining
			Available for Future
	Number of	Weighted-average	Issuance Under
	Securities to be	Exercise Price of	Equity Compensation
	Issued upon	Outstanding	Plans (Excluding
	Exercise of Outstanding	Options and	Securities Reflected
Plan Category	Options and Warrants	Warrants	in 1st Column)
Equity compensation plans approved by stockholders	3,235,899	$4.67	312,005
Equity compensation plans not approved by stockholders	200,000	2.77	—

Total	3,435,899	$4.56	312,005

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PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2004. The Board of Directors is submitting the selection of the independent auditors for shareholder ratification at the 2003 annual meeting, and recommends that stockholders vote FOR ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

     Deloitte & Touche LLP has audited the Company’s financial statements annually since 1987. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

     The following table sets froth the aggregate fees billed to the Company for the years ended December 31, 2003 and December 31, 2002 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	Amount

Type of Fee	2003	2002
Audit-Fees (1)	$171,300	$180,415
Audit-Related Fees (2)	154,464	112,735

Total Audit and Audit-Related Fees	325,764	293,150
Tax Fees (3)	494,615	325,250
All Other Fees (4)	—	—

Total Fees	$820,379	$618,400

(1)	Audit fees include fees for services rendered by Deloitte & Touche in connection with their audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2003 and 2002, reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K during the applicable fiscal year.

(2)	Audit-related fees include fees for services rendered by Deloitte & Touche for matters such as the sale of the bone stimulation device business, audits of employee benefit plans and responses to accounting and reporting-related matters.

(3)	Tax fees include fees for services rendered by Deloitte & Touche for tax compliance, preparation of original and amended tax returns, claims for refunds and tax payment-planning services.

(4)	Deloitte & Touche did not perform nor bill the Company for any other services during the fiscal years ended December 31, 2003 and 2002 that are appropriately classified as “All Other Fees.”

     The Audit Committee has concluded that the services provided by Deloitte & Touche that were not related to its audit of the Company’s financial statements were at all times compatible with maintaining that firm’s independence.

     Consistent with the rules of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of, the independent auditor. In recognition of this responsibility, the Audit Committee has included in its charter the responsibility to pre-approve “all auditing services and permitted non-auditing services proposed to be performed by the independent auditor, subject to the de minimus exceptions for non-audit services that were not recognized as non-audit services at the time of engagement and which are subsequently approved by the committee prior to completion of the audit.” No fees were paid to the independent auditor pursuant to the “de minimis” exception to the foregoing pre-approval policy in 2003.

21

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ending December 31, 2004 must be received by the Company no later than December 31, 2004 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he must timely give notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 2005 Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by the Company between 60 and 90 days prior to the 2005 Annual Meeting. If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before our 2005 Annual Meeting, shareholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.

ANNUAL REPORT

     A copy of the Company’s 2003 Annual Report to Stockholders is enclosed. The Annual Report to Stockholders is not a part of the proxy soliciting material enclosed herewith. Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. Copies of exhibits to the annual report on Form 10-K are also available upon specific request and payment of 25 cents per page for reproduction plus $3.00 for postage and handling. All requests should be directed to the Secretary of the Company at 1275 West Washington, Tempe, Arizona 85281.

April 29, 2004	THE BOARD OF DIRECTORS

22

Annex A

OrthoLogic Corp.

Nominating Committee Charter

The responsibilities of the Nominating Committee include the following:

1. Provide written criteria to be used as a guideline in reviewing and selecting candidates for the Board of Directors.

2. Develop and maintain a list of potential candidates for the Board of Directors.

3. Recommend to the Board of Directors new nominees for unfilled directorships.

4. Provide a process for the education of new members of the Board of Directors.

5. Propose and review with the full Board of Directors a process for reviewing the independence and performance of all Board members.

6. Annually prepare a “management slate” for election or reelection of officers at the Meeting of the Board of Directors following the Annual Meeting of Shareholders.

7. Make appropriate reports to the Board of Directors.

The membership of the Nominating Committee shall be comprised of at least two members. If any member of the Nominating Committee is being considered for reelection to the Board of Directors, he will excuse himself from voting on the approval of his own nomination for the Board of Directors.

The chairman of the Board of Directors may, with the approval of a majority of the Board of Directors, appoint new members to the Nominating Committee.

ORTHOLOGIC CORP.
PROXY
2004 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Trotter and Sherry A. Sturman, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OrthoLogic Corp. to be held on June 7, 2004, or any adjournment thereof, hereby revoking any proxy previously given.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1, 2 AND 3.

(Continued and to be dated and signed on the reverse side.)

ORTHOLOGIC CORP.
P.O. BOX 11365
NEW YORK, N.Y. 10203-0365

1.	PROPOSAL TO ELECT THREE CLASS I DIRECTORS FOR A TERM EXPIRING IN YEAR 2007

     FOR all nominees listed below (except as marked to the contrary below)  ☐

     WITHHOLD AUTHORITY to vote for all nominees listed below  ☐

     Nominees: Fredric J. Feldman, Ph.D, Thomas R. Trotter, Michael D. Casey

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For” box and write the nominee’s name on the exceptions line below.)

Exceptions

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 1997 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT UNDER THE PLAN BY 1,000,000 SHARES

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Change of Address and/or
Comments Mark Here     ☐

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Dated:	, 2004

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Annex I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 27, 2004

ORTHOLOGIC CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21214	86-0585310

(Commission File Number)	(IRS Employer Identification Number)

1275 West Washington, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (602) 286-5520

Not Applicable

(Former name or former address, if changed since last report)

Item 7. Exhibits

     (c) Exhibits

Exhibit No.	Exhibit Description	Filed Herewith

99.1	Press release dated January 27, 2004	X

Item 9. Regulation FD Disclosure

     OrthoLogic Corp. announced on January 27, 2004 that the Board of Directors has appointed Michael D. Casey to fill a newly-created vacancy on the OrthoLogic Corp. Board of Directors. Mr. Casey has over 30 years of experience in the pharmaceutical industry. With the addition of Mr. Casey, whose term runs until the next Annual Meeting of Stockholders, the total number of OrthoLogic Corp. directors is now seven.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2004	OrthoLogic Corp.

/s/ Thomas Trotter

Thomas Trotter Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release, dated January 27, 2004, issued by OrthoLogic Corp.

Exhibit 99.1

NEWS BULLETIN	RE:	OrthoLogic Corp.

1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520
FROM:		www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	714-734-5000
602-286-5500

ORTHOLOGIC ANNOUNCES APPOINTMENT OF
MICHAEL D. CASEY TO BOARD OF DIRECTORS

Pharmaceutical Industry Veteran Further Strengthens Company’s Board

TEMPE, Ariz., Tuesday, January 27, 2004—OrthoLogic Corp. (Nasdaq: OLGC) announced today that Michael D. Casey has been appointed to fill a newly-created vacancy on the company’s Board of Directors. With the addition of Mr. Casey, whose term runs until the next Annual Meeting of Stockholders, the total number of OrthoLogic directors is now seven.

Mr. Casey, who has over 30 years of experience in the pharmaceutical industry, spent most of his career at Johnson & Johnson, where he served as vice president of sales and marketing of Ortho Pharmaceutical Corp. and president of McNeil Pharmaceuticals. Mr. Casey was most recently president, chief executive officer and chairman of Matrix Pharmaceutical Inc. Prior to joining Matrix, he served as president of two divisions of Schein Pharmaceutical Inc. and president of Genetic Therapy Inc. Casey is a director of Celgene Corp., Bone Care International Inc., and Cholestech Corp.

“We are delighted to welcome Michael Casey to our Board,” said John M. Holliman III, chairman of the Board of Directors of OrthoLogic. “Michael’s extensive experience in the pharmaceutical and biotechnology fields will be a decided asset as OrthoLogic further develops its Chrysalin® Product Platform.”

Mr. Casey stated: “OrthoLogic is a very interesting company with a unique strategy in the rapidly developing orthobiologics sector. I believe that its synthetic peptide, Chrysalin, is a strong candidate in the race to use the body’s own healing processes to bring more cost-effective, less invasive technologies to orthopedic medicine. I look forward to working with the company’s

Board and executive management team as Chrysalin moves through the FDA regulatory process.”

“Michael Casey is an accomplished pharmaceutical and biotechnology executive,” said Thomas R. Trotter, president and chief executive officer of OrthoLogic. “His experience will be invaluable as we continue to develop the Chrysalin Product Platform and evaluate new strategic opportunities for the company’s future growth.”

About OrthoLogic Corp.

OrthoLogic is an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of potential drug products aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508, invented by and licensed from Galveston, Texas-based Chrysalis BioTechnology Inc.

OrthoLogic owns options on all worldwide orthopedic rights to the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These are fracture repair and spine fusion, which are in human clinical trials and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair, respectively, are in the preclinical planning stage, with studies planned to initiate early in 2004.

The company’s vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in the proxy statement for our special stockholders meeting held November 26, 2003 and in our Form 10-K for the fiscal year ended December 31, 2002 and other documents we file with the Securities and Exchange Commission.

# # #

Annex J

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2004

ORTHOLOGIC CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21214	86-0585310

(Commission File Number)	(IRS Employer Identification Number)

1275 West Washington Street, Tempe, Arizona 85281

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 286-5520

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Results of Operations and Financial Condition

On April 29, 2004, OrthoLogic Corp. issued a press release announcing that is has signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held Chrysalis BioTechnology, Inc., based in Galveston, Texas, for up to $34.5 million in cash and stock. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

Exhibit No.	Description
99.1	Press release, dated April 29, 2004, issued by OrthoLogic Corp.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2004	ORTHOLOGIC CORP.

/s/ Thomas Trotter

Thomas Trotter
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release, dated April 29, 2004, issued by OrthoLogic Corp.

Exhibit 99.1

RE: OrthoLogic Corp.

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter President/CEO (602) 286-5500	Lawrence Delaney Jr. (714) 734-5000

ORTHOLOGIC ANNOUNCES AGREEMENT TO
ACQUIRE CHRYSALIS BIOTECHNOLOGY, INC.

Transaction Will Expand OrthoLogic Pipeline to
Complement Orthopedic Product Platform

Tempe, Ariz., Thursday, April 29, 2004-OrthoLogic Corp. (Nasdaq: OLGC) announced today that it has signed a definitive agreement to acquire substantially all of the assets and intellectual property of privately held Chrysalis BioTechnology, Inc. (CBI), based in Galveston, Texas, for up to $34.5 million in cash and stock. The agreement covers exclusive rights to proprietary technology and intellectual property in developing synthetic peptide-based therapeutics for a variety of indications.

The transaction is subject to approval of the CBI stockholders, effectiveness of the registration statement to be filed by OrthoLogic with the Securities and Exchange Commission and other customary closing conditions. Closing is expected during the third quarter of 2004.

Under the terms of the agreement, OrthoLogic will pay CBI $2.5 million in cash and $25 million in OrthoLogic common stock at closing, and an additional $7.0 million in common stock upon the occurrence of certain future events. The number of shares to be issued at closing will be determined on the basis of the closing market price during the 10 trading days preceding consummation of the transaction, subject to a maximum of 3.7 million shares and a minimum of 3.0 million shares. OrthoLogic currently owns approximately 5% of CBI’s outstanding common stock on a fully diluted basis as part of a prior equity investment.

OrthoLogic currently has, through a license with CBI, the exclusive worldwide rights to develop and market Chrysalin-based products for orthopedic indications. CBI is the holder of all other worldwide rights to develop, manufacture and market Chrysalin-based products, through a license with the University of Texas. Effective upon the closing of the agreement, OrthoLogic will enter into a new license agreement with the University of Texas.

OrthoLogic Announces Agreement to Acquire Chrysalis BioTechnology, Inc.

“We are very pleased to announce this key strategic acquisition,” said Thomas R. Trotter, president and CEO of OrthoLogic. “The transaction significantly broadens the scope of our Chrysalin® Product Platform beyond orthopedics to include rights for all potential Chrysalin products worldwide. We are particularly excited about the preliminary work that CBI has already completed regarding Chrysalin product candidates in oral/maxillofacial bone repair, cardiovascular repair and wound healing. In addition, the potential acquisition also provides us with the following key benefits:

•	elimination of future milestone payments;

•	control of the manufacturing process;

•	control of all potential sub-licensing and potential corporate partnership agreements; and

•	reduction of royalty rates.”

Trotter noted that the acquisition also brings to OrthoLogic important scientific, research, chemistry, manufacturing and product-development expertise, including Dr. Darrell Carney, founder of CBI and Professor at University of Texas Medical Branch in Galveston, and several members of CBI’s technical development team.

Commenting on the acquisition, Dr. Carney said, “We are very excited about joining the OrthoLogic team and look forward to working together to bring about the commercialization of the Chrysalin® Product Platform. We believe that this move by OrthoLogic strengthens its position in the commercial development of products addressing large markets and unmet medical needs.”

Trotter concluded, “We believe this transaction significantly strengthens OrthoLogic’s overall commercial product-development program. We expect the acquisition will initially add only minimal incremental expenses to our current annual operating plan for 2004. Finally, and most importantly, we believe this transaction significantly enhances OrthoLogic’s shareholder value by giving the company a comprehensive worldwide license to exciting technology that has the potential to provide major patient benefits across a broad array of medical indications.”

Investors and holders of CBI securities are strongly advised to read the registration statement and the final prospectus to be filed by OrthoLogic with the SEC and any other relevant documents filed with the SEC, as well as any amendments and supplements to these documents, because they will contain important information. Upon filing, investors and holders of CBI securities may obtain free copies of the registration statement, the final prospectus, and other relevant documents filed with the SEC, at the SEC’s web site at www.sec.gov. The final prospectus and certain other transaction-related documents will be distributed to CBI security holders and may be obtained from OrthoLogic Corp. without charge at the following address: 1275 W. Washington Street, Tempe, AZ 85281; telephone 602-286-5520.

Conference Call Information

A conference call hosted by OrthoLogic management is scheduled for today at 12 p.m. EDT (9 a.m. PDT). To participate, please use the following numbers: 877/297-4509 (domestic) or 973/935-2402 (international). No reservation number is required.

OrthoLogic Announces Agreement to Acquire Chrysalis BioTechnology, Inc.

A replay of this call will be available beginning April 30, 2004 at 12 p.m. EDT until May 6, 2004 at 12 p.m. EDT. To access the replay, dial 877/519-4471 (domestic) or 973/341-3080 (international) and enter the following access code: 4697547. A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About OrthoLogic Corp.

OrthoLogic is currently an orthobiologics drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of potential drug products aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508, licensed from CBI.

OrthoLogic owns options on all worldwide orthopedic rights to the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical planning stage, with studies planned to initiate in 2004.

The company’s vision is to become a worldwide leader in fracture healing, spinal repair and orthopedic soft tissue repair.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003 and other documents we file with the Securities and Exchange Commission.

# # #

EXHIBIT INDEX

TO REGISTRATION STATEMENT (REGISTRATION NO. 333-116153)

Filed
Exhibit No.	Description	Incorporated by Reference to:	Herewith

2.1	Asset Purchase Agreement and Plan of Reorganization by and between OrthoLogic Corp. and Chrysalis Biotechnology, dated April 28, 2004*	Exhibit 2.1 to OrthoLogic’s Registration Statement on Form S-4 filed with the SEC on June 3, 2004 (“June 2004 S-4”)
2.2	Amendment No. 1 to Asset Purchase Agreement and Plan of Reorganization by and between OrthoLogic Corp. and Chrysalis Biotechnology, dated June 1, 2004	Exhibit 2.2 to OrthoLogic’s June 2004 S-4
4.1	Rights Agreement dated as of March 4, 1997, between OrthoLogic and Bank of New York, and Exhibits A, B and C thereto	Exhibit 4.1 to OrthoLogic’s Registration Statement on Form 8-A filed with the SEC on March 6, 1997
4.2	1987 Stock Option Plan of OrthoLogic, as amended and approved by stockholders(1)	Exhibit 4.4 to OrthoLogic’s Form 10-Q for the quarter ended June 30, 1997 (“June 1997 10-Q”)
4.3	1997 Stock Option Plan of OrthoLogic(1)	Exhibit 4.5 to OrthoLogic’s June 1997 10-Q
5.1	Opinion of Quarles & Brady Streich Lang LLP	Exhibit 5.1 to OrthoLogic’s June 2004 S-4
8.1	Opinion of Winstead Sechrest & Minick P.C. regarding certain U.S. federal income tax consequences of the asset purchase	Exhibit 8.1 to OrthoLogic’s Amendment No. 1 to its Form S-4, filed July 13, 2004
10.1	Patent License Agreement between the Board of Regents of The University of Texas System through its component institution The University of Texas Medical Branch at Galveston and Chrysalis Biotechnology, Inc., dated April 27, 2004 and exhibits thereto(2)	Exhibit 10.1 to OrthoLogic’s Amendment No. 1 to its Form S-4, filed July 13, 2004
10.2	Form of Consulting Agreement with Darrell H. Carney, Ph.D.	Exhibit 10.2 to OrthoLogic’s Amendment No. 1 to its Form S-4, filed July 13, 2004
23.1	Consent of Quarles & Brady Streich Lang LLP	Exhibit 5.1 to OrthoLogic’s June 2004 S-4
23.2	Consent of Deloitte & Touche LLP		X
23.3	Consent of Deloitte & Touche LLP		X
24.1	Power of Attorney	Signature page to OrthoLogic’s June 2004 S-4

(1)	Management contract or compensatory plan or arrangement.

(2)	Portions of this agreement and exhibits thereto have been redacted and filed under confidential treatment request with the Securities and Exchange Commission.

*	OrthoLogic Corp. agrees to furnish supplementally a copy of any disclosure schedule section or exhibit to the Asset Purchase Agreement and Plan of Reorganization dated April 28, 2004 omitted from this filing to the Securities and Exchange Commission upon its request.